As filed with the Securities and Exchange Commission on October 6, 2011

Registration No. 333-176794-5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.*

(Exact name of registrants as specified in their organizational documents)

Texas**	98-0581100	1389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John E. Crisp

Chairman, President and Chief Executive Officer

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Clyde Parker, Jr., Esq.

Winstead PC

24 Waterway Avenue, Suite 500

The Woodlands, Texas 77380

(281) 681-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
9% Senior Notes due 2019	$280,000,000	100%	$280,000,000	$32,508
Guarantees of 9% Senior Notes due 2019(3)	—	—	—	—

(1)	Represents the maximum principal amount of 9% Senior Notes due 2019 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	Pursuant to Rule 457(n), no registration fee is required for the guarantees of the notes registered hereby.
(3)	The notes being registered will be guaranteed by all of our existing and future domestic restricted subsidiaries.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* Includes domestic subsidiaries set forth in the table below guaranteeing the securities being registered hereby, which are also registrants. Information about these additional registrants appears below.

TABLE OF ISSUER AND SUBSIDIARY GUARANTOR REGISTRANTS

(Exact name of Additional Registrant as Specified in its Charter)(1)	(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number
Forbes Energy Services Ltd. (Issuer)	Texas	1389	98-0581100
Forbes Energy Services LLC	Delaware	1389	26-1686176
C.C. Forbes, LLC	Delaware	1389	16-1685695
TX Energy Services, LLC	Delaware	1389	74-2505843
Superior Tubing Testers, LLC	Delaware	1389	20-0905969
Forbes Energy International, LLC	Delaware	1389	26-3536617

(1)	The address for each issuer and subsidiary guarantor registrant is 3000 South Business Highway 281, Alice, Texas, 78332.

** As of August 12, 2011, Forbes Energy Services Ltd. changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation.

PROSPECTUS

$280,000,000

Forbes Energy Services Ltd.

Offer to Exchange

9% Senior Exchange Notes due 2019

with

issuance registered under the Securities Act of 1933

for

9% Senior Initial Notes due 2019

We are an independent oilfield services company that provides a broad range of drilling- and production-related services to oil and natural gas companies to help develop and enhance the production of oil and natural gas. The services we provide are used to help oil and natural gas companies develop and enhance the production of oil and natural gas, and include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletion, and plugging and abandonment. Our principal offices are located at 3000 South Business Highway 281, Alice, Texas 78332.

Terms of The Exchange Offer:

•	On June 7, 2011, we issued $280 million aggregate principal amount of 9% senior notes due 2019, or the initial notes, under our indenture governing such initial notes at par.

•

We are offering to exchange up to $280 million in principal amount of 9% senior notes due 2019, or the exchange notes, for our outstanding initial notes. The issuance of such exchange notes has been registered under the Securities Act of 1933, such notes are tradable without restriction under the federal securities laws and have terms that substantially identical to the initial notes.

•	We will exchange all initial notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on November 8, 2011, unless extended. We do not currently intend to extend the exchange offer.

•	Tenders of initial notes may be withdrawn at any time before the expiration of the exchange offer.

•	The exchange of exchange notes for initial notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

Each broker-dealer that receives notes in connection with this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. If a broker-dealer acquired initial notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus, as supplemented or amended, in connection with resales of exchange notes.

Important Terms of the Exchange Notes Offered Hereby:

Maturity – June 15, 2019.

Interest – The exchange notes have a fixed annual interest rate of 9%, which will be paid every six months on June 15 and December 15, commencing on December 15, 2011.

Guarantees – The exchange notes will be fully and unconditionally guaranteed on a senior basis by each of our existing and certain future domestic restricted subsidiaries.

Ranking – The exchange notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ subordinated indebtedness and equal in right of payment with any of our and the guarantors’ other senior indebtedness. The exchange notes and the guarantees will be effectively subordinated to our and the guarantors’ existing and future secured indebtedness, including indebtedness under a new senior secured credit facility, to the extent of the value of the assets securing that indebtedness.

Optional Redemption – We may redeem the exchange notes in whole or in part on and after June 15, 2015 at the redemption prices described herein plus accrued and unpaid interest and additional interest, if any, at the date of redemption. In addition, we may redeem up to 35% of the aggregate amount of notes originally issued before June 15, 2015 with the proceeds of certain equity offerings. We may also redeem some or all of the exchange notes before June 15, 2015 at a make-whole redemption price as described in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption.

Mandatory Offer to Repurchase – If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the exchange notes.

See the “Description of Notes” section beginning on page 118 for more information about our notes, including the exchange notes to be issued in this exchange offer.

See the “Risk Factors” section beginning on page 15 for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2011.

i

About this Prospectus

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. In making your decision to participate in this exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed after that date.

Unless otherwise indicated, references in this prospectus to “exchange notes” refer to the 9% Senior Notes due 2019 offered by us in this prospectus and issuable in the exchange offer; to “initial notes” refer to those currently outstanding 9% Senior Notes which were originally issued June 7, 2011 and to “notes” refers to both the exchange notes and the initial notes unless stated otherwise herein.

In this prospectus, we use the following shorthand references, unless we state or the context implies otherwise:

■

The “Company,” the “Forbes Group,” “we,” “us” and “our” mean (i) Forbes Energy Services Ltd., or FES Ltd, and its subsidiaries on and after May 29, 2008, which was the effective date of our reorganization under FES Ltd as a parent company; (ii) Forbes Energy Services LLC and its subsidiaries from January 1, 2008, which was the effective date of our reorganization under Forbes Energy Services LLC, to May 28, 2008; (iii) C.C. Forbes, LLC, or CCF, TX Energy Services, LLC, or TES, and Superior Tubing Testers, LLC, or STT, from June 29, 2007, which was the effective date of the conversion of our operating companies from limited partnerships into limited liability companies, to December 31, 2007; and (iv) C.C. Forbes, L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007;

■	“Successor” under “Selected Historical Financial and Operating Information” means the entities described in clauses (i) and (ii) of the preceding bullet; and

■	“Predecessor” under “Selected Historical Financial and Operating Information” means the entities described in clauses (iii) and (iv) of the first bullet above.

From May 29, 2008 until August 12, 2011, FES Ltd was a Bermuda exempt company. On August 12, 2011, FES Ltd discontinued its existence as a Bermuda entity and converted into a Texas corporation, or the Texas Conversion. Both in its capacity as a Bermuda exempt company prior to the Texas Conversion and in its capacity as a Texas corporation after the Texas Conversion, FES Ltd has been and is the holding company for all of our operations. Forbes Energy Services LLC, or FES LLC, a Delaware limited liability company, is our wholly-owned subsidiary that acts as the holding company for our direct and indirect wholly-owned operating companies that have conducted our business historically, TES, CCF and STT.

In connection with the Texas Conversion, FES Ltd effected a 4-to-1 share consolidation, whereby each four shares of common stock of FES Ltd of par value $0.01 per share were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. All references included in this prospectus to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation.

For definitions of additional terms relating to the oil and gas business appearing in this prospectus, see Annex A, “Glossary of Oil and Natural Gas Terms.”

All references to dollars or using the symbol “$” are to U.S. dollars unless otherwise stated.

The market and industry data contained in this prospectus are based either on management’s own estimates, internal company research, surveys and studies conducted by third parties or industry and general publications, and in each case, are believed by our management to be reasonable estimates. We have not independently verified market and industry data from third-party sources. This data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market and industry data. As a result, you should be aware that market and industry data set forth herein, and estimates and beliefs based on such data, may not be reliable.

Forward-Looking Statements

This prospectus and any oral statements made in connection with it include certain forward-looking statements within the meaning of the federal securities laws. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in this prospectus. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and elsewhere in this prospectus. These factors include or relate to the following:

■	supply and demand for oilfield services and industry activity levels;

■	potential for excess capacity;

■	spending by the oil and natural gas industry given the continuing worldwide economic downturn;

■	our level of indebtedness in the current depressed market;

■	possible impairment of our long-lived assets;

■	our ability to maintain stable pricing;

■	competition;

■	substantial capital requirements;

■	significant operating and financial restrictions under our indenture;

■	technological obsolescence of operating equipment;

■	dependence on certain key employees;

■	concentration of customers;

■	substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants;

■	material weaknesses in internal controls over financial reporting;

■	seasonality of oilfield services activity;

■	collection of accounts receivable;

■	environmental and other governmental regulation, including potential climate change legislation;

■	the potential disruption of business activities caused by the physical effects, if any, of climate change;

■	risks inherent in our operations;

■	market response to global demands to curtail use of oil and natural gas;

■	ability to fully integrate future acquisitions;

■	variation from projected operating and financial data;

■	variation from budgeted and projected capital expenditures;

■	volatility of global financial markets;

■	risks associated with our foreign operations; and

■	the other factors discussed under “Risk Factors” starting on page 15 of this prospectus.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this prospectus may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our filings are located in the EDGAR database on that website. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our stock is listed on the Toronto Stock Exchange under the symbol “FRB.” and on the Nasdaq Global Market under the symbol “FES.”

All of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports as well as other filings we make pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 are also available free of charge on our Internet website. The address of our Internet website is www.forbesenergyservices.com. The information contained in such filings and on our website are not incorporated into or made a part of this prospectus. Our SEC filings are available on our website as soon as they are posted to the EDGAR database on the SEC’s website. You may request a copy of this information at no cost by writing or telephoning us at the following address: Attention: Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332, Attn: Investor Relations, phone number (361) 664-0549.

This prospectus contains summaries of the terms of certain agreements that we or our subsidiary guarantors have entered, or will enter, into in connection with this offering or otherwise. The descriptions contained in this prospectus to those agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. You may request a copy of the agreements described herein at no cost by writing or telephoning us at the following address: Attention: Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332, Attn: Chief Financial Officer, phone number (361) 664-0549.

Summary

This prospectus summary highlights selected information from this prospectus to help you understand our business and the terms of the notes. It may not contain all the information that may be important to you. We urge you to read all of this prospectus carefully, including our consolidated financial statements and accompanying notes, before making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus.

Company Overview

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. Our operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with additional locations in: Baxterville and Laurel, Mississippi; Indiana; Pennsylvania; and Poza Rica, Mexico.

We believe that our broad range of services, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

Since our inception in September 2003, we have grown organically from a small South Texas operational base with two well servicing rigs and eight vacuum trucks to a major North American provider of an integrated offering of production and well services. During the period from 2007 to 2009, we successfully executed an organic growth strategy focused on fleet expansion with the construction of new equipment in a segment of the oilfield services industry characterized by competitors with aging fleets. We believe that our modern well servicing rigs and equipment, with an average age of less than four years, significantly differentiate us from our competitors.

We currently provide a wide range of services to a diverse group of companies. Over the year ended December 31, 2010, we provided services to over 1,115 companies. Our blue-chip customer base includes ConocoPhillips Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Shell Oil Company, EOG Resources, Inc., Penn Virginia Corporation and Petróleos Mexicanos, or PEMEX, among others. John E. Crisp and Charles C. Forbes, our senior management team, have cultivated deep and ongoing relationships with our top customers in the U.S. during their average of over 30 years of experience in the oilfield services industry. For the six months ended June 30, 2011, we generated consolidated revenues of approximately $234.0 million.

We currently conduct our operations through the following two business segments:

■

Well Servicing. Our well servicing segment comprised 45.7% of our consolidated revenues for the six months ended June 30, 2011. At June 30, 2011, our well servicing segment utilized our modern fleet of 172 owned or leased well servicing rigs, which included 162 workover rigs and 10 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

■

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.3% of our consolidated revenues for the six months ended June 30, 2011. At June 30, 2011, our fluid logistics and other segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities and related equipment. These assets are used to provide, transport, store and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 66.9% of our consolidated revenues for the six months ended June 30, 2011 were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

The following table summarizes the major components of our equipment fleet at the dates indicated.

	June 30,		December 31,
			Successor-Consolidated			Predecessor-Combined
	2011	2010	2010	2009	2008	2007	2006
Locations	26	27	26	28	27	18	12
Well Servicing Segment
Workover rigs	162	162	162	162	162	95	41
Swabbing rigs	10	9	11	9	8	6	2
Tubing testing units	9	9	9	6	6	6	4
Fluid Logistics and Other Segment
Vacuum trucks (1)	360	288	285	290	294	205	147
High pressure pump trucks	19	19	19	19	19	14	7
Other trucks	61	58	57	57	57	43	25
Frac tanks	1,400	1,368	1,368	1,369	1,370	951	568
Salt water disposal wells	15	17	15	18	14	14	9

(1)	At June 30, 2011, 74 of the vacuum trucks were leased under operating leases.

Industry Overview

Participants in the upstream oil and natural gas industry in the United States generally fall into one of two categories: (i) oil and natural gas companies and (ii) oilfield services companies. Oil and natural gas companies generally explore for, develop and produce oil and natural gas reserves. Oilfield services companies generally provide equipment, products and services to assist oil and natural gas companies in their efforts to explore for, develop and produce oil and natural gas reserves.

The scope of services provided ranges widely among oilfield services companies, with some companies focusing on the provision of limited services in narrow geographic markets and others providing a broader, integrated range of oilfield services within the continental United States and, in some cases, internationally.

Demand for services offered by the oilfield services industry in the continental United States is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the continental United States, which in turn is affected by current and anticipated levels of oil and natural gas demand and prices.

Our Competitive Strengths

We believe that the following competitive strengths position us well within the oilfield services industry:

■

Young and Modern Fleet. We believe we operate one of the youngest and most modern fleets of well servicing rigs among the large well-servicing companies, based on the average age of our well servicing rigs. Approximately 85.5% of our 172 well servicing rigs at June 30, 2011 were built in the last five years. We believe a younger and more modern fleet is more attractive to our customers because newer well servicing rigs require less down time for maintenance and generally are more reliable than older equipment. As part of our strategy, we have undertaken to enhance our design specifications to improve the operational and safety characteristics of our equipment compared with older equipment.

■

Exposure to Revenue Streams Throughout the Life Cycle of the Well. Our maintenance and workover services expose us to demand from our customers throughout the life cycle of a well, from drilling through production and eventual abandonment. Each new well that is drilled provides us a potential multi-year stream of well services revenue, as our customers attempt to maximize and maintain a well’s productivity. Accordingly, demand for our services is generally driven by the total number of producing wells in a region and is generally less volatile than demand for new well drilling services.

■

High Level of Customer Retention with a Blue Chip Customer Base. Our top customers include many of the largest integrated and independent oil and natural gas companies operating onshore in the United States and the government owned energy Company, PEMEX, in Mexico. We believe we have been successful in growing in our existing markets as well as expanding to new markets with existing customers due to the quality of our well servicing rigs, our personnel and our safety record. We believe members of our senior management have maintained excellent working relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. We believe the complementary nature of our two business segments also helps retain customers because of the efficiency we offer a customer that has multiple needs at the wellsite. Notably, 66.9% of our revenues for the six months ended June 30, 2011, were from customers that utilize services of both of our business segments.

■

Industry-Leading Safety Record. For 2010, we had approximately 88% fewer reported incidents than the industry average. We believe our safety record and reputation are critical factors to purchasing and operations managers in their decision-making process. We have a strong safety culture based on our training programs and safety seminars for our employees and customers. For example, for several years, members of our senior management have played an integral part in monthly joint safety training meetings with customer personnel. In addition, our deployment of new well servicing rigs with enhanced safety features has contributed to our strong safety record and reputation.

■

Experienced Senior Management Team and Operations Staff. Our senior management team of John E. Crisp and Charles C. Forbes has over 65 years of combined experience within the oilfield services industry. In addition, our next level of management, which includes our location managers, has an average of approximately 24 years of experience in the industry.

Our Strategy

Our strategy is to continue to do the following:

■

Maintain maximum asset utilization. We constantly monitor asset usage and industry trends in order to maximize utilization. We accomplish this through moving assets from regions with less activity to those with more activity or that are increasing in activity. In the current economic environment, we are focusing on basins that are either predominantly oil or contain natural gas with high liquids content, such as the Eagle Ford basin in South Texas, as we anticipate that these areas will experience substantial growth in the foreseeable future.

■

Focus on Proven and Established Oil and Natural Gas Basins. We focus our operations on customers that operate in well-established basins which have proven production histories and that have maintained a higher level of activity throughout various oil and natural gas pricing environments. We believe that this creates a more stable revenue stream for us as the production-related services we provide our customers are tied more to ongoing production from proven wells and less to exploratory activity that was negatively influenced by the recent precipitous decreases in oil and natural gas prices throughout 2009. Our experience shows that production-related services have generally withstood depressed economic conditions better than exploratory services.

■

Establish and Maintain Leadership Position in Core Operating Areas. Based on our estimates, we believe that we have a significant market share in well servicing and fluid logistics in South Texas. We strive to establish and maintain market leadership positions within all of our core operating areas. To achieve this goal, we maintain close customer relationships and offer high-quality services and modern equipment for our customers. In addition, our significant presence in our core operating areas facilitates employee retention and hiring and brand recognition.

■

Maintain a Disciplined Growth Strategy. Through the third quarter of 2008, we grew our business by following our customers to new locations that were in reasonably close proximity to our existing locations. In 2007, we expanded from our initial presence in the Cotton Valley with a location in Marshall to Kilgore and Carthage, Texas. We have followed the same strategy in the Permian Basin, where we established an initial presence in Ozona and subsequently expanded to San Angelo, Monahans, Odessa and Big Spring, Texas. Also in 2008, we expanded to Mexico, acquiring a presence in the city of Poza Rica. We believe that this growth strategy allows us to create synergies in geographic areas and then permits us to expand profitably from those geographic areas in which we have created a critical mass. During 2009, we severely curtailed our expansion due to the severe downturn in the industry, expanding into only two new locations in Franklin, Texas and Washington, Pennsylvania while closing one location in Denver City, Texas. During 2010, we began to experience an upturn in the industry resulting in higher utilization of our assets. During that period, in response to customer demand, we opened new rig yards in Laurel, Mississippi and Lamesa, Texas as well as moving our Pennsylvania rig yard from Washington, Pennsylvania to Indiana, Pennsylvania. We also closed four yards. We exited North Texas with the closing of our Godley well service yard. We also closed three additional yards and absorbed those assets into existing yards; Edinburg, Texas, Liberty, Texas, and Franklin, Texas. In prior filings, we disclosed that we were working on an agreement for the use of two workover rigs in Colombia. This transaction has been terminated.

Organizational Structure

FES Ltd was initially organized as a Bermuda exempt company on April 9, 2008 to be the holding company for FES LLC and its subsidiaries. On August 12, 2011, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation. FES Ltd, in its current status as a Texas corporation, continues to be the holding company for FES LLC. FES LLC is a Delaware limited liability company and the current direct holding company for our operating entities. We operate primarily through the following four subsidiaries, which are all Delaware limited liability companies directly owned by FES LLC: TX Energy Services, LLC; C.C. Forbes, LLC; Forbes Energy International, LLC; and Superior Tubing Testers, LLC. Forbes Energy International, LLC was formed to be the primary holder of the equity securities of Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L de C. V., Mexican limited liability companies that were originally formed to hold our Mexican operations. Subsequently, Mexican operations were moved to the Mexican branch of FES Ltd. FES LLC also holds the equity securities of our Forbes Energy Capital Inc., a Delaware corporation created solely to be a co-issuer of our 11% senior secured notes and was also the co-issuer of our floating rate notes, all of which have been repurchased as described below under “—Recent Developments—Transactions.” The following chart graphically illustrates our current structure:

*	Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services Mexico Servicios de Personal, S. de C.V. are each 99.99% owned by Forbes Energy International, LLC and 0.01% owned by Forbes Energy Services LLC.

Our headquarters and executive offices are located at 3000 South Business Highway 281, Alice, Texas 78332. We can be reached by telephone at (361) 664-0549. We maintain a website at www.forbesenergyservices.com. The information contained on, or accessible through, our website is not part of this prospectus.

Recent Developments

Transactions

In connection with the offering of the initial notes, on June 7, 2011, we completed a tender offer to purchase for cash $192,145,000 aggregate principal amount of the outstanding 11% senior secured notes due 2015, or the

Second Priority Notes, issued by two of our subsidiaries, FES LLC and Forbes Energy Capital Inc., and guaranteed by FES Ltd and all of our other domestic subsidiaries. In connection with this tender offer, we received consents from holders of the Second Priority Notes in an amount sufficient to effect certain amendments to the indenture governing the Second Priority Notes to remove most of the restrictive covenants and certain events of default and to modify the terms of any intercreditor agreement applicable to the Second Priority Notes. Subsequently, on July 27, 2011, we redeemed the remaining $355,000 aggregate principal amount outstanding of the Second Priority Notes. On June 7, 2011, we also completed the repurchase and cancellation of all of the outstanding First Lien Floating Rate Notes due 2014, or the First Priority Notes, issued by FES LLC and Forbes Energy Capital Inc. and guaranteed by FES Ltd and all of our domestic subsidiaries.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common stock, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32 per share. All eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 670,000 shares of common stock were cancelled and new options to purchase 482,400 shares of common stock were issued.

On September 9, 2011, we entered into a loan and security agreement with certain lenders and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial credit of $75 million, subject to borrowing base availability. This credit facility is described in more detail in the “Description of Certain Indebtedness” on page 116.

Share Consolidation and Texas Conversion

On August 12, 2011, FES Ltd completed a four-to-one consolidation of its common stock, whereby each four shares of common stock of FES Ltd of par value $0.01 per share were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. No fractional shares of common stock were issued as a result of the Share Consolidation. In lieu of such issuance, the Company, through American Stock Transfer & Trust Company, LLC, who is acting as the Company’s exchange agent for the Share Consolidation and Texas Conversion, has paid or will pay holders of such fractional interests cash based on the market price immediately prior to the Share Consolidation. As a result of the Share Consolidation, eight shares of common stock, on a post-consolidation basis, were eliminated. Immediately thereafter, on the same day, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation, or the Texas Conversion. The exchange of shares associated with the Share Consolidation and Texas Conversion was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-170741), which was declared effective on August 11, 2011.

In connection with the Share Consolidation and Texas Conversion, the common equity of FES Ltd began trading on the NASDAQ Global Market on August 16, 2011 under the symbol “FES.” The common equity of FES Ltd also continues to trade on the Toronto Stock Exchange under the symbol “FRB.”

SUMMARY OF THE EXCHANGE OFFER

In connection with the offering of the initial notes, we entered into a registration rights agreement with the initial purchaser in the offering of initial notes in which we agreed to complete an exchange offer within 30 business days after the effectiveness of the registration statement we agreed to file to register the issuance of the exchange notes, offering holders of initial notes the opportunity to exchange their initial notes for exchange notes in a registered exchange offer under the Securities Act. Holders of initial notes should read the discussion under the heading “Exchange Offer” beginning on page 33 and “Description of Notes” beginning on page 118 for further information regarding the exchange notes and resales of the exchange notes.

Exchange Offer	We are offering exchange notes in exchange for initial notes. Initial notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will exchange for all outstanding initial notes the exchange notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

Expiration Time and Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 8, 2011, unless we decide to extend it. No extension will continue beyond November 10, 2011.

Condition to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. A minimum aggregate principal amount of outstanding initial notes being tendered is not a condition to the exchange offer.

Procedures for Tendering Initial Notes

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, or DTC, for tendering the initial notes. These automated tender offer program procedures require that the exchange agent receive, prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program and that DTC confirm that:

•    DTC has received your instructions to exchange your initial notes, and

•    you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your initial notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” beginning on page 35, and “—Procedures for Tendering” beginning on page 37.

Resale of Exchange Notes

Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•    the exchange notes are being acquired in the ordinary course of business,

•    you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

•    you are not our affiliate, and

•    you are not a broker-dealer tendering outstanding initial notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding initial notes, where the outstanding initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” beginning on page 167.

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, but you must follow the withdrawal procedures described in “Exchange Offer—Withdrawal of Tenders” beginning on page 38.

Acceptance and Delivery	If you fulfill all conditions required for proper acceptance of initial notes, we will accept all initial notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return to you without expense any initial note that we do not accept for exchange, or with respect to which all conditions for acceptance have not been met, as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the initial notes for exchange.

Fees and Expenses	We will bear all expenses incident to the exchange offer.

Use of Proceeds	We will not receive any proceeds for the issuance of the exchange notes. We have filed the exchange offer registration statement to meet our obligation under the registration rights agreement.

Failure to Exchange	If you do not exchange your initial notes in this exchange offer, you will no longer be able to require us to register the initial notes under the Securities Act, except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless we have registered the initial notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of or in a transaction not subject to the Securities Act.

Tax Considerations	The exchange of exchange notes for initial notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

By Registered and Certified Mail:

Wells Fargo Bank , N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

By Overnight Courier or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

6th & Marquette Avenue

Minneapolis, MN 55479

By Hand Delivery:

Wells Fargo Bank, N.A.

Corporate Trust Services

608 2nd Avenue South

Northstar East Building - 12th Floor

Minneapolis, MN 55402

By Facsimile Transmission:

(612) 667-6282

or

By Telephone:

(800) 344-5128, Option 0.

The Offering

The exchange notes will be substantially identical to the initial notes except that the issuance of the exchange notes will be registered under the Securities Act and the exchange notes will not have restrictions on transfer under the Securities Act, registration rights or provisions for payment of additional interest. The exchange notes will evidence the same debt as the initial notes, and the same indenture that governs the initial notes will govern the exchange notes offered by this prospectus.

Issuer	Forbes Energy Services Ltd., a Texas corporation, formerly a Bermuda exempt company prior to the Texas Conversion as discussed on page 6.

Exchange Notes Offered	$280,000,000 aggregate principal amount of 9% Senior Notes due 2019.

Maturity Date	The exchange notes will mature on June 15, 2019.

Interest	The exchange notes will bear interest from the date of issuance of the initial notes at the rate of 9% per year. Interest on the exchange notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of our existing and future wholly-owned domestic restricted subsidiaries (excluding immaterial subsidiaries, which includes Forbes Energy Capital Inc.). See “Description of Notes—Brief Description of the Exchange Notes and the Note Guarantees—The Note Guarantees” beginning of page 118.

As of and for the six months ended June 30, 2011, our foreign subsidiaries and Forbes Energy Capital Inc., which will not guarantee the exchange notes, represented a minimal amount of our total assets, total liabilities or total revenue.

Ranking	The exchange notes will be our and the guarantors’ senior unsecured obligations and will:

■    rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

■    rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

■    be effectively subordinated to any of our and the guarantors’ existing and future secured indebtedness, including the obligations under our new credit facility discussed further below in “Description of Certain Indebtedness” beginning on page 116, to the extent of the value of the assets securing such debt; and

■    be effectively subordinated to the liabilities (including trade payables) and any preferred equity of each of our subsidiaries that does not guarantee the exchange notes, including our foreign subsidiaries.

As of June 30, 2011, we and the guarantors, on a consolidated basis, had approximately $285.3 million of outstanding indebtedness, most of which is not secured. On September 9, 2011, we entered into a new $75.0 million senior secured credit facility, which is described in the section “Description of Certain Indebtedness” beginning on page 116.

Optional Redemption	On or after June 15, 2015, we will have the right to redeem all or a part of the exchange notes at redemption prices that decrease over time, plus accrued and unpaid interest and additional interest, if any, to the redemption date as set forth under “Description of Notes—Optional Redemption” beginning on page 121.

Prior to June 15, 2015, we may redeem up to 35% of the aggregate principal amount of the notes originally issued at a price equal to 109% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date with the proceeds of certain equity offerings; provided that, following such redemption, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding.

In addition, prior to June 15, 2015, we may redeem all or part of the exchange notes at a price equal to 100% of the principal amount plus a specified make-whole premium described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date.

Change of Control Offer	If a change of control (as defined in the indenture governing the notes) occurs, each holder of exchange notes will have the right to require us to repurchase all or any part of their exchange notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

Asset Sale Proceeds	We and our restricted subsidiaries will be restricted in making asset sales. If we or any of our restricted subsidiaries engage in certain asset sales, within 365 days of such sale, we generally must repay the debt under any credit facility, invest the net cash proceeds from such sales in our business, or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds at a purchase price equal to 100% of the principal amount of each exchange note, plus accrued and unpaid interest and additional interest, if any, to the purchase date.

Certain Covenants	The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to, among other things:

■ pay dividends, redeem subordinated indebtedness or make other restricted payments;

■ incur or guarantee additional indebtedness or issue preferred stock; ■ create or incur liens;

■    incur dividend or other payment restrictions affecting restricted subsidiaries;

■    consummate a merger, consolidation or sale of all or substantially all of our assets;

■    enter into transactions with affiliates;

■    transfer or sell assets;

■    engage in business other than our current business and reasonably related extensions thereof;

■    designate subsidiaries as unrestricted subsidiaries; or

■    issue capital stock of certain subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants” beginning of page 125.

Market for the Exchange Notes	The exchange notes will be transferable without restriction under U.S. federal securities laws, but we can provide no assurance that an active or liquid market will develop or continue for the exchange notes.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors,” beginning on page 15.

Summary Historical Financial Information

The statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2008 has been derived from our audited consolidated financial statements not included in this prospectus. The statement of operations data for the six months ended June 30, 2011 and 2010, the balance sheet data as of June 30, 2011 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All references in the table below to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below has been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States and should be read with our financial statements, including notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 44 of this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
	(unaudited)	(unaudited)
Statement of Operation Data:
Revenues:
Well servicing	$106,987	$70,674	$155,273	$106,097		$189,980
Fluid logistics and other	127,030	76,634	178,797	109,823		170,949

Total revenues	234,017	147,308	334,070	215,920		360,929

Expenses:
Well servicing	84,926	57,360	123,333	96,826		128,614
Fluid logistics and other	92,913	60,292	138,079	87,263		117,940
General and administrative	19,824	12,212	23,373	21,229		17,700
Depreciation and amortization	20,112	19,838	39,960	39,472		33,724
Goodwill impairment	—	—	—	—		4,364

Total expenses	217,776	149,701	324,744	244,790		302,342

Operating income (loss)	16,241	(2,394)	9,326	(28,870)		58,587
Other income (expense):
Interest income	39	99	119	15		6
Interest expense	(13,758)	(13,842)	(27,273)	(26,934)		(25,798)
Gain (loss) on early extinguishment of debt	(35,415)	19	19	1,422		—
Other income (expense), net	69	(108)	(2)	1,314		32

Income (loss) before taxes	(32,824)	(16,226)	(17,811)	(54,475)		32,827
Income tax expense (benefit) (1)	(10,034)	(5,813)	(6,501)	(25,144)		62,574

Net loss	(22,790)	(10,413)	(11,310)	(29,331)		(29,748)
Preferred stock dividends	202	(64)	(1,041)	—		—

Net loss attributable to common shareholders	$(22,588)	$(10,477)	$(12,351)	$(29,331)		$(29,748)

Income (loss) per share
Basic and diluted	$(1.08)	$(0.50)	$(0.59)	$(1.87)		$(2.59)
Pro forma information giving effect to the Bermuda Reorganization(2)					$
Net income						$20,681
Basic and diluted weighted average common shares						13,999
Basic and diluted earnings per share						$1.48

(1)

On May 29, 2008, in connection with our reorganization under FES Ltd., the Forbes Group became a taxable entity, which resulted in $52.8 million of income tax expense that was recorded as a one-time, deferred income tax charge to recognize the conversion to a taxable entity. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only tax obligations of the entities were the Texas margin tax, which was applicable after June 29, 2007.

(2)

The unaudited pro forma net income and net income per share gives effect to the reorganization in which FES Ltd, a Bermuda exempt company became the direct parent of FES LLC and, as a result, the indirect parent of the operating subsidiaries, or the Bermuda Reorganization. Pursuant to the Bermuda Reorganization we changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Canadian initial public offering and simultaneous U.S. private placement on May 29, 2008, and an assumed effective tax rate of between 35% and 37%, as though the Bermuda Reorganization and Canadian initial public offering had occurred on January 1, 2008.

	Six Months Ended June 30,	Year Ended December 31,
	2011	2010	2009	2008
Operating Data:
Well servicing rigs (end of period)	172	173	171	170
Rig hours	224,000	377,073	273,395	378,657
Heavy trucks (end of period) (1)	440	361	366	370
Trucking hours	680,842	1,135,227	863,506	1,115,593
Salt water disposal wells (end of period)	15	15	18	14
Locations (end of period)	26	26	28	27
Frac tanks (end of period)	1,400	1,368	1,369	1,370

(1)	Includes vacuum trucks, high pressure pump trucks and other heavy trucks.

	As of June 30,	As of December 31,
	2011	2010	2009	2008
Balance Sheet Data:	(unaudited)	(Dollars in Thousands)
Cash and cash equivalents	$34,919	$30,458	$28,425	$23,469
Property and equipment, net	281,583	274,231	308,560	330,951
Total assets	502,338	451,830	457,432	482,801
Total debt (including current portion and notes payable-related party)	285,334	219,379	226,898	212,190
Total liabilities	372,761	299,764	310,925	324,383
Temporary equity-preferred stock	14,456	15,270	—	—
Total shareholders’ equity	115,121	136,795	146,507	158,418

Risk Factors

An investment in the exchange notes involves a high degree of risk. You should carefully consider the following risks, in addition to the other information and data contained in this prospectus, in deciding whether to invest in the exchange notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or the value of the exchange notes. We cannot assure you that any of the events discussed in the risk factors below will not occur. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities, including the notes, could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

The industry in which we operate is highly volatile, and there can be no assurance that demand for our services will continue to improve from previous depressed levels.

The demand, pricing and terms for oilfield services in our existing or future service areas largely depend upon the level of exploration and development activity for both crude oil and natural gas in the United States. Oil and natural gas industry conditions are influenced by numerous factors over which we have no control, including oil and natural gas prices, expectations about future oil and natural gas prices, levels of consumer demand, the cost of exploring for, producing and delivering oil and natural gas, the expected rates of current production, the discovery rates of new oil and natural gas reserves, available pipeline and other oil and natural gas transportation capacity, weather conditions, political, regulatory and economic conditions, and the ability of oil and natural gas companies to raise equity capital or debt financing.

In the fourth quarter of 2008 and during 2009, the level of activity in the oil and natural gas industry in the United States experienced a severe downturn. The industry decline resulted in the reduction of oil and natural gas prices. Although oil prices and utilization trends improved during 2010, there can be no assurance that depressed natural gas prices will improve or that the current improving trend in oil prices or our utilization will continue. We expect that a continuation of the recent severe reduction in natural gas prices or a reduction in oil prices would have a negative effect on oil and natural gas production levels and therefore affect the demand for drilling and well services by oil and natural gas companies. Any addition to, or elimination or curtailment of, government incentives for companies involved in the exploration for and production of oil and natural gas could have a significant effect on the oilfield services industry in the United States. Lower oil and natural gas prices could also cause our customers to seek to terminate, renegotiate or fail to honor our services contracts. It could affect the fair market value of our equipment fleet which, under specific circumstances, in turn could trigger a write down of our assets for accounting purposes. Lower oil and natural gas prices could also affect our ability to retain skilled oilfield services personnel and our ability to obtain access to capital to fund and grow our business. A reversal in the current trend of improving industry activity and pricing at current levels could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be adversely affected by uncertainty in the global financial markets and the continuing worldwide economic downturn.

Our future results may be impacted by the continuing worldwide economic downturn, continued volatility or deterioration in the debt and equity capital markets, inflation, deflation or other adverse economic conditions that may negatively affect us or parties with whom we do business resulting in their non-payment or inability to perform obligations owed to us such as the failure of customers to honor their commitments or the failure of major suppliers to complete orders. Additionally, credit market conditions may change slowing our collection efforts as customers may experience increased difficulty in obtaining requisite financing, potentially leading to lost revenue and higher than normal accounts receivable. This could result in greater expense associated with collection efforts and increased bad debt expense.

The current global economic environment may adversely impact our ability to issue additional debt. A continuation of the economic uncertainty may cause institutional investors to respond to their customers by increasing interest rates, enacting tighter lending standards or refusing to refinance existing debt upon its maturity or on terms similar to the expiring debt. Even with the net proceeds of the December 2009 common equity offering, our May 2010 preferred stock offering, the offering of the initial notes and availability under our new credit facility, we may require additional capital in the future. However, due to the above listed factors, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms.

Our business depends on domestic spending by the oil and natural gas industry, and this spending and our business may be adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Current low natural gas prices, a decline in oil prices and global economic uncertainty may reduce the availability of capital for operating and capital expenditures and may curtail spending thereby reducing demand for our services and equipment.

Industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil and natural gas producing countries and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by some of our customers. Any such reduction may cause a decline in the demand for our services or adversely affect the price of our services. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for us to service declines.

During 2009, adverse changes in capital markets caused a number of oil and natural gas producers to announce reductions in capital budgets for future periods. In the fourth quarter of 2009 and in 2010, several of these producers announced increased capital budgets relative to their lows in mid-2009. Even so, limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to limit capital budgets in the future even if commodity prices reach high levels.

These same economic factors impact our customers’ ability to pay amounts due to us on a timely basis. During 2009, this impacted a significant number of our customers resulting in several million dollars in uncollectable accounts receivable. While the severity of the negative financial impact of the industry downturn has subsided, there can be no assurances that another slowdown or downturn may not occur creating additional significant levels of uncollectable accounts receivable.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of June 30, 2011, our long-term debt, including current portions, was $285.3 million. On September 9, 2011, we entered into a new credit facility which provides us initially with $75.0 million of available borrowing capacity. In the event the current industry upward trend reverses and we experience a decline in activity as we experienced in 2009, our level of indebtedness may adversely affect operations and limit our growth. Our level of indebtedness may affect our operations in several ways, including the following:

■	by increasing our vulnerability to general adverse economic and industry conditions;

■

due to the fact that the covenants that are contained in the indenture governing the notes and our new credit facility, limit our ability to borrow funds, dispose of assets, pay dividends, make certain investments and make certain capital expenditures;

■

due to the fact that any failure to comply with the covenants in the indenture governing the notes and our new credit facility (including failure to make the required interest payments) could result in an event of default, which could result in some or all of our indebtedness becoming immediately due and payable; and

■	due to the fact that our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.

These restrictions could have a material adverse effect on our business, financial position, results of operations and cash flows and the ability to satisfy the obligations under our indenture governing the notes and agreements governing our other indebtedness. Further, due to cross-default provisions in the indenture governing the notes, a default and acceleration of outstanding debt under one debt agreement could result in the default and possible acceleration of outstanding debt under our other debt agreements. Accordingly, an event of default could result in all or a portion of our outstanding debt under our indenture and agreements governing any of our other indebtedness becoming immediately due and payable. If this occurred, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously, which might even force us to seek bankruptcy protection.

Impairment of our long-term assets may adversely impact our financial position and results of operations.

We evaluate our long-term assets including property, equipment, and identifiable intangible assets in accordance with generally accepted accounting principles in the United States. We use estimated future cash flows in assessing recoverability of our long-lived assets. Our cash flow projections are based on our current estimates and judgmental assessments. We perform this assessment whenever facts and circumstances indicate that the carrying value of our net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” Based on our evaluation for the year ended December 31, 2010, no impairment was recorded.

We may be unable to maintain pricing on our core services.

As a result of pressures stemming from deteriorating market conditions and falling commodity prices, we entered 2009 with rapidly dropping pricing. Although pricing has increased in 2010 and the first six months of 2011, there can be no assurances that we can maintain these increases in the event of an industry decline such as the one experienced in 2009. We have and will likely continue to face pricing pressure from our customers and our competitors. The inability to maintain prices at the current levels would have a material negative impact on our financial position, results of operations and cash flows.

Industry capacity may adversely affect our business.

As a result of the worldwide economic downturn and decline in U.S. onshore exploration and production activities experienced in 2008 and 2009, and in spite of the improving conditions experienced in 2010 and so far in 2011, demand in the industry is much lower than in the past which also means that neither we nor our competitors are fully utilizing significant portions of our respective rig fleets and related equipment. Lower utilization of our fleet has led to reduced pricing for our services from historical levels. Capacity that exceeds current demand in the industry has further exacerbated the pricing pressure for our services. In light of such conditions, the excess capacity could cause us to experience continued pressure on the pricing for our services and our utilization. This could have a material negative impact on our financial position, results of operations and cash flows.

The industry in which we operate is highly competitive.

The oilfield services industry is highly competitive and we compete with a substantial number of companies, some of which have greater technical and financial resources than we have. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services Inc. and Nabors Industries Ltd. Our ability to generate revenues and earnings depends primarily upon our ability to win bids in competitive bidding processes and to perform awarded projects within estimated times and costs. There can be no assurance that competitors will not substantially increase the resources devoted to the development and marketing of products and services that compete with ours, or that new or existing competitors will not enter the various markets in which we are active. In certain aspects of our business, we also compete with a number of small and medium-sized companies that, like us, have certain competitive advantages such as low overhead costs and specialized regional strengths. In addition, reduced levels of activity in the oil and natural gas industry could intensify competition and the pressure on competitive pricing and may result in lower revenues or margins to us.

We are subject to the risk of technological obsolescence.

We anticipate that our ability to maintain our current business and win new business will depend upon continuous improvements in operating equipment, among other things. There can be no assurance that we will be successful in our efforts in this regard or that we will have the resources available to continue to support this need to have our equipment remain technologically up to date and competitive. Our failure to do so could have a material adverse effect on us. No assurances can be given that competitors will not achieve technological advantages over us.

We are highly dependent on certain of our officers and key employees.

Our success is dependent upon our key management, technical and field personnel, especially John E. Crisp, our President and Chief Executive Officer, and Charles C. Forbes, our Executive Vice President and Chief Operating Officer. Any loss of the services of either one of these officers or a sufficient number of other employees could have a material adverse effect on our business and operations. Our ability to expand our services is dependent upon our ability to attract and retain additional qualified employees. The ability to secure the services of additional personnel may be constrained in times of strong industry activity.

Our customer base is concentrated within the oil and natural gas production industry and loss of a significant customer could cause our revenue to decline substantially.

We served in excess of 1,115 customers for the year ended December 31, 2010. For the years ended December 31, 2010 and 2009, our largest customer comprised approximately 13.7% and 11.7%, respectively, of our consolidated revenues, our five largest customers comprised approximately 35.9% and 37.7%, respectively, of our consolidated revenues, and our top ten customers comprised approximately 51.9% and 49.8%, respectively, of our consolidated revenues. These customers currently represent a large portion of our consolidated revenues. The loss of our top customer or of several of our top customers would adversely affect our revenues and results of operations. We may be able to replace customers lost with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner, with the same margins or at all.

We expect that we will continue to incur significant costs as a result of being obligated to comply with Securities Exchange Act reporting requirements, the Sarbanes-Oxley Act, Canadian reporting requirements and indenture and new credit facility covenants and that our management will be required to devote substantial time to compliance matters.

Under the indenture governing the notes, we will be required to comply with several covenants, including requirements to deliver certain opinions and certificates, and file reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the Securities and Exchange Commission, or the SEC. In connection with the Texas Conversion, we registered the class of common stock of FES Ltd, in its capacity as a Texas corporation, under Section 12 of the Exchange Act. As a result of this we are now under increased reporting requirements under the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002, and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including the establishment and maintenance of effective disclosure controls and procedures, internal controls and corporate governance practices. We are also required to comply with the rules and regulations applicable to public companies in Canada and to file reports with the Canadian securities administrators. Accordingly, we expect to continue to incur significant legal, accounting and other expenses. We anticipate that our management and other personnel will continue to devote a substantial amount of time and resources to comply with these requirements.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. We have performed and will perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Our historical testing has, and our future testing may, reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or significant deficiencies in addition to the one discussed below that was revealed in our most recent evaluation. We expect to continue to incur significant expense and devote substantial management effort toward ensuring compliance in particular with Section 404. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, if we identify or our independent registered public accounting firm identifies possible future deficiencies in our internal controls in addition to the one discussed below that are deemed to be material weaknesses or if we fail to adequately address existing and future deficiencies, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

We face several risks relating to a material weakness and significant deficiencies in our internal control over financial reporting.

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2010, we identified control deficiencies that constitute a material weakness in the design and operation of our internal control over financial reporting. The following material weakness was present at December 31, 2010: We did not design or maintain effective controls over the billing process to ensure timely recognition of revenue. Specifically, we identified field tickets, which represented completed but unbilled revenue that had not been entered resulting in a post-closing adjustment.

This control deficiency could result in a future material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, we have determined that the above control deficiency represents a material weakness. In addition, we have identified certain significant deficiencies that are not considered material weaknesses, including our method of evidencing certain support for related party transactions.

Internal control deficiencies could cause investors to lose confidence in our reported financial information. In addition, even if we are successful in strengthening our controls and procedures, our controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements. We can give no assurance that the measures we have taken to date, or any future measures we may take, will remediate the material weakness identified or that any additional material weaknesses and significant deficiencies or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Remediation” on page 49 of this prospectus for a description of certain measures we have undertaken to remediate our material weakness and significant deficiencies.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered into a significant number of transactions with related parties. The details of certain of these transactions are set forth in the section “Transactions with Related Persons” on page 109. Related party transactions create the possibility of conflicts of interest with regard to our management. Such a conflict could cause an individual in our management to seek to advance his or her economic interests above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. Our board of directors regularly reviews these transactions and, as previously required under the indentures governing the Second Priority Notes and the First Priority Notes and as currently required by the indenture governing the notes, obtains the approval of our disinterested board members when such a transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million. Notwithstanding this, it is possible that a conflict of interest could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods.

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and therefore has a negative impact on total hours worked. Finally, we historically have experienced significant slowdown during the Thanksgiving and Christmas holiday seasons.

We rely heavily on our suppliers and do not maintain written agreements with any such suppliers.

Our ability to compete and grow will be dependent on our access to equipment, including well servicing rigs, parts and components, among other things, at a reasonable cost and in a timely manner. We do not maintain written agreements with any of our suppliers (other than operating leases for certain equipment), and we are, therefore, dependent on the relationships we maintain with them. Failure of suppliers to deliver such equipment, parts and components at a reasonable cost and in a timely manner would be detrimental to our ability to maintain existing customers and obtain new customers. No assurance can be given that we will be successful in maintaining our required supply of such items.

We rely heavily on two suppliers, Agri-Empresa, Inc. and Tetra Technologies, Inc., for potassium chloride, a principal raw material that is critical for our operations. While the materials are generally available, if we were to have a problem sourcing raw materials or transporting these materials from one of these two vendors, our ability to provide some of our services could be limited. Alternate suppliers exist for all other raw materials. The source and supply of materials has been consistent in the past, however, in periods of high industry activity, periodic shortages of certain materials have been experienced and costs have been affected. We do not have contracts with, but we do maintain relationships with, a number of suppliers in an attempt to mitigate this risk. However, if current or future suppliers are unable to provide the necessary raw materials, or otherwise fail to deliver products in the quantities required, any resulting delays in the provision of services to our customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We do not maintain written agreements with respect to some of our salt water disposal wells.

Our ability to continue to provide well maintenance services depends on our continued access to salt water disposal wells. Several of our currently active salt water disposal wells are not subject to written operating agreements or are located on the premises of third parties who have not entered into a written lease with us. We do not maintain written surface leases or right of way agreements with these third parties and we are, therefore, dependent on the relationships we maintain with them. Failure to maintain relationships with these third parties could impair our ability to access and maintain the applicable salt water disposal wells and any well servicing equipment located on their property. If that occurred, we would increase the levels of fluid injection at our remaining salt water disposal wells. However, our permits to inject fluid into the salt water disposal wells is subject to maximum pressure limitations and if multiple salt water disposal wells became unavailable, this might adversely impact our operations.

We extend credit to our customers which presents a risk of non-payment.

A substantial portion of our accounts receivable are with customers involved in the oil and natural gas industry, whose revenues may be affected by fluctuations in oil and natural gas prices. Collection of these receivables could be influenced by economic factors affecting this industry. We do not have significant exposure to any individual customer other than our top customer, PEMEX, which accounted for approximately 13.7% and 11.7% (or $45.9 million and $25.1 million) of our revenues for the year ended December 31, 2010 and 2009, respectively. The remaining top five customers are all U.S. customers and amounted to 22.2% and 26.0% of our revenues for the year ended December 31, 2010 and 2009, respectively.

Due to the nature of our business, we may be subject to environmental liability.

Our business operations and ownership of real property are subject to numerous United States and Mexican federal, state and local environmental and health and safety laws and regulations, including those relating to emissions to air, discharges to water, treatment, storage and disposal of regulated materials, and remediation of soil and groundwater contamination. The nature of our business, including operations at our current and former facilities by prior owners, lessors or operators, exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and disposal of materials that can cause contamination or personal injury if released into the environment. Environmental laws and regulations may have a significant effect on the costs of transportation and storage of raw materials as well as the costs of the transportation, treatment, storage and disposal of wastes. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, we may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs, or experience interruptions in our operations for violations or liabilities arising under these laws and regulations. Although we may have the benefit of insurance maintained by our customers or by other third parties or by us, such insurances may not cover every expense. Further, we may become liable for damages against which we cannot adequately insure or against which we may elect not to insure because of high costs or other reasons.

Our customers are subject to similar environmental laws and regulations, as well as limits on emissions to the air and discharges into surface and sub-surface waters. Although regulatory developments that may occur in subsequent years could have the effect of reducing industry activity, we cannot predict the nature of any new restrictions or regulations that may be imposed. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for our services.

The U.S. Congress has been considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the Environmental Protection Agency, or the EPA, would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions permitting such sources to continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to increase significantly over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate began work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when and if the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. These findings allow the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA issued regulations that expanded reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. Reporting requirements under these new regulations are mandatory beginning in 2012 for emissions occurring in 2011.

The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain.

Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Significant physical effects of climatic change, if they should occur, have the potential to damage oil and natural gas facilities, disrupt production activities and could cause us or our customers to incur significant costs in preparing for or responding to those effects.

In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If any such effects were to occur, they could have an adverse effect on our assets and operations or the assets and operations of our customers. We may not be able to recover through insurance some or any of the damages, losses or costs that may result should the potential physical effects of climate change occur. Unrecovered damages and losses incurred by our customers could result in decreased demand for our services.

Increasing trucking regulations may increase our costs and negatively affect our results of operations.

In connection with the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation, which we refer to as the U.S. DOT, and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations and changes in the regulations that govern the amount of time a driver may drive in any specific period, onboard black box recorder devices, or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, that may increase our costs or adversely affect the recruitment of drivers. Management cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

We are subject to extensive additional governmental regulation.

In addition to environmental and trucking regulations, our operations are subject to a variety of other U.S. and Mexico federal, state and local laws, regulations and guidelines, including laws and regulations relating to health and safety, the conduct of operations, and the manufacture, management, transportation, storage and disposal of certain materials used in our operations. Also, we may become subject to such regulation in any new jurisdiction in which we may operate. We believe that we are in compliance with such laws, regulations and guidelines. Although we continue to enhance our infrastructure, we have invested financial and managerial resources to comply with applicable laws, regulations and guidelines and expect to continue to do so in the future. Although regulatory expenditures have not, historically, been material to us, such laws, regulations and guidelines are subject to change. Accordingly, it is impossible for us to predict the cost or effect of such laws, regulations or guidelines on our future operations.

Our ability to use net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code.

As of December 31, 2010, we had U.S. federal tax net operating loss carryforwards of approximately $84.2 million. Generally, net operating loss, or NOL, carryforwards may be used to offset future taxable income and thereby reduce or eliminate U.S. federal income taxes. If we were to experience a change in ownership within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, however, our ability to utilize our NOLs might be significantly limited or possibly eliminated. A change of ownership under Section 382 is defined as a cumulative change of 50% or more in the ownership positions of certain of our stockholders over a three-year period.

Based on our review of the issue, we do not believe that we have experienced an ownership change under Section 382 of the Code. However, the issuance of additional equity in the future may result in an ownership change pursuant to Section 382 of the Code. In addition, an ownership change under Section 382 could be caused by circumstances beyond our control, such as market purchases of our stock. Thus, there can be no assurance that we will not experience an ownership change that would limit our application of our net operating loss carryforwards in calculating future federal tax liabilities.

Our operations are inherently risky, and insurance may not always be available in amounts sufficient to fully protect us.

We have an insurance and risk management program in place to protect our assets, operations and employees. We also have programs in place to address compliance with current safety and regulatory standards. However, our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures, accidents and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and company assets between locations. These risks and hazards could expose us to substantial liability for personal injury, loss of life, business interruption, property damage or destruction, pollution and other environmental damages.

Although we have obtained insurance against certain of these risks, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

The market for oil and natural gas may be adversely affected by global demands to curtail use of such fuels.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and energy generation devices could reduce the demand for oil and other liquid hydrocarbons. We cannot predict the effect of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our international operations could be adversely affected by war, civil disturbance, or political or economic turmoil, fluctuation in currency exchange rates and local import and export controls.

In late 2008, we began operations in Mexico. We may continue to grow our business in Mexico or other foreign jurisdictions. Foreign operations are subject to various risks, including the risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In Mexico and other foreign jurisdictions, our operations may be subject to additional risks associated with such jurisdictions’ political relations with the United States, currency values and exchange controls, prevailing worker wages, the ability to identify, hire, train and retain qualified personnel and operating management in such jurisdictions, difficulty in enforcing agreements due to differences in the legal and regulatory regimes compared to those of the United States, communication and translation errors due to language barriers, our ability to maintain our legal authority to own and operate our business in Mexico or such other jurisdictions, and our compliance with foreign laws and regulations governing the operation and taxation of our business and the import and export of our equipment. These risks could adversely affect the results of our future operations.

Our operations in Mexico are subject to risks associated with contract bidding.

Our operations in Mexico are performed for PEMEX pursuant to a contract. The failure by us to renew this contract could have a material adverse effect on our financial condition, results of operations and cash flows. In December 2010 and March 2011, we completed amendments to the PEMEX contract which extended the term of the contract to December 31, 2011 and increased the dollar value available under the contract.

This contract is subject to competitive bid for renewal and there can be no assurances that we will be able to extend the contract beyond December 31, 2011, or increase the amounts available thereunder, or that we will be awarded other contracts by PEMEX. Failure to continue our relationship with PEMEX could negatively impact us as services performed for PEMEX have generated approximately $5.6 million in net income and $45.9 million in revenues for the year ended December 31, 2010.

We cannot predict how an exit by any of our principal equity investors could affect our operations or business.

As of October 5, 2011, John E. Crisp, Charles C. Forbes and Janet L. Forbes, our founders, owned 5.5%, 12.2%, and 11.1%, respectively, of our common stock, on a beneficial ownership basis. Our principal equity investors may transfer their interests in us or engage in other business combination transactions with a third party that could result in a change in ownership or a change of control of us. Any transfer of an equity interest in us or a change of control could affect our governance. We cannot be certain that our equity investors will not sell, transfer or otherwise modify their ownership interest in us, whether in transactions involving third parties or other investors, nor can we predict how a change of equity investors or change of control would affect our operations or business.

Our principal equity investors control important decisions affecting our governance and our operations, and their interests may differ from those of our other shareholders and our noteholders.

Circumstances may arise in which the interest of our principal equity investors could be in conflict with those of the other shareholders and noteholders. In particular, our principal equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in us even though these strategies or transactions may involve risks to other shareholders and noteholders. Further conflicts of interest may arise between noteholders and our principal equity investors when we are faced with decisions that could have different implications for noteholders and our principal equity investors, including financial budgets, potential competition, the issuance or disposition of securities, the payment of distributions by us, regulatory and legal positions and other matters. Because our principal equity investors control us, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, the noteholders. Although Texas corporate law, which currently governs FES Ltd as a result of the Texas Conversion, provides certain procedural protections and requires that certain business combinations between us and certain interested or affiliated shareholders meet certain approval requirements, this does not address all conflicts of interest that may arise. For example, our principal equity investors and their affiliates are not prohibited from competing with us. Because our principal equity investors control us, conflicts of interest arising because of competition between us and a principal equity investor could be resolved in a manner adverse to us. It is possible that there will be situations where our principal equity investors’ interests are in conflict with our interests, and our principal equity investors acting through our board of directors or through our executive officers could resolve these conflicts in a manner adverse to us.

We have anti-takeover provisions in our organizational documents that may discourage a change of control.

The organizational documents that govern FES Ltd contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for the following:

■	restrictions on the time period in which directors may be nominated;

■	the ability of our board of directors to determine the powers, preferences and rights of our preferred stock and to authorize the issuance of such shares without shareholder approval; and

■	requirements that a majority of the members of our board of directors approve certain corporate transactions.

We also have a shareholder rights plan that remains in effect after the Texas Conversion which makes it very difficult for anyone to accumulate more than a certain percentage of our outstanding equity without approval of our board of directors. These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Future legal proceedings could adversely affect us and our operations.

Given the nature of our business, we are involved in litigation from time to time in the ordinary course of business. While we are not presently a party to any material legal proceedings, legal proceedings could be filed against us in the future. No assurance can be given as to the final outcome of any legal proceedings or that the ultimate resolution of any legal proceedings will not have a material adverse effect on us.

We may not be able to fully integrate future acquisitions.

We may undertake future acquisitions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on having the acquired assets perform as expected, successfully consolidating functions, retaining key employees and customer relationships, and integrating operations and procedures in a timely and efficient manner. Such integration may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters, and ultimately we may fail to realize anticipated benefits of acquisitions.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays for our customers.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions but is not subject to regulation at the federal level. The U.S. Environmental Protection Agency, or the EPA, has commenced a study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states are considering adopting regulations that could restrict hydraulic fracturing in certain circumstances. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for producers, including our customers, to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in costs. Such increases in cost could result in decreased demand for our services.

Risks Relating to the Exchange Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

As of June 30, 2011, we and the guarantors had $285.3 million of total debt outstanding, none of which was secured. Our high level of indebtedness could have important consequences to you, including the following:

■	it may make it difficult for us to satisfy our obligations under the notes and our other indebtedness and contractual and commercial commitments;

■

it could prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes and our new credit facility; and

■	it may otherwise limit us in the ways summarized above under “Risks Relating to Our Business—Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.”

Our ability to make payments with respect to the notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

Even with our existing debt levels, we may be able to incur substantial amounts of additional debt in the future, including debt under our new credit facility and any future credit facilities we may enter into, some or all of which may be secured and therefore would rank effectively senior to the notes. Although the terms of the notes and the new credit facility will, and future credit facilities may, limit our ability to incur additional debt, such terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. The incurrence of additional debt could adversely impact our ability to service payments on the exchange notes.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future financial performance will be affected by a range of economic, competitive and business factors that we cannot control, such as those described under “Risk Factors—Risks Relating to Our Business.” A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the exchange notes and our other indebtedness.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the exchange notes. If the amounts outstanding under our new credit facility or the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

The indenture governing the notes, the agreements that govern our new credit facility and the agreements governing or that will govern our other indebtedness will impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the notes and the agreements that govern our proposed new credit facility contain covenants that restrict our and our subsidiaries’ ability to take various actions, such as:

■	paying dividends, redeeming subordinated indebtedness or making other restricted payments;

■	incurring or guaranteeing additional indebtedness or issuing preferred stock;

■	creating or incurring liens;

■	incurring dividend or other payment restrictions affecting restricted subsidiaries;

■	consummating a merger, consolidation or sale of all or substantially all of our assets;

■	entering into transactions with affiliates;

■	transferring or selling assets;

■	engaging in business other than our current business and reasonably related extensions thereof;

■	designating subsidiaries as unrestricted subsidiaries; or

■	issuing capital stock of certain subsidiaries.

As described in the “Description of Certain Indebtedness” on page 116, our new credit facility requires us to comply with certain affirmative and negative covenants. Specifically we are required to maintain a consolidated fixed charge coverage ratio (which is defined in the loan and security agreement related to the credit facility) of 1.1:1.0 in the event that our excess availability under the credit facility falls below the greater of $11.3 million or 15% of our maximum credit under the credit facility for sixty consecutive days. We expect that any future credit facilities will also require us to comply with customary covenants and may require us to comply with specified financial ratios.

We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain ratios or because of the limitations imposed on us by the restrictive covenants under these agreements. The restrictions contained in our new credit facility and in the indenture governing the notes limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions, execute our business strategy, effectively compete with companies that are not similarly restricted or engage in other business activities that would be in our interest. In the future, we may also incur debt obligations that might subject us to additional and different restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on acceptable terms or at all should we seek to do so.

Our ability to comply with these covenants will likely be affected by events beyond our control, and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under our new credit facility, the indenture governing the notes or any future credit facilities we may enter into, which could allow all amounts outstanding thereunder to be declared immediately due and payable, subject to the terms and conditions of the documents governing such indebtedness. If we were unable to repay the accelerated amounts, our secured lenders could proceed against the collateral granted to them to secure such indebtedness. This would likely in turn trigger cross-acceleration and cross-default rights under any other credit facilities and indenture, if any then exist governing the exchange notes and the terms of our other indebtedness outstanding at such time. If the amounts outstanding under our new credit facility, the notes or any other indebtedness outstanding at such time were to be accelerated or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a holder of notes.

The exchange notes and the guarantees will be structurally subordinated to our and the guarantors’ existing and future secured debt to the extent of the value of the collateral securing such debt.

The exchange notes will be our senior unsecured obligations and the indebtedness evidenced by the subsidiary guarantees will be the senior unsecured indebtedness of the applicable guarantor. The exchange notes will rank equal in right of payment with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness. However, the exchange notes will be effectively subordinated to all of our existing and future secured liabilities and indebtedness, including our new credit facility and any future secured credit facility, to the extent of the value of the assets securing such secured liabilities and indebtedness. The guarantees will rank equal in right of payment with all existing and future senior indebtedness of such guarantor, and senior to all existing and future subordinated indebtedness of such guarantor. The guarantees will also be effectively subordinated to any secured liabilities and indebtedness of such guarantor, including the obligations of such guarantor under our new credit facility and any future secured credit facility (including related hedging obligations), to the extent of the value of the such guarantor’s assets securing such secured indebtedness. Debt outstanding under any such untendered Second Priority Notes and our new senior secured credit facility and any future secured credit facility (including related hedging obligations) will generally be secured by a first priority security interest, subject to certain exceptions, in substantially all of our assets and, through secured guarantees, the assets of our subsidiaries.

In the event of any distribution or payment on our assets in a bankruptcy, liquidation, reorganization, dissolution or other winding up involving us or any of our subsidiaries, a default in the payment under our new credit facility, the notes or an acceleration of any debt under our new credit facility and any future secured credit facility (including related hedging obligations) or the notes, the holders of the secured debt will have the right to foreclose on their collateral to the exclusion of the holders of the exchange notes even if an event of default were then to exist under the indenture governing the notes. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. Upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the exchange notes.

Federal, state and foreign fraudulent transfer laws may permit a court to avoid the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the exchange notes.

Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the exchange notes or guarantees could be avoided as a fraudulent transfer or conveyance if, among other things, (1) we or any of the guarantors, as applicable, issued the exchange notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

■	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantees;

■	the issuance of the exchange notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

■	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

■

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our other debt or the debt of the guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

■	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

■

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

■	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If a court were to find that the issuance of the exchange notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to our presently existing and future indebtedness or of the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the exchange notes. Further, the avoidance of the exchange notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being avoided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. If the guarantees by the subsidiary guarantors are not enforceable, the exchange notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables.

We may not be able to repurchase the exchange notes upon a change of control or to make an offer to repurchase the exchange notes in connection with an asset sale as required by the indenture.

Upon the occurrence of specific types of change of control events, we will be required to offer to repurchase all of the outstanding notes at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of repurchase. In addition, in connection with certain asset sales, we will be required to offer to repurchase all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of repurchase. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control or in connection with such an asset sale offer. Any of our future debt agreements may also limit our ability to repurchase the notes until all such debt is paid in full. Our failure to purchase the notes would be a default under the indenture, which would in turn likely trigger a default under our new credit facility and any future credit facility and the terms of our other indebtedness outstanding at such time. In addition, the occurrence of a change of control would also constitute an event of default under our new credit facility and any future credit facility. In that event, we would need to cure or refinance our new credit facility and potentially future credit facilities before making an offer to purchase. Moreover, our new credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the exchange notes, including following a change of control event. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding exchange notes may therefore require us to refinance our other outstanding debt, which we may not be able to accomplish on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of our company.

Finally, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the company and its subsidiaries, taken as a whole. There is no precise definition of that phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the company, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the exchange notes have the right to require us to repurchase such exchange notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Repurchase at the Option of Holders” beginning on page 127.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Only our existing and future material domestic subsidiaries will be guarantors of the exchange notes.

The exchange notes currently have no established trading or other public market, and an active trading market may not develop for the notes. The failure of a market to develop for the exchange notes could affect the liquidity and value of the exchange notes and you may not be able to sell the exchange notes readily, or at all, or at or above the price that you paid.

The exchange notes will constitute a new issue of securities with no established trading market. We have been informed by the initial purchaser that it currently intends to make a market in these exchange notes after this offering is completed. However, the initial purchaser may cease market-making at any time. We do not intend to apply for listing the exchange notes on any securities exchange. Even if a registration statement becomes effective to cover the exchange notes and we are successful in getting the exchange notes listed, we cannot assure you that an active trading market will develop for the exchange notes. We cannot assure you that any market for the exchange notes will develop, or if one does develop, that it will be liquid. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the exchange notes indefinitely.

If a trading market were to develop, future trading prices of the exchange notes may be volatile and will depend on many factors, including:

■	our operating performance and financial condition or prospects;

■	the prospects for companies in our industry generally;

■	the number of holders of the exchange notes;

■	prevailing interest rates;

■	the interest of securities dealers in making a market for them;

■	the market for similar securities and the overall securities market; and

■	our ability to complete the offer to exchange the notes.

The trading price of the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. Any such disruptions could adversely affect the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at a discount from the initial offering price of the notes, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.

The trading prices of the exchange notes and the availability, costs and terms and conditions of our debt will be directly affected by our credit rating.

The exchange notes will be, and any of our future debt instruments may be, publicly rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Rating Services (“S&P”) and other independent rating agencies. A security rating is not a recommendation to buy, sell or hold securities. These public debt ratings may affect our ability to raise debt. Any future downgrading of the exchange notes or our debt by Moody’s and S&P or another rating agency may affect the cost and terms and conditions of our financings and could adversely affect the value and trading price of the exchange notes.

Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the exchange notes or the trading market for the exchange notes to the extent a trading market for the exchange notes develops.

We may not be able to access capital markets when necessary.

We may find it necessary in the future to issue additional debt or equity to support ongoing operations, to undertake capital expenditures, or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to us when needed or on terms acceptable to us. Our inability to raise financing to support ongoing operations or to fund capital expenditures or acquisitions could limit our growth and may have a material adverse effect on us.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the initial notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

•

file within 90 days after the issuance of the initial notes a registration statement with the SEC with respect to a registered offer to exchange each initial note for a new senior note having terms substantially identical to the initial notes;

•

use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act within 210 days after the issuance of the existing initial notes;

•

upon effectiveness of the exchange offer registration statement, commence the exchange offer and use commercially reasonable efforts to issue, not later than 30 business days after such registration statement is declared effective, the exchange notes in exchange for all initial notes validly tendered and not validly withdrawn during the exchange offer; and

•	keep the exchange offer open for not less than 20 business days.

Failure to comply with the preceding bullets points is considered a registration default and will result in the accrual of additional interest on the initial notes. The rate of additional interest will be $0.05 per week per $1,000 principal amount of initial notes for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of $0.50 per week per $1,000 principal amount of notes. We are required to pay such additional interest on regular interest payment dates in the same manner as other interest is paid on the outstanding initial notes. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding initial notes.

We did not comply with the first bullet point above as we did not file this registration statement within 90 days of issuance of the initial notes and, as a result, we expect that we pay additional interest to the holders of the initial notes in an aggregate amount of approximately $14,000. We are complying with the second bullet point above by offering eligible holders of the initial notes the opportunity to exchange their initial notes for exchange notes registered under the Securities Act. Holders are eligible, if they are not prohibited by any law or policy of the SEC, from participating in this exchange offer and if they make various representations to us. The exchange notes will be identical to the initial notes, except that the exchange notes will not contain terms with respect to transfer restrictions under the Securities Act, registration rights or payment of additional interest.

We have agreed in certain circumstances to file and use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement to cover resales of outstanding initial notes by holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. If obligated to file the shelf registration statement, we will use reasonable best efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises, to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after such shelf registration statement is filed and to keep the shelf registration statement effective for up to two years.

We have also agreed, with certain exceptions, to pay additional interest to holders of the applicable initial notes upon the occurrence of any of the following events:

•	if we fail to file an exchange offer or shelf registration statement with the SEC on or prior to the date specified for such filing;
•	if a required exchange or shelf registration statement is not declared effective on or prior to the date specified for such effectiveness;

•	if the exchange offer is not consummated within 30 days after the initial effective date of the exchange offer registration statement; or
•

if the exchange offer or shelf registration statement is declared effective but thereafter is withdrawn by us or becomes subject to a stop order of the SEC suspending its effectiveness without being succeeded immediately by another effective registration statement.

Each of the events described above is a “registration default” and we must pay, as additional interest, additional interest from the occurrence of a registration default until all then existing registration defaults have been cured. The rate of additional interest is described above.

Upon the effectiveness of this registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement or the effectiveness of a succeeding registration statement as required under the registration rights agreement, as the case may be, the accrual of additional interest will cease.

To exchange your initial notes for the exchange notes in the exchange offer, you will be required to make the following representations:

•	you will acquire any exchange notes in the ordinary course of your business;
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;
•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you acquired those exchange notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

In addition, if your outstanding initial notes are included in a shelf registration statement, we may require you to provide information about yourself and your intended method of distribution to be used in connection with the shelf registration statement as may be required to comply with the Securities Act. A holder who sells initial notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of Exchange Notes

Based on no-action letters issued by the staff of the SEC to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
•	you acquire such exchange notes in the ordinary course of your business; and
•	you do not intend to participate in a distribution of the exchange notes.

Because, however, we have not obtained a no-action letter in connection with the exchange offer for the exchange notes, we cannot assure you that the SEC would make a similar determination with respect to this exchange offer.

If you tender your initial notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the SEC staff; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any distribution of exchange notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” beginning of page 167 for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any initial notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in principal amount equal to the principal amount of initial notes surrendered under the exchange offer. Initial notes may be tendered only for exchange notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The exchange offer is not otherwise conditioned upon any minimum aggregate principal amount of initial notes being tendered for exchange.

As of the date of this prospectus, $280,000,000 in aggregate principal amount of the initial notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of initial notes. There will be no fixed record date for determining registered holders of initial notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Initial notes that you do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These initial notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and certain provisions of the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered initial notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender initial notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of initial notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any initial notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on November 8, 2011, unless, in our sole discretion, we extend it. No extension will continue beyond November 10, 2011.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open to a date no later than November 10, 2011. We may delay acceptance of any initial notes by giving written notice of such extension to their holders. During any such extensions, all initial notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

If we extend the exchange offer, we will notify the exchange agent in writing of any extension. We will notify the registered holders of initial notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right

•	to delay accepting for exchange any initial notes;
•	to extend the exchange offer; or
•	to terminate the exchange offer,

by giving written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of initial notes. If we amend the exchange offer in a manner that we determine material, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the initial notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange or to exchange any exchange notes for any initial notes if the exchange offer, or participation in the exchange offer by a holder of initial notes, would violate applicable law or any applicable interpretations of the staff of the SEC. In addition, we may terminate the exchange offer as provided in this prospectus before accepting initial notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the initial notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer, “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the issuance of the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any initial notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the initial notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any initial notes tendered, and will not issue exchange notes in exchange for any such initial notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding initial notes to the exchange agent as described below. It is your responsibility to properly tender your outstanding initial notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

If you have any questions or need help in exchanging your initial notes, please call the exchange agent whose address and phone number are set forth in “Summary—Summary of the Exchange Offer—Exchange Agent” on page 9.

All of the outstanding initial notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding initial notes may be tendered using the Automated Tender Offer Program, or ATOP, instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding initial notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding initial notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding initial notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the initial notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding initial notes and withdrawal of tendered outstanding initial notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding initial notes not properly tendered or any outstanding initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularity or condition of tender as to particular outstanding initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding initial notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding initial notes, neither the exchange agent, us nor any other person will incur any liability for failure to give such notification. Tenders of outstanding initial notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes in exchange for initial notes that we have accepted for exchange under the exchange offer, as promptly as practicable after expiration of the exchange offer, only after the exchange agent timely receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of transfer of such initial notes into the exchange agent’s account at DTC; and
•	a properly transmitted agent’s message.

Return of Initial Notes Not Accepted or Exchanged

If we do not accept any tendered initial notes for exchange or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to their tendering holder. Such non-exchanged initial notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you will acquire any exchange notes that you receive in the ordinary course of your business;
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;
•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you acquired those initial notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn initial notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any initial notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any initial notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding initial notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn initial notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by telegraph, facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;
•	fees and expenses of the exchange agent and trustee;
•	accounting and legal fees and printing costs; and
•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of exchange notes for initial notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of exchange notes for initial notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your initial notes for exchange notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the initial notes. In general, you may offer or sell the initial notes only if they are registered under the Securities Act or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the initial notes under the Securities Act.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the initial notes. This carrying value is the aggregate principal amount of the initial notes as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive initial notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the initial notes, except the exchange notes do not include certain transfer restrictions under the Securities Act, grant any registration rights or provide for payment of additional interest. Initial notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

Ratio of Earnings to Fixed Charges

	Ratio of Earnings to Fixed Charges
	Six Months Ended	Year Ended December 31,
	Successor—Consolidated				Predecessor—Combined
	6/30/2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges (1)	-	-	-	2.2	6.0	6.6
Deficiency of earnings to cover fixed charges (in thousands)	(32,824)	(17,811)	(54,475)	-	-	-

(1)

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest, whether capitalized or expensed, amortization of issuance costs, and the estimated interest component of rent expense.

Selected Historical Financial and Operating Information

The following statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited consolidated/combined financial statements not included in this prospectus. The statement of operations data for the six months ended June 30, 2011 and 2010, and the balance sheet data as of June 30, 2011 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All references in the table below to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States and should be read with our financial statements, including notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 44 of this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
			Successor—Consolidated			Predecessor—Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(dollars in thousands)
Statement of Operation Data:
Revenues:
Well servicing	$106,987	$70,674	$155,273	$106,097	$189,980	$103,601	$58,574
Fluid logistics and other	127,030	76,634	178,797	109,823	170,949	103,405	74,141

Total revenues	234,017	147,308	334,070	215,920	360,929	207,006	132,715

Expenses:
Well servicing	84,926	57,360	123,333	96,826	128,614	60,571	32,453
Fluid logistics and other	92,913	60,292	138,079	87,263	117,940	69,887	49,620
General and administrative	19,824	12,212	23,373	21,229	17,700	8,823	6,026
Depreciation and amortization	20,112	19,838	39,960	39,472	33,724	15,342	7,410
Goodwill impairment	—	—	—	—	4,364	—	—

Total expenses	217,776	149,701	324,744	244,790	302,344	154,623	95,509

Operating income (loss)	16,241	(2,394)	9,326	(28,870)	58,587	52,383	37,206
Other income (expense):
Interest income	39	99	119	15	6	7	—
Interest expense	(13,758)	(13,842)	(27,273)	(26,934)	(25,798)	(8,350)	(5,074)
Gain (loss) on early extinguishment of debt	(35,415)	19	19	1,422	—	—	—
Other income (expense), net	69	(108)	(2)	(108)	32	237	141

Income (loss) before taxes	(32,824)	(16,226)	(17,811)	(54,475)	32,827	44,277	32,273
Income tax expense (benefit) (1)	(10,034)	(5,813)	(6,501)	(25,144)	62,574	683	—

Net income (loss)	(22,790)	(10,413)	(11,310)	(29,331)	(29,748)	43,594	32,273
Preferred stock dividends	202	(64)	(1,041)	—	—	—	—
Net gain (loss) attributable to common shareholders	(22,588)	(10,477)	($12,351)	($29,331)	($29,748)	$43,594	$32,273

Income (loss) per share basic and diluted	($1.08)	($0.50)	($0.59)	($1.87)	($2.59)	—	—

Pro forma information giving effect to the Bermuda Reorganization(2)
Net income					$20,681	$28,336	$20,978
Basic and diluted weighted average common stock	—	—	—	—	13,999	13,536	13,536
Basic and diluted earnings per share	—	—	—	—	1.48	2.09	1.55

(1)

On May 29, 2008, in connection with our reorganization into Bermuda, the Forbes Group became a taxable entity, which resulted in $52.8 million of income tax expense that was recorded as a one-time, deferred income tax charge to recognize the conversion to a taxable entity. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only tax obligations of the entities were the Texas margin tax which was applicable after June 29, 2007.

(2)

Historical net income per share was not presented for 2007 and prior since we were structured as a limited liability company, had limited member units and had no equity interests that were convertible in common stock or a common stock equivalent. The unaudited pro forma net income and net income per share gives effect to the Bermuda Reorganization pursuant to which we changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Canadian initial public offering and simultaneous U.S. private placement on May 29, 2008, and an assumed effective tax rate of between 35% and 37%, as though the Bermuda Reorganization and Canadian initial public offering had occurred on January 1, 2008, January 1, 2007 and January 1, 2006, respectively.

			Year Ended December 31,
			(dollars in thousands)
	Six Months Ended June 30,		Successor - Consolidated			Predecessor - Combined
	2011		2010	2009	2008	2007	2006
Operating Data:
Well servicing rigs (end of period)	172		173	171	170	101	43
Rig hours	224,000		377,073	273,395	378,657	180,700	90,941
Heavy trucks (end of period) (1)	440		361	366	370	262	179
Trucking hours	680,842		1,135,227	863,506	1,115,593	711,171	514,082
Salt water disposal wells (end of period)	15		15	18	14	14	9
Locations (end of period)	26		26	28	27	18	12
Frac tanks (end of period)	1,400		1,368	1,369	1,370	951	568

Balance Sheet Data:	(unaudited	)
Cash and cash equivalents	$34,919		$30,458	$28,425	$23,469	$5,209	$7,650
Property and equipment, net	281,583		274,231	308,560	330,951	204,132	92,131
Total assets	502,338		451,830	457,432	482,801	259,995	128,518
Total debt (including current portion and notes payable-related party)	285,334		219,379	226,898	212,190	111,281	73,255
Total liabilities	372,761		299,764	310,925	324,383	189,536	89,718
Temporary equity-preferred stock	14,456		15,270	—	—	—	—
Total shareholders’ equity	115,121		136,795	146,507	158,418	70,459	38,801

(1)	Includes vacuum trucks, high pressure pump trucks and other heavy trucks.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws, including statements using terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. Forward looking statements involve various risks and uncertainties. Any forward-looking statements made by or on our behalf are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties in that the actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth under the headings “Risk Factors” and “Forward-looking Statements” included elsewhere in this prospectus.

Overview

Forbes Energy Services Ltd., or FES Ltd, and its domestic subsidiaries, Forbes Energy Services LLC, or FES LLC, Forbes Energy Capital Inc., or FES CAP, C.C. Forbes, LLC, or CCF, TX Energy Services, LLC, or TES, Superior Tubing Testers, LLC, or STT, and Forbes Energy International, LLC, or FEI LLC, are headquartered in Alice, Texas and conduct business primarily in Texas, Mississippi, Pennsylvania and Mexico. In late 2008, FES LLC and FEI LLC formed Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V., Mexican limited liability companies (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On June 8, 2009, FES Ltd formed a branch in Mexico.

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. Our operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with additional locations in Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We currently conduct our operations through the following two business segments:

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Well Servicing. Our well servicing segment comprised 45.9% and 45.7% of our consolidated revenues for the three and six months ended June 30, 2011, respectively. At June 30, 2011, our well servicing segment utilized our modern fleet of 172 owned or leased well servicing rigs, which included 162 workover rigs and 10 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

■

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.1% and 54.3% of our consolidated revenues for the three and six months ended June 30, 2011, respectively. Our fluid logistics and other segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, we began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by us. We pay Wolverine for their services and materials and then bill the cost to the customer with a margin of approximately 5%. The amount of revenue associated with the sub-contractor work totaled approximately $2.0 million and $5.2 million for the three and six months ended June 30, 2011, respectively. The following table provides a breakout of revenues, expenses and gross margin for our fluid logistics and other segment for the three and six months ended June 30, 2011 and June 30, 2010:

(in thousands of US Dollars)	Fluid Logistics	Sub Contractor Services	Segment
Three months ended June 30, 2011:
Revenues	$66,735	$2,048	$68,783
Operating expenses	48,743	1,947	50,690

Gross profit	$17,992	$101	$18,093

% Revenue	27.0%	4.9%	26.3%

Three months ended June 30, 2010:
Revenues	$40,208	$185	$40,393
Operating expenses	31,826	201	32,027

Gross profit	$8,382	$(16)	$8,366

% Revenue	20.8%	-8.6%	20.7%

Six months ended June 30, 2011:
Revenues	$121,846	$5,184	$127,030
Operating expenses	87,986	4,927	92,913

Gross profit	$33,860	$257	$34,117

% Revenue	27.8%	5.0%	26.9%

Six months ended June 30, 2010:
Revenues	$75,900	$734	$76,634
Operating expenses	59,683	609	60,292

Gross profit	$16,217	$125	$16,342

% Revenue	21.4%	17.0%	21.3%

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service allow us to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating profits. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 66.9% of our revenues for the six months ended June 30, 2011 were from customers that utilized services from both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

Factors Affecting Results of Operations

Oil and Natural Gas Prices

Demand for well servicing and fluid logistics services is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas, which in turn is affected by current and anticipated levels of oil and natural gas prices. Exploration and production spending is generally categorized as either operating expenditures or capital expenditures. Activities by oil and natural gas companies designed to add oil and natural gas reserves are classified as capital expenditures, and those associated with maintaining or accelerating production, such as workover and fluid logistics services, are categorized as operating expenditures. Operating expenditures are typically more stable than capital expenditures and are less sensitive to oil and natural gas price volatility. In contrast, capital expenditures by oil and natural gas companies for drilling are more directly influenced by current and expected oil and natural gas prices and generally reflect the volatility of commodity prices. In August 2011, domestic and international economic conditions experienced additional softening resulting in a 15-20% drop in the price of oil. While we do not believe this will immediately impact our activity levels, there can be no assurances that our customers will maintain their current levels of capital spending if lower prices continue or if prices decrease below current levels.

Workover Rig Rates

Our well servicing segment revenues are dependent on the prevailing market rates for workover rigs. Market day rates for workover rigs increased from 2003 through the first three quarters of 2008, as high oil and natural gas prices and declining domestic production resulted in a substantial growth of drilling activity and demand for workover services that are used primarily to maintain or enhance production levels of existing producing wells. During the fourth quarter of 2008, all of 2009 and the majority of the first quarter of 2010, we experienced pricing pressure that resulted from the general economic decline and, more specifically, the precipitous decline in oil and natural gas prices. However, during the year ended December 31, 2010 utilization began to increase allowing us to increase rates in certain markets beginning in March 2010 and continuing through June 2011. During the second half of 2010, our average revenue per rig hour increased approximately 5.3%. During the first half of 2011, our average revenue per rig hour increased an additional 10.4%.

Fluid Logistics Rates

Our fluid logistics and other segment revenues are dependent on the prevailing market rates for fluid transport trucks and the related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks and salt water disposal wells. Prior to the general economic decline that commenced in the latter half of 2008, higher oil and natural gas prices resulted in growing demand for drilling and our services. The economic decline initially resulted in lower oil and natural gas prices, which reduced demand for drilling and our services. Required disposal of fluids produced from wells and the high level of drilling activity through the first three quarters of 2008 led to a higher demand for fluid logistics services. In the last quarter of 2008, throughout 2009 and through much of the first quarter of 2010, fluid logistics rates were under significant downward pressure. While natural gas prices remain low, recent increases in oil prices beginning in 2010 have increased the demand for some of our services. During the year ended December 31, 2010 utilization began to increase allowing us to increase rates in certain markets beginning March 2010 and continuing through March 2011, particularly in the Eagle Ford shale formation in South Texas where drilling activity has increased substantially in the last twelve months. During the second half of 2010, our average revenue per truck hour increased approximately 19.5%. During the first half of 2011, our average revenue per truck hour increased an additional 9.3%.

Operating Expenses

Prior to the general economic decline, a strong oil and natural gas environment resulted in a higher demand for operating personnel and oilfield supplies and caused increases in the cost of those goods and services. During the fourth quarter of 2008, all of 2009 and the majority of the first quarter of 2010, a weaker oil and natural gas environment resulted in lower demand for operating personnel and oilfield supplies which allowed us to decrease our costs, thereby offsetting a portion of the price decreases granted to our customers. As utilization and demand started to increase in 2010 and 2011, we are again experiencing cost pressures in areas such as labor, where we have incurred additional cost increases primarily in the form of increased pay rates. Future earnings and cash flows will be dependent on our ability to manage our overall cost structure and either maintain our existing prices or obtain price increases from our customers as our operating costs increase.

Capital Expenditures and Debt Service Obligations

As a general matter, our capital expenditures to maintain our assets have been relatively limited. Historically, we have incurred indebtedness to invest in new assets to grow our business. As a result, the indebtedness we incurred for our capital expenditures has significantly increased our debt service obligations. Most of our new assets were acquired through bank borrowings, subsequently refinanced through the offering of the Second Priority Notes, the offering of the First Priority Notes, the offering of the initial notes, short-term equipment vendor financings, cash flows from operations and other permitted financings. The Second Priority Notes and the First Priority Notes have been repurchased or redeemed and have been discharged with the proceeds of the initial notes.

Capital Expenditures and Operating Income Margins

The well servicing segment typically has had higher operating income margins along with higher capital expenditures when compared with the fluid logistics and other segment, which has had lower operating margins but also lower capital expenditure requirements. However, with the recent industry downturn, we have experienced less margin pressure on our fluid logistics and other segment, which has resulted in more favorable margins in that segment, relative to the well servicing segment. This is due to the fact that a large portion of the fluids business is comprised of services that are not discretionary, but required for wells to continue producing.

Renewal of PEMEX Contract

We perform services for PEMEX in Mexico pursuant to a contract. This contract was entered into in September 2008 and provides that we and Merco Ingenieria Industrial S.A. de C.V., or Merco, jointly perform well maintenance and repair work with regard to PEMEX’s Altamira Asset Package in Poza Rica, Mexico. Pursuant to the contract, Merco performs site preparation services, including road construction, and we perform well servicing and repair work. The term of the original contract expired on September 25, 2010 and the total amount available under the original contract, for both us and Merco, was approximately MXN 234.3 million (or USD $17.3 million based on an exchange rate of $1 equal to MXN $13.55 on October 5, 2011) plus $48.8 million. The amounts available under this contract are allocated based on the work performed by us and Merco. Historically, we have performed all but a small portion of the services to be performed under the contract. Pursuant to the contract, we agreed to post a performance bond, be liable for defects arising from the work completed under the contract and maintain insurance policies that cover the work performed under the contract. Pursuant to the contract, both we and Merco agree to be jointly and severally liable for each other’s obligations under the contract.

In December 2009, we, Merco and PEMEX entered into an amendment to the original contract which increased the scope of the work performed under the contract to include the PEMEX’s Gulf Tertiary Oil Project. Further, this first amendment increased the amounts available under the original contract (for both us and Merco) to a total of approximately MXN 275.3 million (or USD $20.3 million based on an exchange rate of $1 equal to MXN $13.55 on October 5, 2011) plus $69.8 million. In connection with this increase, we agreed to increase the size of our performance bond.

In September 2010, we, Merco and PEMEX entered into a second amendment whereby they agreed to extend the term of the original contract to December 31, 2010. In October 2010, a third amendment was entered into, whereby the parties agreed to add some services, including services related to chemical injection, to the list of permitted services to be performed under the contract.

In March 2011, we, Merco and PEMEX entered into a fourth amendment to the original PEMEX contract that extends the term of the agreement to December 31, 2011. Further, pursuant to this amendment, we and Merco agree to provide PEMEX with an 8% discount, from the pricing schedule set forth in the original agreement, on all invoices submitted during the portion of the term extended by the fourth amendment.

In March 2011, we, Merco and PEMEX entered into a fifth amendment to the original PEMEX contract that increased the amounts available under the original contract (for both Merco and us) to a total of approximately MXN 893.4 million (or USD $65.9 million based on an exchange rate of $1 equal to MXN $13.55 on October 5, 2011) plus $119.8 million, which amount is available to Merco and us. The amounts available under this contract are allocated based on the work performed by Merco and us. Historically, we have performed all but a small portion of the services to be performed under the contract, with the balance being performed by Merco. In connection with this increase, we agreed to increase the size of our performance bond. Prior to this amendment, Merco and us had exhausted all amounts available under the contract. Upon the expiration of this contract on December 31, 2011, we cannot assure you that we will be able to extend the contract to a later date. See “Risk Factors—Our operations in Mexico are subject to risks associated with contract bidding.”

This contract is subject to competitive bid for renewal and there can be no assurances that we will be able to extend the contract beyond December 31, 2011, or increase the amounts available thereunder, or that we will be awarded other contracts by PEMEX. Failure to continue our relationship with PEMEX could have material adverse effect on our financial condition, results of operations and cash flows as services performed for PEMEX have generated approximately USD $5.6 million in net income and USD $45.9 million in revenues for the year ended December 31, 2010.

Presentation

The following discussion and analysis is presented on a consolidated basis to reflect the results of operations and financial condition of the Forbes Group. The financial information as of and for the periods ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008 is presented on a consolidated basis for FES LLC and its subsidiaries from and after January 1, 2008 to May 28, 2008, because of the completion of the reorganization in which FES LLC, a Delaware limited liability company, became the parent of the operating subsidiaries, or the Delaware Reorganization, and on a consolidated basis for FES Ltd and its subsidiaries from and after May 29, 2008, because of the completion of the reorganization in which FES Ltd, which at the time was a Bermuda exempt company, became the direct parent of FES LLC and, as a result, the indirect parent of the operating subsidiaries, or the Bermuda Reorganization. As of August 12, 2011, FES Ltd discontinued its existence in Bermuda and converted into a Texas corporation. In connection with the Texas Conversion, FES Ltd effected its 4-to-1 Share Consolidation. All references included in this prospectus to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation.

Finally, we note that the limited liability companies and their predecessor entities that comprised the Forbes Group prior to January 1, 2008, were not, and until May 29, 2008, FES LLC and its subsidiaries were not, subject to federal income tax. All of the income, losses, credit, and deductions of these entities were passed through to the equity owners for purposes of their individual income tax returns, which is why these are referred to as “flow through entities” for federal income tax purposes. Accordingly, no provision for income taxes is included in the following discussion and analysis of our historical operations through May 28, 2008. As of May 29, 2008, in conjunction with the Canadian initial public offering and simultaneous U.S. private placement of FES Ltd’s common shares and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax.

Material Weakness

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2010, we identified control deficiencies that constitute a material weakness in the design and operation of our internal control over financial reporting. The following material weakness was present at December 31, 2010.

■

We did not design or maintain effective controls over the billing process to ensure timely recognition of revenue. Specifically, we identified field tickets, which represented completed but unbilled revenue that had not been entered resulting in a post-closing adjustment.

This control deficiency could result in a future material misstatement to the annual or interim combined financial statements that would not be prevented or detected. Accordingly, we have determined that the above control deficiency represents a material weakness.

Remediation

The above referenced material weakness in our internal control over the billing cycle existed as of June 30, 2011.

We have implemented, or are in the process of implementing and continue to implement, remedial measures to address the above deficiency on a going-forward basis. Specifically, we have engaged a consulting firm to document and assess the current policies and procedures related to our revenue cycle to ensure timely reporting of revenue. Once completed, the consulting firm will perform monthly tests to ensure compliance.

Results of Operations

Comparison of Three Months Ended June 30, 2011 and June 30, 2010

Consolidated Revenues. For the three months ended June 30, 2011, revenues increased by $47.0 million, or 58.7%, to $127.1 million when compared to the same period in the prior year. During the second half of 2010 and first half 2011 we experienced increases in demand which resulted in an increase in utilization and pricing.

Well Servicing—Revenues from the well servicing segment increased by $18.6 million for the period, or 47.0% to $58.3 million compared to the corresponding period in the prior year. The increase results from higher prices and utilization for our well services. Revenues increased due to an increase of approximately 23.0% in average billing rates between the two quarters and an increase in utilization to 73.0% for the three months ended June 30, 2011 from 66.6% for the three months ended June 30, 2010. We had 172 well servicing rigs in our fleet at June 30, 2011, compared to 173 well servicing rigs at June 30, 2010. Of the 172 rigs available at June 30, 2011, 14 were located in our Mexico operations. Of the 14 rigs located in the Mexico operations, approximately 12 were active during the quarter.

Fluid Logistics and Other—Revenues from the fluid logistics and other segment increased $28.4 million for the period, or 70.3%, to $68.8 million compared to the corresponding period in the prior year. Revenues increased due to an increase of approximately 28.4% in average billing rates between two quarters and an increase in utilization to 121.9% for the three months ended June 30, 2011 from 90.0% for the three months ended June 30, 2010. Utilization is based on what management considers a “normal work load”. The recent increase in activity has resulted in many of our trucks working seven days a week and the need to hire third parties to meet customer demand. Our principal fluid logistics assets at June 30, 2011 and June 30, 2010 were as follows:

	As of June 30,		% Increase (Decrease)
Asset	2011	2010
Vacuum trucks	360	288	25.0%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	61	58	5.2%
Frac tanks (includes leased)	1,400	1,368	2.3%
Salt water disposal wells	15	17	(1.2)%

Consolidated Operating Expenses—Our operating expenses increased to $97.0 million for the three months ended June 30, 2011, from $ 60.7 million for the three months ended June 30, 2010, an increase of $36.3 million, or 59.8%, due to increases in utilization. Operating expenses as a percentage of revenues were 76.4% for the three months ended June 30, 2011, compared to 75.9% for the three months ended June 30, 2010. The increase in operating expense as a percentage of our revenues is generally attributable to increases in labor costs and fuel price increases, as discussed below.

Well Servicing—Operating expenses from the well servicing segment increased by $17.6 million, or 61.3%, to $46.3 million. Well servicing operating expenses as a percentage of well servicing revenue increased to 79.5 % for the three months ended June 30, 2011, compared to 72.4 % for the three months ended June 30, 2010, an increase of 7.1%. The increase in well servicing operating costs was due in large part to the increase in labor costs of $9.5 million or 98.7%, for the three months ended June 30, 2011 compared to the same period of the prior year. As of the three months ended June 30, 2010 employee wage rates were depressed due to wage rate decreases implemented during the 2009 industry downturn. During the fourth quarter of 2010 and first two quarters of 2011 the wage rate reductions were restored and wage rates were further increased in response to industry pressures. Employee count at June 30, 2011 was 1,315 compared with 1,085 at June 30, 2010. Labor costs as a percentage of revenues were 32.9% and 24.4% for the three months ended June 30, 2011 and 2010, respectively. Repairs and equipment maintenance cost increased $3.1 million, or 112.6% to $5.9 million. Repairs and equipment maintenance cost as a percentage of revenues was 10.2% and 7.0% for the three months ended June 30, 2011 and June 30, 2010, respectively. During 2009 many well service rigs were idled due to low customer demand. As demand increased and these rigs were again deployed, most required maintenance due to the amount of time they had been idle. Fuel cost increased $1.9 million, or 182.3% to $2.9 million. Fuel cost as a percentage of revenues was 4.9% and 2.6% for the three months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 31.6% for the three months ended June 30, 2011 compared to June 30, 2010. Equipment rental and disposal expenses also increased approximately $1.8 million and $1.1 million, respectively. The remaining $0.2 million is related to various expenses that were consistent with the activity of the business and were in line with management’s expectations.

Fluid Logistics and Other—Operating expenses from the fluid logistics segment increased by $18.7 million, or 58.3%, to $50.7 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were down to 73.7% for the three months ended June 30, 2011, compared to 79.3 % for the three months ended June 30, 2010. The dollar increase in fluid logistics operating expenses of $18.7 million was due in large part to an increase in contract services of $6.0 million, or 234.9 % to $8.5 million for the three months ended June 30, 2011, compared to the same period in the prior year due to activity increase in drilling and well services and the need to utilize outside services to satisfy customer demand, particularly in times of peak demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, which enabled us to provide additional billable services to our customers. The cost associated with Wolverine’s sub-contracted services was approximately $1.9 million of the $6.0 million increase year over year. Contract service costs as a percentage of revenues were 12.4 % and 6.3% for the three months ended June 30, 2011 and 2010, respectively. Rent equipment cost increased $4.5 million, or 347.0 % to $5.7 million. The increase in equipment rental relates to the increase in customer demand and the need for additional equipment to serve our customers. The cost will decrease with the planned additions of vacuum trucks. Rent equipment cost as a percentage of revenues was 8.4 % and 3.2 % for the three months ended June 30, 2011 and June 30, 2010, respectively. Labor cost increased by $4.0 million, or 40.2 % to $13.8 million. Employee count at June 30, 2011 was 941, as compared with 827 in June 30, 2010. Labor cost as a percentage of revenues were 20.1 % and 24.5 % for the three months ended June 30, 2011 and June 30, 2010, respectively. Repairs and equipment maintenance cost increased $1.9 million, or 59.8 % to $5.0 million. Repairs and equipment maintenance cost as a percentage of revenues was 7.3 % and 7.8 % for the three months ended June 30, 2011 and June 30, 2010, respectively. Fuel cost increased $2.3 million, or 40.6% to $8.1 million. Fuel cost as a percentage of revenues was 11.8% and 14.3% for the three months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 31.6% for the three months ended June 30, 2011 compared to June 30, 2010.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $7.4 million, or 112.2%, to $13.9 million. General and Administrative expense as a percentage of revenues was 10.9% and 8.2% for the three months ended June 30, 2011 and 2010, respectively. Of the $7.4 million, $6.8 million was associated with a litigation settlement and the related legal fees. Excluding the litigation settlement expenses, general and administrative expenses for the three months ended June 30, 2011 would have been $7.1 million, or 5.5% of revenues. The remaining balance was due to general labor increases.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.1 million, or 0.9%, to $ 10.0 million. Capital expenditures incurred for the three months ended June 30, 2011 were $23.5 million compared to $0.9 million for the three months ended June 30, 2010. The equipment purchased included ten well service rigs, three swab rigs, fifteen vacuum trucks, one snubbing unit, one hundred forty two frac tanks, and miscellaneous ancillary equipment. Other equipment purchased for the three months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment.

Interest and Other Expenses. Interest and other expenses, excluding the gain (loss) on early extinguishment of debt were $6.8 million in the three months ended June 30, 2011, and $ 6.9 million in the three months ended June 30, 2010. This is in line with management’s expectations. The loss of $35.4 million on early extinguishment of debt was due to the retirement of the First and Second Priority Notes and was comprised of penalty on early redemption of the First Priority Notes of $0.6, total unamortized deferred financing charges written off in connection with the redemption of First and Second Priority Notes of $10.4 million and tender purchase price premium and consent fee related to the Second Priority Notes of $24.4.

Income Taxes. We recognized an income tax benefit of $11.3 million and an income tax benefit of $1.8 million for the three months ended June 30, 2011 and 2010, respectively.

Comparison of Six Months Ended June 30, 2011 and June 30, 2010

Consolidated Revenues. For the six months ended June 30, 2011, revenues increased by $86.7 million, or 58.9%, to $234.0 million when compared to the same period in the prior year. During the second half of 2010 and first quarter 2011 we experienced increases in demand which resulted in an increase in utilization and pricing.

Well Servicing— Revenues from the well servicing segment increased by $36.3 million for the period, or 51.4% to $107.0 million compared to the corresponding period in the prior year. The increase resulted from higher prices and utilization for our well services. Revenues increased due to an increase of approximately 23.2% in average billing rates between the two periods and an increase in utilization to 72.6% for the six months ended June 30, 2011 from 62.4% for the six months ended June 30, 2010. We had 172 well servicing rigs in our fleet at June 30, 2011, compared to 173 well servicing rigs at June 30, 2010. Of the 172 rigs available at June 30, 2011, 14 were being used by our Mexico operations. Of the 14 rigs in the Mexico fleet, approximately 12 were active during the six months ended June 30, 2011.

Fluid Logistics and Other— Revenues from the fluid logistics and other segment increased $50.4 million for the first half 2011, or 65.8%, to $127.0 million compared to the corresponding period in the prior year. Revenues increased due to an increase of approximately 30.7% in average billing rates between the two periods and increased utilization to 112.2% for the six months ended June 30, 2011 from 87.6% for the six months ended June 30, 2011. Utilization is based on what management considers a “normal work load”. The recent increase in activity has resulted in many of our trucks working seven days a week to meet customer demand.

Consolidated Operating Expenses—Our operating expenses increased to $177.8 million for the six months ended June 30, 2011, from $117.7 million for the six months ended June 30, 2010, an increase of $60.1 million or 51.1% due to increases in utilization. Operating expenses as a percentage of revenues were down to 76.0% for the six months ended June 30, 2011, compared to 79.9% for the six months ended June 30, 2010. This decrease in operating expense as a percentage of our revenues is generally attributable to increase in the rates we are able to invoice our customers, and has been partially offset by increases in labor costs (rates and hours) and fuel price increases, as discussed below.

Well Servicing—Operating expenses from the well servicing segment increased by $27.6 million, or 48.1%, to $84.9 million. Well servicing operating expenses as a percentage of well servicing revenue decreased to 79.4% for the six months ended June 30, 2011, compared to 81.2% for the six months ended June 30, 2010, a decrease of 1.8%. The increase in well servicing operating costs was due in large part to the increase in labor costs of $11.7 million or 46.7%, for the six months ended June 30, 2011 compared to the same period of the prior year. Employee count at June 30, 2011 was 1,315 compared with 1,085 at June 30, 2010. Labor costs as a percentage of revenues were 34.3% and 35.4% for the six months ended June 30, 2011 and 2010, respectively. Repairs and equipment maintenance cost increased $5.2 million, or 89.9% to $11.0 million. Repairs and equipment maintenance cost as a percentage of revenues was 10.3% and 8.2% for the six months ended June 30, 2011 and June 30, 2010, respectively. During 2009 many well service rigs were idled due to low customer demand. As demand increased and these rigs were again deployed, most required maintenance due to the amount of time they had been idle. Fuel cost increased $3.2 million, or 128.6% to $5.7 million. Fuel cost as a percentage of revenues was 5.3% and 3.5% for the six months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 28.8% for the six months ended June 30, 2011 compared to June 30, 2010. Equipment rental, product and chemical expenses and out of town expenses also increased approximately $3.6 million, $1.9 million and $1.7 million, respectively. The remaining $0.3 million is related to various expenses that were consistent with the activity of the business and were in line with management’s expectations.

Fluid Logistics and Other—Operating expenses from the fluid logistics segment increased by $32.6 million, or 54.1%, to $92.9 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were down to 73.1% for the six months ended June 30, 2011, compared to 78.7% for the six months ended June 30, 2010. The increase in the dollar amount of fluid logistics operating expenses of $32.6 million was due in large part to an increase in contract services of $11.1 million, or 253.3% to $15.5 million for the six months ended June 30, 2011, compared to the same period in the prior year due to activity increase in drilling and well services and the need to utilize outside services to satisfy customer demand, particularly in times of peak demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, which enabled us to provide additional billable services to our customers. The cost associated with their sub-contracted services was approximately $4.9 million of the $11.1 million increase year over year. Contract service costs as a percentage of revenues were 12.2% and 5.7% for the six months ended June 30, 2011 and 2010, respectively. Labor cost increased by $7.0 million, or 36.5% to $26.0 million. Employee count at June 30, 2011 was 941, as compared with 827 in June 30, 2010. Labor cost as a percentage of revenues were 20.1% and 24.9% for the six months ended June 30, 2011 and June 30, 2010, respectively. Rent equipment cost increased $6.9 million, or 293.9% to $9.3 million. The increase in equipment rental relates to the increase in customer demand and the need for additional equipment to serve our customers. Rent equipment cost as a percentage of revenues was 7.3% and 3.1% for the six months ended June 30, 2011 and June 30, 2010, respectively. Fuel cost increased $3.7 million, or 33.0% to $14.7 million. Fuel cost as a percentage of revenues was 11.6% and 14.5% for the six months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 28.8% for the six months ended June 30, 2011 compared to June 30, 2010. Repairs and equipment maintenance cost increased $3.6 million, or 59.3% to $9.6 million. Repairs and equipment maintenance cost as a percentage of revenues was 7.6% and 7.9% for the six months ended June 30, 2011 and June 30, 2010, respectively. The remaining $0.3 million change is related to various expenses that were consistent with the activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $7.6 million, or 62.3%, to $19.8 million. General and Administrative expense as a percentage of revenues was 8.5% and 8.3% for the six months ended June 30, 2011 and 2010, respectively. Of the $7.6 million, $6.8 million was associated with a litigation settlement and the related legal fees. Excluding the litigation settlement expenses, general and administrative expenses for the six months ended June 30, 2011 would have been $13.0 million, or 5.6% of revenues. The remaining balance was due to general labor increases.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.3 million, or 1.4%, to $ 20.1 million. Capital expenditures incurred for the six months ended June 30, 2011 were $28.0 million compared to $1.5 million for the six months ended June 30, 2010. The equipment purchased included ten well service rigs, three swab rigs, fifteen vacuum trucks, one snubbing unit, one hundred forty two frac tanks, and miscellaneous ancillary equipment. Other equipment purchased for the six months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment.

Interest and Other Expenses. Interest and other expenses, excluding the gain (loss) on early extinguishment of debt were $13.7 million in the six months ended June 30, 2011, and $13.9 million in the six months ended June 30, 2010. This is in line with management’s expectations. The loss of $35.4 million on early extinguishment of debt was due to the retirement of the First and Second Priority Notes and was comprised of penalty on early redemption of the First Priority Notes of $0.6 million, total unamortized deferred financing charges written off in connection with the redemption of First and Second Priority Notes of $10.4 million and tender purchase price premium and consent fee related to the Second Priority Notes of $24.4 million.

Income Taxes. We recognized an income tax benefit of $10.0 million and an income tax benefit of $5.8 million for the six months ended June 30, 2011 and 2010, respectively.

Comparison of Years Ended December 31, 2010 and December 31, 2009

Revenues. For the year ended December 31, 2010, revenues increased by $118.2 million, or 54.7%, to $334.1 million when compared to the same period in the prior year. The fourth quarter of 2009 was the bottom of the recent industry decline for Forbes Group resulting in lower revenues and profits as compared to the year-ended 2010 where the energy services industry has experienced a turn-around with increasing utilization and pricing.

Well Servicing—Revenues from the well servicing segment increased by $49.2 million for the year, or 46.3%, to $155.3 million compared to the prior year. Of this increase, approximately 16.2% was due to increased prices and 83.8% was due to increased rig hours for well services. We utilized 173 and 171 well service rigs as of December 31, 2010 and 2009, respectively. Of the 173 rigs available as of December 31, 2010, 11 were allocated to Mexico operations. The average rate charged per hour during the year ended December 31, 2010 as compared to the same period in 2009 was essentially flat due to the fact that prices were steadily decreasing during the 2009 period while the reverse was true during the same period in 2010, when prices were increasing. Average utilization of our well service rigs during the year-ended December 31, 2010 and 2009 was 65.4% and 48.9%, respectively, based on a 12-hour day, working five days a week, except holidays in the U.S. and seven days a week, 24 hours a day in Mexico, except holidays and approximately two weeks in September where Pemex suspended operations for most service providers in Mexico. This suspension resulted in a loss estimated to be approximately $1 million in gross revenue. Our contract with Pemex provides that we can invoice Pemex our cost during a Pemex imposed suspension. Accordingly, in the third quarter of 2010, we accrued revenues equal to a portion of our estimated costs of approximately $500,000. During the fourth quarter of 2010, we recovered approximately $710,000 from Pemex.

Fluid Logistics and Other—Revenues from the fluid logistics and other segment for the year ended December 31, 2010 increased by $69.0 million, or 62.8%, to $178.8 million compared to the prior year, as a result of the general industry increase in pricing, activity and additional services we provided our customers through sub-contractor services. The revenue breakout for the $178.8 million consists of $166.8 million for the fluid logistics operations and $12.0 million for the sub-contractor services operations. Beginning in fiscal year 2010, we began providing additional services in which Wolverine Construction, Inc., one of our related parties, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services we offer. We pay Wolverine for their services and materials and then bill the cost to the customer with a margin of between 5% and 10%. Of the total increase of $69.0 million, approximately 50.1% was due to an increase in hours worked, approximately 32.5% due to customer price increases and approximately 17.4% was due to the additional services we provided. An increase in hours of approximately 31.5% between the two years resulted in an increase in utilization from approximately 69.2% for the year ended December 31, 2009 to approximately 94.3% for the year ended December 31, 2010. Rates also increased approximately 23.8% for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Our principal fluid logistics assets at December 31, 2010 and December 31, 2009 were as follows:

	As of December 31,		% Increase (Decrease)
Asset	2010	2009
Vacuum trucks	285	290	(1.7)%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,368	1,369	(0.1)%
Salt water disposal wells	15	18	(16.7)%

Consolidated Operating Expenses. Our operating expenses increased to $261.4 million for the year ended December 31, 2010, from $184.1 million for the year ended December 31, 2009, an increase of $77.3 million, or 42.0%. Operating expenses as a percentage of revenues were 78.3% for the year ended December 31, 2010, compared to 85.3% for the year ended December 31, 2009. This decrease in operating expense as a percentage of our revenues is generally attributable to the general industry decline that was taking place in 2009 as compared to the uptrend experienced in 2010. During the 2009 decline, companies, including Forbes, were not able to reduce costs as fast as revenues were declining. As industry activity began to stabilize in late 2009 and improve in 2010, revenues increased as a result of increased customer pricing and higher utilization. During this same time period, operating costs as a percentage of revenues declined not only as a result of increased revenues, but also from the costs cuts introduced in 2009 and fixed operating expenses that did not increase in the same proportion as revenues.

Well Servicing—Operating expenses from the well servicing segment increased by $26.5 million, or 27.4%, to $123.3 million. Well servicing operating expenses as a percentage of well servicing revenues were 79.4% for the year ended December 31, 2010, compared to 91.3% for the year ended December 31, 2009, a decrease of 11.9%. This decrease in operating expense as a percentage of revenue was due to an increase in utilization to 65.4% for the year ended December 31, 2010 from 48.9% for the year ended December 31, 2009, which allowed us to spread its fixed costs over greater revenues, thereby increasing the gross margin. This increase in utilization consisted of 83.8% of the change. The remaining 16.2% was due to price increases of approximately 5.3% in average billing rates between the two years. Rates increased from the first quarter 2010 to the fourth quarter of 2010 by approximately 22.7%.

The dollar increase in well servicing costs between the two years was due to in large part to the increase in labor costs of $9.8 million, or 22.4% for the year ended, December 31, 2010, compared to the prior year. The employee count at December 31, 2010 was 1,103, compared to 896 employees as of December 31, 2009. Labor costs as a percentage of revenue were 34.7% and 41.5% for the years ended December 31, 2010 and 2009, respectively. Product and chemical costs increased by $5.9 million, or 91.3%, for the year ended December 31, 2010, when compared to the prior year due to increased prices for such items as a result of the higher demand for drilling and well services driven by the increase of oil and natural gas prices. Product and chemical cost as a percentage of revenues were 7.9% and 6.1% for the year ended, December 31, 2010 and December 31, 2009, respectively. Repairs and equipment maintenance cost increased by $4.0 million, or 46.4%, to $12.5 million as a result of activity increases. Rig hours increased 37.9% and decreased 27.8% for the years ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost as a percentage of revenues was 8.0% and 8.0% for the year ended December 31, 2010 and 2009, respectively. Out of town expenses increased by $2.1 million, or 44.4%, for the year ended December 31, 2010, when compared to the prior year. Out of town expenses as of percentage of revenues was 4.5% and 4.6% for the year ended December 31, 2010 and 2009, respectively. Supplies and parts, fuel costs, rent equipment and safety expenses increased by $1.7 million, $1.5 million, $1.4 million and $0.8 million, respectively. These expenses were offset by approximately $0.8 million in realized foreign currency gains. The remaining $0.1 million was made up of various expenses in line with our expectations and were consistent with the rapidly changing industry.

Fluid Logistics and Other—Operating expenses from the fluid logistics and other segment increased by $50.8 million, or 58.2%, to $138.1 million. The expense breakout for the $138.1 million consists of $126.8 million for the logistics operations and $11.3 million for the sub- contractor services operations. Fluid logistics operating expenses as a percentage of fluid logistics revenues were 77.2% for the year ended December 31, 2010, compared to 79.5% for the year ended December 31, 2009. This decrease in operating expense as a percentage of revenue was due to an increase in utilization to 94.3% for the year ended December 31, 2010 from 69.2% for the year ended December 31, 2009, which allowed us to spread our fixed costs over greater revenues, thereby increasing the gross margin.

The increase in fluid logistics operating expenses of $50.8 million was due in large part to an increase in contract services costs of $18.2 million, or 781.8%, for the year ended December 31, 2010, when compared to the same period in the prior year, as a direct result of higher activity in the general industry and the need to utilize outside services to satisfy customer demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, who allowed us to provide additional billable services to our customers. The cost associated with their sub-contracted services was approximately $11.3 million of the $18.2 million increase year over year. Contract services cost as a percentage of revenues was 11.5% and 2.1% for the year ended December 31, 2010 and 2009, respectively. Labor costs increased by $9.9 million, or 32.8% to $40.2 million partially as result of workforce headcount increases. Labor costs as a percentage of revenues were 22.5% and 27.6% for the year ended December 31, 2010 and 2009, respectively. The employee count at December 31, 2010 was 790, as compared with 706 employees as of December 31, 2009. Fuel costs increased by $7.1 million, or 45.8%, for the year ended December 31, 2010, when compared to the same period in the prior year due to fuel price increase of 21.6% and higher activity in drilling and well services. Fuel cost as a percentage of revenues was 12.7% and 14.1% for the year ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost increased by $6.6 million, or 93.1% to $13.7 million as a result of activity increases. Truck hours increased 31.5% for the year ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost as a percentage of revenues was 7.7% and 6.5% for or the year ended December 31, 2010 and 2009, respectively. Equipment rental cost increased by $3.8 million, or 123.1%, to $6.9 million. Equipment rental cost as a percentage of revenues was 3.9% and 2.8% for the year ended December 31, 2010 and 2009, respectively. Saltwater disposal cost increased by $1.8 million, or 39.5%, to $6.3 million. Saltwater disposal cost as a percentage of revenues was 3.5% and 4.1% for the year ended December 31, 2010 and 2009, respectively. Product and chemical cost increased by $2.2 million, or 34.5%, for the year ended December 31, 2010, when compared to the prior year due to the higher demand for drilling and well services driven by the increase of oil and natural gas prices. Product and chemical cost as a percentage of revenues was 4.9 % and 5.9% for the year ended December 31, 2010 and 2009, respectively. Tire repair cost increased by $0.8 million, or 49.8% to $2.5 million. Tire repair cost as a percentage of revenues was 1.4% and 1.5% for the year ended December 31, 2010 and 2009, respectively. The remaining $0.4 million change is related to various expenses that were consistent with the higher activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $2.1 million, or 10.1%, to $23.4 million. General and administrative expense as a percentage of revenues were 7.0% and 9.8% for the year ended December 31, 2010 and 2009, respectively. Labor cost increased by approximately $1.9 million or 36.0%. This increase was due to the addition in employee count and increase of corporate staff, including an internal auditor, director of financial reporting and a tax accountant. Equipment rental also increased by approximately $0.4 million due to the increase in hours and production. The remaining $0.1 million changes related to various expenses.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.5 million, or 1.2%, to $40.0 million. The slight increase is related to our increase in capital expenditures. Capital expenditures incurred for the year ended December 31, 2010 were $3.5 million compared to $16.3 million for the year ended December 31, 2009.

Interest and Other Expenses. Interest and other expenses were $27.1 million in the year ended December 31, 2010, compared to $25.6 million in the year ended December 31, 2009, an increase of $1.5 million, or 6.0%. This increase is primarily due to additional interest associated with the First Priority Notes issued on October 2, 2009, which was offset in part by a decrease in interest expense associated with the repurchase of certain of our Second Priority Notes, in 2010.

Income Taxes. We recognized income tax benefit of $6.5 million and $25.1 million for the year ended December 31, 2010 and 2009, respectively, due to the losses recognized during the year of $11.3 million and $29.3 million, respectively. For the year ended December 31, 2010 and 2009 the effective tax benefit rate was 36.5% and 46.2%, respectively.

Comparison of Years Ended December 31, 2009 and December 31, 2008

Revenues. For the year ended December 31, 2009, revenues decreased by $145.0 million, or 40.2%, to $215.9 million when compared to the same period in the prior year. During the fourth quarter 2008 and during 2009 we experienced declines in demand and significant pricing pressure that is a result of the general economic decline.

Well Servicing. Revenues from the well servicing segment decreased by $83.9 million for the year, or 44.2%, to $106.1 million compared to the prior year. The decrease was largely due to the decreased demand for oil and natural gas and the decline in oil and natural gas prices which resulted in a reduced demand for our well services. Of the decrease, approximately 65% was due to a reduction in hours worked with the remaining approximately 35% due to customer price reductions. A decrease in hours of 27.8% between the two periods resulted in a drop in utilization from 86.0% for the year ended December 31, 2008 to 49.0% for the year ended December 31, 2009. Rates also decreased 21.0% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. We had 171 well servicing rigs available as of December 31, 2009, compared to 170 well servicing rigs at December 31, 2008, a 0.6% increase. Of the 171 rigs available as of December 31, 2009, 11 were allocated to Mexico operations. Of the 160 in the U.S. at December 31, 2009, utilization was approximately 48.0% due to the general industry decline. Of the 11 allocated to Mexico operations, utilization was approximately 90.9%.

Fluid Logistics and Other. Revenues from the fluid logistics and other segment for the year ended December 31, 2009 decreased by $61.1 million, or 35.8%, to $109.8 million compared to the prior year, as a result of the general industry decline in pricing and activity. Of this decrease, approximately 63% was due to a reduction in hours worked with the remaining approximately 37% due to customer price reductions. A decrease in hours of approximately 23% between the two years resulted in a drop in utilization from approximately 100% for the year ended December 31, 2008 to approximately 69% for the year ended December 31, 2009. Rates also decreased approximately 17% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. Our principal fluid logistics assets at December 31, 2009 and December 31, 2008 were as follows:

	As of December 31,		% Increase (Decrease)
Asset	2009	2008
Vacuum trucks	290	294	(1.4)%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,369	1,370	(0.07)%
Salt water disposal wells	18	14	28.6%

Operating Expenses. Our operating expenses decreased to $184.1 million for the year ended December 31, 2009, from $246.5 million for the year ended December 31, 2008, a decrease of $62.4 million, or 25.3%. Operating expenses as a percentage of revenues were 85.3% for the year ended December 31, 2009, compared to 68.3% for the year ended December 31, 2008. This increase in operating expense as a percentage of our revenues is generally attributable to lower utilization of our equipment, and a significant reduction in the rates we are able to invoice our customers, which has been partially offset by reductions in labor costs (rates and hours) and fuel price decreases, as discussed below.

Well Servicing. Operating expenses from the well servicing segment decreased by $31.8 million, or 24.7%, to $96.8 million. Well servicing operating expenses as a percentage of well servicing revenues were 91.3% for the year ended December 31, 2009, compared to 67.7% for the year ended December 31, 2008, a decrease of 23.6%. This can be attributed primarily to a decrease of approximately 21.0% in average billing rates per well service rig between the two periods. In addition to declining rates from our customers, average well service rig utilization decreased to 49.0% for the year ended December 31, 2009 from 86.0% for the year ended December 31, 2008. Rent expenses increased by $3.8 million primarily due to an additional well service equipment operating leases entered into during 2008. Product and chemicals, repairs and maintenance, freight charges, and property taxes and also increased by $5.5 million, $1.6 million, $1.6 million and $0.3 million, respectively. Our bad debts expense increased by $1.2 million related to bad debts in Mexico created as a result of collectability issues, which was offset by a decrease of $0.2 million in bad debts expense in the U.S. Product and chemicals, freight charges, and professional fees all increased due to operations in Mexico. Labor costs decreased by $24.9 million, or 36.1%, of which approximately 77% was attributable to pay reductions and approximately 23% was attributable to headcount reductions. The employee count at December 31, 2009 was 896, as compared with 977 employees as of December 31, 2008. Other expenses that decreased included supplies and parts, fuel and oil expense, insurance, out of town expense, contract labor, auto and truck, safety, professional fees–other and uniforms decreased by $7.1 million, $4.0 million, $3.4 million, $3.3 million, $1.0 million, $0.6 million, $0.5 million, $0.4 million and $0.4 million, respectively. These decreases were the result of more aggressive cost management. The changes in expenses and decreases in revenues were in line with management’s expectations and were consistent with the rapidly changing industry.

Fluid Logistics and Other. Operating expenses from the fluid logistics and other segment decreased by $30.7 million, or 26.0%, to $87.3 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were 79.5% for the year ended December 31, 2009, compared to 69.0% for the year ended December 31, 2008. This was primarily attributable to a decrease in average utilization of approximately 63% and an approximately 37% decline in average customer billing rates that are a result of the general economic decline. The decrease in fluid logistics operating expenses of $30.7 million was due in large part to a decrease in fuel costs of $10.5 million, or 40.3%, for the year ended December 31, 2009, when compared to the same period in the prior year due to fuel price decreases of 36.6%. Fuel cost as a percentage of revenues was 14.1% and 15.2% for the year ended December 31, 2009 and 2008, respectively. Labor costs decreased by $10.2 million, or 27.0%, to $28.1 million of which approximately 70% was attributable to workforce headcount decreases and approximately 30% was attributable to pay reductions throughout the Company. Labor costs as a percentage of revenues were 27.6% and 24.3% for the year ended December 31, 2009 and 2008, respectively. The employee count at December 31, 2009 was 706, as compared with 868 employees as of December 31, 2008. Product and chemical cost decreased by $3.7 million, or 36.6%, for the year ended December 31, 2009, when compared to the prior year due to the lower demand for drilling and well services driven by the decrease of oil and natural gas prices. Product and chemical cost as a percentage of revenues was 5.9 % and 6.0% for the year ended December 31, 2009 and 2008, respectively. Contract services cost decreased $2.4 million, or 51.1%, to $2.3 million. Contract services cost as percentage of fluid logistics revenues were 2.1% for the year ended December 31, 2009, compared to 2.8% for the year ended December 31, 2008 as a direct result of lower activity in the general industry. The remaining $3.9 million change is related to various expenses that were consistent with the lower activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $3.5 million, or 19.9%, to $21.2 million. General and administrative expense as a percentage of revenues were 9.8% and 4.9% for the year ended December 31, 2009 and 2008, respectively. The change in percentage is primarily the result of the significant decrease in revenues. Professional fees for accounting and legal services increased by $2.4 million primarily related to the costs associated with obtaining a consent from our bond holders, establishing operations in Mexico, and costs of public reporting. Mexico expenses increased by an additional $1.6 million (excluding certain federal taxes) as the Mexico location became fully operational in 2009. A portion of these expenses where one-time expenses related to the start-up of our Mexico location. We had an increase in non-cash, stock-based compensation expense of $1.0 million related to stock options issued in May 2008 upon the initial public offering of our common stock. Wages and various other expenses decreased by approximately $0.8 million, and $0.1 million, respectively, due to the decrease in activity.

Depreciation and Amortization. Depreciation and amortization expenses increased by $5.9 million, or 17.5%, to $39.6 million, primarily due to new equipment acquired throughout 2008 that incurred a full year of depreciation in 2009, and to a lesser extent, due to new equipment acquired in 2009. Capital expenditures incurred for the year ended December 31, 2009 were $16.3 million compared to $142.0 million for the year ended December 31, 2008.

Interest and Other Expenses. Interest and other expenses were $25.6 million in the year ended December 31, 2009, compared to $25.8 million in the year ended December 31, 2008. This decrease was due in part to the repurchase of Second Priority Notes in the first quarter of 2009.

Income Taxes. We recognized income tax expense of $62.6 million for the year ended December 31, 2008 due to FES Ltd becoming subject to U.S. federal taxes on May 29, 2008 as a result of our Bermuda Reorganization. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only income tax obligation of the Forbes Group was the Texas margin tax. We recognized an income tax benefit of $25.1 million for the year ended December 31, 2009 with an effective rate of 46.2%. The difference between the statutory rate of 35% and the effective rate relates to bonus depreciation on fixed assets prior to the Bermuda Reorganization which was not taken during the preparation of the 2008 tax returns for tax planning purposes.

Liquidity and Capital Resources

Overview

As of December 31, 2009, we had concluded that approximately $15.0 million of additional funding would be required during 2010 in order to meet our working capital requirements. In May 2010, we received $14.2 million as the net proceeds from the issuance of preferred stock, which we deemed sufficient at the time to meet our working capital requirements delineated as of December 31, 2009. As discussed elsewhere herein, our industry has been experiencing an upturn and, currently, we project that our current available working capital plus cash flows generated from our operations will be adequate to meet our working capital requirements over at least the next twelve months.

Pursuant to the offering of the initial notes, we issued $280.0 million aggregate principal amount of senior notes due 2019 and received net proceeds of $272.7 million. We used a portion of the proceeds from such offering to purchase or redeem all outstanding Second Priority Notes and First Priority Notes.

On September 9, 2011, we entered into a loan and security agreement with certain lenders and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial credit of $75 million, subject to borrowing base availability. This credit facility is described in more detail in the “Description of Certain Indebtedness” on page 116.

For the twelve months ended December 31, 2010, there was a net use of cash provided by operating activities amounted to $2.4 million. This was a decrease of $12.9 million as compared to the twelve months ended December 31, 2009. This was mainly due to an increase in accounts receivable of $30.6 million, a decrease in accrued liabilities of $2.3 million, offset in part by an increase in related party payables of $7.2 million. During December 2010, we collected approximately $18.0 million in accounts receivable from our Mexico operations, of which the majority was disbursed to Mexico vendors by December 31, 2010.

Nevertheless, there can be no assurance that the current industry upturn will continue. Oil prices began declining in the end of the second quarter of 2011. In August 2011, this decline became more pronounced. Continued

downward pressure on oil prices could negatively impact our utilization. This could require us to seek funding to meet working capital requirements. In the event that management elects to incur capital expenditures in excess of the levels incurred in 2010 or pursue other capital intensive activities, additional capital may be required to fund these activities. As discussed in more detail below, our ability to seek additional financing may be restricted by certain of our debt covenants.

The indenture governing the notes and our new senior secured credit facility impose significant restrictions on us and increase our vulnerability to adverse economic and industry conditions that could limit our ability to obtain additional or replacement financing. For example, the indenture governing the notes only allows us to incur indebtedness, other than certain specific types of permitted indebtedness, if such indebtedness is unsecured and if the Fixed Charge Coverage Ratio (as defined in each indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0. Our new credit facility only allows us to incur specific types of permitted indebtedness, which includes a $40 million basket of permitted indebtedness for capital leases, mortgage financings or purchase money obligations incurred for the purpose of installation or improvement of property, plant or equipment.

Our inability to satisfy our obligations under the indenture governing the notes, the new credit facility and any future debt agreements we may enter into could constitute an event of default under such agreements. An event of default could result in all or a portion of our outstanding debt becoming immediately due and payable. If this should occur, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously. Given the state of global events, our ability to access the capital markets or to consummate any asset sales might be restricted at a time when we would like or need to raise capital. These events could have a material adverse effect on our business, financial position, results of operations and cash flows and our ability to satisfy our obligations.

Within certain constraints, we can conserve capital by reducing or delaying capital expenditures, deferring non-regulatory maintenance expenditures and further reducing operating and administrative costs.

We have historically funded our operations, including capital expenditures, with bank borrowings, vendor financings, cash flow from operations, the issuance of our Second Priority Notes, and First Priority Notes and the proceeds from our Canadian initial public equity offering and simultaneous U.S. private placement, our October 2008 and December 2009 common stock offerings, and our May 2010 Series B Preferred Stock private placement.

As of June 30, 2011, we had $285.3 million in debt outstanding. As of June 30, 2011, we had outstanding 588,059 Series B Senior Convertible Preferred Stock, which is reflected in the balance sheet as temporary equity in an amount of $14.5 million, that we are required to redeem in May 2017 for cash or common stock at 95% of the fair market value of the common stock as determined in accordance with the certificate of designation for the Series B Preferred stock.

As a result of the sale of the initial notes and related transactions, we are no longer subject to the indenture governing the First Priority Notes and the indenture governing the Second Priority Notes effective July 27, 2011, and we have $280.0 million outstanding under the indenture governing the notes.

As of June 30, 2011, we had $34.9 million in cash and cash equivalents, $282.1 million in long-term debt outstanding, $3.2 million in short-term debt outstanding, and $4.1 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $3.2 million of short-term debt consisted of $2.0 million payable to equipment lenders under various installment notes, and $1.2 million payable related to financing of our insurance premiums over the term of the insurance coverage. We incurred $23.5 million and $0.9 million for capital equipment purchases during the three months ended June 30, 2011 and 2010, respectively, as compared to actual cash disbursements in payment of capital equipment purchases of $21.7 million and $1.5 million for the three months ended June 30, 2011 and 2010, respectively. Other equipment purchased for the three months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment. We financed these purchases with cash flow from operations, and a portion of the proceeds from the issuance of the initial notes.

As of December 31, 2010, we had $30.5 million in cash and cash equivalents, $212.9 million in long-term debt outstanding, $6.5 million in short-term debt outstanding, and $0.2 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $6.5 million of short-term debt consisted of $1.8 million payable to an equipment lender under various installment notes, and $4.6 million payable to spread the cost of our insurance premiums over the year of such coverage. For the year ended December 31, 2010, we incurred $3.5 million in capital expenditures, which included equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells, and pickup trucks. We financed these purchases with cash flow from operations, and certain short-term vendor financings.

As of December 31, 2009, we had $28.4 million in cash and cash equivalents, $214.5 million in long-term debt outstanding, $12.4 million in short-term debt outstanding, and $7.5 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $12.4 million of short-term debt consisted of $6.8 million to be used to repurchase Second Priority Notes pursuant to a covenant entered into in connection with previous consent, $1.7 million payable to an equipment lender under various installment notes, and $4.0 million payable to First Insurance Funding to spread the cost of our insurance premiums over the year of such coverage. Our $7.5 million of vendor financing was comprised of $7.1 million payable to our well service rig and vacuum trailer supplier, with the balance due to several smaller vendors. In the year ended December 31, 2009, we incurred $16.3 million in capital expenditures, which included equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells and pickup trucks. We financed these purchases with cash flow from operations, and certain short-term vendor financings.

As of December 31, 2008, we had $23.5 million in cash and cash equivalents, $205.4 million in long-term debt outstanding, $6.8 million in short-term debt outstanding, and $21.2 million of short-term (less than six months) equipment vendor financings for well servicing rigs and other equipment. Our $6.8 million of short-term debt consisted of $1.6 million payable to an equipment lender under various installment notes, $2.0 million payable to bond holders and $3.2 million payable to First Insurance Funding to spread the cost or our insurance premiums over the year of such coverage. In the year ended December 31, 2008, we incurred $142.0 million in capital expenditures, which included well service equipment, heavy trucks, vacuum trucks and trailers, pickups, and related equipment. We financed these purchases with cash flow the net proceeds of two equity offerings, the net proceeds from our bond offering, cash flow from operations, and certain short-term vendor financings.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies’ development and production activities. Sustained increases or decreases in the price of natural gas or oil could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures, purchases and sales of investments, issuances and repurchases of debt and of our common stock are within our control and are adjusted as necessary based on market conditions.

Cash Flows from Operating Activities

Net cash used in operating activities totaled $23.6 million and $22.9 million for the three and six months ended June 30, 2011, compared to $0.2 million and $12.6 million for the three and six months ended June 30, 2010.

The three and six months ended June 30, 2011 incurred $192.5 million in cash costs associated with the repurchase of the Second Priority Notes and $20.0 million related to the extinguishment of the First Priority Notes. We also paid the holders of the Second Priority Notes and the First Priority Notes a premium of approximately $25.0 million in the aggregate in connection with the repurchase of these notes. The remaining non-cash costs incurred for these two transactions were for the write-off of certain financing costs that were deferred at inception of the First and Second Priority Notes and the discount on the Second Priority Notes. These non-cash costs amounted to $10.4 million resulting in a total loss on early extinguishment of debt for the two periods of $35.4 million, as reflected in the Statements of Operations.

In addition to the cash costs associated with the First Priority Notes and Second Priority Notes repurchase, cash used in operating activities increased through an increase in accounts receivable of $19.1 million and $34.1 million for the three and six months ended June 30, 2011. These increases were reflective of increased operating activities. Consolidated days sales outstanding as of June 30, 2011 was 85, which was comprised of 80 days outstanding in the United States and 140 days in Mexico.

Net cash provided by operating activities totaled $2.4 million for the year ended December 31, 2010, compared to net cash provided by operating activities of $15.4 million for the year ended December 31, 2009, a decrease of $13.0 million. This $13.0 million decrease resulted from cash flow decreases between the two periods as a result of an increase in accounts receivable from 2009 to 2010 of $38.5 million due to increased revenues from 2009 to 2010 as discussed elsewhere herein, a decrease in trade accounts payable of $8.1 million primarily as the result of a reduction in our Mexico trade payables as of December 31, 2010 corresponding to substantial Mexico collections in December 2010, a decrease between the two periods of $4.8 million in accrued expenses related primarily to our Mexico operations which began in early 2009 and ramped up through 2010, and prepaid expenses which decreased $4.9 million between 2009 and 2010 in the normal course of business. These decreases in cash flow between the periods were offset in part by increases in cash flow resulting from a reduction in the net loss from 2009 to 2010 of $18.0 million due to improved results of operations, an increase in various non-cash items between the periods of $17.9 million, an increase in related party accounts payable of $6.6 million related primarily to Wolverine Construction, Inc., and other net increases in cash flow resulting from changes in operating assets and liabilities of approximately $0.3 million which are in line with normal operating activities.

Net cash provided by operating activities totaled $15.4 million for the year ended December 31, 2009, compared to net cash provided by operating activities of $65.2 million for the year ended December 31, 2008, a decrease of $49.8 million. The most significant reason for the decrease in net cash flow was a decrease in pre-tax earnings of $87.3 million between the two periods. This decrease was offset by additional cash flow generated from a decrease in accounts receivable of $7.9 million at December 31, 2009 as compared to an increase of $28.9 million at December 31, 2008. The balance of the change was generated through changes in various working capital accounts.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the three and six months ended June 30, 2011 amounted to $21.3 million and $30.2 million compared to $1.5 million and $3.3 million for the three and six months ended June 30, 2010. Restricted cash increased by $7.1 million for the six months ended June 30, 2011 due to the extension of our PEMEX contract in the first quarter of 2011 which required additional bonding and related cash collateral. Purchases of equipment during the three months ended June 30, 2011 included purchase of equipment previously held under operating leases for aggregate amount of $19.4 million. The equipment purchased included ten well service rigs, three swab rigs, 15 vacuum trucks, one snubbing unit, 142 frac tanks, and miscellaneous ancillary equipment. Other equipment purchased for the three months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment.

Net cash used in investing activities for the year ended December 31, 2010 amounted to $5.8 million, primarily related to principal payments on various equipment notes, compared to $37.7 million for the years ended December 31, 2009. The significant capital expenditures in 2009 were reflective of the expansion of business during 2008 and 2009. Capital expenditures for the year ended December 31, 2010 were primarily for payment of costs associated with yard improvements at three locations and a saltwater disposal well.

Net cash used in investing activities for the year ended December 31, 2009 amounted to $37.7 million compared to $176.9 million for the year ended December 31, 2008. The significant capital expenditures in 2008 were reflective of the expansion of business during 2008. Capital expenditures for the year ended December 31, 2009 were primarily for Mexico operations and payment for capital expenditures incurred in prior periods that were included in accounts payable at December 31, 2008.

Cash Flows from Financing Activities

Cash flows provided by financing activities for the three and six months ended June 30, 2011 amounted to $58.0 million and $57.5 million compared to $5.7 million and $3.9 million for the three and six months ended June 30, 2010. During the quarter, we received $272.6 million in proceeds from the issuance of 9% Senior Notes Payable net of debt issuance costs. The proceeds were used to retire $192.5 million in Second Priority Notes and $20.0 million in First Priority Notes. In connection with the retirement of the Second Priority Notes the Company paid approximately $24.4 million in consent fees and purchase price premiums. In connection with the First Priority Notes the Company paid approximately $0.6 million in the form of a purchase price premium. The balance of repayments of debt for the three and six months ended June 30, 2011 relates to installment debt. In the same quarter of the prior year, we received $14.2 million from the issuance of preferred stock.

Net cash provided by financing activities decreased to $5.4 million for the year ended December 31, 2010 compared to $27.3 million for the year ended December 31, 2009. In May 2010 we issued 580,800 shares of Series B Senior Convertible Preferred Stock for net proceeds of $14.2 million (see Note 15 to the condensed consolidated financial statements for the year ended December 31, 2010 included herein). In June 2010, we re-purchased and retired $7.3 million of Second Priority Notes for $6.8 million, which represented a discounted price of approximately 93.5% of par value. In addition, in 2009, we repurchased $5.3 million in Second Priority Notes for $3.4 million or at an average discount price of approximately 65% of par value.

Net cash provided by financing activities decreased to $27.3 million for the year ended December 31, 2009, compared to $129.9 million for the year ended December 31, 2008. The primary financing activities in 2009 related to draws under our prior credit facility with Citibank, N.A., the issuance of the First Priority Notes and the equity offering conducted in December 2009. Additional borrowings amounted to $32.0 million and $226.8 million for the years ended December 31, 2009 and 2008, respectively. The 2009 borrowings were primarily related to the offering of the First Priority Notes in October 2009 and advances under our prior credit facility with Citibank N.A. These borrowings were offset by debt repayments of $15.0 million and $128.3 million for the years ended December 31, 2009 and 2008, respectively.

9% Senior Notes

On June 7, 2011, the Company issued an aggregate of $280.0 million of initial notes, which initial notes will be exchangeable for the exchange notes in the exchange offering to which this prospectus relates. The initial notes are identical to the exchange notes, with the exception that the initial notes contain terms with respect to transfer restrictions under the Securities Act, registration rights and the payment of additional interest. The initial notes and the exchange notes are described in detail in the “Description of Notes” section beginning on page 118.

Second Priority Notes

On February 12, 2008, we issued an aggregate of $205.0 million of Second Priority Notes. Pursuant to the requirements of the indenture governing the Second Priority Notes, we repurchased $12.5 million in aggregate principal amount of Second Priority Notes, including $7.3 million of principal amount of Second Priority Notes repurchased in the quarter ended June 30, 2010. In June 2011, we purchase 99.8% of the outstanding principal amount of the Second Priority Notes pursuant to the Tender Offer. As a result thereof, the provisions of the fourth supplemental indenture to the Second Priority Indenture became effective, eliminating most of the restrictive covenants and event of default provisions therein. On July 27, 2011, the Company redeemed the remaining approximately $0.4 million outstanding Second Priority Notes.

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20.0 million in aggregate principal amount of First Priority Notes in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes Group realized net proceeds of approximately $18.8 million which was used to repay and terminate its credit facility with Citibank, N.A. On June 7, 2011, we repurchased all of the outstanding First Priority Notes.

There are no significant restrictions on FES Ltd’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan. See Note 16 to the condensed consolidated financial statements for the year ended December 31, 2010 included in this prospectus for consolidating information required by Rule 3-10 of Regulation S-X.

Initial Public Offering and Simultaneous U.S. Private Placement

On May 29, 2008, we completed our Canadian initial public offering and simultaneous U.S. private placement of our common stock, which we refer to as the Initial Equity Offering. In the Initial Equity Offering, we sold 6,161,125 shares of common stock for CDN $28.00 per share and the common stock was listed on the Toronto Stock Exchange. Gross proceeds from the Initial Equity Offering were CDN $172,511,500, and net proceeds from the Initial Equity Offering after expenses were CDN $162,465,730.

FES Ltd was formed as a Bermuda company effective April 9, 2008 to act as the holding company for FES LLC and its subsidiaries. At the time of our organization, 50 shares of common stock were issued. On May 29, 2008, in conjunction with the Initial Equity Offering, the Forbes Group was reorganized, referred to herein as the Bermuda Reorganization, pursuant to which all of the members of FES LLC assigned approximately 63% of their membership interests in FES LLC to us in exchange for 29,500,000 shares of our Class B non-voting stock. Upon consummation of the Initial Equity Offering, we contributed $120.0 million cash as additional capital to FES LLC and FES LLC used the funds to redeem the remaining outstanding membership interests held by those members of FES LLC other than us. The result was that FES LLC and its subsidiaries became wholly owned subsidiaries. FES Ltd has subsequently discontinued its existence from Bermuda and converted into a Texas corporation.

Equity Offerings Subsequent to the Initial Equity Offering

In October 2008, we completed a U.S. private placement of 1,991,625 shares of our common stock at a price per share of CDN $16.00 for an aggregate purchase price in the amount of $30,000,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $1.0622. We received net proceeds of $29,841,637 after legal fees and other offering costs of $238,028.

On December 22, 2009, we completed a Canadian public offering and simultaneous U.S. private placement of 5,390,625 shares of our common stock at a price per share of CDN $3.20 for gross proceeds of $16,260,232 (CDN $17,250,000), based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $0.94. Offering costs, including underwriter commission, auditors and legal fees, amounted to $1,332,527 for net proceeds to us of $14,927,705. Of the total shares offered, 187,500 shares were sold to U.S. residents in a private placement in reliance on exemption from registration.

On May 28, 2010, we completed a private placement of 580,800 shares of Series B Preferred Stock for total gross proceeds of $14,520,000, in reliance on exemptions from registration provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended. In connection with the private placement, we paid the investors who purchased the Series B Preferred Stock a closing fee of $290,400 and paid legal and other offering costs of $401,395 in connection with the offering. The common stock into which the Series B Preferred Stock are convertible have certain demand and “piggyback” registration rights.

The above references to the number of shares and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation.

Contractual Obligations and Financing

The table below provides estimated timing of future payments for which we were obligated as of December 31, 2010.

Actual	Total	1 Year or Less	2-3 Years	4-5 Years	More than 5 years
	(dollars in thousands)
Maturities of long-term debt, including current portion (1)	$222,051	$6,464	$3,087	$212,500	$—
Operating lease commitments	17,194	6,649	9,800	745	—
Interest on long-term debt	115,983	23,885	47,345	44,753	—

Total	$355,228	$36,998	$60,232	$257,998	$—

(1)	In June 2010, we repurchased and retired $7.3 million of Second Priority Notes for $6.8 million, which represented a discounted price of approximately 93.5% of par value.

We have obligations to pay to the holders of our Series B Preferred Stock quarterly dividends of five percent per annum of the original issue price, payable in cash or in-kind.

The Company sought and received shareholder approval for a pool of Series B Preferred Stock to be issued as in-kind dividends in order to satisfy Toronto Stock Exchange rules. Further, as opposed to the indentures that governed the First Priority Notes and Second Priority Notes, the indenture governing the notes specifically allows the payment of cash dividends on the Series B Preferred Stock of up to $260,000 per quarter. Therefore, we are not currently prevented from paying the Series B Preferred Stock dividends in cash or in-kind. As of October 5, 2011, the Company has paid all required dividends on its Series B Preferred Stock for completed dividend periods.

On May 28, 2017, we are required to redeem any of the Series B Preferred Stock then outstanding. Such mandatory redemption may, at our election, be paid in cash or common stock (valued for such purpose at 95% of the then fair market value of the common stock). As of December 31, 2010, we had 588,059 shares of Series B Preferred Stock outstanding. For a discussion of the rights and preferences of the Series B Preferred Stock, see Note 15 to the consolidated financial statements for the year ended December 31, 2010 included herein.

Seasonality

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and, therefore, has a negative impact on total hours worked. Finally, during the fourth quarter, we historically have experienced significant slowdowns during the Thanksgiving and Christmas holiday seasons.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the applicable reporting periods. On an ongoing basis, management reviews its estimates, particularly those related to depreciation and amortization methods, useful lives and impairment of long-lived assets, and asset retirement obligations, using currently available information. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates.

Estimated Depreciable Lives

A substantial portion of our total assets is comprised of equipment. Each asset included in equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of such assets from earnings every year over the asset’s estimated economic useful life. As a result of these estimates of economic useful lives, net equipment as of December 31, 2010 totaled $274.2 million which represented 60.7% of total assets. Depreciation expense for the year ended December 31, 2010 totaled $37.1 million which represented 11.4% of total operating expenses. Given the significance of equipment to our financial statements, the determination of an asset’s economic useful life is considered to be a critical accounting estimate. The estimated economic useful life is monitored by management to determine its continued appropriateness.

Impairments

Long-lived assets, which include property, equipment, and finite lived intangible assets subject to amortization, comprise a significant amount of our total assets. We review the carrying values of these assets for impairment periodically, or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make judgments regarding long-term forecasts of future revenues and costs related to the assets subject to review. These forecasts include assumptions related to the rates we bill our customers, equipment utilization, equipment additions, debt borrowings and repayments, staffing levels, pay rates, and other expenses. In turn, these forecasts are uncertain in that they require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions. Based on our analysis as of December 31, 2008, we concluded that goodwill was impaired and recorded a $4.4 million impairment charge. Since then, we have regularly assessed our long-lived assets for impairment and concluded that no such impairment writedown was necessary.

Allowance for Doubtful Accounts

The determination of the collectability of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers’ payment history and current credit worthiness to determine that collectability is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due to us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2010 and 2009, allowance for doubtful accounts totaled $6.4 million, or 6.9%, and $5.3 million, or 9.2%, of gross accounts receivable, respectively. We believe that our allowance for doubtful accounts is adequate to cover potential bad debt losses under current conditions; however, uncertainties regarding changes in the financial condition of our customers, either adverse or positive, could impact the amount and timing of any additional provisions for doubtful accounts that may be required. A five percent change in the allowance for doubtful accounts would have had an impact on income from continuing operations before income taxes of approximately $0.3 million in 2010.

Revenue Recognition

Well Servicing. Well servicing consists primarily of maintenance services, workover services, completion services, plugging and abandonment services, and tubing testing. We price well servicing by the hour of service performed.

Fluid Logistics and Other. Fluid logistics and other consists primarily of the sale, transportation, storage, and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. We price fluid logistics by the job, by the hour, or by the quantities sold, disposed, or hauled.

We recognize revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable.

Income Taxes

As of May 29, 2008, in conjunction with the Initial Equity Offering and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. For the period ended December 31, 2010 and 2009, the Forbes Group had an income tax benefit of $6.5 million and $25.1 million, respectively. For the years ended December 31, 2010 and 2009, $0.2 million and $0 in state tax expense was recorded and $0.2 million and $0 in foreign income tax expense, respectively. As of December 31, 2010 and 2009, $29.7 million and $36.6 million in deferred U.S. federal income tax was reflected in the FES Ltd’s balance sheet, respectively.

Current and deferred net tax liabilities are recorded in accordance with enacted tax laws and rates. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, we have considered and made judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These estimates and judgments include some degree of uncertainty and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets.

Deferred taxes have not been provided for on the majority of undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in our foreign operations. A deferred tax liability is recognized when we expect that we will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Determination of the amount of the unrecognized U.S. income tax liability on undistributed earnings is not practical because of the complexities of the hypothetical calculation.

Environmental

We are subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge or release of materials into the environment and may require us to remove or mitigate the adverse environmental effects of the disposal or release of petroleum, chemical or other hazardous substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. We believe, on the basis of presently available information, that regulation of known environmental matters will not materially affect our liquidity, capital resources or consolidated financial condition. However, there can be no assurances that future costs and liabilities will not be material.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)” (“ASU 2011-05”). In ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. For public companies, ASU 2011-05 shall be applied retrospectively and is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted ASU 2011-05 for the interim period ended June 30, 2011. The statements are presented in two consecutive statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820)” (“ASU 2011-04”). ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S GAAP and IFRSs. ASU 2011-04 shall be applied prospectively for public entities, for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The adoption of this ASU will not have a material impact on the company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 addresses diversity in the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted ASU 2010-29 on January 1, 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Impact of Inflation on Operations

We are of the opinion that inflation has not had a significant impact on our business.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Events

In connection with the offering of the initial notes, on June 7, 2011, we completed an offer to purchase for cash $192,145,000 aggregate principal amount of the outstanding Second Priority Notes issued by two of our subsidiaries, FES LLC and Forbes Energy Capital Inc., and guaranteed by FES Ltd and all of our other domestic subsidiaries. In connection with this tender offer, we received consents from holders of the Second Priority Notes in an amount sufficient to effect certain amendments to the indenture governing the Second Priority Notes to remove most of the restrictive covenants and certain events of default and to modify the terms of any intercreditor agreement applicable to the Second Priority Notes. On June 24, 2011, we paid $0.4 million to redeem the remaining outstanding of the Second Priority Notes, which was completed on July 27, 2011. On June 7, 2011, we repurchased and cancelled all of the outstanding First Lien Floating Rate Notes due 2014 issued by FES LLC and Forbes Energy Capital Inc. and guaranteed by FES Ltd and all of our domestic subsidiaries.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common stock, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32 per share. All eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 670,000 shares of common stock were cancelled and new options to purchase 482,400 shares of common stock were issued.

On September 9, 2011, we entered into a loan and security agreement with certain lenders and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial credit of $75 million, subject to borrowing base availability. This credit facility is described in more detail in the “Description of Certain Indebtedness” on page 116.

Quantitative and Qualitative Disclosures About Market Risk

In addition to the risks inherent in our operations, we are exposed to financial, market and economic risks. Changes in interest rates may result in changes in the fair market value of our financial instruments, interest income and interest expense. Our financial instruments that are exposed to interest rate risk are long-term borrowings. The following discussion provides information regarding our exposure to the risks of changing interest rates and fluctuating currency exchange rates.

Our primary debt obligations are the notes and any borrowings under our new credit facility. Changes in interest rates will not affect interest expense incurred on the notes as the notes bear interest at a fixed rate. However, changes in interest rates would affect their fair values. Generally, the fair market value of debt with a fixed interest rate will increase as interest rates fall. Conversely, the fair market value of debt will decrease as interest rates rise. A hypothetical change in interest rates of 10% relative to interest rates as of June 30, 2010 would have no impact on our interest expense for the notes.

Our new credit facility has a variable interest rate and, therefore, is subject to interest rate risk. As of October 5, 2011, we have not made significant draw on this facility. For this reason, a 100 basis point increase in interest rates on our variable rate debt would not result in significant additional annual interest expense.

Historically, we have not been exposed to significant foreign currency fluctuation; however, as we have expanded operations in Mexico, we have become exposed to certain risks typically associated with foreign currency fluctuation as we collect revenues and pay expenses in Mexico in the local currency. Effective July 1, 2010, we changed the functional currency of our Mexican operations from the U.S. dollar to the Mexican peso in response to the growing volume of business required to be transacted in the local currency. Nevertheless, as of June 30, 2010, a 10% unfavorable change in the Mexican Peso-to-U.S. Dollar exchange rate would not materially impact our consolidated balance sheet. To date, we have not taken any action to hedge against any foreign currency rate fluctuations; however, we continually monitor the currency exchange risks associated with conducting foreign operations.

We have not entered into any derivative financial instrument transactions to manage or reduce market risk or for speculative purposes.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

(a)	Previous Independent Registered Public Accounting Firm

On June 23, 2009, we dismissed PricewaterhouseCoopers LLP, or PwC, as our principal independent registered public accounting firm. The dismissal of PwC was approved by the Audit Committee of our Board of Directors.

During our fiscal years ended December 31, 2007 and 2008, and in the subsequent interim period from January 1, 2009 through June 23, 2009:

(i) No report of PwC on our consolidated financial statements contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle;

(ii) There were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference in connection with their report to the subject matter of the disagreement; and

(iii) There were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously reported, material weaknesses in internal control over financial reporting were identified during the years ended December 31, 2007 and 2008, and during the quarter ended March 31, 2009.

As disclosed in the Registration Statement on Form S-4/A filed on June 27, 2008, the following material weaknesses were identified at March 31, 2008:

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We did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, we did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of U.S. GAAP.

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We did not maintain effective controls over the preparation and review of the combined financial statements and disclosures. Specifically, effective controls were not designed and in place around (i) the recording of period-end adjustments and accruals necessary to ensure the completeness, accuracy and valuation of the combined accounts, and (ii) the oversight and review of the combined financial statements and disclosures. This material weakness resulted in audit adjustments affecting substantially all of the financial statement accounts and disclosures of the Forbes Group’s 2005, 2006 and 2007 combined financial statements and resulted in a prior restatement of the combined statements of cash flows for the years ended December 31, 2005 and 2006.

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We did not maintain effective controls over revenue. Specifically, we did not maintain effective controls over the cut-off and completeness of unbilled fluid logistics revenue and associated accounts receivable. This control deficiency resulted in a prior restatement of the Forbes Group’s 2005 and 2006 combined financial statements.

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We did not maintain effective control over accounts payable. Specifically, we did not maintain effective controls over cut-off and completeness of accounts payable and associated expenses and capital expenditures.

■	We did not maintain effective control over recording of invoices to the proper accounts in the general ledger, including the determination of capital and expense items.

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We did not maintain effective control over its “OTE” (Accounting for Out of Town Expenses) income statement account as it did not reconcile OTE reimbursement activity with the detailed supporting documentation in a timely manner.

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We did not maintain effective control over unissued checks as there were numerous check numbers omitted from the 2008 C.C. Forbes, LLC disbursements listing as a consequence of insufficient control in distributing checks in addition to lack of support for voided checks.

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We did not maintain effective control over accrual of the liability for health insurance and workers’ compensation expense, as it did not consider all relevant information to assist it in estimating the level of accrual required relating to the incurred but not reported component of the health insurance and workers’ compensation expense.

As disclosed in both our Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, the following material weaknesses were identified at December 31, 2008 and at March 31, 2009:

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We did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, we did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of GAAP.

■

We did not maintain effective controls over the preparation and review of the consolidated financial statements and disclosures. Specifically, effective controls were not designed and in place around the oversight and review of the consolidated financial statements and disclosures.

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We did not design or maintain effective controls over purchase accounting. Specifically, we did not design and maintain effective controls over the accuracy and completeness of the purchase price allocation associated with the January 1, 2008 Delaware Reorganization. This material weakness resulted in the requirement to restate our unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008 (as well as the issued but unfiled financial statements for the quarter ended March 31, 2008).

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During the year ended December 31, 2008, we did not design and maintain effective controls over the review of the accuracy and completeness of the income tax provision. This material weakness resulted in the requirement to restate our unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008.

These material weaknesses have been discussed by the board of directors with PwC, and we have authorized PwC to respond fully to the inquiries of our successor accountant concerning the subject of these matters. We are in the process of implementing and continues to implement, remedial measures to address the remaining material weaknesses that were present as of March 31, 2009.

We provided PwC with a copy of this report and requested that PwC provide a letter addressed to the United States Securities and Exchange Commission stating whether or not it agrees with the foregoing statements. A copy of this letter from PwC, dated June 26, 2009, is incorporated by reference as Exhibit 16.1.

(b)	New Independent Registered Public Accounting Firm

On June 23, 2009, BDO USA, LLP (formerly known as BDO Seidman, LLP), or BDO, was engaged as the principal independent registered public accounting firm to audit the financial statements of FES Ltd. The engagement of BDO was approved by the Audit Committee of our Board of Directors.

During our fiscal years ended December 31, 2008 and 2007, and in the subsequent interim period from January 1, 2009 through June 23, 2009, the date of BDO’s engagement, neither we nor anyone acting on our behalf consulted BDO with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Business

Company Overview

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. Our operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with additional locations in: Baxterville and Laurel, Mississippi; Indiana; Pennsylvania; and Poza Rica, Mexico.

We believe that our broad range of services, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

Since our inception in September 2003, we have grown organically from a small South Texas operational base with two well servicing rigs and eight vacuum trucks to a major regional provider of an integrated offering of production and well services. During the period from 2007 to 2009, we successfully executed an organic growth strategy focused on fleet expansion with the construction of new equipment in a segment of the oilfield services industry characterized by competitors with aging fleets. We believe that our modern well servicing rigs and equipment, with an average age of less than four years, significantly differentiate us from our competitors.

We currently provide a wide range of services to a diverse group of companies. Over the year ended December 31, 2010, we provided services to over 1,115 companies. Our blue-chip customer base includes ConocoPhillips Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Shell Oil Company, EOG Resources, Inc., Penn Virginia Corporation and Petróleos Mexicanos, or PEMEX, among others. John E. Crisp and Charles C. Forbes, our senior management team, have cultivated deep and ongoing relationships with our top customers in the U.S. during their average of over 30 years of experience in the oilfield services industry. For the six months ended June 30, 2011, we generated consolidated revenues of approximately $234.0 million.

We currently conduct our operations through the following two business segments:

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Well Servicing. Our well servicing segment comprised 45.7% of our consolidated revenues for the six months ended June 30, 2011. At June 30, 2011, our well servicing segment utilized our modern fleet of 172 owned or leased well servicing rigs, which included 162 workover rigs and 10 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

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Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.3% of our consolidated revenues for the six months ended June 30, 2011. Our fluid logistics and other segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities and related equipment. These assets are used to provide, transport, store and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 66.9% of our consolidated revenues for the six months ended June 30, 2011 were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

The following table summarizes the major components of our equipment fleet at the dates indicated.

	June 30,		December 31,
			Successor-Consolidated			Predecessor-Combined
	2011	2010	2010	2009	2008	2007	2006
Locations	26	27	26	28	27	18	12
Well Servicing Segment
Workover rigs (1)	162	162	162	162	162	95	41
Swabbing rigs (1)	10	9	11	9	8	6	2
Tubing testing units	9	9	9	6	6	6	4
Fluid Logistics and Other Segment
Vacuum trucks (1)	360	288	285	290	294	205	147
High pressure pump trucks	19	19	19	19	19	14	7
Other trucks	61	58	57	57	57	43	25
Frac tanks (1)	1,400	1,368	1,368	1,369	1,370	951	568
Salt water disposal wells	15	17	15	18	14	14	9

(1) At	June 30, 2011, 74 of the vacuum trucks were leased under operating leases.

Industry Overview

Participants in the upstream oil and natural gas industry in the United States generally fall into one of two categories: (i) oil and natural gas companies and (ii) oilfield services companies. Oil and natural gas companies generally explore for, develop and produce oil and natural gas reserves. Oilfield services companies generally provide equipment, products and services to assist oil and natural gas companies in their efforts to explore for, develop and produce oil and natural gas reserves.

The scope of services provided ranges widely among oilfield services companies, with some companies focusing on the provision of limited services in narrow geographic markets and others providing a broader, integrated range of oilfield services within the continental United States and, in some cases, internationally.

Demand for services offered by the oilfield services industry in the continental United States is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the continental United States, which in turn is affected by current and anticipated levels of oil and natural gas demand and prices.

Our Competitive Strengths

We believe that the following competitive strengths position us well within the oilfield services industry:

■	Young and Modern Fleet. We believe we operate one of the youngest and most modern fleets of well servicing rigs among the large well-servicing companies, based on the average age of our well servicing rigs. Approximately 85.5% of our 172 well servicing rigs at June 30, 2011 were built in the last five years. We believe a younger and more modern fleet is more attractive to our customers because newer well servicing rigs require less down time for maintenance and generally are more reliable than older equipment. As part of our strategy, we have undertaken to enhance our design specifications to improve the operational and safety characteristics of our equipment compared with older equipment.

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Exposure to Revenue Streams Throughout the Life Cycle of the Well. Our maintenance and workover services expose us to demand from our customers throughout the life cycle of a well, from drilling through production and eventual abandonment. Each new well that is drilled provides us a potential multi-year stream of well services revenue, as our customers attempt to maximize and maintain a well’s productivity. Accordingly, demand for our services is generally driven by the total number of producing wells in a region and is generally less volatile than demand for new well drilling services.

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High Level of Customer Retention with a Blue Chip Customer Base. Our top customers include many of the largest integrated and independent oil and natural gas companies operating onshore in the United States and the government owned energy Company, PEMEX, in Mexico. We believe we have been successful in growing in our existing markets as well as expanding to new markets with existing customers due to the quality of our well servicing rigs, our personnel and our safety record. We believe members of our senior management have maintained excellent working relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. We believe the complementary nature of our two business segments also helps retain customers because of the efficiency we offer a customer that has multiple needs at the wellsite. Notably, 66.9% of our revenues for the six months ended June 30, 2011, were from customers that utilize services of both of our business segments.

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Industry-Leading Safety Record. For 2010, we had approximately 88% fewer reported incidents than the industry average. We believe our safety record and reputation are critical factors to purchasing and operations managers in their decision-making process. We have a strong safety culture based on our training programs and safety seminars for our employees and customers. For example, for several years, members of our senior management have played an integral part in monthly joint safety training meetings with customer personnel. In addition, our deployment of new well servicing rigs with enhanced safety features has contributed to our strong safety record and reputation.

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Experienced Senior Management Team and Operations Staff. Our senior management team of John E. Crisp and Charles C. Forbes has over 65 years of combined experience within the oilfield services industry. In addition, our next level of management, which includes our location managers, has an average of approximately 24 years of experience in the industry.

Our Strategy

Our strategy is to continue to do the following:

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Maintain maximum asset utilization. We constantly monitor asset usage and industry trends in order to maximize utilization. We accomplish this through moving assets from regions with less activity to those with more activity or that are increasing in activity. In the current economic environment, we are focusing on basins that are either predominantly oil or contain natural gas with high liquids content, such as the Eagle Ford basin in South Texas, as we anticipate that these areas will experience substantial growth in the foreseeable future.

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Focus on Proven and Established Oil and Natural Gas Basins. We focus our operations on customers that operate in well-established basins which have proven production histories and that have maintained a higher level of activity throughout various oil and natural gas pricing environments. We believe that this creates a more stable revenue stream for us as the production-related services we provide our customers are tied more to ongoing production from proven wells and less to exploratory activity that was negatively influenced by the recent precipitous decreases in oil and natural gas prices throughout 2009. Our experience shows that production-related services have generally withstood depressed economic conditions better than exploratory services.

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Establish and Maintain Leadership Position in Core Operating Areas. Based on our estimates, we believe that we have a significant market share in well servicing and fluid logistics in South Texas. We strive to establish and maintain market leadership positions within all of our core operating areas. To achieve this goal, we maintain close customer relationships and offer high-quality services and modern equipment for our customers. In addition, our significant presence in our core operating areas facilitates employee retention and hiring and brand recognition.

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Maintain a Disciplined Growth Strategy. Through the third quarter of 2008, we grew our business by following our customers to new locations that were in reasonably close proximity to our existing locations. In 2007, we expanded from our initial presence in the Cotton Valley with a location in Marshall to Kilgore and Carthage, Texas. We have followed the same strategy in the Permian Basin, where we established an initial presence in Ozona and subsequently expanded to San Angelo, Monahans, Odessa and Big Spring, Texas. Also in 2008, we expanded to Mexico, acquiring a presence in the city of Poza Rica. We believe that this growth strategy allows us to create synergies in geographic areas and then permits us to expand profitably from those geographic areas in which we have created a critical mass. During 2009, we severely curtailed our expansion due to the severe downturn in the industry, expanding into only two new locations in Franklin, Texas and Washington, Pennsylvania while closing one location in Denver City, Texas. During 2010, we began to experience an upturn in the industry resulting in higher utilization of our assets. During that period, in response to customer demand, we opened new rig yards in Laurel, Mississippi and Lamesa, Texas as well as moving our Pennsylvania rig yard from Washington, Pennsylvania to Indiana, Pennsylvania. We also closed four yards. We exited North Texas with the closing of our Godley well service yard. We also closed three additional yards and absorbed those assets into existing yards; Edinburg, Texas, Liberty, Texas, and Franklin, Texas. In prior filings, we disclosed that we were working on an agreement for the use of two workover rigs in Colombia. This transaction has been terminated.

Organizational Structure

FES Ltd was initially organized as a Bermuda exempt company on April 9, 2008 to be the holding company for FES LLC and its subsidiaries. On August 12, 2011, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation. FES Ltd, in its current status as a Texas corporation, continues to be the holding company for FES LLC. FES LLC is a Delaware limited liability company and the current direct holding company for our operating entities. We operate primarily through the following four subsidiaries, which are all Delaware limited liability companies directly owned by FES LLC: TX Energy Services, LLC; C.C. Forbes, LLC; Forbes Energy International, LLC; and Superior Tubing Testers, LLC. Forbes Energy International, LLC was formed to be the primary holder of the equity securities of Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L de C. V., each a Mexican limited liability company that was originally formed to hold our Mexican operations. Subsequently, Mexican operations were moved to the Mexican branch of FES Ltd. FES LLC also holds the equity securities of our Forbes Energy Capital Inc., a Delaware corporation created solely to be a co-issuer of our 11% senior secured notes and was also the co-issuer of our floating rate notes, all of which have been repurchased as described below under “—Recent Developments—Transactions.” The following chart graphically illustrates our current structure:

*	Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services Mexico Servicios de Personal, S. de C.V. are each 99.99% owned by Forbes Energy International, LLC and 0.01% owned by Forbes Energy Services LLC.

Our headquarters and executive offices are located at 3000 South Business Highway 281, Alice, Texas 78332. We can be reached by telephone at (361) 664-0549. We maintain a website at www.forbesenergyservices.com. The information contained on, or accessible through, our website is not part of this prospectus.

Description of Business Segments

Well Servicing Segment

Through a modern fleet of 172 owned or leased well servicing rigs, as of June 30, 2011, situated in 15 operational areas across Texas, two in Mississippi, one in Pennsylvania and one in Mexico, we provide a comprehensive offering of well servicing services to oil and natural gas companies in Texas and our other locations, including completions of newly drilled oil and natural gas wells, wellbore maintenance, workovers and re-completions, tubing testing and plugging and abandonment services. Our well servicing rig fleet has an average age of less than four years. As part of our operational strategy, we enhanced our design specifications to improve the operational and safety characteristics of our well servicing rigs compared with older well servicing rigs operated by others in the industry. These include increased derrick height and weight ratings and increased mud pump horsepower. We believe these enhanced features translate into increased demand for our equipment and services along with better pricing for our equipment and personnel. In addition, we augment our well servicing rig fleet with auxiliary equipment, such as mud pumps, power swivels, mud plants, mud tanks, blow-out preventers, lighting plants, generators, pipe racks and tongs, which results in incremental rental revenue and increases the profitability of a typical well service job.

We provide the following services in our well servicing segment:

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Completions. Utilizing our well servicing rig fleet, we perform completion services, which involve perforating and/or stimulating a wellbore to allow it to flow oil or natural gas, along with swabbing operations that are utilized to clean a wellbore prior to production. Completion operations are generally shorter term in nature and involve our equipment operating on a site for a period of two to three days.

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Maintenance. Through our fleet of well servicing rigs, we provide for the removal and repair of sucker rods, downhole pumps and other production equipment, the repair of failed production tubing and the removal of sand, paraffin and other downhole production-related byproducts that impair well productivity. These operations typically involve our well servicing rigs operating on a wellsite for five to seven days.

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Workovers and Re-completions. We provide workover and re-completion services for existing wellbores. These services are designed to significantly enhance productivity by re-perforating to initiate or re-establish productivity from an oil and natural gas wellbore. In addition, we provide major downhole repairs such as casing repair, production tubing replacement and deepening and sidetracking operations used to extend a wellbore laterally or vertically. These operations are typically longer term in nature and involve our well servicing rigs operating on a wellsite for one to two weeks at a time.

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Tubing Testing. Through a fleet of nine downhole testing units, we provide downhole tubing testing services that allow operators to verify tubing integrity. Tubing testing services are performed as production tubing is run into a new wellbore or on older wellbores as production tubing is replaced during a workover operation. Tubing testing services are complementary to our other service offerings and provide a significant opportunity for cross-selling.

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Plugging and Abandonment. Our well servicing rigs are also used in the process of permanently closing oil and natural gas wells that are no longer capable of producing in economic quantities. Plugging and abandonment work can be performed with a well servicing rig along with wireline and cementing equipment; however, this service is typically provided by companies that specialize in plugging and abandonment work. Many well operators bid this work on a “turnkey” basis, requiring the service company to perform the entire job, including the sale or disposal of equipment salvaged from the well as part of the compensation received and complying with state regulatory requirements. We perform plugging and abandonment work in conjunction with equipment provided by other service companies. In January 2011, we hired several experienced plugging and abandonment employees and plan to expand our presence in this segment.

Fluid Logistics and Other Segment

Our fluid logistics and other segment provides an integrated array of oilfield fluid sales, transportation, storage and disposal services that are required on most workover, drilling and completion projects and are routinely used in daily operation of producing wells by oil and natural gas producers. We have a substantial operational footprint with 16 fluid logistics locations across Texas as of June 30, 2011 and an extensive fleet of transportation trucks, high-pressure pump trucks, frac tanks and salt water disposal wells. This combination of services enables us to provide a one-stop source for oil and natural gas companies. We believe that the vast majority of our smaller competitors in this segment can provide some, but not all, of the equipment and services required by customers, thereby requiring them to use several companies to meet their requirements and increasing their administrative burden. In addition, by pursuing an integrated approach to service, we experience increased asset utilization rates, as multiple assets are usually required to provide a given service.

We provide the following services in our fluid logistics and other segment:

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Fluid Hauling. At June 30, 2011, we owned or leased 360 fluid service vacuum trucks, trailers and other hauling trucks equipped with a fluid hauling capacity of up to 150 barrels per unit. Each fluid service truck unit is equipped to pump fluids from or into wells, pits, tanks and other on-site storage facilities. The majority of our fluid service truck units are also used to transport water to fill frac tanks on well locations, including frac tanks provided by us and others, to transport produced salt water to disposal wells, including injection wells owned and/or operated by us and to transport drilling and completion fluids to and from well locations. In conjunction with the rental of frac tanks, we use fluid service trucks to transport water for use by our customers in fracturing operations. Following completion of fracturing operations by our customers, our fluid service trucks are used to transport the flowback produced as a result of the fracturing operations from the wellsite to disposal wells.

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Disposal Services. Most oil and natural gas wells produce varying amounts of salt water throughout their productive lives. Under Texas law, oil and natural gas wastes and salt water produced from oil and natural gas wells are required to be disposed of in authorized facilities, including permitted salt water disposal wells. Injection wells are licensed by state authorities and are completed in permeable formations below the fresh water table. At June 30, 2011, we operated 15 disposal wells in 13 locations across Texas, with an aggregate injection capacity of approximately 115,500 barrels per day, that are permitted to dispose of salt water and incidental non-hazardous oil and natural gas wastes throughout our operational bases in Texas. Our transport trucks frequently transport fluids that are disposed of in these salt water disposal wells. The salt water disposal wells are strategically located in close proximity to the producing wells of our customers. We maintain separators at all 15 of our disposal wells, which permits us to salvage residual crude oil that is used in operations or later sold.

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Equipment Rental. At June 30, 2011, we owned or leased a fleet of 1,400 fluid storage tanks that can store up to 500 barrels of fluid each or an aggregate storage capacity of approximately 700,000 barrels. This equipment is used by oilfield operators to store various fluids at the wellsite, including fresh water, brine and acid for frac jobs, flowback, temporary production and mud storage. We transport the tanks with our trucks to well locations that are usually within a 75-mile radius of our nearest location. Frac tanks are used during all phases of the life of a producing well. A typical fracturing operation conducted by a customer can be completed within four days using five to 25 or more frac tanks. We believe we maintain one of the youngest frac tank fleets in the industry with an average equipment age of less than four years.

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Fluid Sales. We sell and transport a variety of fluids used in drilling, completion and workover operations for oil and natural gas wells. Although a relatively small percentage of our overall business, the provision of these fluids drives asset utilization rates and revenue from associated equipment. Through these services, we provide fresh water used in fracturing fluid, completion fluids, cement and drilling mud. In addition, we provide potassium chloride for completion fluids, brine water and water-based drilling mud.

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Site Preparation Services. In the fiscal year 2010, the Company began providing site preparation services that are complementary to the traditional services offered by the Company. Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. We billed the cost to the customer with a margin of approximately 5%.

Seasonality

Our operations are impacted by seasonal factors. Please see “Risk Factors – Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Seasonality.”

Financial Information about Segments and Geographic Areas

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” and Note 14 to our consolidated financial statements for the year ended December 31, 2010 included in this prospectus for further discussion regarding financial information by segment and geographic location, respectively. For a discussion of the risks associated with our foreign operations, please see “Risk Factors – Our international operations could be adversely affected by war, civil disturbance, or political or economic turmoil, fluctuation in currency exchange rates and local import and export controls” and “Risk Factors – Our operations in Mexico are subject to risks associated with contract bidding.”

Sales and Marketing

Sales and marketing functions are performed at two levels: at the field level and through our sales representatives and executives. At the field level, our operations and rig supervisors are in constant contact with their counterparts at our customers. This contact includes working closely in the field, problem resolution efforts and 24-hour availability. Employees of our customers become accustomed to working closely with and depending on our personnel for assistance, guidance, advice and in other areas where teams typically interact. Our objective is for our customers to see our employees as an extension of the customers’ employees and resources. These relationships not only secure business long-term, but also generate additional business as new opportunities arise.

Our sales representatives and executives perform more traditional sales activities such as calling on customers, sending proposals and following up on jobs to ensure customer satisfaction. This includes heavy participation in customer safety programs where our executives and sales staff either participate in or teach safety classes at various customer locations.

From a sales standpoint, this close involvement and support is key to establishing and maintaining long-term relationships with the major oil and natural gas companies.

We operate a decentralized sales and marketing organization, where local management teams are largely responsible for developing stronger relationships with customers at the field level. Our customers typically are relationship driven and make decisions at the local level.

We cross-market our well servicing rigs along with our fluid logistics services, thereby offering our customers the ability to minimize vendors, which we believe improves the efficiency of our customers. This is demonstrated by the fact that 66.9% of our revenues for the six months ended June 30, 2011 were from customers that utilized services of both of our business segments.

Employees

At June 30, 2011, we had 2,256 employees. We provide comprehensive employee training and implement recognized standards for health and safety. None of our employees are represented by a union or employed pursuant to a collective bargaining agreement or similar arrangement. We have not experienced any strikes or work stoppages and we believe we have good relations with our employees. As of June 30, 2011, we had increased our overall workforce by approximately 18%, or by 344 employees, when compared to June 30, 2010. This is a direct result of the current positive industry trends which have resulted in the need for additional personnel to service the increased activity levels.

Continued retention of existing qualified management and field employees and availability of additional qualified management and field employees will be a critical factor in our continued success as we work to ensure that we have adequate levels of experienced personnel to service our customers. Given industry trends, this continues to be increasingly challenging.

Competition

Our competition includes small regional service providers as well as larger companies with operations throughout the continental United States and internationally. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services, Inc. and Nabors Industries Ltd. We believe that these larger competitors primarily have centralized management teams that direct their operations and decision-making primarily from corporate and regional headquarters. In addition, because of their size, these companies market a large portion of their work to the major oil and natural gas companies. We compete primarily on the basis of the young age and quality of our equipment, our safety record, the quality and expertise of our employees and our responsiveness to customer needs.

Customers

We served in excess of 1,115 customers during the year ended December 31, 2010. For the years ended December 31, 2010, 2009 and 2008, our largest customer, which was PEMEX in 2010 and 2009, comprised approximately 13.7%, 11.7%, and 8.6% of our consolidated revenues, respectively, our five largest customers comprised approximately 35.9%, 37.7%, and 30.3% of our consolidated revenues, respectively, and our ten largest customers comprised approximately 51.9%, 49.8%, and 42.9% of our consolidated revenues, respectively. During 2010, PEMEX comprised 13.7% of our consolidated revenues. During 2009, PEMEX and ConocoPhillips comprised of 11.7% and 11.1% of our consolidated revenues, respectively. During 2008 no customers comprised greater than 10.0% of our consolidated revenues. We had been expanding our market base and adding new customers until the decrease in activity in the oil and gas industry that began in the fourth quarter of 2008. Activity in the oil and gas industry began to improve in the last half of 2010 through the current period and we are again expanding revenues within our existing customer base. Nevertheless, the loss of our top customer or of several of the customers in the top ten would materially adversely affect our revenues and results of operations. We believe that customers lost could be replaced with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner or at all, especially given the market competitiveness.

Our business segments charge customers by the hour, day or project for services, equipment and personnel.

We have master service agreements in place with most of our customers, under which jobs or projects are awarded on the basis of price, type of service, location of equipment, and the experience level of work crews.

Suppliers

Historically, we have purchased or leased our well servicing rigs from several third-party or related party suppliers. During the year ended December 31, 2010, we leased two swab units, and we purchased no well servicing rigs or swab units.

We purchase well servicing chemicals, drilling fluids, and related supplies from various third-party suppliers. We purchase potassium chloride from two suppliers Agri-Empresa, Inc. and Tetra Technology, Inc. For all other well servicing products, such as barite, surfactants, and drilling fluids, we purchase from various suppliers of well servicing products when needed.

Although we do not have written agreements with any of our suppliers (other than leases with respect to certain of our rigs and equipment), we have not historically suffered from an inability to purchase or lease equipment or purchase raw materials.

Insurance

Our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and our assets between locations. We have obtained insurance coverage against certain of these risks which we believe is customary in the industry, including $1 million in general liability per occurrence, $25 million in umbrella coverage and $50 million of excess liability coverage. Such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we incur substantial liability and such damages are not covered by insurance or are in excess of policy limits, or if we incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially and adversely affected.

Environmental Regulations

Our operations are subject to various federal, state and local laws and regulations in the United States and Mexico pertaining to health, safety and the environment. Laws and regulations protecting the environment have become more stringent over the years and in certain circumstances may impose strict liability, rendering us liable for environmental damage without regard to negligence or fault on our part. Moreover, cleanup costs, penalties and other damages arising as a result of new, or changes to existing, environmental laws and regulations could be substantial and could have a material adverse effect on our financial condition, results of operations and cash flows. We believe that we conduct our operations in substantial compliance with current in the United States and Mexico federal, state and local requirements related to health, safety and the environment.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse effect on our results of operation or financial position. See “Risk Factors—Due to the nature of our business, we may be subject to environmental liability.”

Hazardous Substances and Waste

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, or CERCLA and comparable state laws in the United States impose liability without regard to fault or the legality of the original conduct on certain defined persons, including current and prior owners or operators of the site where a release of hazardous substances occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these responsible persons may be liable for the costs of cleaning up the hazardous substances, for damages to natural resources and for the costs of certain health studies. In the course of our operations, we generate materials that are regulated as hazardous substances and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

We also generate solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state statutes. Certain materials generated in the exploration, development, or production of crude oil and natural gas are excluded from RCRA’s hazardous waste regulation, but these wastes, which include wastes currently generated during our operations, could be designated as “hazardous wastes” in the future and become subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations could have a material adverse effect on our operating expenses.

Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these hydrocarbons and wastes were taken for treatment or disposal. Under CERCLA, RCRA and analogous state laws, we could be required to clean up contaminated property (including contaminated groundwater), perform remedial activities to prevent future contamination, or pay for associated natural resource damages.

In Mexico, hazardous wastes must be handled in accordance with the provisions of the General Law for the Prevention and Integral Management of the Wastes and its Regulations. This law requires, among other things, that persons who generate hazardous waste (i) register the amount and kind of hazardous waste generated; (ii) label, package and store the hazardous waste in a prescribed manner; (iii) maintain duly completed manifests regarding generation, transportation and final disposition of the hazardous waste; (iv) obtain a registration from Mexican authorities; (v) ensure that all subcontractors dealing with the transportation, treatment and final disposition of the hazardous waste have the proper registration issued by Mexican authorities; and (vi) avoid soil contamination and/or spills.

Water Discharges

We operate facilities that are subject to requirements of the Clean Water Act, as amended, or CWA and analogous state laws that impose restrictions and controls on the discharge of pollutants into navigable waters. Pursuant to these laws, permits must be obtained to discharge pollutants into state waters or waters of the United States, including to discharge storm water runoff from certain types of facilities. Spill prevention, control and countermeasure requirements under the CWA require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. The CWA can impose substantial civil and criminal penalties for non-compliance.

Employee Health and Safety

We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements.

Climate Change Regulation

The U.S. Congress has been considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under the ACESA, the EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions permitting such sources to continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to increase significantly over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate began work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when or if the Senate may act on climate change legislation or how any such bill would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. This endangerment finding allows the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA issued regulations that expanded reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. Reporting requirements under these new regulations are mandatory beginning in 2012 for emissions occurring in 2011.

In Mexico, emissions generated as a result of the development of oil and other petrochemicals, including work related to oil wells, are governed by Mexican regulation which requires a license issued by Mexican authorities. The license must be updated annually by filing an annual operation report.

The adoption and implementation of additional regulations that would impose reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain. Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Other Laws and Regulations

We operate salt water disposal wells that are subject to the CWA, Safe Drinking Water Act, and state and local laws and regulations, including those established by the Environmental Protection Agency’s Underground Injection Control Program which establishes the minimum program requirements. Our salt water disposal wells are located in Texas, which requires us to obtain a permit to operate each of these wells. We have such permits for each of our salt water disposal wells. The Texas regulatory agency may suspend or modify any of these permits if such well operation is likely to result in pollution of fresh water, substantial violation of permit conditions or applicable rules, or leaks to the environment. We maintain insurance against some risks associated with our well service activities, but there can be no assurance that this insurance will continue to be commercially available or available at premium levels that justify its purchase by us. The occurrence of a significant event that is not fully insured or indemnified could have a materially adverse effect on our financial condition and operations.

In Mexico, all work related to the development of oil and other petrochemicals, including work related to oil wells, must be authorized by Mexican authorities, that require an environmental impact statement related to such work.

Properties

The following sets forth the principal locations from which we conduct our operations. We lease or rent all of the properties set forth below, except for the Alice rig yard, San Ygnacio truck yard and a portion of the property in Poza Rica, Mexico, which are owned by us.

Location	Date in Service	Service Offering
South Texas
Alice—truck location	9/1/2003	Fluid Logistics and Other
Alice—rig location	9/1/2003	Well Servicing
Freer	9/1/2003	Fluid Logistics and Other
Laredo	10/1/2003	Fluid Logistics and Other
San Ygnacio	4/1/2004	Fluid Logistics and Other
Goliad	8/1/2005	Fluid Logistics and Other
Bay City	9/1/2005	Fluid Logistics and Other
Edna	2/1/2006	Well Servicing/Fluid Logistics and Other
Three Rivers	8/1/2006	Fluid Logistics and Other
Carrizo Springs	12/1/2006	Fluid Logistics and Other

West Texas
Ozona	3/1/2006	Fluid Logistics and Other
San Angelo	7/1/2006	Well Servicing/Fluid Logistics and Other
Monahans	8/31/2007	Well Servicing/Fluid Logistics and Other
Odessa	9/30/2007	Well Servicing/Fluid Logistics and Other
Big Spring	10/15/2007	Well Servicing
Big Lake	7/16/2008	Well Servicing/Fluid Logistics and Other
Andrews	8/27/2008	Well Servicing
Lamesa	7/1/2010	Well Servicing

East Texas
Marshall	12/1/2005	Fluid Logistics and Other
Carthage	3/1/2007	Well Servicing
Kilgore	11/1/2007	Well Servicing
Nacogdoches	6/5/2008	Fluid Logistics and Other

Mississippi
Baxterville	3/20/2008	Well Servicing
Laurel	7/1/2010	Well Servicing

Mexico
Poza Rica	12/01/2008	Well Servicing

Pennsylvania
Indiana	7/9/2009	Well Servicing

Enforceability of Civil Liabilities Against Foreign Persons

As a result of the Texas Conversion, FES Ltd is no longer a Bermuda exempt company, but rather a Texas corporation. We do have assets and operations in Mexico. Nevertheless, a substantial part of our assets are located in the United States, and all but one of our current officers and directors and the experts named in this prospectus are resident in the United States.

Legal Proceedings

There are no pending material legal proceedings, and the Forbes Group is not aware of any material threatened legal proceedings, to which the Forbes Group is a party or to which its property is subject, other than in the ordinary course of business.

Management

The following table sets out information for each of our directors and executive officers as of October 5, 2011.

Name	Age	Position
John E. Crisp	49	Chairman of the Board, President and Chief Executive Officer
Charles C. Forbes	58	Executive Vice President, Chief Operating Officer and Director
L. Melvin Cooper	58	Senior Vice President, Chief Financial Officer and Secretary
Dale W. Bossert	67	Director
Travis H. Burris	50	Director
Janet L. Forbes	57	Director
William W. Sherrill	85	Director

The following are brief biographies of each of our executive officers and directors, including a description of their present occupations; their principal occupations during the last five years; and the specific experience, qualifications, attributes or skills that caused the nominating and corporate governance committee and the Board to determine that the person should continue serving in his or her stated capacity.

Executive Officers

John E. Crisp, Chairman of the Board, President and Chief Executive Officer

Mr. Crisp is our President and Chief Executive Officer and was appointed to such offices and elected as a director and Chairman of the Board upon FES Ltd’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has been the Chairman of the Board, President and Chief Executive Officer of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Crisp was a founding partner of the Forbes Group and Director of Operations of TX Energy Services since 2003. Prior to founding the Forbes Group, Mr. Crisp was a Division Manager at Key Energy from 1998 to 2003. Key Energy acquired Dawson Production Services shortly after Dawson acquired Hellums Services, Inc. in 1998. Mr. Crisp became a partner of Hellums in 1995, after serving as their Equipment and Safety Manager from 1990 and served in the same capacity until it was sold to Dawson in 1998, at which time Mr. Crisp was serving as a district manager. Mr. Crisp started in the energy industry in 1978, working as an equipment operator. Mr. Crisp has over 30 years of oilfield services industry experience and has twice before founded, built and later sold oilfield service businesses.

Charles C. Forbes, Executive Vice President, Chief Operating Officer and Director

Mr. Forbes is our Executive Vice President and Chief Operating Officer and was appointed to such offices and elected a director upon FES Ltd’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has been a director and Executive Vice President and Chief Operating Officer of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Forbes was a founding partner of the Forbes Group and Director of Operations of C.C. Forbes since 2003. Mr. Forbes founded Forbes Oil & Gas Company, an independent exploration and production company, in the mid-1980s which he continues to operate. From 1998 to 2003, Mr. Forbes served as a consultant to various independent oilfield services companies in South Texas. Mr. Forbes started in the oilfield industry with Otis Engineering doing workover and wireline work.

Mr. Forbes purchased Hellums Services, Inc. in 1995, which was acquired by Dawson Production Services in 1998. Mr. Forbes started O.K. Well Service in 1978, with three rigs and sold it to Pride Petroleum Services in 1990, when such company had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Mr. Forbes managed the operations of oil and natural gas leases from 1980 through 2006 and various salt water disposal wells from 1980 through 2006. Mr. Forbes has over 35 years of oilfield services industry experience and has founded, built and later sold oilfield services businesses for the past 18 years.

L. Melvin Cooper, Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Cooper is our Senior Vice President, Chief Financial Officer and Assistant Secretary and was appointed to such offices upon FES Ltd’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has been the Senior Vice President, Chief Financial Officer and Secretary of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Cooper was Senior Vice President & Chief Financial Officer of the Forbes Group from June 2007. In October 2010, Mr. Cooper joined the board of Flotek Industries Inc., a company listed on the New York Stock Exchange that provides specialty chemicals, downhole drilling tools and artificial lift equipment to energy companies. From January to June, 2007, he served as Senior Vice President and Chief Financial Officer of Cude Oilfield Contractors, Inc., an oilfield construction company. From September 2004 to January 2007, Mr. Cooper served as President of SpectraSource Company, a supplier of products and services to the new home building industry. From April 2000 to September 2004, Mr. Cooper served as President and Chief Executive Officer of Cerqa, the supply chain management division of Nationwide Graphics, Inc., a national printing and supply chain management company where Mr. Cooper served as Senior Vice President and Chief Financial Officer. Mr. Cooper has also served as Chief Financial Officer of private and public companies involved in scrap metal recycling, manufacturing, water purification, natural gas marketing and drilling fluids. Mr. Cooper earned a degree in accounting from Texas A & I University in 1975. Mr. Cooper is a Certified Public Accountant.

Directors

In addition to Messrs. Crisp and Forbes, the following individuals are our directors.

Dale W. Bossert

Mr. Bossert was elected as a director upon FES Ltd’s formation effective April 11, 2008, and has served as a director of Forbes Energy Services LLC since March 20, 2008. Since its inception on May 1, 2006, Mr. Bossert has served as a director of GasFrac Energy Services. In August 2010 GasFrac Energy Services conducted a Canadian initial public offering and was listed on the Toronto Stock Exchange. Mr. Bossert recently served as the Chairman of the Board and a director of Turnkey E&P Inc., or Turnkey, a company listed on the Toronto Stock Exchange, from July 16, 2007 to February 14, 2010 and served as director of Keeper Resources Inc., a company that was listed on the Toronto Stock Exchange, until its sale in May 2008. Prior to his service as Chairman of the Board and director of Turnkey, he was its President and Chief Executive Officer for three years and prior to that was President of DWB Oil and Gas Consulting Ltd. for four years. On November 17, 2008, the principal operating subsidiary of Turnkey filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Turnkey was subject to a cease trade order by the Alberta Securities Commission on December 14, 2009 and received cease trade orders from other Canadian securities commissions subsequently. Mr. Bossert resigned as a director of Turnkey on February 14, 2010. Mr. Bossert has approximately 40 years of experience in the upstream oil and natural gas industry and has held various positions with Amoco Corporation in Calgary, Alberta and Chicago, Illinois, and with Union Pacific Resources Company in Calgary, Alberta, Denver, Colorado and Fort Worth, Texas. Mr. Bossert has worked for or acted as a consultant to a number of U.S. based energy companies, including Celsius Energy Company, Chesapeake Energy Corp. and Bass Enterprises.

Travis H. Burris

Mr. Burris was elected as a director upon FES Ltd’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Mr. Burris has been President, Chief Executive Officer and a director of Texas Champion Bank since 1987. Mr. Burris received a BBA degree in Finance from Texas A & M University.

Janet L. Forbes

Ms. Forbes was elected as a director upon FES Ltd’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Ms. Forbes was a founding investor in the Forbes Group. Ms. Forbes was a partner and Chief Financial Officer of O.K. Well Service from 1978 until it was sold to Pride Petroleum Services in 1990. When such company was sold, it had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Ms. Forbes was the Managing Director and owner of CJC Ventures, LLC, a salon company, since January 2007 until the company’s dissolution in 2010. Prior to that time, Ms. Forbes was a private investor.

William W. Sherrill

Mr. Sherrill was elected as a director upon FES Ltd’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Mr. Sherrill has extensive experience in both operations and finance. In addition to his active business interests, Mr. Sherrill has taught Entrepreneurship as an Executive Professor at the University of Houston’s Bauer College of Business Administration since September 1990 and has been Chairman of the Center for Entrepreneurship and Innovation at that university since September 1993, which recently ranked second in the nation among similar programs at other universities. Mr. Sherrill is also an Adjunct Professor at the Cullen College of Engineering. Mr. Sherrill was President of Associates Company of North America. Mr. Sherrill has served as a director of Gulf and Western and Dasa Company. In addition, Mr. Sherrill was a director of the Federal Deposit Insurance Corporation, a Commissioner to the United Nations Commission for UNESCO (the United Nations Educational, Scientific and Cultural Organization), a Governor of the Federal Reserve System in Washington D.C., Treasurer of the City of Houston, President of a commercial bank, Executive Vice President of a savings and loan association and President of a federal credit union. Mr. Sherrill holds an MBA from Harvard Graduate School of Business Administration, with Distinction in Finance and Manufacturing.

The Board of Directors has determined that Dale W. Bossert, Travis H. Burris and William W. Sherrill are independent directors under the definition of independence used by NASDAQ.

Corporate Governance

Our board of directors has implemented the corporate governance initiatives below consistent with the Sarbanes-Oxley Act of 2002 and has adopted corporate governance guidelines. Our corporate governance guidelines address various topics, including:

■	responsibilities and duties of our board of directors;

■	composition of our board of directors, including criteria for remaining a director;

■	compensation of our board of directors;

■	the audit committee of our board of directors;

■	the relationship of our board of directors to management; and

■	director orientation and continuing education.

Our board of directors will continue to evaluate and seek to improve upon, as appropriate, our corporate governance principles and policies on a going-forward basis.

In connection with the Delaware Reorganization, our board of directors and audit committee adopted an employee code of business conduct and ethics and a director code of business conduct and ethics, which address various topics, including:

■	compliance with laws, rules and regulations;

■	competition and fair dealing;

■	protection and proper use of company assets;

■	corporate opportunities;

■	conflicts of interest;

■	confidentiality;

■	insider trading; and

■	record keeping and public disclosure obligations.

On April 30, 2010, the board of directors amended the employee code of business conduct and ethics. The primary purpose of the amendment was to clarify the procedures for reporting violations of the code. Both the employee code of business conduct and ethics and a director code of business conduct and ethics are available on the Investor Relations section of our website at www.forbesenergyservices.com.

Board of Directors

The bylaws of FES Ltd provide for a board of directors consisting of six directors, which is the current number of directors we have. Our board of directors has had six meetings in 2010, conducting all other business to date by unanimous written consent. The board of directors intends to meet at least quarterly every year.

On August 16, 2011, our common stock was listed on the NASDAQ Global Market. As a result, the board of directors applies NASDAQ rules when determining director independence. The board of directors has determined that Dale W. Bossert, Travis H. Burris and William W. Sherrill are independent directors as defined by NASDAQ. Our securities are listed on the Toronto Stock Exchange, which employs a different definition of independence than NASDAQ. The board of directors has determined that Messrs. Bossert, Burris and Sherrill are independent under the rules of the Toronto Stock Exchange.

We have a one year grace period to comply with the NASDAQ requirement that a majority of directors on our board be independent under NASDAQ rules. At this time, we plan to comply with this requirement by adding a new independent director to the board.

Nominating and Voting Agreement

In connection with the Bermuda Reorganization, Charles C. Forbes, Janet L. Forbes, John E. Crisp and FES Ltd entered into a nominating and voting agreement. Under the terms of this agreement, Mr. Crisp, Mr. Forbes, Ms. Forbes and their respective successors or assigns, or the Founders, were granted the right to designate a majority of members of the board of directors of the Company for election. In connection with the our listing of our common stock on NASDAQ, we and the Founders decided to amend certain provisions of this agreement in order to tie the Founders’ nomination rights more closely to their combined ownership percentage of our voting stock. On March 9, 2011, we and the Founders executed an amended and restated nominating and voting agreement which became effective as of the date of the Texas Conversion. Pursuant to this restated agreement, effective as of the Texas Conversion, which was August 12, 2011, for as long as the Founders own greater than 25% in the aggregate of our total outstanding common stock (or other stock that at such time votes with the common stock with respect to the election of directors), they will have the right to designate for election such number of members of the board of directors, rounded up to the greatest whole number, commensurate with their aggregate ownership percentage of such stock. Notwithstanding the foregoing, the Founders will not have the right to designate for election a majority of the board of directors unless the Founders own a majority of the such voting stock of the Company. To the extent that the Founders are unable to mutually agree upon which individuals shall be the board designees, the Founders agree to use good-faith best efforts to nominate Mr. Crisp, Mr. Forbes and Ms. Forbes as board designees, provided that if the number of board designees is less than three, then the Founders agree to use good-faith best efforts to nominate the individuals with the higher ownership percentage of the Company’s voting stock to the available designee positions.

Similar to the original agreement, pursuant to the restated agreement, to the extent that the Founders hold any shares of the Company entitled to vote, such parties have agreed to vote their shares in favor of the designees nominated by the Founders to the Board of Directors. Such parties have also agreed to vote any shares of the Company entitled to vote, and to instruct their designees on the Board of Directors to vote, so as to provide that each subsidiary has at least one manager or director who is also designee of the Founder. Unless 100% of the Founders are in agreement, the parties are contractually bound to instruct their designees to vote against (i) the issuance, reduction, redemption, or alteration of rights of any equity or debt securities of the Company or any other capitalization of the Company; (ii) the formation or sale of any subsidiary, the issuance, reduction, redemption, sale, disposition, or alteration of rights of any equity or debt securities of any subsidiary; and (iii) any decision to increase or decrease the number of directors. The Nominating and Voting Agreement will terminate upon (i) the bankruptcy or dissolution of the Company, (ii) the ownership by the Founders of all the then issued and outstanding share capital of the Company, (iii) the execution of a written instrument of termination by all applicable parties, and (iv) ten years following the date of execution of the restated agreement. The Nominating and Voting Agreement applies to the Founders as owners of our common stock of following the conversion by the Founders of their Class B shares into common stock in May 2010.

The Company and the Founders intend to terminate the Nominating and Voting Agreement in the near future.

Committees of the Board of Directors

The board of directors has established three board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The information below summarizes the functions of each of the committees in accordance with their charters. Copies of our committee charters are available on the Investor Relations section of our website at www.forbesenergyservices.com.

Audit Committee

The audit committee has been structured to comply with the requirements of Multilateral Instrument 52-110—Audit Committees of the Canadian Securities Administrators, or MI 52-110, and the equivalent requirements under U.S. federal securities laws. The board of directors has determined that the audit committee members have the appropriate level of financial understanding and industry specific knowledge to be able to perform the duties of the position and in particular are financially literate as defined in MI 52-110 and qualify as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act.

The audit committee, as permitted by, and in accordance with, the requirements of Texas law and the organizational documents of FES Ltd and any legal or regulatory authority having jurisdiction, is responsible to periodically assess the adequacy of procedures for the public disclosure of financial information and review on behalf of the board of directors, and report to the board of directors, the results of its review and its recommendation regarding all material matters of a financial reporting and audit nature, including, but not limited to, the following main subject areas:

■	financial statements, including management’s discussion and analysis thereof;

■	financial information in any annual information form, management proxy circular, prospectus or other offering document, material change report, or business acquisition report;

■	reports to shareholders and others;

■	press releases regarding annual and interim financial results or containing earnings guidance;

■	internal controls;

■	audits and reviews of financial statements of us and our subsidiaries; and

■	filings with securities regulators containing financial information.

The audit committee is responsible to ensure satisfactory procedures for receipt, retention, and treatment of complaints and for the confidential, anonymous submission by employees regarding any accounting, internal accounting controls or auditing matters. The board of directors is informed of the audit committee’s activities by a report delivered at each regular meeting of the board of directors.

The audit committee is responsible to recommend the appointment and compensation of the independent registered public accounting firm annually and to review and evaluate the external auditor. Once appointed by the shareholders, the external auditor reports directly to the audit committee. The audit committee is responsible to review and approve our hiring policies regarding current and former partners and employees of the external auditor. In addition, the audit committee is responsible to pre-approve non-audit services undertaken by the external auditor.

The audit committee has direct responsibility for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services, including the resolution of disagreements between the external auditor and management.

The audit committee meets at least once per financial quarter to fulfill its responsibilities under its charter, which includes the review of our quarterly and annual financial statements. In 2010, the audit committee met eight times. The audit committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, each of whom is independent under the rules of the NASDAQ and the Toronto Stock Exchange, financially literate as required by MI 52-110 and qualifies as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Mr. Sherrill is the chair of the audit committee.

Compensation Committee

In accordance with its charter, the compensation committee’s role is to assist the board of directors in fulfilling its responsibilities relating to matters of human resources and compensation, including equity compensation and to establish a plan of continuity and development for our senior management. The compensation committee also reviews and recommends to the board of directors a comprehensive statement of compensation philosophy, strategy and principles for our executives and periodically evaluates our compensation and benefits program in accordance with such statement. The compensation committee reviews and makes recommendations to the board of directors regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for our executives and evaluates existing agreements with our executives, including the Chief Executive Officer and with our directors. The compensation committee may not form or delegate authority to subcommittees without the prior approval of the board of directors.

The compensation committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, all of whom are independent under the rules of the NASDAQ and the Toronto Stock Exchange. Mr. Burris is the chair of the compensation committee. In 2010, our compensation committee has met two times. The compensation committee meets as necessary.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s charter provides that the responsibilities of such committee include:

■	establishing and reviewing member characteristics for the board of directors;

■	evaluating, identifying and recommending nominees to the board of directors;

■	considering written recommendations from our shareholders for nominees for directors;

■	monitoring and reviewing the education and development of members of the board of directors;

■	recommending directors to serve as committee members and chairs;

■	reviewing and developing corporate governance guidelines, policies and procedures for the board of directors;

■	establishing and implementing evaluation processes for the board of directors, committees and chairs;

■	establishing procedures for the engagement of independent counsel by a director;

■	reviewing disclosure by us of matters within the committee’s mandate; and

■	reviewing and evaluating the committee’s charter and efficacy.

The nominating and corporate governance committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, all of whom are independent under the rules of the NASDAQ and the Toronto Stock Exchange. Mr. Bossert is the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee met once in 2010. The nominating and corporate governance committee meets at least annually and otherwise as necessary.

The nominating and corporate governance committee is responsible for, among other things, identifying and recommending potential candidates for nomination to the board of directors. The identification of potential board members is undertaken with a view to ensuring overall diversity of experience, backgrounds, skills and geographic representation of board members. The nominating and corporate governance committee receives advice from the board of directors and considers written recommendations from our shareholders respecting individuals best suited to serve as directors and, when necessary, develops its own list of appropriate candidates for directorships.

Indemnification of Directors and Officers

The Texas Business Organization Code, which now governs FES Ltd as a result of the Texas Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of FES Ltd, in effect after the Texas Conversion, provide that FES Ltd shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers, or any person who serves or served at the request of FES Ltd as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of FES Ltd or any of its subsidiaries or other affiliates. FES Ltd remains obligated on any indemnification obligations with respect to directors and officers of FES Ltd arising prior to the Texas Conversion.

The limited liability company agreement of Forbes Energy Services LLC provides its officers and directors with the maximum indemnification provisions permitted under Delaware law. Section 108 of the Delaware Limited Liability Company Law, or Delaware law, empowers a Delaware limited liability company to indemnify any member or manager or other person from and against any and all claims and demands whatsoever. In addition, Delaware case law provides broad discretion to a limited liability company to provide advancement or insurance in respect of such indemnification.

Directors’ and Officers’ Liability Insurance and Indemnification

We have a directors’ and officers’ liability insurance policy that covers indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and indemnification deductibles apply. In addition, both FES Ltd and FES LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or on our behalf, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Executive Compensation

Compensation Discussion and Analysis

Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses in order to encourage achievement of operating results and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintain high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.

We do not have a formal policy for allocating between cash and non-cash compensation, generally or with respect to our named executive officers. Rather the compensation committee evaluates each element of compensation separately. For the named executive officers, the factors used in such evaluation are set forth below.

In connection with our Bermuda reorganization and Canadian initial public offering, in May 2008 we entered into employment agreements with each of our executive officers named in our Summary Compensation Table, or Named Executive Officers. The compensation committee was involved in this process and considered the following factors in setting compensation levels, including base salary, potential bonus and option awards, for each of the Named Executive Officers:

■	The roles of Messrs. Forbes and Crisp in launching each of our current lines of business;
■	The roles of Messrs. Forbes and Crisp in developing and growing each of our current lines of business to our current levels;
■

The roles of Messrs. Forbes and Crisp in creating a business model that allows us to differentiate ourselves from competitors in the marketplace through newer equipment, enhanced customer service and safety for employees;

■	The roles of Messrs. Forbes, Crisp and Cooper in completing our most recent, significant business transactions including:
■	The reorganization of our predecessor companies from limited partnerships into limited liability companies in June 2007;
■	The reorganization of the limited liability companies under a Delaware holding company in January 2008;
■	Our private placement of $205 million in 11% senior secured notes in a 144A transaction in February 2008;
■	The reorganization of our companies under our Bermuda holding company in May 2008;
■	Our May 2008 Canadian initial public offering and related U.S. private placement of common stock for aggregate gross proceeds of approximately $172 million;

In connection with the employment agreements described above, at the time of our Canadian initial public offering, each of the Named Executive Officers were granted an option to purchase 112,500 shares of common stock at an exercise price of $28.00 per share, based primarily on the price at which common stock were sold in our Canadian initial public offering. This grant was commensurate with the factors considered by the compensation committee described in the preceding section.

On August 24, 2010 and September 9, 2010, the compensation committee met to discuss, among other things, the compensation of Mr. Cooper. It was determined that, in order to ensure that Mr. Cooper’s compensation adequately reflects what the committee felt, based on the general experience of its members, is available in the market, Mr. Cooper’s compensation should be increased. The committee felt that it was appropriate to grant Mr. Cooper an incentive option to purchase 118,750 shares of common stock to Mr. Cooper at an exercise price of $2.60 per share. The option has a ten year life and vests in four equal installments over two years. Further, the committee decided to raise Mr. Cooper’s base salary from $200,000 a year to $250,000 a year. The committee feels that this mix of compensation (both long-term equity compensation and base salary increase) rewards Mr. Cooper for his efforts a Chief Financial Officer and provides incentives for performance that align with the interests of our shareholders.

Our compensation committee has not conducted a complete review of the compensation of Messrs. Crisp and Forbes since May 2008. Nevertheless, due to economic conditions, our compensation committee did acknowledge and agree, in April 2009, to the voluntary and temporary reduction in base salary of Messrs. Crisp, Forbes and Cooper of $37,500, $37,500 and $5,000, respectively. As discussed above, Mr. Cooper’s salary has subsequently been increased. Additionally, due to economic conditions, the compensation committee determined that Messrs. Crisp, Forbes and Cooper should not receive bonus payments for 2009. It is anticipated that, in the future, the compensation committee will establish formal methodologies for reviewing base salary and determining cash and equity bonus awards.

On April 11, 2011, based on the recommendation of the compensation committee, the board of directors approved cash bonuses of $300,000, $300,000 and $100,000 to John E. Crisp, Charles C. Forbes and L. Melvin Cooper, respectively. The compensation committee decided to recommend these bonuses in an attempt to ensure that the total cash compensation of its executive officers adequately reflects the cash compensation that is available to executives of similarly situated companies in our market. In arriving at this decision, the compensation committee reviewed data from the following published surveys: 2010 Economics Research Institute Platform Library, Watson Wyatt’s 2008/2009 Top/Middle Management Calculator, 2010 Mercer Compensation Survey for the Energy Sector.

On August 11, 2011, the Company completed its previously discussed option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common stock. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. The new options have an exercise price of $9.32 per share. Messrs. Crisp, Forbes and Cooper participated in the Option Exchange, each tendering options to purchase 112,500 shares of common stock and each receiving new options to purchase 81,000 shares of common stock.

On August 15, 2011, the compensation committee approved options to purchase 18,750, 18,750 and 125,000 shares of common stock to Messrs. Crisp, Forbes and Cooper, respectively. These options have an exercise price of $9.16 per share and vest in three annual installments beginning on August 15, 2012. The compensation committee determined to grant these options based on our improved performance and the completion of several large transactions, including the offering of the initial notes.

Summary Compensation

The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by FES Ltd or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2010, the Chief Executive Officer, the Chief Financial Officer and the only other executive officer whose total annual compensation was more than $100,000. The currency of compensation awarded, earned, paid or payable is in U.S. dollars.

								Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)		Bonus ($)	Share based awards ($)	Option- based awards ($)		Annual incentive plans	Long term incentive plans	Pension value ($)	All other compensation ($)		Total compensation ($)

John E. Crisp	2010	462,500		—	—	—		—	—	—	57,178	(1)	519,678
President & Chief Executive Officer	2009	474,038		—	—	—		—	—	—	61,148	(2)	535,186
	2008	500,019	(3)	—	—	1,307,523	(4)	—	—	—	52,115	(5)	1,859,657

Charles C. Forbes	2010	462,500		—	—	—		—	—	—	52,337	(7)	514,837
Executive Vice President & Chief Operating Officer	2009	474,038		—	—	—		—	—	—	55,145	(7)	529,183
	2008	500,019	(3)	—	—	1,307,523	(4)	—	—	—	46,702	(8)	1,854,244

L. Melvin Cooper	2010	233,154		—	—	255,574	(5)	—	—	—	31,403	(9)	520,131
Senior Vice President & Chief Financial Officer	2009	197,692		—	—	—		—	—	—	27,604	(10)	225,296
	2008	200,000		—	—	1,307,523	(2)	250,000	—	—	32,228	(11)	1,789,751

(1)	This amount is comprised of $33,000 for fees earned as a director, $6,178 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(2)	This amount is comprised of $36,000 for fees earned as a director, $7,148 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(3)	Pursuant to the Bermuda Reorganization, Messrs. Crisp and Forbes received equity interests in us in exchange for 63% of their respective equity interests in Forbes Energy Services LLC. In addition, they have received payments indirectly from us as a result of the transactions described under Item the section “Transactions with Related Persons” on page 109 of this prospectus. Finally, as owners of the member entities of the Forbes Group, Messrs. Crisp and Forbes received cash distributions from the Forbes Group with respect to the fiscal period ended May 28, 2008, the date immediately preceding the Bermuda Reorganization, of $2.1 million and $2.1 million, respectively, primarily to allow them to make tax payments.

(4)	The options were priced using the Black-Scholes option pricing model, using assumptions included in Note 5 of our audited financial statements for the year ended December 31, 2010 included herein.

(5)	This amount is comprised of $23,000 for fees earned as a director, $11,115 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(6)	This amount is comprised of $30,996 for fees earned as a director, $3,341 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(7)	This amount is comprised of $33,996 for fees earned as a director, $3,145 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(8)	This amount is comprised of $21,664 for fees earned as a director, $7,038 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(9)	This amount is comprised of $13,403 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(10)	This amount is comprised of $9,604 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

(11)	This amount is comprised of $14,228 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

Employment Agreements

As part of our overall compensation plan, we have long-term employment agreements with our three executive officers. John E. Crisp serves as our President and Chief Executive Officer, Charles C. Forbes serves as our Executive Vice President and Chief Operating Officer, and L. Melvin Cooper serves as our Senior Vice President, Chief Financial Officer and Assistant Secretary. Each long-term employment agreement has a current term expiring April 30, 2011, provided that the term of each agreement has automatically extended for an additional year on May 1, 2011 and will automatically extend for an additional year every May 1 hereafter unless notice of termination is given before any such date by us or the employee.

For the year ending December 31, 2010, the employment agreements of Messrs. Crisp, Forbes, and Cooper provided for annual base salaries of $500,000, $500,000 and $200,000, respectively. Notwithstanding this fact, in April 2009, Messrs. Crisp, Forbes and Cooper voluntarily agreed to a temporary reduction in base salary of $37,500, $37,500 and $5,000 per year, respectively, provided that Mr. Cooper’s salary was subsequently increased in September 2010 as discussed above.

If, during the term of his respective agreement, we terminate the employment of Messrs. Crisp, Forbes, or Cooper for any reason other than for cause, he would be entitled to his base salary, bonus, automobile, and medical and other benefits through the actual expiration date of his agreement, and any and all options, rights, or awards granted in conjunction with the Incentive Plan would immediately vest. If we should undergo a change in control while the agreements are in effect and any of Messrs. Crisp, Forbes, or Cooper is either constructively or actually terminated under the conditions set forth in his agreement, then he would be entitled to receive three times his salary for the year in which the termination occurs and, in general, three times the bonus he received for the previous year, three years of medical and other insurance benefits from the date of termination, and any and all options, rights, or awards granted in conjunction with the Incentive Plan would immediately vest. To the extent that such medical benefits are taxable to the employee or his dependents, we would gross-up the employee for such taxes based on the employee’s actual tax rates.

For Messrs. Forbes and Crisp, if either were terminated without cause as of December 31, 2010, each would have been entitled to his then-current base salary of $500,000 until April 30, 2011 and 112,500 shares of common stock issuable upon exercise of his options would have immediately vested. If either had been terminated following a change in control, each would have been entitled to three times his then-current base salary, or $1.5 million, plus a bonus equal to one-fourth his annual base salary, or $125,000, and the same acceleration of vesting of his options would apply. For Mr. Cooper, if he had been terminated without cause as of December 31, 2010, he would have been entitled to his then-current base salary of $250,000 until April 30, 2011 and 231,250 shares of common stock issuable upon exercise of his options would have immediately vested. If he had been terminated following a change in control, he would have been entitled to three times his then-current base salary, or $750,000, plus a bonus equal to one-fourth his annual base salary, or $62,500, and the same acceleration of vesting of his options would apply.

Pursuant to our employment agreements with Messrs. Crisp, Forbes and Cooper, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the U.S. Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the U.S. Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and U.S. Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, we have agreed to pay such tax on a “grossed-up” basis for those executives.

Our employment agreements with Messrs. Crisp, Forbes and Cooper define change of control to mean (i) any person or group obtaining a majority of the voting shares of FES Ltd pursuant to a tender offer; (ii) a majority of the directors of FES Ltd being replaced during any twelve months period by new directors whose appointment or election is not endorsed by a majority of the board prior to such appointment or election; or (iii) any person or group acquires assets from FES Ltd that have a total gross fair market value equal to 75% of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition.

If the employment of any of Messrs. Crisp, Forbes, or Cooper is terminated for good cause or if any of Messrs. Crisp, Forbes, or Cooper voluntarily terminates his employment with us, we will pay any compensation earned but not paid to him prior to the effective date of termination. Each of Messrs. Crisp, Forbes, or Cooper may voluntarily terminate his employment by giving at least thirty days’ notice. At that time, we would have the right to relieve him of his duties; however, his salary would continue during the notice period.

If any of Messrs. Crisp, Forbes, or Cooper dies or becomes permanently disabled during the term of his employment, we will pay to his estate the compensation that such executive would have earned through the date of death or permanent disability, including any bonus earned but not yet paid, any and all options, rights or awards granted in conjunction with the Incentive plan would immediately vest and his dependants would be entitled to benefits, including medical and other benefits and use of a company automobile for a period of one year.

Each of Messrs. Crisp, Forbes, and Cooper has agreed that, during the term of his agreement and for a period of one year after termination, he will not (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (ii) solicit any of our employees to terminate their employment, or (iii) accept employment with or payments from any of our clients or customers who did business with us while he was employed by us.

Under their respective agreements, the compensation committee has discretion to establish the methodology for determining annual bonuses. Due to its decision not to award bonuses based on the economic conditions, the compensation committee has not yet established a methodology for determining annual bonuses.

The respective agreements of Messrs. Crisp and Forbes acknowledge their existing interests in other business ventures described under “Transactions with Related Parties” beginning on page 109 of this prospectus and their right to engage in other such businesses that would comply with the terms of the covenant applicable to transactions with affiliates in the indenture governing our notes.

Potential Payments upon Termination or Change of Control (1)

Name and principal position		Voluntary Termination	Termination for Cause	Termination by Company without Cause	Change in Control with Termination for Good Reason by Executive or Without Cause	Death and Permanent Disability
John E. Crisp President & Chief Executive Officer	Compensation: Severance Acceleration of Unvested Stock Options	$—	$—	$664,384	$1,734,375	$123,288
		$—	$—	$—	$—	$—

	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$—	$—	$17,809	$40,208	$13,271
		$—	$—	$—	$633,114	$—

		$—	$—	$682,193	$2,407,697	$136,559
Charles C. Forbes Executive Vice President & Chief Operating Officer	Compensation: Severance Acceleration of Unvested Stock Options	$—	$—	$664,384	$1,734,375	$123,288

	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up
		$—	$—	$—	$—	$—
		$—	$—	$17,809	$40,208	$13,271

		$—	$—	$—	$669,126	$—

		$—	$—	$682,193	$2,443,709	$136,559
L. Melvin Cooper Senior Vice President & Chief Financial Officer	Compensation: Severance Acceleration of Unvested Stock Options	$—	$—	$332,192	$937,500	$61,647

		$—	$—	$356,250	$356,250	$356,250
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up
		$—	$—	$17,809	$40,208	$13,271

		$—	$—	$—	$490,448	$—

		$—	$—	$706,251	$1,824,406	$431,168

(1)	Calculated as of December 31, 2010

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in this prospectus.

This foregoing report is given by the following members of the compensation committee:

Dale W. Bossert,

Travis H. Burris,

William W. Sherrill

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors, and none of them are present or past employees of ours. Except as set forth in the following sentences, no member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee. As disclosed in our discussion of “Transactions with Related Persons” beginning on page 109 of this prospectus, Mr. Burris has a noncontrolling interest in Resonant Technology Partners, a computer networking group that provides services to the Company. The Forbes Group recognized expenses of approximately $0.3 million, $0.2 million, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively, with respect to Resonant Technology Partners. Further, Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank for which Mr. Burris, the Chairman of our compensation committee, serves as President and Chief Executive Officer. However, Texas Champion Bank has a separate compensation committee and Mr. Crisp does not serve on that committee. We have a business relationship with Texas Champion Bank and, as of December 31, 2010, 2009 and 2008, we had $11.0 million, and $7.2 million and $10.6 million, respectively, on deposit with this bank.

Officers Who Also Act As Directors

Our Named Executive Officers who serve as directors receive the same cash compensation as our other directors for their service as directors but do not receive any additional equity-based compensation.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth for each Named Executive Officer all option-based and share-based awards outstanding at December 31, 2010.

Name	Number of securities underlying unexercised options (#) Exercisable (1)		Number of securities underlying unexercised options (#) Unexercisable (1)		Option exercise price (1) ($)	Option grant date	Option expiration date	Value of unexercised in- the- money options (2) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
John E. Crisp,
President & Chief Executive Officer	75,000	(3)	37,500	(3)	28.00	05/29/2008	05/29/2018	0	—	—
Charles C. Forbes,
Executive Vice President & Chief Operating Officer	75,000	(3)	37,500	(3)	28.00	05/29/2008	05/29/2018	0	—	—
	—		118,750	(4)	2.60	08/24/2010	08/24/2020	$356,250	—	—
L. Melvin Cooper,
Senior Vice President & Chief Financial Officer	75,000	(3)	37,500	(3)	28.00	05/29/2008	05/29/2018	0	—	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.

(2)	These amounts are calculated based on the difference between the market value of the securities underlying the options at the end of the year (CDN$5.60), and the exercise price of the options.

(3)	These option-based awards were granted on May 29, 2008 and vest in three equal installments over a three year period. On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1. These new options vest in four equal installments over a one year period.

(4)	This option-based award was granted on August 24, 2010 and vests in four equal installments over a two year period.

Options Exercised and Stock Vested

None of our Named Executive Officers exercised any of their exercisable options during fiscal 2010 nor did any of our named executive officers vest in any stock awards during fiscal 2010.

Value Vested or Earned During the Year

The following table sets forth for each Named Executive Officer the value vested or earned on all option-based awards, share- based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2010.

Name	Option grant date		Option- based awards – Value vested during the year ($)	Share- based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
John E. Crisp,
President & Chief Executive Officer	05/29/2008	(1)	—	—	—
Charles C. Forbes,
Executive Vice President & Chief Operating Officer	05/29/2008	(1)	—	—	—
L. Melvin Cooper,
Senior Vice President & Chief Financial Officer	05/29/2008	(1)	—	—	—

(1)	On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1.

Incentive Compensation Plan

In connection with the Bermuda Reorganization, the board of directors adopted and the Company’s sole shareholder at the time approved the Incentive Plan. The Incentive Plan is an unfunded plan that provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation, collectively referred to as the Awards, to employees, directors and consultants of the Company or an affiliate. The board of directors believes that the Incentive Plan strengthens the Company’s ability to attract, retain, and reward employees, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in the Company, strengthening the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. After the approval by our shareholders of an amendment to increase the maximum number of shares of common stock that may be issued under the Incentive Plan by 1,672,500 at our annual meeting on June 27, 2011, the Incentive Plan provides for a reserve equal to 2,977,500 shares of common stock.

In addition to the increase in shares of common stock issuable pursuant to the plan, at the annual meeting, the shareholders also approved an amendment to the Incentive Plan that permits a one-time employee stock option exchange program whereby option holders will be given the opportunity to exchange stock options with an exercise price of $7.00 for a lesser number of new stock options that have approximately the same fair value as the options surrendered, or the Option Exchange. On July 14, 2011, the Company launched this Option Exchange. The Option Exchange only applies to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those participating in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32. The new options vest in four equal installments over a one year period. As a result of the Option Exchange, options to purchase 670,000 shares of common stock have been cancelled and new options to purchase 482,400 shares of common stock have been issued.

All options issued and outstanding prior to August 12, 2011 have been proportionally adjusted to give effect to the Share Consolidation. As of October 5, 2011, there were 592,975 shares of common stock available for future grants under this plan.

The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(2)	1,305,000	$15.64	—
Equity compensation plans not approved by shareholders	—	—	—
Total	1,305,000	$15.64	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.

(2)	Consists of common stock issued or remaining available for issuance under our Incentive Compensation Plan.

Summary of the Incentive Plan

The following is a summary of the principal features of the Incentive Plan. This summary, however, does not purport to be a complete description of all provisions of the Incentive Plan. The following description is qualified in its entirety by reference to the Incentive Plan.

Purpose of the Incentive Plan

In order to attract, retain and motivate employees, directors, and consultants who perform substantial services for or on behalf of the Company or an affiliate, the board of directors adopted the Incentive Plan, pursuant to which Awards consisting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and other stock-based incentive compensation may be granted to such persons.

Shares Subject to the Incentive Plan

Awards covering 2,977,500 shares of common stock are authorized for issuance to eligible employees, directors, and consultants. Shares subject to the Incentive Plan include authorized and unissued shares, as well as previously issued shares that have been reacquired by the Company. The total number of shares authorized under the Incentive Plan will be subject to increase or decrease in order to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of common stock or other similar event, and will be increased proportionately upon any increase in the total number of common stock issued without the Company’s receipt of consideration. If any Award granted under the Incentive Plan expires, terminates or is canceled for any reason without having been exercised in full, or if any common stock issued in connection with an Award are repurchased by the Company, the corresponding number of shares of common stock will again be available for Awards under the Incentive Plan. Awards may be granted under the Incentive Plan at any time prior to the 10th anniversary of the date on which the shareholders shall have approved the Incentive Plan, as long as the total number of shares of common stock that may be issued pursuant to Awards granted does not exceed the limitations of the Incentive Plan.

Administration

The Incentive Plan will be administered by the compensation committee of the board of directors (the compensation committee in its capacity as administrator of the Incentive Plan is referred to herein as the Plan Administrator). The board of directors has designated the compensation committee as the Plan Administrator of the Incentive Plan. The Plan Administrator is vested with full and final authority to administer and interpret the Incentive Plan and to make all determinations necessary or advisable for the administration of the Incentive Plan. Subject to the terms of the Incentive Plan, the Plan Administrator will determine who will receive Awards, the time or times at which Awards will be granted, the type of Awards to be granted, the number of shares of common stock covered by each Award, vesting schedules and other limitations on the vesting of the Awards, and such other terms and conditions of each Award as are not inconsistent with the provisions of the Incentive Plan.

Participation in the Incentive Plan

Employees, directors, and consultants of the Company who are selected by the Plan Administrator will be eligible for participation in the Incentive Plan.

Agreements Evidencing Awards

Awards will be evidenced by award agreements, referred to as Award Agreements, in such form as the Plan Administrator approves and containing such terms and conditions, including the substance of the Incentive Plan, and such other terms and provisions as are not inconsistent with the Incentive Plan. Award Agreements need not be identical.

Options

Types of Options

The types of stock options, or Options, that may be granted under the Incentive Plan include (i) options that meet the requirements of Section 422 of the U.S. Code, or Incentive Stock Options, and (ii) stock options that do not qualify as Incentive Stock Options, or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees; however, Nonstatutory Stock Options may be granted to employees, directors or consultants of the Company. The exercise price per share for common stock subject to an Option will be determined by the Plan Administrator at the date of grant, provided that the exercise price for any Option shall not be less than 100% of the fair market value of the common stock at the date of grant, as determined by the board of directors, or, if greater, the par value of such common stock, and if the participant receiving an Incentive Stock Option owns more than 10% of the total combined voting power of all classes of shares of the Company and its affiliates, as described in Section 422(b)(6) of the U.S. Code, then the exercise price of any Incentive Stock Option granted to such participant shall not be less than 110% of the fair market value or, if greater, the par value of the common stock at the date of grant. Fair market value on any date shall be determined by the board of directors, in its sole discretion, on the basis of available prices for the common stock on an established stock exchange or national market system of the United States or, if not so reported, the average of the high and low bids or, in the absence of an established market, any other good faith valuation method that complies with the requirements of U.S. Code Section 409A. Notwithstanding the foregoing, if the common stock is traded on the TSX on the determination date, the fair market value shall be the volume weighted average trading price for the five trading days immediately preceding the determination date.

Payment on Exercise

No common stock will be issued upon the exercise of an Option unless notice of exercise is received by the Company and the common stock is paid for in full. Payment for common stock purchased upon the exercise of an Option may, subject to the terms of the applicable Award Agreement, be made in cash or by wire transfer or check, by execution of a promissory note, to the extent permitted by and in accordance with applicable law by withholding shares that would otherwise be issued upon exercise of the Option, referred to as a cashless exercise, or by delivery of common stock then owned by the participant at the time of the exercise of the Option, provided that the participant shall have held such shares for a period of six months prior to such exercise (or such shorter or longer period of time as is necessary for the Company to avoid a charge to earnings).

Term of Options

The term of each Option will be such period as may be determined by the Plan Administrator, provided that in no event will the term of any Option exceed a period of ten years (or, in the case of an Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of shares of the Company and its affiliates, five years). The Plan Administrator shall determine on the date of grant what conditions shall apply to the exercise of an Option granted under the Incentive Plan in the event the participant shall cease to be employed or retained as a director or consultant by the Company or its affiliates for any reason, including by reason of death or disability, or a termination for cause, and such conditions will be described in the applicable Award Agreement.

Restricted Stock Awards

Grant of Restricted Stock

Restricted Stock may be granted alone or in addition to other Awards granted pursuant to the Plan. Each Award of Restricted Stock will be evidenced by an Award Agreement that will describe the price to be paid for the shares, which shall be no less than the par value of such shares, and the restrictions applicable to the shares received thereunder.

Effect of Restrictions

Restricted Stock may be subject to such restrictions as may be provided under the applicable Award Agreement. The Plan Administrator may accelerate the lapse of all or a portion of the restrictions on an Award of Restricted Stock at any time. Upon the lapse of the restrictions on Restricted Stock, the Plan Administrator shall cause a share certificate to be delivered to the participant with respect to such shares, free of all restrictions under the Plan.

Stock Appreciation Rights

Grant of Stock Appreciation Rights

Stock appreciation rights, or SARs, may be granted alone or in addition to other Awards, or may be granted in tandem with Options. SARs are rights to be paid an amount equal to no more than 100% of the difference between the fair market value or, if greater, par value of a specified number of shares of common stock on the date on which the SARs are granted and the fair market value of such common stock on the date on which the SARs are exercised. This amount may be paid in cash or common stock, as described in the applicable Award Agreement.

Ownership Rights

SARs do not generally provide voting, dividend, or other rights associated with share ownership.

Term of SARs

The term of each SAR will be such period as may be determined by the Plan Administrator. The Plan Administrator shall determine on the date of grant what conditions shall apply to the exercise of a SAR granted under the Incentive Plan in the event the participant shall cease to be employed or retained as a director or consultant by the Company or its affiliates for any reason, including by reason of death or disability, or a termination for cause, and such conditions will be described in the applicable Award Agreement. If a SAR is granted in tandem with an Option, the SAR will have the same term and will be exercisable at the same time as the Option. If a SAR is granted in tandem with an Incentive Stock Option, the SAR may be exercised only at a time when the fair market value of the common stock exceeds the exercise price of the Incentive Stock Option.

Other Share-Based Incentive Awards

The Plan Administrator may grant other forms of Awards based upon, payable in, or otherwise related to, in whole or in part, common stock. The types of Awards that may be issued may include, but shall not be limited to, restricted stock units, dividend equivalent rights, and performance-based compensation. These Awards may constitute nonqualified deferred compensation under U.S. Code Section 409A and, thus, the terms of the Awards must comply with the provisions of that Section.

Restricted Stock Units

Grant of Restricted Stock Units

Restricted Stock Units may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. Restricted Stock Units are rights to be paid cash or shares based upon the value of the Company’s common stock at the time the Award vests. The transfer of cash or shares may be made upon vesting or at a later time specified in the Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will describe the price to be paid for the shares, which shall be no less than the par value of such shares, and the restrictions applicable to the units received thereunder.

Ownership Rights

Restricted Stock Units do not generally provide voting, dividend, or other rights associated with stock ownership.

Effect of Restrictions

The Restricted Stock Units may be subject to such restrictions as may be provided under the applicable Award Agreement. The Plan Administrator may accelerate the lapse of all or a portion of the restrictions on the Restricted Stock Units at any time. Upon the lapse of the restrictions on Restricted Stock Units, or at such later time as is specified in the applicable Award Agreement, the Plan Administrator shall cause a share certificate to be delivered to the participant with respect to such shares.

Dividend Equivalent Rights

Dividend Equivalent Rights, or DERs, may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. DERs are rights to be paid an amount based upon the dividends declared on a set number of shares of common stock on one or more specified declaration dates during the term of the right. This amount may be paid in cash or common stock, as described in the applicable Award Agreement.

Performance-Based Compensation

Awards of performance-based compensation may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. An Award of performance-based compensation is based upon the attainment of performance goals, such as an increase in the per share value of the common stock, and shall be subject to such other conditions and restrictions as are described in the applicable Award Agreement. This amount may be paid in cash or common stock, as described in the applicable Award Agreement.

Other Provisions of the Incentive Plan

Amendment or Termination of the Incentive Plan

The board of directors may, at any time, suspend or terminate the Incentive Plan. The board of directors may also at any time, without shareholder approval, add to, repeal, or otherwise amend any of the terms of the Plan or any Awards and, without limiting the generality of the foregoing, may make the following changes, deletions, revisions, or amendments, referred to as amendments herein: (a) any amendment to the vesting provisions of the Plan or any Award; (b) any amendment to the termination provisions of the Plan or any Award, provided that such amendment does not entail an extension beyond the expiry date of the Award or extend the term of the Plan beyond its expiration date; (c) any amendment to the persons eligible to receive Awards or otherwise relating to the eligibility of anyone to receive Awards, other than an amendment that would have the potential of broadening or increasing insider participation (which amendment shall require shareholder approval); (d) any amendment with respect to the method or manner of exercise of any Award; (e) any amendment of a “housekeeping” nature; and (f) any other amendment that under the rules of the TSX (or such other stock exchange on which the Shares may be listed) does not require shareholder approval; provided that no such addition, repeal, or amendment shall in any manner materially adversely affect the rights of any participant under any Award previously granted under the Incentive Plan without such participant’s consent. Without the approval of the shareholders, however, the board of directors may not amend the Incentive Plan to increase the number of shares reserved for issuance as Incentive Stock Options under the Incentive Plan (other than pursuant to capitalization adjustments set forth in the Incentive Plan), modify the class of individuals eligible to receive Incentive Stock Options under the Incentive Plan, or change the identity of the granting company or the shares to be issued upon the exercise of Incentive Stock Options.

Notwithstanding the foregoing, and absent any action by the board of directors to terminate the Incentive Plan prior to such date, no Award will be granted under the Incentive Plan after the tenth anniversary of its effective date or, if later, the tenth anniversary of any action by the board of directors or approval of shareholders to (i) increase the number of shares reserved for issuance under the Incentive Plan, (ii) modify the class of persons eligible to receive Awards under the Incentive Plan, or (iii) change the identity of the granting company or the shares issued upon exercise of Incentive Stock Options.

Change in Control Benefits

Unless the Plan Administrator determines otherwise, upon or following a “Change in Control” of the Company, as such term is defined in the Incentive Plan, Awards shall accelerate and all restrictions shall immediately lapse. In addition, Options that remain unexercised on the effective date of the Change in Control may be immediately forfeited or, if the Company is not the surviving company, all outstanding Options and SARs may be substituted or assumed by the surviving company. Pursuant to the Incentive Plan, a Change in Control is generally deemed to have occurred upon (i) the sale, transfer, or other conveyance of all or substantially all of the Company’s assets, (ii) the acquisition of beneficial ownership, directly or indirectly, by a person of securities representing 50% or more of the total voting power of the Company’s voting shares, or (iii) the occurrence of an event that would be required to be reported by the Company in Item 1 of a Current Report of a Form 8-K under the U.S. Securities Act (such as the replacement of 2 / 3 of the members of the board of directors during a 24-month period, unless such replacement was approved by a vote of at least 2 / 3 of the directors then still in office who either were directors at the beginning of such 24-month period or whose election or nomination for election was previously approved). Notwithstanding the foregoing, with respect to an Award that is treated as nonqualified deferred compensation subject to U.S. Code Section 409A, a Change in Control is deemed to occur upon (i) the sale, transfer or other conveyance of all or substantially all of the Company’s assets, (ii) the acquisition of beneficial ownership, directly or indirectly, by a person of securities representing more than 50% of the total voting power of the Company’s voting shares, or (iii) the replacement of 1 / 2 of the members of the board of directors during a 12-month period, unless such replacement was approved by a vote of at least 1 / 2 of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously approved.

Awards Not Transferable

An Award granted under the Incentive Plan may, by its terms, be non-transferable by the holder thereof and as such may not be sold, assigned, pledged, mortgaged, or otherwise transferred or disposed of other than by will or the laws of descent and distribution. During the lifetime of the holder of an Award, such Awards are exercisable only by him or her.

Restrictions on Issuance of Shares

The Company is not obligated to sell or issue any common stock upon the exercise of any Award granted under the Incentive Plan unless, among other requirements, the shares with respect to which such Award is being exercised are registered under applicable federal and state securities laws, or the issuance of the shares is exempt from such registration, and the issuance otherwise complies with applicable law. If the common stock to be issued upon the exercise of any Award granted under the Incentive Plan is intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal and state securities laws, the participant, if so requested by the Company, shall furnish to the Company such evidence and representations as may be requested, including an opinion of counsel satisfactory to the Company. The Plan Administrator may impose such other restrictions on the ownership and transfer of common stock issued pursuant to the Incentive Plan as it deems appropriate.

Pension and Retirement Plans

We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

Director Compensation

The following table details the compensation received by each Director, other than Named Executive Officers, in 2010.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total compensation ($)
Dale W. Bossert	$44,000	—	$40,500	—	—	—	$84,500
Travis H. Burris	$44,000	—	$40,500	—	—	—	$84,500
Janet L. Forbes	$33,996	—	—	—	—	—	$33,996
William W. Sherrill	$44,000	—	$40,500	—	—	—	$84,500

Each director, including Messrs. Crisp and Forbes, whose compensation is set forth in the Summary Compensation Table, receives an annual retainer of $25,000 and each committee chair receives an additional annual retainer of $2,000. Each director receives $1,000 per meeting plus expenses for attendance at any board meeting or any committee meeting.

Narrative Discussion

Each director, including Messrs. Crisp and Forbes, whose compensation is set forth in the Summary Compensation Table, receives an annual retainer of $25,000 and each committee chair receives an additional annual retainer of $2,000. Each director receives $1,000 per meeting plus expenses for attendance at any board meeting or any committee meeting.

On August 24, 2010, the compensation committee resolved to grant each of the directors who did not participate in the founding of the Company (Messrs Bossert, Burris and Sherrill) an option to purchase 18,750 shares at an exercise price of $2.60 per share. The options have a ten year life and vest in four equal installments over two years.

Mr. Bossert, Mr. Burris, Ms. Forbes and Mr. Sherrill tendered their May 2008 options in the previously discussed Option Exchange. As a result, on August 11, 2011, they each received options to purchase 13,500 shares of common stock, at an exercise price of $9.32. These options have a seven year life and vest in four equal installments over a one year period.

On August 15, 2011, the compensation committee resolved to grant each of the directors an option to purchase 18,750 shares at an exercise price of $9.16 per share. The options have a ten year life and vest in three equal annual installments over three years.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth for each Director, other than Named Executive Officers who are directors, all option-based and share-based awards outstanding at December 31, 2010.(2)

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) Unexercisable(1)	Option exercise price(1) ($)	Option expiration date	Value of unexercised in-the-money options(2) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Dale W. Bossert	12,500(3)	6,250(3)	28.00	05/29/2018	—	—	—
	—	18,750(4)	2.60	08/24/2020	56,250	—	—
Travis H. Burris	12,500(3)	6,250(3)	28.00	05/29/2018	—	—	—
		18,750(4)	2.60	08/24/2020	56,250	—	—
Janet L. Forbes	12,500(3)	6,250(3)	28.00	05/29/2018	—	—	—
William W. Sherrill	12,500(3)	6,250(3)	28.00	05/29/2018	—	—	—
		18,750(4)	2.60	08/24/2020	56,250	—	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.

(2)	These amounts are calculated based on the difference between the market value of the securities underlying the options at December 31, 2010 (CDN$5.60), and the exercise price of the options.

(3)	These option-based awards were granted on May 29, 2008. On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1.

(4)	These option-based awards were granted on August 24, 2010.

Value Vested or Earned During the Year

The following table sets forth for each Director the value vested or earned on all option-based and share-based awards, and non-equity incentive plan compensation during the financial year ended December 31, 2010.

Name	Option grant date	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Dale W. Bossert	05/29/2008(1)	0	—	—
	08/24/2010(2)	0	—	—
Travis H. Burris	05/29/2008(1)	0	—	—
	08/24/2010(2)	0	—	—
Janet L. Forbes	05/29/2008(1)	0	—	—
William W. Sherrill	05/29/2008(1)	0	—	—
	08/24/2010(2)	0	—	—

(1)	These options granted to each of our directors that did not participate in the founding of the Company vested in three equal installments over a three year period. On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1.

(2)	These options granted to each of our non-employee directors vest in four equal installments over a two year period.

Transactions with Related Persons

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable–related parties and accounts payable–related parties result from transactions with related parties which we believe are on terms consistent with those available to third-party customers and from third-party vendors.

Messrs. John E. Crisp and Charles C. Forbes Jr., our executive officers and two of our directors, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

■	AES owns aircraft that the Forbes Group uses on a regular basis.

■	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

■	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, operating lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2010 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $0.1 million. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

On June 27, 2011, we purchased from AES the equipment being leased pursuant to the two equipment leases described above, as well as certain other frac tank equipment being rented from AES. We paid AES an aggregate purchase price of approximately $18.0 million, plus a payment for estimated sales tax of $1.7 million. This transaction was approved in the manner required under our indenture.

The Forbes Group has thirteen separate rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each written lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the thirteen rentals and leases were $0.7 million for the six months ended June 30, 2011 and 2010, respectively, and $1.3 million, $1.3 million, and $0.9 million for the year-ended December 31, 2010, 2009 and 2008, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $1.3 million and $0.9 million related to aircraft and equipment rental, approximately $0.7 million and $0.8 million related to disposal of waste water and less than $0.1 million related to other various expenses for the six months ended June 30, 2011 and 2010, respectively, and $2.0 million, $2.3 million and $1.5 million related to aircraft and equipment rental, approximately $1.6 million, $1.2 million and $1.4 million related to disposal of waste water and approximately $0, $0 and $0.8 million related to other various expenses for the years-ended December 31, 2010, 2009, and 2008, respectively.

For the six months ended June 30, 2011 and 2010, Forbes Group recognized no revenue from AES, total expenses of approximately $5.0 million and $4.5 million and capital expenditures of approximately $17.2 million and $0, respectively. Accounts payable to AES as of June 30, 2011 and December 31, 2010, resulting from such transactions were $1.1 million and $406,000 respectively. For the year-ended December 31, 2010, 2009, and 2008 the Forbes Group recognized revenue from AES of approximately $0, $0 and $11,000, respectively, total expenses of approximately $9.3 million, $8.4 million and $5.5 million, respectively, and capital expenditures $0, $0, and $2.4 million respectively. Accounts payable to AES as of December 31, 2010, 2009 and 2008, resulting from such transactions were approximately $0.4 million, $0.7 million and $0.1 million, respectively. The Forbes Group had $0.6 million of accounts receivable from AES as of June 30, 2011 and no accounts receivable as December 31, 2010, 2009 and 2008, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, an executive officer and director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of approximately less than $0.1 million and less than $0.1 million related to trucking services, equipment rental, and wash out activities; expenses of approximately $0.3 million and $0.5 million; and capital expenditures of approximately less than $0.1 million and less than $0.1 million from transactions with Dorsal Services, Inc. for the six months ended June 30, 2011 and 2010, respectively, and $9,000, $58,000, and $58,000 related to trucking services, equipment rental, and wash out activities; expenses of approximately $0.8 million, $0.2 million and $1.4 million; and capital expenditures of approximately $38,000, $0, and $29,000 from transactions with Dorsal Services, Inc. for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of approximately $0.1 million, $0.1 million, $0.2 million and $0.1 million as of June 30, 2011, December 31, 2010, 2009 and 2008, respectively, resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of approximately $0.1 million, $0.1 million, $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of less than $0.1 million and $0.1 million and recognized expenses of approximately $0.1 million and $0.1 million and no capital expenditures related to transactions with Tasco for the six months ended June 30, 2011 and 2010, respectively, and revenues from Tasco of $4,000, $1,000 and $0 and recognized expenses of approximately $0.1 million, $0.1 million and $0.3 million and capital expenditures of $0, $0.1 million, and $0.1 million related to transactions with Tasco for the years ended December 31, 2010, 2009, and 2008, respectively. Accounts payable to Tasco as of June 30, 2011 and December 31, 2010, 2009 and 2008 were less than $0.1 million, $10,000, $20,000 and $40,000, respectively, resulting from these transactions.

FCJ Management LLC, or FCJ, is a limited liability company that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $18,000 and $18,000 for the six months ended June 30, 2011 and 2010, respectively, and $36,000, $23,000 and $18,000 for the year ended December 31, 2010, 2009 and 2008, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognized no revenues, expenses of $0.2 million and $0.3 million and no capital expenditures for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues, expenses of approximately $0.5 million, $0.5 million, and $0.1 million and no capital expenditures for the years ended December 31, 2010, 2009 and 2008, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were less than $0.1 million, $45,000, $0 and $42,000 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. Travis Burris, a director of the Forbes Group, has a noncontrolling interest in the computer networking company. The Forbes Group recognized expenses of approximately $0.1 million and $0.1 million, and capital expenditures of approximately $0 and less than $0.1 million for the six months ended June 30, 2011 and 2010, respectively, and expenses of approximately $0.3 million, $0.2 million, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts payable of approximately less than $0.1 million, $0, $34,000 and $0 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned by Daniel Crisp, a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of the Forbes Group. The Forbes Group provided additional services to customers in the fiscal years 2011 and 2010 that was sub-contracted to Wolverine Construction, Inc. The Forbes Group recognized no capital expenditures, revenues of less than $0.1 million and less than $0.1 million and expenses of approximately $5.0 million and $1.1 million for the six months ended June 30, 2011 and 2010, respectively, and recognized capital expenditures of approximately $0, $0.1 million and $0.1 million, revenues of approximately $0.1 million, $11,000 and $3,000 and expenses of approximately $12.2 million, $0.9 million and $0.2 million for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Wolverine as of June 30, 2011 and December 31, 2010, 2009 and 2008 of approximately less than $0.1 million, $0.1 million, $6,000 and $0, respectively. The Forbes Group had accounts payable due to Wolverine of approximately $2.1 million, $7.5 million, $19,000 and $0 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Testco Well Services LLC, or Testco, is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with Daniel Crisp, a son of Mr. Crisp, are partial owners of Testco. The Forbes Group recognized revenues of less than $0.1 million and $0 and expenses of less than $0.1 million and $0.1 million for the six months ended June 30, 2011 and 2010, respectively, and recognized revenues of approximately $4,000, $0 and $0.4 million, and expenses of approximately $7,000, $12,400 and $0 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

CJ Petroleum Service LLC, or CJ Petroleum, is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, Daniel Crisp and Pete Crisp, both sons of John Crisp, and Janet Forbes, a director of the FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Forbes group recognized no revenue, expenses of approximately $0.2 million and $0.1 million, and no capital expenditures for the six months ended June 30, 2011, respectively, and recognized no revenue, expenses of approximately $0.2 million and no capital expenditures for the year ended December 31, 2010. We had no accounts receivable from CJ Petroleum as of June 30, 2011 and December 31, 2010. We had accounts payable of $0.1 million and $24,000 to CJ Petroleum as of June 30, 2011 and December 31, 2010, respectively.

LA Contractors Ltd. is a bulk material hauling company partially owned by Janet Forbes, a director of FES Ltd., and Charles Forbes V, a son of both Charles Forbes, a director and executive officer of FES Ltd. and Janet Forbes, a director of FES Ltd. The Forbes Group recognized no revenue and negligible expenses for the six months ended June 30, 2011 and 2010, respectively, and recognized revenue of $0, $2,000 and $0, expenses of approximately $0.2 million, $34,000, and $8,000 and capital expenditures of approximately $0.3 million, $26,000 and $24,000 for the year ended December 31, 2010, 2009, and 2008, respectively. We had no accounts receivable from LA Contractors as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively. We had accounts payable to LA Contractors of $0, $0, $3,000 and $0 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Energy Fishing and Rentals, Inc., or EFR, is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized revenues from EFR of $0 and less than $0.1 and recognized expenses of approximately $0.2 million and less than $0.1 million and capital expenditures of less than $0.1 million and $0.1 million related to transactions with EFR for the six months months ended June 30, 2011 and 2010, respectively, and recognized revenue of $1,000 from EFR for the year ended December 31, 2010, and recognized expenses of approximately $38,000, $38,000 and $41,000 and capital expenditures of $11,000, $0.3 million and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. We had no accounts receivable from EFR as of December 31, 2010, 2009 and 2008, respectively. Accounts payable to EFR as of June 30, 2011 and December 31, 2010, 2009 and 2008 were $0.1 million, $9,000, $18,000 and $0, respectively, resulting from these transactions.

JITSU Services LLC, or JITSU, is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0 and no capital expenditures from transactions with JITSU, Inc. for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues; expenses of approximately $0.1 million and no capital expenditures from transactions with JITSU, Inc. for the year ended December 31, 2010. The Forbes Group had no accounts receivable from or accounts payable to JITSU as of June 30, 2011 and December 31, 2010, respectively.

Texas Quality Gate Guard, LLC is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. The Forbes Group recognized revenues of less than $0.1 million and $0; expenses of approximately $0.1 million and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues; expenses of approximately $0.1 million and no capital expenditures from transactions with Texas Quality Gate Guard, LLC for the year ended December 31, 2010. At June 30, 2011 and December 31, 2010, the Forbes Group had no accounts receivable and accounts payable to Texas Quality Gate Guard, LLC of approximately less than $0.1 million and $0.1 million, respectively.

Animas Holdings, LLC, or Animas, is a property and disposal company that is owned by Daniel and Pete Crisp, both sons of John Crisp and Charles Forbes V, Cori Forbes and Christine Gamez, each a child of Charles Forbes and Janet Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Under this agreement, TES also agrees to pay to Animas ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0.1 million and no capital expenditures from transactions with Animas Holding, Inc. for the six months ended June 30, 2011 and 2010, respectively. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $0.3 million and no capital expenditures from transactions with Animas Holding, Inc. The Forbes Group had no accounts receivable and accounts payable of less than $0.1 million and $0 to Animas Holding, Inc. as of June 30, 2011 and December 31, 2010, respectively.

TSWD, LLC, doing business as Texas Saltwater Disposal Treatment, a company owned by Daniel Crisp, a son of John Crisp, provides saltwater disposal services to the Company. The Forbes Group recognized no revenues, expenses of approximately $0.1 million and $0 for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues and expenses of approximately $400,000, $400,000, and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively, from this related party. There were no accounts receivable, and accounts payable were approximately $0, $20,000, $70,000, and $40,000 as of June 30, 2011 and December 2010, 2009, and 2008, respectively, from this related party.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of June 30, 2011 and December 31, 2010, 2009, and 2008, the Forbes Group had $10.5 million, $11.0 million, $7.2 million, and $10.6 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which we conduct business. As of June 30, 2011 and December 31, 2010, 2009 and 2008, the Forbes Group had $2.4 million, $3.3 million, $1.3 million and $1.8 million on deposit with this bank.

Daniel Crisp, a son of John E. Crisp, the Chief Executive Officer of the Company, is employed as a manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Daniel Crisp received salary compensation of $145,639, $145,489 and $164,497 in 2010, 2009 and 2008, respectively. We expect to pay Daniel Crisp a salary of $178,600 in 2011. Daniel Crisp received an option to purchase 50,000 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 25,000 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Daniel Crisp tendered his May 2008 options in the previously discussed Option Exchange and received new options to purchase 36,000 shares of common stock, at an exercise price of $9.32 per share, which award vests over one year. On August 15, 2011, Daniel Crisp received options to purchase 214,000 shares of common stock, at an exercise price of $9.16 per share, which award vests over three years.

Marcus Crisp, a brother of John E. Crisp, is employed as the West Texas Fluids Manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Marcus Crisp received salary compensation of $122,892, $118,731 and $143,133 in 2010, 2009 and 2008, respectively. We expect to pay Marcus Crisp a salary of $144,000 in 2011. In addition to these amounts, Marcus receives a monthly vehicle allowance. Marcus Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 18,750 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Marcus Crisp tendered his May 2008 options in the previously discussed Option Exchange and received new options to purchase 9,000 shares of common stock, at an exercise price of $9.32 per share. On August 15, 2011, Marcus Crisp received options to purchase 125,000 shares of common stock, at an exercise price of $9.16 per share, which award vests over three years.

Pete Crisp, a son of John E. Crisp, is employed by Forbes Energy Services LLC, a subsidiary of the Company. Pete Crisp received salary compensation of $114,000, $114,000 and $115,000 in 2010, 2009 and 2008. We expect to pay Pete Crisp a salary of $114,000 in 2011. Pete Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 50,000 shares of common stock at $0.65 per share in August 2010, which award vests over two years. Pete Crisp tendered his May 2008 options in the previously discussed Option Exchange and received new options to purchase 9,000 shares of common stock, at an exercise price of $9.32 per share.

We believe all of the terms with the companies described above are comparable to terms that were and are available to us in arm’s-length transaction with non-related parties.

Review, Approval or Ratification of Transactions with Related Persons.

It is the informal policy of the Company to have the disinterested members of its board of directors review and approve or ratify certain significant related party transactions. Further, the Company is required by the indenture governing the notes to obtain the approval of the disinterested board members when a related party transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million.

Under the agreement governing our new credit facility, we are only permitted to enter into new transactions (not currently described in our recent filings made under the Exchange Act of 1934, as amended) with a related party if such transaction is entered into in the ordinary course of business and on an arm-length basis on terms no less favorable than those obtainable form a third-party, subject to certain exceptions, including exceptions for compensation relationships.

The board, including all of the disinterested members thereof, has unanimously approved or ratified the abovementioned transactions. Under the bylaws of FES Ltd, a director who is interested in a contract or proposed contract must declare the nature of his or her interest in such contract. When this interest is declared, unless disqualified by the chairman of the relevant board meeting, such director may vote and be counted for the purpose of determining quorum in respect of the contract or proposed contract in which such director has an interest, provided that the transaction is approved by a majority of the disinterested members of the board.

Additionally, the Company has a written Employee Code of Business Conduct and Ethics that requires that an employee obtain written approval of the President or the Chief Executive Officer prior to doing business on behalf of the Company with a member of that employee’s family. As the employment of the son and brother of Mr. Crisp described above involved the President and Chief Executive Officer, the board of directors of the Company, including the disinterested members thereof, in conformance with the Company’s informal policy regarding significant related party transactions, took the step of unanimously ratifying and approving the employment of Mr. Crisp’s son and brother. Neither the Company’s informal policy regarding significant related party transactions nor its employee code of conduct has formal standards outlining the procedures or scope of review and approval of such related party transactions.

Principal Holders of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of October 5, 2011:

■	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

■	each of our directors; and

■	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Common Stock Beneficially Owned(**)		Percentage of Common Stock Beneficially Owned(%)
Executive Officers and Directors:
John E. Crisp	1,146,587	(1)	5.5%
Charles C. Forbes	2,533,962	(2)	12.2%
L. Melvin Cooper	93,875	(3)	*
Dale W. Bossert	16,300	(4)	*
Travis H. Burris	30,337	(4)	*
Janet L. Forbes	2,324,125		11.1%
William W. Sherrill	12,750	(4)	*
All directors and executive officers as a group (7 persons)	6,174,486	(5)	29.5%

Other 5% Stockholders:
The West Face Group	4,942,399	(6)	20.0%
The Modern Group Ltd	1,327,750	(7)	6.3%
Denyce Crisp	1,306,837	(8)	6.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

**	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of October 5, 2011 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1)

Includes 20,250 shares of common stock issuable upon exercise of options, but excludes 1,306,837 shares of common stock that Mr. Crisp is required to transfer to his ex-wife pursuant to a divorce decree.

(2)	Includes 20,750 shares of common stock issuable upon exercise of options.

(3)	Includes 79,625 shares of common stock issuable upon exercise of options.

(4)	Includes 12,750 shares of common stock issuable upon exercise of options.

(5)	Includes 161,750 shares of common stock issuable upon exercise of options.

(6)

Includes 1,148,800 shares of common stock collectively owned by the West Face Group based on a Form 3 dated August 16, 2011 filed with the SEC and 3,793,599 shares of common stock currently issuable upon the conversion of the 588,059 shares of Series B Preferred Stock currently held by the West Face Group. Each share of Series B Preferred Stock is convertible at the option of the holder into 9 shares of common stock, provided that no holder is entitled to effect such a conversion if it would result in such holder (and affiliates) beneficially owning 20% or more of the number of shares of common stock outstanding immediately after giving effect to the conversion. Therefore, the maximum number of shares of common stock into which the Series B Preferred Stock owned by the West Face Group could convert is 3,793,599. The West Face Group consists of West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P. The West Face Group’s address is 2 Bloor Street East, Suite 810, Toronto, Ontario M4W 1A8.

(7)

Based on information derived from insider reporting filings on the System for Electronic Disclosure by Insiders as of October 5, 2011, available at www.sedi.com. The Modern Group Ltd.’s address is P.O. Box 790, Beaumont, TX 77704.

(8)	Includes 1,306,837 shares of common stock that John E. Crisp is required to transfer to Ms. Crisp pursuant to a divorce decree. Denyce Crisp’s address is 534 Nakiswana Circle, Sandia, TX 78383.

Description of Certain Indebtedness

New Credit Facility

On September 9, 2011, FES Ltd and its domestic subsidiaries (with the exception of FES CAP) entered into a loan and security agreement with Regions Bank, SunTrust Bank, CIT Bank and Capital One Leverage Finance Corp., as lenders, and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial borrowing credit of $75 million, subject to borrowing base availability. The loan and security agreement has a stated maturity of September 9, 2016. The proceeds of this credit facility can be used for the purchase of well services equipment, permitted acquisitions, general operations, working capital and other general corporate purposes.

Under the loan and security agreement, our borrowing base at any time is equal to (i) 85% of eligible accounts, which are determined by Agent in its reasonable discretion, plus (ii) the lesser of 85% of the appraised value, subject to certain adjustments, of our well services equipment that has been properly pledged and appraised, is in good operating condition and is located in the United States, or 100% of the net book value of such equipment, minus (iii) any reserves established by the Agent in its reasonable discretion.

At our option, borrowings under this new credit facility will bear interest at a rate equal to either (i) the LIBOR rate plus an applicable margin of between 2.25% to 2.75% based on borrowing availability or (ii) a base rate plus an applicable margin of between 1.25% to 1.75% based on borrowing availability, where the base rate is equal to the greater of the prime rate established by Regions Bank, the overnight federal funds rate plus 0.5% or the LIBOR rate for a one month period plus 1%.

In addition to paying interest on outstanding principal under the facility, a fee of 0.375% per annum will accrue on unutilized availability under the credit facility. We are required to pay a fee of between 2.25% to 2.75%, based on borrowing availability, with respect to the principal amount of any letters of credit outstanding under the facility. We are also responsible for certain other administrative fees and expenses. In connection with the execution of the loan and security agreement, we paid the lenders an upfront fee of $0.5 million.

FES LLC, FEI LLC, TES, CCF and STT are the borrowers under the loan and security agreement. Their obligations have been guaranteed by one another and by FES Ltd. Subject to certain exceptions and permitted encumbrances, including the exemption of real property interests from the collateral package, the obligations under this facility are secured by a first priority security interest in all of our assets.

We are able to voluntarily repay outstanding loans at any time without premium or penalty (subject to the fees discussed above). If at anytime our outstanding loans under the credit facility exceed the availability under our borrowing base, we may be required to repay the excess. Further, we are required to use the net proceeds from certain events, including certain judgments, tax refunds or insurance awards to repay outstanding loans; however, we may reborrow following such repayments if the conditions to borrowing are met.

The loan and security agreement contains customary covenants for an asset-based credit facility, which include (i) restrictions on certain mergers, consolidations and sales of assets; (ii) restrictions on the creation or existence of liens; (iii) restrictions on making certain investments; (iv) restrictions on the incurrence or existence of indebtedness; (v) restrictions on transactions with affiliates; (vi) requirements to deliver financial statements, report and notices to the Agent and (vii) a springing requirement to maintain a consolidated fixed charge coverage ratio (which is defined in the loan and security agreement) of 1.1:1.0 in the event that our excess availability under the credit facility falls below the greater of $11.3 million or 15% of our maximum credit under the facility for sixty consecutive days; provided that, the restrictions described in (i) - (v) above are subject to certain exceptions and permissions limited in scope and dollar value. The loan and security agreement also contains customary representations and warranties and event of default provisions.

The foregoing is a summary of our new credit facility. It is not a complete description and is qualified in all respects by reference to the loan and security agreement attached hereto as Exhibit 10.15.

Description of Notes

On June 7, 2011, we issued $280,000,000 aggregate principal amount of 9% Senior Notes due 2019, or the initial notes, under an indenture among the Company, the Guarantors (defined therein) and Wells Fargo Bank, National Association, as trustee, or the Trustee, dated June 7, 2011, or the Indenture. We are offering to exchange up to $280,000,000 in principal amount of our 9% Senior Notes due 2019, or the exchange notes, for a like amount of our outstanding initial notes in this exchange offer. The exchange notes will be identical to the initial notes except that they will not have registration rights and will not be eligible for Additional Interest.

This description assumes that all outstanding initial notes will be exchanged for exchange notes in the exchange offer. Except as the context otherwise requires, the term “notes” means all 9% Senior Notes due 2019 issued by us pursuant to the Indenture, including the outstanding initial notes, the exchange notes and any additional notes that we may issue from time to time under the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as holders of the notes. A copy of the Indenture is available as set forth below under “—Additional Information” beginning on page 142. Certain defined terms used in this description but not defined below under “—Certain Definitions” beginning on page 146 have the meanings assigned to them in the Indenture. In this description, references to “Company,” the “Issuer,” “we,” “our” and “us” refer only to Forbes Energy Services Ltd., the parent company which has its outstanding common shares listed on the Toronto Stock Exchange, and not to its subsidiaries.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes will:

■	be senior unsecured obligations of the Issuer;

■

rank equally in right of payment with all other existing and future senior obligations of the Issuer, including debt borrowed under any existing and future Credit Facilities, and senior in right of payment to all Indebtedness that by its terms is subordinated to the notes; and

■

be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company’s existing and future Domestic Subsidiaries (other than Immaterial Subsidiaries) as set forth under “Note Guarantees” below.

The Note Guarantees

The notes will be guaranteed by all of the Company’s existing and future Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries).

Each Note Guarantee will:

■	be a senior unsecured obligation of such Guarantor; and

■

rank equally in right of payment with all other existing and future senior obligations of such Guarantor, including debt borrowed under any existing and future Credit Facilities, and senior in right of payment to all Indebtedness that by its terms is subordinated to the Note Guarantee of such Guarantor.

If we enter into any future Credit Facility or certain other permitted Indebtedness, the notes and the Note Guarantees will be effectively subordinated to borrowings under any such future Credit Facility and such other Indebtedness to the extent of the value of those assets of ours and of the Guarantors on which liens have been granted to secure such Credit Facility or other permitted Indebtedness.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Restricted and Unrestricted Subsidiaries

As of the date of the indenture, all of the Company’s Domestic Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” beginning on page 134, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and the Company’s Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

We issued $280.0 million in aggregate principal amount of initial notes in the offering of initial notes. We will not issue more than $280.0 million in aggregate principal amount of initial notes and exchange notes as a result of this exchange offer. However, we may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes will be subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” beginning on page 128. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $2,000 and integral multiples of $1,000.

The notes will mature on June 15, 2019.

Interest on the notes will accrue at the rate of 9% per year and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 2% higher than the then applicable interest rate on the notes. We will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may also accrue on the notes in the circumstances described under “Exchange Offer—Purpose and Effect of the Exchange Offer” beginning on page 33. All references to “interest” mean the initial interest rate borne by the notes and any increases in that rate due to overdue interest, principal or Additional Interest.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to us (or our paying agent), the paying agent will pay all principal of, and interest, premium and Additional Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the noteholders at its address set forth in the register of holders; such payment by check may only be paid so long as no event of default under the indenture is continuing.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar; provided no event of default is continuing.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. In addition, we will not be required to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption of the notes to be redeemed.

Note Guarantees

The notes will be guaranteed jointly and severally on a senior unsecured basis by each of the Company’s current and future Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries).

The Note Guarantees will be effectively subordinated to all current and future secured obligations of the Guarantors, including any borrowings under current and future Credit Facilities, to the extent of the value of the assets securing such obligations. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent transfer or conveyance under applicable law. See “Risk Factors—Risks Relating to the Exchange Notes—Federal, State and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.”

A Guarantor may not transfer, sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such transfer, sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture and an amendment to the registration rights agreement; or

(b)	the Net Proceeds of such transfer, sale or other disposition are applied in accordance with the applicable provisions of the indenture.

provided, however, that the transfer, sale or other disposition of assets of the Guarantors that would comprise all or substantially all of the assets of the Company, or the consolidation or merger into another person, of the Guarantors which would comprise all or substantially all of the assets of the Company will be governed by the “Merger, Consolidation or Sale of Assets” covenant and may be subject to the covenant contained under “Repurchase at the Option of the Holders – Change of Control.”

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any transfer, sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) to the Issuer or a Restricted Subsidiary of the Issuer, if the transfer, sale or other disposition does not violate the “Asset Sale” provisions of the indenture with respect to that Guarantor and the “Merger, Consolidation or Sale of Assets” and “Repurchase at the Option of the Holders – Change of Control” covenants of the indenture as contemplated in the proviso to the immediately preceding paragraph;

(2)	in connection with any transfer, sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture with respect to Guarantors and the “Merger, Consolidation or Sale of Assets” and “Repurchase at the Option of the Holders – Change of Control” covenants of the indenture as contemplated in the proviso to the immediately preceding paragraph;

(3)	if the Company designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” beginning on page 139 and “—Satisfaction and Discharge” beginning on page 141; or

(5)	as may be provided in any intercreditor agreement we enter into in connection with any current and future Credit Facilities.

Optional Redemption

Optional Redemption Prior to June 15, 2015. At any time prior to June 15, 2015, the Issuer may redeem the notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date“), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Optional Redemption on or After June 15, 2015. After June 15, 2015, the Issuer may redeem the notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, if redeemed during the twelve-month period beginning on June 15 of the years set forth below:

Year	Percentage
2015	104.500%
2016	102.250%
2017 and thereafter	100.000%

Optional Redemption Upon Equity Offerings. At any time, or from time to time, prior to June 15, 2015, the Issuer may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued under the indenture at a redemption price of 109% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, to the date of redemption; provided that:

(1)	at least 65% of the principal amount of notes originally issued under the indenture remains outstanding immediately after any such redemption; and

(2)	the Issuer makes such redemption not more than 45 days after the consummation of any such Equity Offering.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to minimum amounts of $2,000 and integral multiples of $1,000) of that holder’s notes pursuant to the offer described below (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase. Within thirty (30) days following any Change of Control, the Issuer will send a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

The paying agent will promptly send to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, with each such new note in a minimum principal amount of $2,000 and integral multiples of $1,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

In addition, the Company could enter into certain transactions, including acquisitions, refinancings, or other recapitalizations that could affect the Company’s capital structure or the value of the notes, but that would not constitute a Change of Control. The occurrence of a Change of Control may result in a default under any current or future credit facility of the Issuer and give the lenders thereunder the right to require the Issuer to repay all outstanding obligations thereunder. The Issuer’s ability to repurchase notes following a Change of Control may also be limited by the Issuer’s then existing financial resources.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The agreements governing the Issuer’s and its Subsidiaries’ other Indebtedness will contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of notes of its right to require the Issuer to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to purchase the exchange notes upon a change of control or to make an offer to repurchase the notes in connection with an asset sale as required by the indenture” beginning on page 30.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by its terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary, as the case may be, from further liability;

(b)	any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from such transferee that are converted within 150 days by the Company or such Restricted Subsidiary, as the case may be, into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary, as the case may be, shall apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under any Credit Facility, and if the Indebtedness repaid is revolving credit Indebtedness, the Company or applicable borrower or borrowers will be required to correspondingly reduce commitments with respect thereto;

(2)	to acquire (including by merger, consolidation or otherwise) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of or of the Company;

(3)	to make capital expenditures; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that if the Company or such Restricted Subsidiary enters into a binding agreement to acquire such assets or capital stock or make such capital expenditures within such 365-day period, but the consummation of the transactions under such agreement has not occurred within such 365-day period, and the agreement has not been terminated, then either (a) the 365-day period will be extended an additional 180 days to permit such consummation; or (b) if such consummation does not occur, or such agreement is terminated within such additional 180-day period, then the Company may apply, or cause such Restricted Subsidiary to apply, within 60 days after the earlier of such 180-day period or the effective date of such termination, such Net Proceeds as provided in clauses (1), (2), (3) and (4) of this paragraph.

Pending the final application of any Net Proceeds, the Issuer or the applicable Restricted Subsidiary, as the case may be, may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will, within fifteen (15) days thereof, make an offer (the “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash; provided, however, that if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any pari passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of notes outstanding and the denominator of which is the aggregate principal amount of notes outstanding plus the aggregate principal amount of pari passu Indebtedness outstanding.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the Issuer or such other agent will select for such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will not, and will not permit its Restricted Subsidiaries to, enter into or suffer to exist any agreement (other than any agreement governing Credit Facilities for Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock”) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Issuer to make an Asset Sale Offer. Any agreement governing current or future credit facilities may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control or Asset Sale could cause a default under these other agreements, even if the Change of Control or when Excess Proceeds exceed $10.0 million as described above itself does not, due to the financial effect of such repurchases on the Issuer. Finally, the Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer’s then existing financial resources.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed or repurchased at any time, the trustee will select notes for redemption or repurchase on a pro rata basis, by lot or by such other method as the trustee considers fair and appropriate, unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed or repurchased in part. Notices of redemption or repurchase will be mailed by first class mail or sent electronically at least 30 but not more than 60 days before the redemption or repurchase date to each holder of notes to be redeemed or repurchased at its registered address, except that redemption or repurchase notices may be sent more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption or repurchase may not be conditional.

If any note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to that note will state the portion of the principal amount of that note that is to be redeemed or repurchased. A new note in principal amount equal to the unredeemed portion or portion not repurchased of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, interest ceases to accrue on notes or portions of notes called for redemption or repurchase.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and its Restricted Subsidiaries or between or among Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	subject to clause (2) of the next succeeding paragraph, 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible or exchangeable debt securities sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary, as the case may be, as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e)	50% of any dividends received by the Company or any of its Restricted Subsidiaries, as the case may be, after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	so long as no Default has occurred or is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to an agreement approved by the Board of Directors of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any twelve-month period;

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or the repurchase of stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(6)	so long as no Default has occurred or is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)	in connection with an acquisition by the Company or any of its Restricted Subsidiaries, the return to the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or such Restricted Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims;

(8)	the purchase by the Company of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(9)	Permitted Tax Distributions;

(10)	the payment of any dividends on the Company’s Series B Preferred Shares (or similar class of equity) pursuant to the certificate of designation governing such class of securities up to a maximum of $260,000 per quarter in cash, which amount represents the maximum payable quarterly in cash as dividends on such class of securities based on the Series B Preferred Shares presently outstanding and additional such shares that may be issued under the provisions of the certificate of designations governing the Series B Preferred Shares that permit payment of dividends in kind; and

(11)	so long as no Default has occurred or is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by a reputable accounting, appraisal or investment banking firm if the Fair Market Value exceeds $5.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under any Credit Facility (i) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum stated amount thereof of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $75.0 million and (B) 18% of the Company’s Consolidated Tangible Assets determined as of the end of the Company’s most recently completed fiscal quarter for which internal financial statements are available; less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and in each case, effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	(A) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness and (B) encumbrances or restrictions existing under agreements existing on the date of the indenture as in effect on that date;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, as the case may be, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (12) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and its Restricted Subsidiaries or between or among Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes and the Note Guarantees; and

(b)	any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or any of its Restricted Subsidiaries, or (ii) sale or other transfer of any such Indebtedness to a Person that is not any of the Company or any of its Restricted Subsidiaries, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any (a) subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or such Restricted Subsidiary, or (b) sale or other transfer of any such preferred stock to a Person that is not any of the Company or such Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by any the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any of its Restricted Subsidiaries, as the case may be, that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, bids, performance and surety bonds, including Guarantees or obligations of the Company or such Restricted Subsidiary, as the case may be, with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) or other forms of security or credit enhancement supporting performance obligations under service contracts, in each case, in the ordinary course of business;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $15.0 million at any one time outstanding after giving pro forma effect to such incurrence and the application of the proceeds therefrom.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to such category. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, if applicable, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business, including by reason of customary provisions restricting the transfer of copyrighted or patented materials consistent with industry practice;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12)	any instrument governing Indebtedness of a Foreign Subsidiary; provided that such Indebtedness was not prohibited by the terms of the indenture.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person, unless

(1)	either: (a) the Company is the surviving corporation in a transaction with the Company; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person formed by or surviving any such consolidation or merger or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made is not a corporation, such Person causes a corporation to co-issue the notes and causes such corporation to enter into appropriate restrictions on its activities consistent with the provision that any such entity will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that such entity may be a co-obligor or guarantor with respect to Indebtedness if the Company is an obligor or guarantor on such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more Guarantors.

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture;

(3)	immediately after such transaction, no Default or Event of Defaults exists; and

(4)	the Company or the Person, as the case may be, formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company will not directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the assets of any the Company.

This “Merger, Consolidation or Sale of Assets” covenant:

(1)	will not apply to a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction; and

(2)	will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries or between or among Restricted Subsidiaries.

Transactions with Affiliates

The Company will not and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, as the case may be (each, an “Affiliate Transaction“), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary, as the case may be, with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary and reflect an arms’-length negotiation as determined by the Independent Directors;

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, whether or not subject to the following clause (2)(b), a resolution of the Board of Directors of the Company, set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors who are Independent Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, an opinion as to the fairness to the Company or such Restricted Subsidiary, as the case may be, of such Affiliate Transaction from a financial point of view issued by a reputable accounting, appraisal or investment banking firm.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Company and its Restricted Subsidiaries; and between or among Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who serve on the Board of Directors of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7)	loans or advances to employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding;

(8)	registration rights or similar agreements with officers, directors or significant shareholders of the Company, provided that any such registration rights do not materially interfere with or impede the rights granted to holders under the registration rights agreement; and

(9)	Permitted Tax Distributions; and

(10)	Permitted Affiliate Leases.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture that is not declared by the Board of Directors of the Company to be an Unrestricted Subsidiary, then the Company will (1) cause that newly acquired or created Domestic Subsidiary to (a) execute a supplemental indenture pursuant to which it becomes a Guarantor and (b) execute an amendment to the registration rights agreement pursuant to which it becomes subject to the obligations of a Guarantor thereunder, and (2) deliver an opinion of counsel and officers’ certificate satisfactory to the trustee, in each case within 10 business days of the date on which the Domestic Subsidiary was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. As of the Issue Date, all Subsidiaries of the Company will be Restricted Subsidiaries.

If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary and will be deemed as of the date of such failure to be a Restricted Subsidiary for purposes of the indenture. In that event, any Indebtedness of such Subsidiary will be deemed to be incurred by such Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuances Preferred Stock,” the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, as the case may be; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Any change in the designation of a Subsidiary of the Company as an Unrestricted Subsidiary or as a Restricted Subsidiary, as the case may be, will be evidenced by the Company to the trustee by filing with the trustee a certified copy of a resolution of its Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the applicable covenants above.

Payments for Consent

Neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the trustee and the holders of notes or request the trustee to furnish to the holders of notes:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, as the case may be; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case, within the time periods specified in the SEC’s rules and regulations.

For purposes of delivery of reports required hereunder, any reports filed with the SEC as contemplated below and available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or its Interactive Data Electronic Applications system (IDEA), or any successor system for electronic filing, shall be deemed delivered to the trustee and the holders of notes. However, the trustee shall have no responsibility to determine if such filing has occurred.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K of the Company, as applicable, will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will post the reports on its website within the time periods specified in the rules and regulations applicable to such reports and, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within those time periods (unless the SEC will not accept such a filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, such company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings.

The Company will hold a quarterly conference call for the holders of the notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required or permitted to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon its request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default:”

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Issuer or any of the its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; and provided, further, that if such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, an Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

Notwithstanding the above, if the Issuer elects, by giving written notice to the trustee, the sole remedy for an Event of Default relating to the failure to comply with the “Reports” covenant, and/or for failure to comply with the requirements of Section 314(a)(1) of the TIA will, for the 60 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes then outstanding over such portion of the 60-day period immediately following such Event of Default during which such Event of Default is continuing (such additional interest, “Default Interest”). In the event the Issuer does not elect to pay the Default Interest, upon an Event of Default to this covenant, the notes will be subject to acceleration as provided above. Any Default Interest that accrues on all outstanding notes from and including the date on which an Event of Default relating to a failure to comply with the “Reports” covenant and/or for any failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to, but not including, the 60th day thereafter (or such earlier date on which the Event of Default relating to such failure shall have been cured or waived) and will be payable in the same manner as any Additional Interest. On such 60th day (or earlier, if the Event of Default relating to such failure is cured or waived prior to such 60th day) such additional interest will cease to accrue and the notes will be subject to acceleration, as provided above, if the Event of Default is continuing. This provision will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default. For all purposes of the Indenture, references to interest means interest under the notes and any Default Interest payable pursuant to this paragraph.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Interest, if any.

In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest, premium, or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested in writing the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, interest, premium or Additional Interest, if any.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to that date, then an equivalent premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Company will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement in writing specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Equity Holders

No director, officer, employee, incorporator or equity holder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or its creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of the Board of Directors of the Company, evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to its Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest, premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such

Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	the Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes, an amendment, supplement or waiver may not:

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest, premium or Additional Interest, if any, on, the notes;

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture, the notes or the Note Guarantees of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the notes, or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantees as certified by an officer’s certificate delivered to the trustee;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or to release any Guarantor in accordance with the terms of the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b)

all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government

Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, interest, premium and Additional Interest, if any, to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer has or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

Wells Fargo Bank, National Association, will serve as trustee, registrar and paying agent under the indenture. If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture will provide that it, the notes and the Note Guarantees will be governed by the laws of the State of New York.

Additional Information

Anyone who receives this offering circular may obtain a copy of the indenture and registration rights agreement without charge by writing to Forbes Energy Services Ltd., P.O. Box 250, Alice, Texas 78333, Attention: L. Melvin Cooper, Chief Financial Officer.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more notes in global form (the “Global Notes”). The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee (such nominee being referred to as the “Global Note Holder”), in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for new notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” beginning on page 145. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests the issuance of definitive notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) through the paying agent by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any such Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being incurred in connection with the acquisition of assets; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Subsidiary or the date of the related acquisition of assets from such Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value of such redemption date of (i) the redemption price of the note at June 15, 2015, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note, if greater.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other voluntary disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of either the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance or sale of Equity Interests in the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries; provided that, for the avoidance of doubt, the sale of Equity Interests of the Company will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or a series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2)	a transfer of assets, including, with respect to Restricted Subsidiaries, Equity Interests, between or among the Company and its Restricted Subsidiaries or between or among Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or the making or disposition of a Permitted Investment; and

(7)	any trade or exchange by the Company or any Restricted Subsidiary of the Company of equipment or other assets for equipment or other assets owned or held by another Person, provided that the Fair Market Value of the assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term under “Repurchase at the Option of Holders—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time of entry into such obligation, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as applicable on the date of the indenture, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars or the United States Dollar Equivalent;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development, having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)	deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above, provided all deposits referred to in this clause (6) are made in the ordinary course of business and do not exceed $2.0 million in the aggregate at any one time; and

(7)	money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the section “—Repurchase at the Option of Holders—Change of Control.”

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of the indenture or issued after the date of the indenture, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP as applicable on the date of the indenture.

Notwithstanding the preceding or anything to the contrary otherwise in the indenture, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated or combined basis, determined in accordance with GAAP as applicable on the date of the indenture; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Statement of Financial Accounting Standards No. 133 shall be excluded;

(4)	there shall be excluded from Consolidated Net Income any nonrecurring charges as determined in accordance with GAAP as applicable on the date of the indenture relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity; and

(5)	the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Persons and its consolidated Restricted Subsidiaries as the total assets of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as applicable on the date of the indenture as of the Company’s most recent fiscal quarter for which internal financial statements are available and after deducting therefrom, to the extent otherwise included in such balance sheet, unamortized debt discount and expenses and other unamortized deferred charges, to the extent such items are non-cash expenses or charges, goodwill, patents, trademarks, service marks, trade names, copyrights and other items properly classified as intangibles in accordance with GAAP as applicable on the date of the indenture.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors of the Company on the date of the indenture; or

(2)	was nominated for election or appointed or elected to the Board of Directors of the Company with the approval or ratification of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

“Credit Facilities” means, one or more debt facilities (including, without limitation, one or more credit agreements, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require of the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8), a public offering in a foreign jurisdiction, or any private placement of Common Stock of the Company to any Person other than issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing and able buyer to an unaffiliated willing seller in an arm’s length, free market transaction for cash not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company or a duly authorized committee thereof (unless otherwise provided in the indenture) as evidenced by a resolution of such Board of Directors or committee.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date“), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP as applicable on the date of the indenture, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP as applicable on the date of the indenture, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company or times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP as applicable on the date of the indenture; minus

(5)	amortization of debt issuance costs and any nonrecurring charges as determined in accordance with GAAP as applicable on the date of the indenture relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity;

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles applicable in the United States, which, except as otherwise specified in the indenture, are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means (1) each Domestic Subsidiary of the Company on the date of the indenture and (2) each other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $750,000 and whose total revenues for the most recent 12-month period do not exceed $750,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP as applicable on the date of the indenture. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“indenture” means the indenture to be entered into among the Issuer, the Guarantors and the trustee.

“Indenture Documents” means, collectively, the indenture, the notes and the Note Guarantees.

“Independent Director” means a member of the Board of Directors of the Company who qualifies as “independent” within the meaning of the listing requirements of any of the Toronto Stock Exchange, the New York Stock Exchange or the Nasdaq Stock Market.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees by such Person of, and Liens on any property or assets of such Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP as applicable on the date of the indenture. If the Company or any of its Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, then the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which the notes are issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP as applicable on the date of the indenture and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss);

(3)	for all purposes, except with respect to any Restricted Payments described in the first clause (1) under “—Certain Covenants—Restricted Payments” that would otherwise be permitted to be made pursuant to the second clause (3) under “—Certain Covenants—Restricted Payments” any noncash charge or loss from the impairment writedowns or writeoffs of noncurrent assets required to be made in accordance with GAAP as applicable on the date of the indenture; and

(4)	for all purposes except with respect to any Restricted Payments described in the first clause (1) under “—Certain Covenants—Restricted Payments” that would otherwise be permitted to be made pursuant to the second clause (3) under “—Certain Covenants—Restricted Payments” any noncash item classified as an extraordinary, unusual or nonrecurring gain, loss or charge, including any noncash deferred tax expense related to the effect of recognizing deferred tax items upon a change in tax status pursuant to GAAP as applicable on the date of the indenture. “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect’t of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or estimated in good faith to be payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP as applicable on the date of the indenture or any amount placed in escrow, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which none of the Company or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Affiliate Lease” means a lease for any parcels of land, premises, buildings or disposal wells occupied or used by the Company or a Restricted Subsidiary of the Company existing on the date of the indenture that has been entered into with an Affiliate of the Company, the terms of which are fully and accurately summarized in all material respects under the caption “Transactions with Related Persons” in the offering circular, and any amendment, extension or other modification thereto; and any similar such leases subsequently entered into in the ordinary course of business for similar business purposes; provided that any such amendment, extension, modification or new lease (1) is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary, as the case may be, with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and reflect an arms’-length negotiation as determined by the Independent Directors and (2) is not, in the good faith determination of the Independent Directors or the Board of Directors of the Company, materially worse for the Holders.

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Holders” means (1) John E. Crisp, Charles C. Forbes and Janet L. Forbes and (2) any Affiliate or family member of a Person described in clause (1).

“Permitted Investments” means:

(1)	any Investment in the Company or in any of its Restricted Subsidiaries;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into the Company or any of its Restricted Subsidiaries;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any non-cash consideration received in connection with a disposition of assets excluded from the definition of “Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of, or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any of its Restricted Subsidiaries, in each case (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations and endorsements of negotiable instruments and documents in the ordinary course of business;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(9)	investments in or repurchases of the notes;

(10)	extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practice or otherwise in the ordinary course of business;

(11)	investments in assets held by the Company or any of its Restricted Subsidiaries that are pledged or otherwise assigned as security or credit enhancement to support performance obligations under service contracts; and

(12)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the indenture that are at the time outstanding, not to exceed the greater of (A) $20.0 million and (B) 5.0% of Consolidated Tangible Assets determined as of the end of the Company’s most recently completed fiscal quarter for which internal financial statements are available.

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that are permitted by the terms of the indenture to be incurred pursuant to clause (1) of the second paragraph of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	Liens in favor of the Company and/or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary, as the case may be;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, or other obligations of a like nature incurred in the ordinary course of business, and liens to secure government contracts and insurance obligations, including liens incurred in connection with providing security or credit enhancement to support performance obligations under service contracts;

(6)

Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” incurred for the purpose of (a) covering only the assets constructed or acquired with or financed by such Indebtedness; (b) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 120 days after, completion of the acquisition of such property or assets; or (c) financing all or any part of the cost of construction or improvement of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction or improvement of, such property or assets and such Liens shall not extend to any other property or assets of the Company or any of its Restricted Subsidiaries (other than any associated accounts, contracts and insurance proceeds), provided that, for the avoidance of ambiguity, the liens permitted by this clause (6) shall not exceed the amount of Indebtedness permitted by the clause (4) referred to above in this clause (6);

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any accrual or other appropriate provision as is required in conformity with GAAP as applicable on the date of the indenture has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair its use in the operation of the business of such Person;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(14)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment has not been finally terminated or the period within which such proceeding may be initiated has not expired;

(15)	rights of banks to set off deposits against Indebtedness owed to said banks;

(16)	Liens: (a) upon specific items of inventory or other goods and proceeds of the Company or its Restricted Subsidiaries to secure the Company’s or any such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (b) Liens arising from precautionary Uniform Commercial Code financing statements in connection with operating leases or consignment of goods entered into in the ordinary course of business; and (c) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(17)	Liens securing Hedging Obligations permitted to be entered into by the indenture;

(18)	Liens securing Non-Recourse Debt;

(19)	any interest or title of a lessor under an operating lease entered into in the ordinary course of business as determined based on GAAP as applicable on the date of the indenture;

(20)	Liens on any property or assets of the Company or any of its Restricted Subsidiaries that were substituted or exchanged as collateral for other properties or assets of the Company or any of its Restricted Subsidiaries that are referred to in any of the preceding clauses (3), (4) and (11) of this definition, provided that the Fair Market Value of the substituted or exchanged properties or assets substantially approximates, at the time of the substitution or exchange, the Fair Market Value of the other properties or assets so referred to;

(21)	legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature in Indebtedness permitted to be incurred by the Indenture;

(22)	Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), as the case may be; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premium, if any, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by one of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

provided, however, that a Restricted Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, further, however, that if such Permitted Refinancing Indebtedness is subordinated to the notes, such guarantee shall be subordinated to such Restricted Subsidiary’s Note Guarantee to at least the same extent.

“Permitted Tax Distributions” means:

(a)

with respect to each tax year or portion thereof that of the Company qualifies (or any predecessor in interest qualified) as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company of an amount equal to the product of (x) the amount of aggregate net taxable income of the Company allocated to the holders of Equity Interests of the Company for such period and (y) the Presumed Tax Rate for such period; provided that to the extent that the aggregate net taxable income of the Company for a taxable year actually reported to the holders of the Equity Interests is less than the aggregate net taxable income assumed in calculating such amounts for a taxable year, the holders of such Equity Interests can return an amount equal to the product of such shortfall and the Presumed Tax Rate used in such calculations, or an amount equal to such product shall be deducted from the next scheduled Permitted Tax Distributions payable to such holders for the same or later years; and

(b)	if the Company is not a Flow Through Entity and it is a member of an affiliated group filing consolidated or combined returns of which it is not the common parent, the payment by the Company to the common parent of such group of the combined federal, state and local income taxes that would be paid by such entity if it were a separate Delaware corporation filing separate federal, state and local income tax returns with respect to its taxable income for such period (or, to the extent applicable because there are corporate subsidiaries, if it were the common parent of an affiliated group filing consolidated or combined returns with respect to the taxable income of such entity, the Company and the Company’s consolidated corporate subsidiaries for such period).

For purposes of such computation, it will be assumed that any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that arise in any period will be available to offset taxable income payable in later years (regardless of any change in status as a Flow Through Entity). Notwithstanding anything to the contrary, for purposes of clause (b) above, the applicable taxable income or taxes shall not include taxable income or taxes resulting from any change in the status from a Flow Through Entity to an entity taxable as a corporation.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Presumed Tax Rate” means 39.6% or, if there is a change in applicable federal, state or local tax rates, such other rate as the Chief Financial Officer of the Company certifies in writing to the trustee to be a reasonable approximation of the highest, net marginal federal, state and local income taxation rates payable by the holders of Equity Interests of the Company or with respect to the aggregate net taxable income of the Company.

“Redemption Date” has the meaning given to it under “Optional Redemption – Optional Redemption prior to June 15, 2015.”

“Registration rights agreement” means the registration rights agreement to be entered into among the Issuer, the Guarantors and the initial purchaser.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2015; provided, however, that if the period from the redemption date to June 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which none of the Company or any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.

Whenever the covenants or default provisions or definitions in the indenture refer to an amount in U.S. dollars, that amount will be deemed to refer to the U.S. Dollar Equivalent of the amount of any obligation denominated in any other currency or currencies, including composite currencies.

Any determination of U.S. Dollar Equivalent for any purpose under the indenture will be determined as of a date of determination and, in any case, no subsequent change in the U.S. Dollar Equivalent after the applicable date of determination will cause such determination to be modified.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the directors, managers or trustees, as applicable, of such Person or that is convertible into such voting Capital Stock.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Certain United States Federal Income Tax Considerations

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS IN THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR OWN PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary describes the material United States federal income tax consequences of the exchange offer and the ownership and disposition of exchange notes as of the date of this prospectus. Except where noted, it deals only with the holders of exchange notes who are the holders of the initial notes who acquired such initial notes as part of the initial distributions of such notes at their issue price and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons who hold the notes through partnerships or other pass through entities, persons holding notes as a part of a hedging, integrated, conversion, or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax or holders of notes whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions thereunder as of the date hereof, which are subject to change or differing interpretations at any time, possibly with retroactive effect, which may result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Holder” means a holder of a note that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a holder of a note that is neither a U.S. Holder nor a partnership. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

THIS SUMMARY CONSTITUTES NEITHER TAX NOR LEGAL ADVICE. IT DOES NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PROSPECTIVE PURCHASER OF NOTES. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF UNITED STATES NON-INCOME TAX LAWS AND STATE, LOCAL OR FOREIGN TAX LAWS, NONE OF WHICH ARE DESCRIBED HEREIN.

The Exchange Offer

The exchange of initial notes for exchange notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the initial notes immediately before the exchange.

Effect of Certain Contingencies

Under the terms of the exchange notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the exchange notes. See, for example, “Description of Notes—Repurchase at the Option of Holders—Change of Control,” “Description of Notes—Optional Redemption” and “Exchange Offer—Purpose and Effect of the Exchange Offer.” It is possible that the IRS could assert that the payment of such excess amounts is a “contingent payment,” and the exchange notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable U.S. Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the exchange notes are issued) are ignored. We believe that the possibility of making additional payments is remote and/or incidental. Accordingly, we do not intend to treat the exchange notes as contingent payment debt instruments. Our position will be binding on a holder, unless the holder timely and explicitly discloses to the IRS that it is taking a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the exchange notes may be materially and adversely different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the exchange notes are not treated as contingent payment debt instruments.

U.S. Holders

Stated Interest. Stated interest on a note will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes.

Sale, Exchange and Retirement of Exchange Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the note. A U.S. Holder’s tax basis in a note will, in general, be the U.S. Holder’s cost therefor, reduced by any cash payments on the note other than qualified stated interest. Such gain or loss will be capital gain or loss and, if such holder has held the notes for more than one year, long-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of taxation. The ability to deduct capital losses is subject to limitations.

Medicare Surtax

Legislation enacted in 2010 will require certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income,” which includes, among other items, interest on, and capital gains from the sale or other taxable disposition of, the exchange notes. This surtax will apply to taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding the effect, if any, of this legislation on their investment in the exchange notes.

Non-U.S. Holders

Special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments on the Exchange Notes

All payments to a Non-U.S. Holder that are attributable to interest generally will be exempt from United States federal withholding tax, provided that:

■

such payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, in the case of an applicable tax treaty, are not attributable to the Non-U.S. Holder’s United States “permanent establishment” or “fixed base”);

■

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of our company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder;

■	the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership;

■	the beneficial owner is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

■

prior to the payment, the Non-U.S. Holder certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or appropriate substitute form, that it is not a “United States person” for U.S. federal income tax purposes.

The certification described in the last clause above may be provided by (i) a securities clearing organization, (ii) a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business or (iii) a “qualified intermediary” that has entered into a withholding agreement with the IRS and other conditions are met.

Payments of interest made to a Non-U.S. Holder who is not exempt from tax under these rules generally will be subject to a 30% withholding tax unless the Non-U.S. Holder provides our company or its paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business (and, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base”), the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder (but without regard to the additional 3.8% Medicare surtax described above). In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

Sale, Exchange, Retirement or Other Disposition of Exchange Notes

Subject to the discussion below concerning backup withholding, any gain or income realized upon the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

Any gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (or, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base”) generally will be subject to U.S. federal income tax on a net income basis in the same manner as U.S. Holders (but without regard to the additional 3.8% Medicare surtax described above), and corporate Non-U.S. Holders may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. See the discussion regarding effectively connected income under “—Non-U.S. Holders—Payments on the Exchange Notes” above.

Information Reporting and Backup Withholding

U.S. Holders. Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the exchange notes with respect to certain nonexempt U.S. holders, and backup withholding may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s federal income tax, provided the required information is provided to the IRS.

Non-U.S. Holders. We will, where required, report to Non-U.S. holders and to the IRS the amount of any interest paid on the exchange notes. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. holder resides. Backup withholding generally will not apply to payments of interest on the exchange notes to a Non-U.S. Holder if he certifies as to his Non-U.S. Holder status under penalties of perjury or otherwise qualifies for an exemption (provided that neither our company nor our agent knows or has reason to know that he is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of exchange notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise qualifies for an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that one or more partners that are U.S. persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption. Any amount withheld under the backup withholding rules will be refunded or will be allowable as a credit against the Non-U.S. Holder’s federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current U.S. Treasury regulations.

Plan of Distribution

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the initial notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired outstanding initial notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the initial notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement or until such time as such broker-dealers no longer own any initial notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer as it may reasonably request for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver a prospectus.

If you wish to exchange your initial notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer-Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering-Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your initial notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for initial notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the exchange notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than agency fees and commissions and underwriting discounts and commissions attributable to the sale of the exchange notes and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

Certain legal matters in connection with the legality of the exchange notes in the exchange offer will be passed on for us by Winstead PC, Houston, Texas.

Experts

The financial statements as of December 31, 2010 and 2009 and for each of the two years then ended included in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Financial Statements

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Board of Directors and Shareholders

Forbes Energy Services Ltd.

Alice, TX

We have audited the accompanying consolidated balance sheets of Forbes Energy Services, Ltd and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forbes Energy Services Ltd and Subsidiaries at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2008 consolidated financial statements to retrospectively reflect the share consolidation, as described in Note 17. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2008 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2008 consolidated financial statements taken as a whole.

/s/ BDO USA, LLP

Houston, TX

March 29, 2011, except for Note 17, under “Share Consolidation,” as to which the date is August 15, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Forbes Energy Services Ltd.:

In our opinion, the consolidated statements of operations, of changes in shareholders’ equity and comprehensive loss and of cash flows for the year ended December 31, 2008 before the effects of the adjustments to retrospectively reflect the Share Consolidation described in Note 17, present fairly, in all material respects, the results of operations and cash flows of Forbes Energy Services, Ltd. and its subsidiaries (the “Company”) for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America (the 2008 financial statements before the effects of the adjustments discussed in Note 17 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the effects of the Share Consolidation described in Note 17 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have properly applied. Those adjustments were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

March 31, 2009

Houston, Texas

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$30,458,457	$28,425,367
Restricted cash	—	2,932,279
Accounts receivable—trade, net of allowance of $6.4 million and $5.3 million for 2010 and 2009, respectively 2009, respectively	85,682,475	52,765,601
Accounts receivable—related parties	178,174	168,940
Accounts receivable—other	2,985,052	5,159,324
Prepaid expenses	5,733,664	3,857,527
Other current assets	839,192	879,167

Total current assets	125,877,014	94,188,205
Property and equipment, net	274,231,466	308,559,885
Other intangible assets, net	33,737,585	36,598,781
Deferred financing costs, net of accumulated amortization of $5.7 million and $3.5 million for 2010 and 2009, respectively	8,907,520	11,453,830
Restricted cash	9,043,246	6,560,225
Other assets	33,036	71,970

Total assets	$451,829,867	$457,432,896

Liabilities and Shareholders’ Equity
Current liabilities
Current portions of long-term debt	$6,463,820	$12,432,900
Accounts payable—trade	20,719,691	23,375,729
Accounts payable—related parties	8,106,960	899,102
Income taxes payable	249,022	—
Accrued interest payable	9,028,812	8,928,970
Accrued expenses	12,595,848	14,201,278

Total current liabilities	57,164,153	59,837,979
Long-term debt, less unamortized discount on senior secured notes and current portions of long- term debt	212,914,685	214,465,329
Deferred tax liability	29,685,339	36,622,111

Total liabilities	299,764,177	310,925,419

Commitments and contingencies (Note 10)
Temporary equity
Series B senior convertible preferred stock	15,270,293	—
Shareholders’ equity
Preference stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $.04 par value, 112,500,000 shares authorized, 20,918,425 and 13,543,425 shares issued and outstanding at December 31, 2010 and 2009, respectively	836,737	541,737
Class B shares, $.01 par value, 40,000,000 shares authorized, none and 29,500,000 shares issued and outstanding at December 31, 2010 and 2009	—	295,000
Additional paid-in capital	185,134,992	183,880,128
Accumulated other comprehensive income	342,974	—
Accumulated deficit	(49,519,306)	(38,209,388)

Total shareholders’ equity	136,795,397	146,507,477

Total liabilities and shareholders’ equity	$451,829,867	$457,432,896

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
Revenues
Well servicing	$155,273,276	$106,097,280	$189,980,242
Fluid logistics and other	178,796,699	109,822,640	170,949,057

Total revenues	334,069,975	215,919,920	360,929,299

Expenses
Well servicing	123,332,501	96,825,911	128,614,600
Fluid logistics and other	138,078,555	87,263,351	117,940,153
General and administrative	23,373,046	21,228,819	17,700,341
Depreciation and amortization	39,960,295	39,471,755	33,724,218
Goodwill impairment	—	—	4,363,369

Total expenses	324,744,397	244,789,836	302,342,681

Operating income (loss)	9,325,578	(28,869,916)	58,586,618
Interest income	118,924	15,001	6,064
Interest expense	(27,273,125)	(26,933,518)	(25,797,663)
Other income, net	17,573	1,313,857	31,883

Income (loss) before taxes	(17,811,050)	(54,474,576)	32,826,902
Income tax expense (benefit)	(6,501,132)	(25,143,867)	62,574,492

Net loss	(11,309,918)	(29,330,709)	(29,747,590)
Preferred shares dividends	(1,040,693)	—	—

Net loss attributable to common shareholders	$(12,350,611)	$(29,330,709)	$(29,747,590)

Loss per share of common stock (Note 13) Basic and diluted	$(0.59)	$(1.87)	$(2.59)
Weighted average number of shares outstanding Basic and diluted	20,918,425	15,660,720	11,473,639
Pro forma earnings per share (Note 13) Basic and diluted	$—	$—	$1.48
Pro forma weighted average number of shares outstanding Basic and diluted	—	—	13,998,711

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss

	Common Stock		Class B Shares		Preferred Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2007	—	$—	—	$—	—	$—	$—	$—	$—	$70,459,267	$—
January 1, 2008 Delaware reorganization-conversion of CCF	—	—	—	—	—	—	—	—	—	35,603,182	35,603,182
Acquisition of TES and STT	—	—	—	—	—	—	—	—	—	96,067,739	96,067,739
Distribution	—	—	—	—	—	—	—	—	—	(14,734,271)	(14,734,271)
Class B shares issued in connection with Bermuda Reorganization			29,500,000	295,000	—	—	95,772,739	—	20,868.911	(116,936,650)	—
Common stock issued in Initial Equity Offering, net	6,161,175	246,447	—	—	—	—	39,691,348	—	—	—	39,937,795
Additional common stock issued	1,991,625	79,665	—	—	—	—	29,761,972	—	—	—	29,841,637
Share-based compensation	—	—	—	—	—	—	1,449,995	—	—	—	1,449,995
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(29,747,590)	—	(29,747,590)

Balance December 31, 2008	8,152,800	326,112	29,500,000	295,000	—	—	166,676,054		(8,878,679)	—	158,418,487
Share-based compensation	—	—	—	—	—	—	2,491,994		—	—	2,491,994
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(29,330,709)	—	(29,330,709)

Common stock issued in Equity Offering, net	5,390,625	215,625	—	—	—	—	14,712,080	—	—	—	14,927,705

Balance December 31, 2009	13,543,425	541,737	29,500,000	295,000	—	—	183,880,128	—	(38,209,388)	—	146,507,477
Share-based compensation	—	—	—	—	—	—	2,696,952	—	—	—	2,696,952
Preferred stock issuance	—	—	—	—	580,800	14,229,600	—	—		—	—
Conversion of Class B shares to common stock	7,375,000	295,000	(29,500,000)	(295,000)
Comprehensive loss:
Net loss	—	—	—		—	—	—	—	(11,309,918)	—	(11,309,918)
Foreign currency translation adjustment	—	—	—		—	—	—	342,974	—	—	342,974

Comprehensive loss	—	—	—		—	—	—	—	—	—	(10,966,944)

Preferred stock dividends, accretion, and offering costs	—	—	—		7,259	1,040,693	(1,442,088)	—	—	—	(1,442,088)

Balance December 31, 2010	20,918,425	$836,737	$—	—	588,059	$15,270,293	$185,134,992	$342,974	$(49,519,306)	$—	$136,795,397

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(11,309,918)	$(29,330,709)	$(29,747,590)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation expense	37,099,099	36,715,074	30,863,020
Amortization expense	2,861,196	2,861,196	2,861,198
Amortization of Second Priority Notes OID	778,813	682,316	610,289
Stock-based compensation	2,696,952	2,491,994	1,449,995
Goodwill impairment	—	—	4,363,369
Deferred tax expense (benefit)	(6,936,774)	(25,446,509)	61,568,620
(Gain)/Loss on disposal of assets, net	(87,316)	(23,334)	682,851
Gain on extinguishment of debt	(18,591)	(1,421,750)	—
Bad debt expense	1,116,933	3,861,773	2,739,473
Amortization of deferred financing cost	2,199,399	2,078,765	5,976,131
Changes in operating assets and liabilities:
Accounts receivable	(30,619,696)	7,914,749	(28,937,814)
Accounts receivable—related party	(9,234)	(71,268)	54,004
Prepaid expenses and other current assets	(1,144,718)	3,737,221	(1,908,610)
Accounts payable—trade	661,228	8,771,774	4,110,765
Accounts payable—related party	7,214,655	621,949	(3,154,547)
Accrued expenses	(2,287,574)	2,501,623	4,626,861
Income taxes payable	249,022	(1,005,872)	1,005,872
Accrued interest payable	(14,367)	440,410	8,046,179

Net cash provided by operating activities	2,449,109	15,379,402	65,210,066

Cash flows from investing activities:
Proceeds from sale of property and equipment	748,313	—	50,017
Restricted cash	449,258	(9,492,504)	—
Purchases of property and equipment	(6,951,297)	(30,024,471)	(176,940,028)
Insurance proceeds	—	1,783,832	—

Net cash used in investing activities	(5,753,726)	(37,733,143)	(176,890,011)

Cash flows from financing activities:
Payments for debt issuance costs	—	(1,236,638)	(16,502,030)
Proceeds from issuance of common stock	—	14,927,705	189,779,432
Proceeds from issuance of preferred stock	14,229,600	—	—
Purchase outstanding interest in Forbes Energy Services LLC	—	—	(120,000,000)
Repayments of related party debt	—	—	(7,048,075)
Proceeds from borrowings on debt	—	32,000,000	226,775,441
Repayments of debt	(1,696,200)	(14,966,026)	(128,330,830)
Purchase and Retirement of Second Priority Notes	(6,778,750)	(3,415,000)	—
Distributions to members	—	—	(14,734,271)
Other	(392,969)	—	—

Net cash provided by financing activities	5,361,681	27,310,041	129,939,667

Effect of currency translation on cash and cash equivalents	(23,974)	—	—
Net increase in cash and cash equivalents	2,033,090	4,956,300	18,259,722
Cash and cash equivalents
Beginning of year	28,425,367	23,469,067	5,209,345

End of year	$30,458,457	$28,425,367	$23,469,067

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

Nature of Business

Forbes Energy Services Ltd. (“FES Ltd”) and its subsidiaries, Forbes Energy Services LLC (“FES LLC”), Forbes Energy Capital Inc. (“FES CAP”), C.C. Forbes, LLC (“CCF”), TX Energy Services, LLC (“TES”), Superior Tubing Testers, LLC (“STT”) and Forbes Energy International, LLC (“FEI”) are headquartered in Alice, Texas, and conduct business primarily in the state of Texas. On October 15, 2008, FES LLC and FEI formed Forbes Energy Services México, S. de R.L. de C.V. (“FES Mexico Subsidiary”), a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On December 3, 2008, Forbes Energy Services Mexico Servicios de Personal, S. de R.L de C. V., a Mexican limited liability company, was formed to provide employee services to FES Mexico Subsidiary, and on June 8, 2009, FES LTD formed a branch in Mexico. The Mexican branch of FES Ltd and the two Mexican limited liability companies are hereinafter referred to, collectively, as FES Mexico.

As used in these consolidated financial statements, the “Company,” the “Forbes Group,” “we,” or “our” means FES Ltd and all subsidiaries on and after May 29, 2008 (the date of the Bermuda Reorganization (discussed below)); FES LLC and its subsidiaries from January 1, 2008 to May 28, 2008; CCF, TES and STT from June 29, 2007 to December 31, 2007; and C.C. Forbes, L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007.

The Forbes Group is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with an area of operation in each of Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

FES LLC is a Delaware limited liability company formed effective January 1, 2008 to act as the holding company for the three wholly-owned operating companies, CCF, TES, and STT. In the reorganization (the “Delaware Reorganization”), ownership of each of the three operating subsidiaries comprising our business at the time was transferred to FES LLC by their equity investors in exchange for equity interests in FES LLC. There was common ownership among CCF, TES and STT; however, they were not considered to be under common control for accounting purposes. As such, the Delaware Reorganization was treated as a business combination, and although FES LLC was the legal acquirer, CCF was considered the acquirer for accounting purposes. As a result, the net assets of CCF remain at their historical cost of $35.6 million and additional paid in capital of $1.5 million was presented separately similar to a change in reporting entity and a reorganization due to the change from a LLC to a corporation for the periods when the entities were under common control (effective January 1, 2008). Purchase accounting was applied to TES and STT. Consideration (in the form of FES LLC equity) was issued to purchase STT and TES in a business combination for approximately $94.5 million which was presented as additional paid in capital on the Consolidated Statement of Changes in Shareholders’/Members’ Equity. Amounts allocated to identifiable tangible and intangible assets acquired and liabilities assumed were based on valuations. FES LLC allocated $14.5 million as a step-up in book value to property and equipment of TES, $4.4 million to goodwill, and $42.3 million to other intangible assets (see Note 4 regarding impairment writedown). Total value added to the assets and shareholders equity was $61.1 million as a result of the Delaware Reorganization. The amount of $96.0 million reported as “Acquisition of TES and STT” under “Total Members Equity” represents the $94.5 million associated with TES and STT in addition to the $1.5 million associated with historical contributions into CCF. This amount is reduced by $0.3 million ($295,000 par value of Class B shares) in arriving at the $95.7 million reported on the “Class B stock issued in connection with Bermuda Reorganization” line under “Additional Paid-In Capital”. Since FES LLC was the legal parent entity until

May 29, 2008, the Company reported all equity activity under “Members’ Equity” on the Consolidated Statement of Changes in Members’/Shareholders’ Equity until the Bermuda Reorganization as disclosed below.

Members’ Equity
Delaware Reorganization	$35,603,182
Historical Equity of TES & STT	33,369,896
Historical Contributions—CCF	1,486,189

Opening Balance—January 1, 2008	70,459,267
Step-Up associated with TES & SST	61,211,654
Member distributions prior to conversion from LLC to C Corporation	(14,734,271)
Change of Parent from LLC to a C Corporation on May 29, 2008	(116,936,650)

Ending Balance of members’ equity—December 31, 2008	$—

Additional Paid in Capital
Class B stock issued in exchange for membership interests in FES LLC:	$33,369,896
Historical Contributions—TES & STT	1,486,189
Historical Contributions—CCF	61,211,654
Step-Up associated with TES	(295,000)

Less: Par Value of Class B shares	$95,772,739

FES Ltd is a Bermuda corporation formed effective April 9, 2008 to act as the holding company for FES LLC and its subsidiaries. At the time of FES Ltd’s organization, 50 common shares were issued. On May 29, 2008, concurrent with the Initial Equity Offering, all of the members of FES LLC assigned 63% of their membership interests in FES LLC to FES Ltd in exchange for 29,500,000 shares of FES Ltd’s Class B non-voting stock. Each four shares of Class B non-voting stock was convertible (as adjusted for the Share Consolidation) into one share of common stock. Upon consummation of the Initial Equity Offering, FES Ltd contributed $120 million cash as additional capital to FES LLC, and FES LLC used the funds to redeem the remaining outstanding membership interests held by the members of FES LLC, other than FES Ltd. The result was that FES LLC and its subsidiaries became wholly- owned subsidiaries of FES Ltd. The foregoing is referred to herein as the “Bermuda Reorganization.” This transaction was accounted for as a transaction between entities under common control and deemed to be effective for accounting purposes as of January 1, 2008.

On May 29, 2008, FES Ltd completed its Canadian initial public offering and simultaneous U.S. private placement of its common shares (the “Initial Equity Offering”). In the Initial Equity Offering, FES Ltd sold 6,161,125 common shares for CDN $28.00 per share. The common shares are listed on the Toronto Stock Exchange under the symbol FRB.TO. Gross proceeds from the Initial Equity Offering were CDN $172,511,500 (USD $173,920,254) and net proceeds from the Initial Equity Offering after expenses were CDN $162,465,730 (USD $163,792,449).

Common stock issued in connection with Initial Equity Offering:

Gross Proceeds in US dollars	$173,920,254
Less: 6% commission	(10,127,805)

Net Proceeds received after commission	163,792,449
Purchase outstanding membership interest in FES LLC	(120,000,000)
Less: Stock issuance costs	(3,854,654)
Less: Par value of common stock	(246,447)

$39,691,348

The net proceeds from this issuance after purchase of FES LLC membership interests, commissions and issuance costs were $39,937,795 which is the sum of the Capital Stock amount of $246,447 ($.04 par value of the 6,161,175 common shares) and the Additional Paid-In Capital amount of $39,691,348 reported on the Consolidated Statement of Changes in Members’/Shareholders’ Equity.

Equity Offerings Subsequent to the Initial Equity Offering

In October 2008, FES Ltd completed a U.S. private placement of 1,991,625 of its common shares at a price per share of CDN $16.00 for an aggregate purchase price in the amount of USD $30,000,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN$1.0622. The Company received net proceeds of USD $29,841,637 after legal fees and other offering costs of $238,028.

On December 22, 2009, FES Ltd completed a Canadian public offering and simultaneous U.S. private placement of 5,390,625 of its common shares at a price per share of CDN $3.20 for gross proceeds of USD $16,250,232 (CDN $17,250,000), based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $0.94. Offering costs including underwriter commission, accounting, and legal fees amounted to USD $1,332,527 for net proceeds to the company of USD $14,927,705. Of the total shares offered, 187,500 shares were sold to U.S. residents in private placement in reliance on exemption from registration.

On May 28, 2010, FES Ltd completed a U.S. private placement of 580,800 convertible preferred shares at a price per share of CAD $26.37 for an aggregate purchase price in the amount of USD $14,520,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $1.0547. The Company received net proceeds of USD $13,828,205 after closing fee paid to investors of $290,400 and legal fees and other offering costs of $401,395. This is presented as temporary equity on the balance sheet.

2. Risk and Uncertainties

As an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, our revenue, profitability, cash flows and future rate of growth are substantially dependent on our ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services we provide, and (3) maintain a trained work force. Failure to do so could adversely affect our financial position, results of operations, and cash flows.

Because our revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, our operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to such industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for our services, adversely affecting our financial position, results of operations and cash flows.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The Forbes Group’s consolidated financial statements as of and for the year ended December 31, 2010, 2009, and 2008 include the accounts of FES Ltd and all of its wholly owned, direct and indirect, and consolidated subsidiaries from May 29, 2008 to December 31, 2010, and FES LLC and all of its wholly owned and consolidated subsidiaries from January 1, 2008 through May 28, 2008. All significant intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements.

Revenue Recognition

Well Servicing—Well servicing consists primarily of maintenance services, workover services, completion services, plugging and abandonment services and tubing testing. The Forbes Group prices well servicing by the hour of service performed.

Fluid Logistics—Fluid logistics consists primarily of the sale, transportation, storage, and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. The Forbes Group prices fluid logistics services by the job, by the hour, or by the quantities sold, disposed, or hauled.

The Forbes Group recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Considerations” (“ASC 605- 45”) revenues are presented net of any sales taxes collected by the Forbes Group from its customers that are remitted to governmental authorities.

Income Taxes

The Forbes Group was not subject to federal income tax until May 29, 2008 upon completion of the Initial Equity Offering and related Bermuda Reorganization. Prior to May 29, 2008, all income, losses, credits and deductions of the Forbes Group were passed through to the members. Subsequent to May 29, 2008 and in conjunction with the initial public offering of FES Ltd’s common stock and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. As part of this reorganization, in 2008 $52.8 million in deferred U.S. federal income taxes was recorded as income tax expense in accordance with Financial Accounting Standards ASC Topic 740 “Income Taxes,” which required that the tax effect of recognizing deferred tax items upon a change in tax status be included in 2008 operations.

Effective May 29, 2008 the Forbes Group recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

Cash and Cash Equivalents

The Forbes Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash is serving as collateral for certain outstanding letters of credit. $9.0 million of restricted cash is classified as a long-term asset as it collateralizes certain long-term insurance notes and bonds issued pursuant to a customer contract.

Foreign Currency Gains and Losses

Effective July 1, 2010, our international location in Mexico changed its functional currency from the U.S. dollar to the Mexican pesos in response to the growing volume of business required to be transacted in pesos. A significant portion of our contract revenue being collected is also in pesos. Assets and liabilities are translated using the spot rate on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of shareholders’ equity in accumulated other comprehensive income. If our foreign entity enters into transactions that are denominated in currencies other than their functional currency, these transactions are initially recorded in the functional currency based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are remeasured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to remeasure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign entity as a component of other income and expense.

Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholders’ equity that, under generally accepted principles are excluded from net income. The financial statements of the Company’s foreign subsidiaries are translated into U.S. dollars in accordance with generally accepted accounting principles. Where the functional currency of a foreign subsidiary is its local currency, balance sheet accounts are translated at the current exchange rate on the balance sheet date and income statement items are translated at the average exchange rate for the period. Exchange gains or losses resulting from the translation of financial statements of foreign operations are accumulated in other comprehensive income. The foreign currency translation adjustments relate to investments that are permanent in nature and no adjustments for income taxes are made.

Earnings per Share

The Company presents basic and diluted earnings per share “EPS” data for its common stock. Basic EPS is calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares of common stock outstanding for the effects of all dilutive potential common stock, which comprise of options granted. Class B shares are treated as common for basic and diluted purposes. Preferred stock is a participating security under ASC 260 which means the security may participate in undistributed earnings with common stock. In accordance with ASC 260, securities are deemed to not be participating in losses if there is no obligation to fund such losses. Since the Company reported a loss from operations for the year ended December 31, 2010, the Series B Preferred Stock was not deemed to be participating.

Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of December 31, 2010 and 2009. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable, accounts receivable-related parties, accounts payable, prepaid expenses and accrued expenses approximate fair value because of the short maturity of these instruments. The carrying amount of our First Priority Notes approximates fair value due to the fact that the underlying instruments include provisions to adjust interest rates.

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11.0% Second Priority Notes	$192,500	$188,650	$199,750	$185,768

The fair value of our Second Priority Notes is based upon the quoted market prices at December 31, 2010 and December 31, 2009.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is based on earned revenues. The Forbes Group provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Provisions for doubtful accounts are recorded when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2010 and 2009, the allowance for doubtful accounts totaled $6.4 million and $5.3 million, respectively.

The following is a rollforward of the allowance for doubtful accounts

Balance as of January 1, 2008	$55,455
Provision	2,739,473
Bad debt write-off	(38,523)

Balance as of December 31, 2008	2,756,405
Provision	3,861,773
Bad debt write-off	(1,292,501)

Balance as of December 31, 2009	5,325,677
Provision	1,116,933
Bad debt write-off	(48,024)

Balance as of December 31, 2010	$6,394,586

Property and Equipment

Property and equipment are recorded at cost. Improvements or betterments that extend the useful life of the assets are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred. The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the period of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. Depreciation expense was $37.1 million, $36.7 million, and $30.9 million for the years ended December 31, 2010, 2009, and 2008, respectively. For tax purposes, property and equipment are depreciated under appropriate methods prescribed by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Goodwill and Other Intangibles

Goodwill results from business acquisitions and represents the excess of acquisition costs over the fair value of the net assets acquired. We account for goodwill and other intangible assets under the provisions of ASC Topic 350 “Intangibles—Goodwill and Other” (“ASC 350”). Goodwill and other intangible assets not subject to amortization are tested for impairment annually as of December 31, or more frequently if events or changes in circumstances indicate that the asset might be impaired. ASC 350 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. The Forbes Group evaluated its intangible asset group in accordance with ASC 350 which resulted in no impairment for the years ended December 31, 2010 and 2009. The Forbes Group recorded $4.4 million of goodwill in connection with the Delaware Reorganization effective January 1, 2008. An impairment charge of $4.4 million was recorded in the fourth quarter of 2008 which reduced the goodwill in our balance sheet to zero as of December 31, 2008.

Impairments

In accordance with ASC Topic 360 “Property, Plant and Equipment” (“ASC 360”), long-lived assets, such as property, and equipment, and finite-lived intangibles subject to amortization, are reviewed for impairment at a minimum annually, or whenever, in management’s judgment events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level. If the carrying amount of such assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of such assets exceeds the fair value of the assets. The Forbes Group evaluated its asset group (other than goodwill) in accordance with ASC 360 which resulted in no impairment for the years ended December 31, 2010, 2009 and 2008.

Environmental

The Forbes Group is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Forbes Group to remove or mitigate the adverse environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Deferred Financing Costs

Deferred financing costs are amortized over the period of the loan agreement on an effective interest basis, as a component of interest expense. For the twelve months ended December 31, 2010, 2009, 2008 amortization of deferred financing costs was $2.2 million, $2.1 million, and $6.0 million, respectively.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718 “Compensation—Stock Compensation”, (“ASC 718”). Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The Company measures share-based compensation cost as of the grant date based on the estimated fair value of the award less an estimated rate for pre-vesting forfeitures, and recognizes compensation expense on a straight-line basis over the vesting period. Compensation expense is recognized with an off-setting credit to additional paid-in capital. When the award is distributed or the option is exercised, an entry is made to additional paid-in capital with the off-set to common stock equal to the par value times the number of shares. Consideration received on the exercise of stock options is also credited to additional paid-in capital.

Differences Between US GAAP and Canadian GAAP

The financial statements in this report have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and the reporting currency is the U.S. dollar. GAAP conforms in most respects to generally accepted accounting principles in Canada, or Canadian GAAP except for the following:

■

In accordance with GAAP, debt issuance costs are classified as other assets on the consolidated balance sheet of the Company. Under Canadian GAAP, debt issuance costs are netted with debt in the balance sheet. For GAAP and Canadian GAAP, debt issuance costs are amortized over the period of the loan agreement as a component of interest expense and any differences in the calculation are immaterial.

■

In accordance with GAAP, the $15.3 million of Series B Senior Convertible Preferred Stock are classified as temporary equity on the consolidated balance sheet of the Company. Under Canadian GAAP, the value of Series B Preferred Stock would be bifurcated, allocating the fair value of the conversion feature of the Series B Preferred Stock, estimated by the Company as $2.8 million, to Shareholders’ Equity, and the remaining balance, of $12.5 million to long-term liability. The liability portion would then be accreted each period, using the effective interest rate method, in amounts which will increase the liability to its full face amount of the convertible instrument as of the maturity date, with the accretion recorded as interest expense. These estimates are after the quarterly preferred dividend for the period ending November 28, 2010 and the estimated December 31, 2010 portion of the February 28, 2011 preferred dividends that are expected to be paid-in-kind after shareholder approval. This difference would not have material impact on the operations or cash flows of the consolidated financial statements of the Company in this report.

Recent Accounting Pronouncements

The FASB issued ASU No. 2010-13, Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This ASU codifies the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption of ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010 and is not expected to have a material impact on the Company’s consolidated financial statements.

The FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

■	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

■	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

■

For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

■	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

4. Goodwill and Other Intangible Assets

ASC 350 eliminates the amortization of goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. ASC 350 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The fair value for goodwill is measured as the difference between the fair value of the reporting unit’s assets (excluding goodwill) and its fair value.

In step one of the annual impairment test of goodwill at December 31, 2008, and due to the adverse equity market conditions affecting our common stock price and the declines in oil and natural gas prices in the fourth quarter of 2008 and continuing into 2009, we tested our fluid services business unit for goodwill impairment. The first step was to estimate the fair value of the fluid services segment using a weighting of the discounted cash flow method, the public company guideline method, and the guideline transaction method, weighted 45%, 45% and 10%, respectively. The discounted cash flow method and public company guideline method provided the strongest indication of value due to their ability to incorporate the current state of the oil field services industry as well as the recent changes in the credit and equity markets. The guideline transaction method involved considering private transactions that were relevant but were considered to a lesser degree. In order to validate the reasonableness of the estimated fair value obtained for this reporting unit, a reconciliation of fair value for all the major reporting units to our market capitalization was performed. For purposes of reconciliation to the Company’s market capitalization, a control premium was applied. The control premium used in the reconciliation was derived from a market transaction data study. In addition, for purposes of calculating fair value, the market value of our debt as of December 31, 2008 was used. The measurement date for the stock price for the reconciliation was the 30-day average closing price, centered on December 31, 2008. The results of the fair value analysis for step one showed the carrying value of the fluid services business above the fair value as of December 31, 2008.

Based on the results of step one, impairment of goodwill for the fluid unit was indicated. The Company performed step two by allocating the estimated fair value to the tangible and intangible assets, which indicated that the entire value of the goodwill in the fluids services unit of $4.4 million was impaired. Based on this, an impairment charge of $4.4 million was recorded in the consolidated statement of operations for the year ended December 31, 2008, resulting in goodwill of $0 as of December 31, 2008. The goodwill, which was associated with the Delaware Reorganization had no tax basis, and accordingly, there was no tax benefit derived from recording the impairment charge.

Additionally in conjunction with the Delaware Reorganization effective January 1, 2008, the Forbes Group’s purchase price allocation assigned $42.3 million to other intangible assets with finite lives. Our major classes of intangible assets subject to amortization under ASC 350 consist of our customer relationships, trade name, safety training program and dispatch software. The Company expenses costs associated with extensions or renewals of intangibles assets. There were no such extensions or renewals in the years ended December 31, 2010, 2009 or 2008. Amortization expense is calculated using the straight-line method over the period indicated. Amortization expense for the twelve months ended December 31, 2010, 2009, and 2008 was $ 2.9 million, $2.9 million, and $2.9 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years is $2.9 million per year. The weighted average amortization period remaining for intangible assets is 11.8 years.

The following sets forth the identified intangible assets by major asset class:

	Useful Life (years)	As of December 31, 2010			As of December 31, 2009
		Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	15	$31,895,919	$6,379,184	$25,516,735	$31,895,919	$4,252,789	$27,643,130
Trade names	15	8,049,750	1,609,950	6,439,800	8,049,750	1,073,300	6,976,450
Safety training program	15	1,181,924	236,385	945,539	1,181,924	157,590	1,024,334
Dispatch software	10	1,135,282	340,585	794,697	1,135,282	227,055	908,227
Other	10	58,300	17,486	40,814	58,300	11,660	46,640

		$42,321,175	$8,583,590	$33,737,585	$42,321,175	$5,722,394	$36,598,781

5. Share-Based Compensation

General

The Forbes Group’s 2008 Incentive Compensation Plan is a long-term retention plan that is intended to attract, retain and provide incentives for talented employees, including officers, and non-employee directors, and to align shareholder and employee interests. The Company believes its 2008 Incentive Compensation Plan is critical to its operations and productivity.

2008 Incentive Compensation Plan

From time to time, the Company grants stock options to its employees, including executive officers, and directors from its 2008 Incentive Compensation Plan. Stock options issued in 2008 generally vest over a three-year period, with approximately one third vesting on the first, second and third anniversaries of the date of grant. For the 2010 stock option issuances, the standard option vests over a two year period, with one fourth vesting on the six month anniversary of the award date and one fourth vesting every six months thereafter, until fully vested. For most grantees, options expire at the earlier of either one year after the termination of grantee’s employment by reason of death, disability or retirement, ninety days after termination of the grantee’s employment other than upon grantee’s death, disability or retirement, or ten years after the date of grant. There are currently no options available for issuance under this plan.

Stock Option Activities

The following table presents a summary of the Company’s stock option activity for the year ended December 31, 2010:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2008	692,500	$28.00
Stock options:
Granted	—	—
Exercised	—	—
Forfeited	(22,500)	28.00

Options outstanding at December 31, 2009:	670,000	28.00
Stock options:
Granted	635,000	2.60
Exercised	—	—
Forfeited	—	—

Options outstanding at December 31, 2010:	1,305,000	$15.64	8.49 years	$1,905,000

Vested and expected to vest at December 31, 2010	446,667	$28.00	7.41 years	$—

Exercisable at December 31, 2009	223,334	$28.00	8.41 years	$—

Exercisable at December 31, 2010	446,667	$28.00	7.41 years	$—

Stock-Based Compensation Expense

During the years ended December 31, 2010, 2009 and 2008, the Company recorded total stock-based compensation expense of $2.7 million, $2.5 million and $1.4 million, respectively. No stock-based compensation costs were capitalized as of December 31, 2010, 2009 or 2008. As of December 31, 2010, total unrecognized stock-based compensation cost amounted to $2.1 million, (net of estimated forfeitures) and is expected to be recorded over a weighted-average period of 1.04 years.

At December 31, 2010, outstanding options had a weighted average remaining contractual term of 8.49 years. The amount of unrecognized stock-based compensation will be affected by any future stock option grants and any termination of employment by any employee that has received stock option grants that are unvested as of their termination date.

At December 31, 2010, the Company has assumed an annualized forfeiture rate of approximately 3% for options granted during the year. Under the true-up provisions of ASC 718, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

Assumptions for Estimating Fair Value of Stock Option Grants

Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility and expected term.

The following table summarizes the assumptions used to value options granted during the year ended:

	2008	2009
Expected term	6 years	6 years
Risk-free interest rate	4.12%	2.07%
Volatility	34.82%	108.36%
Dividend yield	0.00%	0.00%
Grant date fair value per share	$11.64	$2.16

The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The expected term was determined by taking the weighted-average of the vesting period plus the expiration term divided by two. The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate with a term consistent with the expected life of the options. Because the Forbes Group was a newly formed public company when the 2008 options were granted, the expected term approved and the expected volatility was based on the price of comparable company’s common stock in the same industry over a historical period which approximates the expected term of the options granted. For the 2010 options, the Company’s historical common stock was used to calculate the expected volatility. The dividend yield assumption is based on the Company’s expectation of no dividend payouts.

6. Property and Equipment

Property and equipment at December 31, 2010, and 2009, consisted of the following:

	Estimated Life in Years	December 31,
		2010	2009
Well servicing equipment	3-15 years	$291,227,182	$290,709,742
Autos and trucks	5-10 years	81,982,319	81,778,316
Disposal wells	5-15 years	11,446,624	10,774,874
Building and improvements	5-30 years	6,735,728	5,993,249
Furniture and fixtures	3-10 years	2,360,180	2,212,539
Land		581,242	581,242
Other	3-15 years	34,874	39,250

		394,417,883	392,089,212
Accumulated depreciation		(120,186,417)	(83,529,327)

		$274,231,466	$308,559,885

7. Accounts Payable and Accrued Liabilities

Accrued expenses and accounts payable at December 31, 2010 and 2009, consisted of the following:

	December 31,
	2010	2009
Accrued wages	$2,695,112	$1,834,741
Accrued payroll taxes	1,973,429	1,786,171
Accrued insurance	2,878,457	2,410,930
Accrued property tax	—	2,519,722
Accrued sales tax—Mexico	2,735,982	2,822,901
Accrued sales tax—US	426,339	2,476,401
Other accrued expenses	1,886,529	350,412

Total accrued expenses	$12,595,848	$14,201,278

Accounts payable—vendor financings	$4,000,724	$7,519,937
Accounts payable—other	16,718,967	15,855,792
Total accounts payable—trade	$20,719,691	$23,375,729

8. Long-Term Debt

Debt at December 31, 2010 and December 31, 2009, consisted of the following:

	December 31,
	2010	2009
Second Priority Notes, gross	$192,500,000	$199,750,000
Less: Unamortized original issue discount	(2,672,317)	(3,451,130)

Second Priority Notes, net	189,827,683	196,298,870
First Priority Notes	20,000,000	20,000,000
Paccar notes	4,916,659	6,612,859
Insurance notes	4,634,163	3,241,896

	219,378,505	226,898,229
Less: Current portion	(6,463,820)	(12,432,900)

Total long-term debt	$212,914,685	$214,465,329

Aggregate maturities of long-term debt as of December 31, 2010 are as follows:

2011	$6,463,820
2012	1,973,381
2013	1,113,621
2014	20,000,000
2015	192,500,000
Thereafter	—

Total	$222,050,822

Second Priority Notes

On February 12, 2008, FES LLC and FES CAP issued $205.0 million in principal amount of 11% senior secured notes (together with notes issued in exchange therefor, the “Second Priority Notes”). The Forbes Group reflects $189.8 million of debt outstanding in its balance sheet as of December 31, 2010, which recognizes the original issue discount as the Second Priority Notes were issued at 97.635% of par and the repurchase of certain Second

Priority Notes as described below. The Second Priority Notes mature on February 15, 2015, and require semi-annual interest payments at an annual rate of 11% on February 15 and August 15 of each year until maturity. The Forbes Group was required to spend $6.6 million in cash to repurchase Second Priority Notes by June 30, 2010 after which no principal payments are due until maturity. The Second Priority Notes are senior obligations and rank equally in right of payment with other existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The Second Priority Notes are guaranteed by FES Ltd, the parent company of FES LLC and FES CAP, as well as the domestic subsidiaries (the “Guarantor Subs”) of FES LLC, which includes CCF, TES, STT and FEI. All of the Guarantor Subs are 100% owned and each guarantees the securities on a full and unconditional and joint and several basis. FES Ltd has two 100% owned indirect subsidiaries, FES Mexico and a related employment company (the “Non-Guarantor Subs”) that have not guaranteed the Second Priority Notes. As contemplated by the indenture governing the Second Priority Notes (the “Second Priority Indenture”), however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the Second Priority Notes. FES Ltd has a branch office in Mexico and conducts operations independent of the Non-Guarantor Subs. The Guarantor Subs represent the majority of the Company’s operations.

The Second Priority Indenture, as amended, required the Forbes Group to pay $2.0 million in cash during the first quarter of 2009 and required the Forbes Group to pay an additional $8.0 million in cash by the end of the second quarter of 2010 to repurchase Second Priority Notes upon specified terms and conditions. Pursuant to this requirement, in the quarter ended March 31, 2009, the Forbes Group paid $2.0 million in cash to repurchase, at a discount, $3.25 million of Second Priority Notes. Additionally, in the quarter ended June 30, 2009, the Forbes Group paid $1.4 million cash to repurchase, at a discount, $2.0 million of Second Priority Notes. In connection with these repurchases, the Forbes Group realized a net gain of approximately $1.4 million after writing down a portion of the original issue discount and writing off a portion of the deferred financing costs. In the quarter- ended June 30, 2010, the Forbes Group paid $6.8 million in cash to repurchase, at a discount, $7.3 million of Second Priority Notes. In connection with this repurchase, the Forbes Group recognized a nominal net gain after writing down a portion of the original bond discount and writing off a portion of the deferred financing costs.

The Forbes Group may, at its option, redeem all or part of the Second Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the Second Priority Indenture governing the Second Priority Notes. The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The Forbes Group is permitted under the terms of the Second Priority Indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the Second Priority Indenture are satisfied. The Forbes Group is subject to certain covenants contained in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to create, incur or permit to exist certain liens on assets, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made.

Details of three of the more significant restrictive covenants in the Second Priority Indenture are set forth below:

■

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the Second Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture) for the most recently completed four full fiscal quarters is at least 3.0 to 1.0 for years beginning after December 31, 2009. As of December 31, 2010, we could incur no additional debt as Permitted Debt and under this Fixed Charge Coverage Ratio test.

■

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the Second Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Currently, based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010 we anticipate being able to make only nominal capital expenditures under this provision. Under the Second Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further subject to the limitations under the First Priority Indenture, we are permitted under the Second Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the Second Priority Indenture, February 12, 2008.

■

Limitation on Restricted Payments—Subject to certain limited exceptions, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the Second Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the Second Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the Second Priority Indenture) since the issuance of the Second Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the Second Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

Revolving Credit Facility

On April 10, 2008, the Forbes Group entered into a revolving credit facility (the “Credit Facility”). As discussed below, on October 2, 2009, the Forbes Group repaid and terminated the Credit Facility, using the proceeds from the issuance of the First Priority Notes. Borrowings under the Credit Facility accrued interest, at the option of the Forbes Group, at either (i) the greater of the Federal Funds Effective Rate in effect on such day plus 0.5% and the “prime rate” announced from time to time by Citibank, N.A., plus a margin of up to 1.25%, or (ii) the London Interbank Offered Rate, plus a margin of 1.75% to 2.25%. Unpaid interest accrued on outstanding loans was payable quarterly. The Credit Facility was secured by first priority security interests in substantially all of the Forbes Group’s assets, including those of all of the domestic subsidiaries that rank senior to the security interest granted to the holders of the Second Priority Notes. The credit agreement governing the Credit Facility (the “Credit Agreement”) also contained customary representations, warranties and covenants for the type and nature of the Credit Facility, including certain limitations or restrictions on the Forbes Group’s and certain future subsidiaries’ ability to incur additional debt, guarantee others’ obligations, create, incur or permit to exist liens on assets; make investments or acquisitions, make certain dispositions of assets, make payments on certain subordinated indebtedness, pay dividends or other payments to equity holders, engage in mergers, consolidations or other fundamental changes, sell assets, change the nature of its business and engage in transactions with affiliates. The Credit Agreement also contained restrictive financial covenants requiring us to maintain a certain Net Worth and certain ratios of Consolidated EBITDA to Consolidated Interest Expense, Senior Funded Debt to Consolidated Net Worth, and Consolidated Senior Funded Debt to Consolidated EBITDA. The Credit Agreement also contained a provision that would have made the occurrence of any Material Adverse Change an event of default (the capitalized terms used in this and the previous sentence have the meaning set forth in the Credit Agreement).

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20 million in aggregate principal amount of First Lien Floating Rate Notes due 2014 (the “First Priority Notes”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes Group realized net proceeds of approximately $18.8 million which was used, in part, to repay and terminate the Revolving Credit Facility. The First Priority Notes mature on August 1, 2014, and require semi-annual interest payments on February 1 and August 1 of each year until maturity at a rate per annum, reset semi-annually, equal to the greater of 4% or six month LIBOR, plus 800 basis points, which was 12% as of December 31, 2010. No principal payments are due until maturity. The First Priority are senior obligations and rank equally in right of payment with other existing and future senior indebtedness, including the Second Priority Notes, and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The First Priority Notes are guaranteed by FES Ltd, as well as the Guarantor Subs. Each of the Guarantor Subs guarantees the securities on a full and unconditional and joint and several basis. The two Non-Guarantor Subs have not guaranteed the First Priority Notes, however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the First Priority Notes. The Forbes Group may, at its option, redeem all or part of the First Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the First Priority Indenture. The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The First Priority Indenture contains certain covenants similar to those in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt; to guarantee other obligations; to create, incur or permit to exist certain liens on assets, to make investments or acquisitions, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made. The First Priority Indenture also provides for certain limitations and restrictions on the Forbes Group’s ability to move collateral outside the United States or to dispose of assets. These covenants are subject to a number of important limitations and exceptions.

Details of three of the more significant restrictive covenants in the First Priority Indenture are set forth below:

■

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the First Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture) for the most recently completed four full fiscal quarters is at least 2.5 to 1.0 until December 31, 2009, and 3.0 to 1.0 thereafter. As of December 31, 2010, we could incur no additional debt under this Fixed Charges Coverage Ratio test.

■

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the First Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Currently, based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010, we anticipate being able to make only nominal capital expenditures under this provision. Under the First Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further, we are permitted under the First Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the First Priority Indenture, October 2, 2009.

■

Limitation on Restricted Payments—Subject to certain limited exceptions, We are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness other than First Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the First Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the First Priority Indenture) since the issuance of the First Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the First Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

Each of the First Priority Indenture and Second Priority Indenture provides for events of default, which, if any of them occur, would, in certain circumstances, permit or require the principal, premium, if any, and interest on all the then outstanding First Priority Notes or Second Priority Notes, respectively, to be due and payable immediately. Additionally, in certain circumstances an event of default under the First Priority Indenture would cause an event of default under the cross-default provision of the Second Priority Indenture and vice versa. We are in compliance with the covenants of our First and Second Priority Indentures at December 31, 2010.

There are no significant restrictions under either indenture on FES Ltd’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan. See Note 16 for consolidating information required by Rule 3-10 of Regulation S-X.

Paccar Notes

During 2008, the Forbes Group financed the purchase of certain vehicles and equipment through commercial loans with Paccar Financial Group, with aggregate principal amounts outstanding as of December 31, 2010 and 2009 of approximately $4.9 million and $6.6 million, respectively. These loans are repayable in 60 monthly installments with the maturity dates ranging from May 2013 to October 2013. Interest accrues at rates ranging from 7.5% to 7.6% and is payable monthly. The loans are collateralized by equipment purchased with the proceeds of such loans.

Insurance Notes

During 2009 and 2010, the Forbes Group entered into a promissory note with First Insurance Funding for the payment of insurance premiums in an aggregate principal amount outstanding as of December 31, 2010 and December 31, 2009 of approximately $4.6 million and $4.0 million, respectively during the period of the insurance coverage. These notes are or were payable in twelve monthly installments with maturity dates of September 15, 2010 and September 15, 2009. Interest accrues or accrued at a rate of approximately 3.6% and 4.1% for 2010 and 2009, respectively, and is payable monthly. The amount outstanding could be substantially offset by the cancellation of the related insurance coverage.

9. Related Party Transactions

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable—related parties and Accounts payable–related parties result from transactions with related parties which the company believes are at terms consistent with those available to third-party customers and from third-party vendors.

Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental

Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

■	AES owns aircraft that the Forbes Group uses on a regular basis.

■	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

■	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, operating lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2011 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $67,000. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

The Forbes Group rents or leases twelve separate properties from AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Each lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Two of the leases are oral. Aggregate amounts paid for the twelve rentals and leases were $1.3 million, $1.3 million, and $0.9 million for the year-ended December 31, 2010, 2009 and 2008, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $2.0 million, $2.3 million and $1.5 million related to aircraft and equipment rental, approximately $1.6 million, $1.2 million and $1.4 million related to disposal of waste water and approximately $0, $0 and $0.8 million related to other various expenses for the years-ended December 31, 2010, 2009, and 2008, respectively.

For the year-ended December 31, 2010, 2009, and 2008 Forbes Group recognized revenue from AES of approximately $0, $0 and $11,000, respectively, total expenses of approximately $9.3 million, $8.4 million and $5.5 million, respectively, and capital expenditures $0, $0, and $2.4 million respectively. Accounts payable to AES as of December 31, 2010 and 2009, resulting from such transactions were $406,000 and $683,000 respectively. The Forbes Group had no accounts receivable from AES as of December 31, 2010 and 2009, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, an executive officer and director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of $9,000 $58,000, and $58,000 related to trucking services, equipment rental, and wash out activities; expenses of approximately $795,000, $198,000 and $1.4 million; and capital expenditures of approximately $38,000, $0, and $29,000 from transactions with Dorsal Services, Inc. for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of $110,000 and $162,000 as of December 31, 2010 and 2009, respectively resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of $77,000 and $144,000 as of December 31, 2010 and 2009, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of $4,000, $1,000 and $0 and recognized expenses of approximately $85,000, $68,000 and $314,000 and capital expenditures of $0, $130,000, and $50,000 related to transactions with Tasco for the years ended December 31, 2010, 2009, and 2008, respectively. Accounts payable to Tasco as of December 31, 2010, and 2009 were $10,000 and $20,000, respectively, resulting from these transactions.

FCJ Management, or FCJ, is a corporation that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $36,000, $23,000 and $18,000 for the year ended December 31, 2010, 2009 and 2008, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of December 31, 2010 and 2009, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognizes no revenues, expenses of approximately $531,000, $457,000, and $130,000 and no capital expenditures for the years ended December 31, 2010, 2009 and 2008, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were $45,000 and $0 as of December 31, 2010 and 2009, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. A director of the Forbes Group has an interest in the computer networking company. The Forbes Group recognized expenses of approximately $278,000, $242,000, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts payable of approximately $0 and $34,000 as of December 31, 2010 and 2009, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned by a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of The Forbes Group. The Forbes Group provided additional services to customers in the fiscal year 2010 that was sub-contracted to Wolverine Construction, Inc.

The Forbes Group recognized capital expenditures of approximately $0, $119,000 and $60,000, revenues of approximately $62,000, $11,000 and $3,000 and expenses of approximately $12.2 million, $915,000 and $177,000 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Wolverine as of December 31, 2010 and 2009 of approximately $67,000 and $6,000 respectively. The Forbes Group had accounts payable due to Wolverine of approximately $7.5 million and $19,000 as of December 31, 2010 and 2009, respectively.

Testco is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Forbes Group recognized revenues of approximately $4,000, $0 and $423,000, and expenses of approximately $7,000, $12,400 and $0 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as December 31, 2010 and 2009, respectively.

CJ Petroleum Service LLC, or CJ Petroleum is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, two sons of Mr. Crisp, and Janet Forbes, a director of the FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Forbes group recognized no revenue, expenses of approximately $174,000 and no capital expenditures for the year ended December 31, 2010. We had no accounts receivable from CJ Petroleum as of December 31, 2010. We had accounts payable of $24,000 to CJ Petroleum as of December 31, 2010.

LA Contractors Ltd. is a bulk material hauling company partially owned by Mr. Crisp, Janet Forbes, directors of FES Ltd. and a son of Mr. Forbes. The Forbes Group recognized revenue of $0, $2,000 and $0, expenses of approximately $195,000, $34,000, and $8,000 and capital expenditures of approximately $348,000, $26,000 and $24,000 for the year ended December 31, 2010, 2009, and 2008, respectively. We had no accounts receivable from LA Contractors as of December 31, 2010 and 2009, respectively. We had accounts payable to LA Contractors of $8,000 and $3,000 as of December 31, 2010 and 2009, respectively.

Energy Fishing and Rentals, Inc., or EFR is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized revenue of $1,000 from EFR for the year ended December 31, 2010, and recognized expenses of approximately $38,000, $38,000 and $41,000 and capital expenditures of $11,000, $336,000 and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. We had no accounts receivable from EFR as of December 31, 2010 and 2009, respectively. Accounts payable to EFR as of December 31, 2010 and 2009 were $9,000 and $18,000, respectively, resulting from these transactions.

JITSU, Inc. is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $101,000 and no capital expenditures from transactions with JITSU, Inc. At December 31, 2010, the company had no accounts receivable from or accounts payable to JITSU.

Texas Quality Gate Guard, Inc. is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. For the year ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $105,000 and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. At December 31, 2010, the company had no accounts receivable and accounts payable to Texas Quality Gate Guard, Inc. of approximately $68,000.

Animas Holding, Inc., or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agrees to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $260,000 and no capital expenditures from transactions with Animas Holding, Inc. At December 31, 2010, the company had no accounts receivable or accounts payable to Animas Holding, Inc.

TSWD, LLC, d/b/a Texas Saltwater Disposal Treatment, a company owned by a son of Mr. Crisp, provides saltwater disposal services to the Company. The Forbes group recognized no revenues and expenses of approximately $400,000, $400,000, and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively, from this related party. There were no accounts receivable, and accounts payable were $20,000, and $70,000, as of December 2010 and 2009, respectively, from this related party.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of December 31, 2010, 2009, and 2008, the Forbes Group had $11.0 million, $7.2 million, and $10.6 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of December 31, 2010 and 2009, the Forbes Group had $3.3 million and $1.3 million on deposit with this bank.

We believe all of the terms with companies described above are comparable to terms that were and are available to us in arm’s—length transaction with non-related parties.

10. Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Forbes Group to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The Forbes Group restricts investment of temporary cash investments to financial institutions with high credit standings. The Forbes Group’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Forbes Group does not require collateral on its trade receivables. For the year ended December 31, 2010 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 13.7%, 35.9%, and 51.9% of revenues, respectively. For the year ended December 31, 2009 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 11.7%, 37.7%, and 49.8% of revenues, respectively. For the year ended December 31, 2008 the Forbes Group’s largest customer, five largest, and ten largest customers constituted 8.6%, 30.3%, and 42.9% of revenues respectively. The loss of any one of our top five customers would have a significant negative impact on the revenues and profits of the company. Further, our trade accounts receivable are from companies within the oil and natural gas industry and as such Forbes Group is exposed to normal industry credit risks. The Forbes Group continually evaluates its reserves for potential credit losses and establishes reserves for such losses .

Major Customers

The Forbes Group had one individual customer that represented 13.7% of total consolidated revenues for the year ended December 31, 2010. The Forbes Group had two individual customers that represented 11.7% and 11.1% of total consolidated revenues for the year ended December 31, 2009. The Forbes Group had no individual customers that represented greater that 10% of total consolidated revenues for the year ended December 31, 2008.

Employee Benefit Plan

In 2005, the Forbes Group implemented a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. The Forbes Group may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

Self-Insurance

The Forbes Group is self-insured under its Employee Group Medical Plan for the first $125,000 per individual plus a $235,000 aggregate specific deductible. In October 2009 the Forbes Group eliminated the self insured portion of worker’s compensation, general liability and automobile liability. Incurred and unprocessed claims as of December 31, 2010 and 2009 amount to approximately $2.8 and $2.1 million, respectively. These claims are unprocessed, therefore their values are estimated and included in accrued expenses in the accompanying consolidated balance sheets. In addition, to accruals for the self-insured portion of the Employee Group Medical Benefits Plan, the liability for incurred and unprocessed claims also includes estimated “run off” liabilities payable at future dates related to the worker’s compensation, general liability and automobile liability self-insurance program that was eliminated in October 2009.

Litigation

The Forbes Group is subject to various other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

Leases

Future minimum lease payments under non-cancellable operating leases as of December 31, 2010 are as follows:

	Related Party	Other	Total
2011	$4,135,020	$2,514,109	$6,649,129
2012	3,542,020	1,905,054	5,447,074
2013	2,487,764	1,865,450	4,353,214
2014	—	745,367	745,367
2015	—	—	—
Thereafter	—	—	—

Total	$10,164,804	$7,029,980	$17,194,784

Rent expense for the years ended December 31, 2010, 2009 and 2008 totaled approximately $16.9 million, $11.4 million and $5.0 million, respectively.

11. Supplemental Cash Flow Information

	Years Ended December 31,
	2010	2009	2008
Cash paid for
Interest	$24,782,114	$23,010,276	$17,026,761
Income tax	—	500,000	850,000
Supplemental schedule of non-cash investing and financing activities
Seller-financed purchases of property and equipment	$—	$—	$8,185,907
Financing of insurance notes	5,712,430	4,935,006	3,933,469
Changes in accounts payable related to capital expenditures	$(3,519,212)	$(13,682,564)	$(41,954,237)

12. Income Taxes

In conjunction with the Initial Equity Offering of FES Ltd’s common stock on May 29, 2008 and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. As part of this reorganization, $52.8 million in deferred income taxes were recorded as income tax expense in accordance with ASC Topic 740 “Income Taxes”, “(ASC 740)”, which requires that the tax effect of recognizing deferred tax items upon a change in tax status be included in current year operations. In preparing tax returns for the short period ended May 29, 2008, the Bermuda Reorganization, the company elected to not take bonus depreciation on the fixed assets which resulted in a deferred tax benefit of $7.1 million being recorded as a change in estimate in 2009 related to the 2008 deferred tax due to change in tax status in the effective rate reconciliation.

In addition, the Forbes Group is subject to the Texas Franchise tax. The Texas Franchise tax is a tax equal to one percent of Texas-sourced revenue reduced by the greater of (a) cost of goods sold (as defined by Texas law), (b) compensation (as defined by Texas law) or (c) 30% of the Texas-sourced revenue. The Forbes Group accounts for the Texas Franchise tax as an income tax in accordance with ASC 740, as the tax is derived from a taxable base that consists of income less deductible expenses. For the years ended December 31, 2010, 2009 and

2008 the Forbes Group incurred current franchise tax expense of $0.2 million, $0 and $1 million, respectively. As of December 31, 2010 and 2009, the Forbes Group reflected on its balance sheet a franchise tax liability of $0.2 million and $0, respectively.

Income tax expense for the year ended December 31, 2010 includes approximately $0 of current federal income tax expense, approximately $0.2 million of Texas Franchise tax expense and approximately $0.2 million of foreign income tax expense.

The Forbes Group was not subject to U.S. federal income tax until May 29, 2008. Prior to May 29, 2008 all income, losses, credits, and deductions of the Forbes Group were passed through to the members. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements through May 29, 2008 which is reflected as an item in our effective tax rate reconciliation of $4.8 million. A reconciliation of federal statutory income taxes to our effective tax expense follows.

The domestic and foreign components of income (loss) before income taxes were as follows:

	2010	2009	2008
Domestic	$(23,627,787)	$(52,008,685)	$34,023,599
Foreign	5,816,737	(2,465,891)	(1,196,697)

	$(17,811,050)	$(54,474,576)	$32,826,902

The components of the provision for income taxes consisted of:

	2010	2009	2008
Current:
Federal	$—	$491,446	$—
State	249,022	(188,804)	1,005,872
Foreign	186,620	—	—

Total current income tax provision	$435,642	302,642	1,005,872

Deferred:
Federal	(6,955,580)	(25,648,232)	61,425,508
State	18,806	201,723	143,112
Foreign	—	—	—

Total deferred income tax provision	(6,936,774)	(25,446,509)	61,568,620

Total income tax (benefit) expense	(6,501,132)	(25,143,867)	62,574,492

Effective Tax Rate Reconciliation:
Income taxes at statutory rate	$(6,233,868)	$(19,066,102)	$11,489,416
Non-deductible expenses	584,413	216,722	324,282
State income taxes, net of federal benefit	161,864	(11,749)	775,850
Change in deferred tax valuation allowance	(1,025,525)	690,450	335,075
Deferred taxes due to change in tax status	—	—	52,835,075
Change in estimate-bonus depreciation	419,157	(7,145,800)	—
Foreign rate difference	(407,173)	172,612	83,768
Goodwill Impairment	—	—	1,527,179
Tax pass through entity earnings	—	—	(4,796,153)

	$(6,501,132)	$(25,143,867)	$62,574,492

December 31, significant components of our deferred tax assets and liabilities were:

	2010	2009
Deferred tax assets:
Net operating loss carry forwards	$29,333,629	$24,294,846
Foreign tax credits	796,363	—
Other	5,344,669	4,131,589

Total deferred tax assets	35,474,661	28,426,435

Valuation allowance for deferred tax assets	—	(1,025,525)

Deferred tax liabilities:
Tax over book depreciation	(53,354,294)	(51,213,448)
Intangible assets	(11,805,706)	(12,809,573)

Total deferred tax liabilities	(65,160,000)	(64,023,021)

Net deferred tax liabilities	$(29,685,339)	$(36,622,111)

Tax pass through entity earnings	—	—

	$(6,501,132)	$(25,143,867)

We had a U.S. net operating loss carryforward at December 31, 2010 of approximately $84.2 million which is subject to expiration in various amounts from 2028 to 2030. Realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to their expiration. Management believes it is more likely than not that the U.S. deferred tax asset will be realized through future taxable income or reversal of temporary differences. Additionally, at December 31, 2010 we determined an overall foreign loss position is no longer expected to exist, thereby reversing the valuation allowance recorded as of December 31, 2009. Also we recorded a foreign tax credit of approximately $800,000 that we expect to be able to fully utilize in future years. The foreign tax credit is subject to expiration in 2020.

Deferred taxes have not been provided for on the majority of undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in our foreign operations. A deferred tax liability is recognized when we expect that we will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Determination of the amount of the unrecognized U.S. income tax liability on undistributed earnings is not practical because of the complexities of the hypothetical calculation

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which was later codified into ASC 740. This interpretation clarified the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company was subject to the provisions of ASC 740 after June 27, 2008 when it became subject to filing under the Securities Exchange Act of 1934. Prior to that date, the entity was a flow-through entity for tax purposes; therefore, the former owners are responsible for any tax adjustments related to prior years, although Management believes no uncertainties exist related to those prior years. The Forbes Group has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns and is unaware of any uncertain tax positions. The Company files tax returns in the U.S., Texas, and Mexico. In addition, the Company was not required to record a cumulative effect adjustment related to the adoption of ASC 740.

The Company’s policy for recording interest and penalties associated with uncertain tax positions is to record such items as a component of tax expense.

The Company files U.S. federal, U.S. state, and foreign tax returns, and is generally no longer subject to tax examinations for fiscal years prior to 2008.

13. Loss per Share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average common stock outstanding during the period (including for the periods prior to May 28, 2010 the Class B Shares convertible into common stock at a rate of four Class B Shares into one share of common stock. As of December 31, 2009, there were 7,375,000 shares of common stock issuable upon the conversion of Class B Shares in common stock. As of December 31, 2010, all Class B Shares had been converted into common stock. Diluted net loss per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as warrants, options and convertible preferred stock, were exercised and converted into common stock. Potential common stock equivalents that have been issued by the Forbes Group relate to outstanding stock options, which are determined using the treasury stock method, and the Series B Senior Convertible Preferred Stock, which are determined using the “if converted” method. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be antidilutive. As of December 31, 2010 and 2009, there were 1,305,000 and 670,000 options to purchase common stock outstanding, and 588,059 and 0 shares of Series B Senior Convertible Preferred Stock outstanding, respectively. The preferred stock is convertible at a rate of nine shares of common stock to one, as adjusted for the Share Consolidation. We did not include any common stock issuable upon the exercise of options or the conversion of the Series B Preferred Stock in the calculation of diluted loss per share during any period presented as they would be antidilutive.

The Company has determined that the Series B Preferred Stock is a participating security under ASC 260. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, whether the participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is included in the computation of basic EPS using the two-class method. Under the two-class method, basic EPS for the Company’s Common Stock is computed by dividing net income applicable to common stock by the weighted-average common stock outstanding during the period. Diluted EPS for the Company’s Common Stock is computed using the more dilutive of the two-class method or the if-converted method.

In accordance with ASC 260, securities deemed to not be participating in losses if there is no obligation to fund such losses. Since the Company reported a loss from operations for the year ended December 31, 2010, the Series B Preferred Stock was not deemed to be a participating security for the year-ended December 31, 2010 pursuant to ASC 260.

Concurrent with the Equity Offering on May 29, 2008, the Company began conducting its business through, a newly formed Bermuda corporation and holding company. The unaudited pro forma net income per share gives effect to the Bermuda Reorganization pursuant to which our parent entity changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Initial Equity Offering on May 29, 2008, and an assumed effective tax rate of 37%, as though the Bermuda Reorganization and Initial Equity Offering had occurred on January 1, 2008.

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2010	2009	2008
Basic and diluted:
Net loss	$(11,309,918)	$(29,330,709)	$(29,747,590)
Accumulated preferred stock dividends and accretion	(1,040,693)	—	—

Net loss attributable to common stockholders	$(12,350,611)	(29,330,709)	(29,747,590)
Weighted-average common stock	20,918,425	15,660,720	11,473,639

Basic and diluted loss per share:	$(0.59)	$(1.87)	$(2.59)

The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share:

Pro Forma	Year Ended December 31, 2008
Basic and diluted:
Net income	$20,680,948
Weighted-average common stock	13,998,711

Basic and diluted earnings per share:	$1.48

14. Business Segment Information

The Forbes Group has determined that it has two reportable segments organized based on its products and services—well servicing and fluid logistics and other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Well Servicing

The well servicing segment consists of operations in the U.S. and Mexico that provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, the Forbes Group has tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

Fluid Logistics and Other

The fluid logistics and other segment consists of operations in the U.S., which provide, transport, store and dispose of a variety of drilling and produced fluids used in and generated by oil and natural gas production activities. These services are required in most workover and completion projects and are routinely used in daily producing well operations. In the fiscal year 2010, the Company began providing site preparation services which are complementary to the traditional services offered by the company. Wolverine Construction, Inc., a related party, was sub-contracted to completed such services.

The following table sets forth certain financial information with respect to Forbes Group’s reportable segments (amounts in 000’s):

	Well Servicing	Fluid Logistics and Other	Total
Year Ended December 31, 2010
Operating revenues	$155,273	$178,797	$334,070
Direct operating costs	123,332	138,079	261,411

Segment profits	$31,941	$40,718	$72,659

Depreciation and amortization	$22,027	$17,933	$39,960
Capital expenditures	1,756	1,770	3,526
Total assets	374,327	282,448	656,775

Year Ended December 31, 2009
Operating revenues	$106,097	$109,823	$215,920
Direct operating costs	96,826	87,263	184,089

Segment profits	$9,271	$22,560	$31,831

Depreciation and amortization	$21,746	$17,726	$39,472
Capital expenditures	14,488	1,854	16,342
Total assets	368,926	249,660	618,586

Year Ended December 31, 2008
Operating revenues	$189,980	$170,949	$360,929
Direct operating costs	128,615	117,940	246,555

Segment profits	$61,365	$53,009	$114,374

Depreciation and amortization	$18,253	$15,471	$33,724
Capital expenditures	106,016	36,017	142,033

	Year Ended December 31,
	2010	2009	2008
Reconciliation of Forbes Group Operating Income (Loss) As Reported:
Segment profits	$72,659	$31,831	$114,374
General and administrative expense	23,373	21,229	17,700
Depreciation and amortization	$39,960	39,472	33,724
Goodwill impairment	—	—	4,363

Operating income (loss)	9,326	(28,870)	58,587
Other income and expenses, net	(27,137)	(25,605)	(25,760)

Income (loss) before income taxes	$(17,811)	$(54,475)	$32,827

	Year Ended December 31,
	2010	2009
Reconciliation of the Forbes Group Assets As Reported:
Total reportable segments	$656,775	$618,586
Elimination of internal transaction	(801,930)	(716,571)
Parent	596,985	555,418

Total Assets	$451,830	$457,433

Financial information about geographic areas

Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $45.9 million, $26.2 million and $0 for the years ended December 31, 2010, 2009, and 2008 respectively. All other revenue was generated by the Company’s U.S. operations. The Company generates no revenues from Bermuda, the country of domicile of FES Ltd. Long-lived assets located in Mexico were approximately $13.4 million, $12.4 million and $0.3 million as of December 31, 2010, 2009, and 2008, respectively.

15. Equity Securities

Common Stock

Holders of common stock have no pre-emptive, redemption, conversion, or sinking fund rights. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of common stock require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preferred Stock.

Class B Shares

On May 28, 2010, in connection with the issuance of the Series B Preferred Stock, holders of Class B Shares holding greater than 66 2/3% of the Class B Shares then issued and outstanding elected to convert their Class B Shares into an equal number of the shares of the Company’s Common Stock, pursuant to Section 4.3 of the Company’s Bye-laws. This resulted in the automatic conversion of all issued and outstanding Class B Shares into the Company’s common stock, on a four-for-one basis (as such conversion rate would have been adjusted pursuant to the Share Consolidation). There are no Class B Shares currently issued and outstanding.

Prior to the conversion, holders of Class B shares had the right to be present at annual shareholder meetings, but, except as otherwise provided in the Companies Act 1981 of Bermuda (“CAB”) and the Company’s bye-laws, had no right to vote on any matters at such meetings. Under the bye-laws, the holders of the Class B shares were permitted to vote with the common stock on an as-converted basis for the following actions:

■	any increase or decrease in the authorized number of shares of common stock or preferred stock;

■	any agreement by the Company or its shareholders regarding a “business combination” (as defined in the bye-laws);

■	any increase of decrease in the authorized number of members of the board of directors;

■	the liquidation, dissolution or winding up of the Company; and

■	voluntary placement of the Company into receivership proceedings in any relevant jurisdiction.

In addition, the following actions required the approval of holders of 75% of the Class B shares:

■	any increase or decrease in the authorized number and any issuance of Class B shares;

■	any alteration or waiver of any provision of the bye-laws in a manner adverse to the holders of the Class B shares; and

■

any authorization or any designation, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into equity securities of the Company having voting rights or ranking on a parity with or senior to the Class B shares in right of redemption, liquidation preference, or dividend rights, or any increase in the authorized or designated number of any such new class or series.

In addition to the rights above, holders of Class B shares, or the shares of common stock into which they were converted in May 2010, had the right to nominate a majority of the board of directors for election for as long as such holders own at least a majority of the capital stock of the Company. In the event that such holders owned between 25% and 50% of the capital stock of the Company, they had the right to nominate that number of directors commensurate with their percentage ownership of the Company, with such number being not less than two.

Series B Senior Convertible Preferred Stock

Under our Certificate of Designation, we are authorized to issue 825,000 shares of Series B Senior Convertible Preferred Stock (the “Series B Preferred Stock”), par value $0.01 per share. On May 28, 2010 the Company completed a private placement of 580,800 shares of Series B Preferred Stock for total gross proceeds of $14,520,000. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Stock a closing fee of $290,400 and incurred legal fees and other costs of $401,395. The common stock into which the Series B Preferred Stock are convertible have certain demand and “piggyback” registration rights.

The terms of the Series B Preferred Stock are as follows:

Rank—The Series B Preferred Stock rank senior in right of payment to the common stock and any class or series of capital stock that is junior to the Series B Preferred Stock, and pari passu with any series of the Company’s preferred stock that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Stock.

Conversion—The Series B Preferred Stock is convertible into the Company’s common stock at an initial rate of 9 shares of common Stock per share of Series B Preferred Stock (as adjusted pursuant to the Share Consolidation and subject to further adjustment). If all such Series B Preferred Stock is converted, at the initial conversion rate (as adjusted for the Share Consolidation), 5,227,200 shares of common stock (representing 19.99% of the outstanding common stock outstanding at the time of the issuance of the Series B Preferred Stock after such conversion) will be issued to the holders of the Series B Preferred Stock. Notwithstanding the foregoing, pursuant to Certificate of Designation, no holder of the Series B Preferred Stock is entitled to effect a conversion of Series B Preferred Stock if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the Company’s common stock. Redeemable preferred stock (and, if ever, any other redeemable financial instrument we may enter into) is initially evaluated for possible classification as a liability or equity pursuant to ASC 480—Distinguishing Liabilities from Equity. Redeemable preferred stock that does not, in its entirety, require liability classification is evaluated for embedded features that may require bifurcation and separate classification as derivative liabilities. In determining the appropriate accounting for the conversion feature for the Series B Preferred Stock, the Company determined that the conversion feature does not require bifurcation, and as a result is not considered a derivative under the provisions of ASC 815—Derivatives and Hedging.

Dividends Rights—The Series B Preferred Stock is entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by the Company in cash or in kind (in the form of additional shares of Series B Preferred Stock). In the event that the payment in cash or in kind of any such dividend would cause the Company to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate. As shares of the Series B Preferred Stock are convertible into shares of our common stock, each dividend paid in kind will have a dilutive effect on our shares of common stock.

Liquidation—Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made as follows:

(i)	to the holders of shares ranking junior to the Series B Preferred Stock unless the holders of Series B Preferred Stock shall have received an amount equal to the original issue price per share of the Series B Preferred Stock (subject to adjustment) plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and

(ii)	to the holders of shares ranking on a parity with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled.

Voting Rights—The holders of Series B Preferred Stock are not entitled to any voting rights except as provided in the following sentence in the Company’s Bye-laws or otherwise under the Company Act of 1981 of Bermuda. If the preferential dividends on the Series B Preferred Stock have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock shall be entitled to vote at any meeting of shareholders with the holders of common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible.

Redemption—All or any number of the shares of Series B Preferred Stock may be redeemed by the Company at any time after May 28, 2013 at a redemption price determined in accordance with the Certificate of Designation plus accrued and unpaid dividends and provided that the current equity value of our common stock exceeds specified levels. On May 28, 2017, the Company is required to redeem any Series B Preferred Stock then outstanding at a redemption price determined in accordance with the Certificate of Designation plus accrued but unpaid dividends. Such mandatory redemption may, at the Company’s election, be paid in cash or in common stock (valued for such purpose at 95% of the then fair market value of the common stock). In the event certain corporate transactions occur (such as a reorganization, recapitalization, reclassification, consolidation or merger) under which the Company’s common stock (but not the Series B Preferred Stock) are converted into or exchanged for securities, cash or other property, then following such transaction, each share of Series B Preferred Stock shall thereafter be convertible into the same kind and amount of securities, cash or other property.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Stock have been reflected in the consolidated balance sheet as temporary equity.

Dividends

Preferred stock dividends are recorded at their fair value. If paid in cash, the amount paid represents fair value. If paid in kind, the fair value of the preferred stock dividends is determined using valuation techniques that include a component representing the intrinsic value of the dividends (which represents the fair value of the common stock into which the preferred stock could be converted) and an option component (which is determined using a Black-Scholes Option Pricing Model). Management currently expects to pay dividends in-kind. As we have not paid dividends in cash or in-kind for two quarterly periods and are in an accumulated deficit position, these dividends are treated as a reduction of additional paid-in capital.

The Series B Preferred Stock is not redeemable as of December 31, 2010. The Company paid a closing fee to the Investors of $290,400 which is netted with the proceeds from the sale of the Series B Preferred Stock in temporary equity on the consolidated balance sheet. The value of the Series B Preferred Stock, for accounting purposes, is being accreted up to redemption value from the date of issuance to the earliest redemption date of the instrument using the effective interest rate method. If the Series B Preferred Stock had been redeemed as of December 31, 2010, the redemption amount would have been approximately $15.3 million.

16. Guarantor and Non-Guarantor Consolidating Financial Statements

The Company has certain foreign significant subsidiaries that do not guarantee the Second Priority Notes and the First Priority Notes discussed in Note 8 and is required to present the following condensed consolidating financial information pursuant to Rule 3- 10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental financial information for Forbes Energy Services Ltd., the parent, Forbes Energy Services LLC and Forbes Energy Capital, Inc., the issuers, our combined subsidiary guarantors and our non-guarantor subsidiaries is presented below. The December 31, 2008 supplemental information has not been included because the parent company had no independent assets or operations, and the then existing non-guarantor was deemed to be minor as of and for the period ending that date.

Consolidating Balance Sheet As of December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$7,101,006	$1,853,717	$21,388,712	$115,022	$—	$30,458,457
Accounts receivable	13,797,552	—	81,508,832	12,423,295	(18,883,978)	88,845,701
Other current assets	284,146	305,593	5,982,520	597	—	6,572,856

Total current assets	21,182,704	2,159,310	108,880,064	12,538,914	(18,883,978)	125,877,014
Property and equipment, net	658,901	—	272,825,909	746,656	—	274,231,466
Investments in affiliates	15,556,856	105,347,628	(2,622,006)	—	(118,282,478)	—
Intercompany receivables	95,785,698	114,836,363	—	—	(210,622,061)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Intangible assets, net	—	—	33,737,585	—	—	33,737,585
Deferred financing costs, net	—	8,907,520	—	—	—	8,907,520
Restricted cash	—	9,043,246	—	—	—	9,043,246
Other assets	13,392	—	8,983	10,661	—	33,036

Total assets	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,360,888	$922,471	$26,066,715	$18,040	$(10,541,463)	$28,826,651
Accrued liabilities	2,797,613	9,351,896	6,872,793	2,332,805	518,575	21,873,682
Current portion of long-term debt	—	4,634,163	1,829,657	—	—	6,463,820

Total current liabilities	15,158,501	14,908,530	34,769,165	2,350,845	(10,022,888)	57,164,153
Long-term debt	—	209,827,683	3,087,002	—	—	212,914,685
Intercompany payables	—	—	206,705,062	12,778,099	(219,483,161)	—
Intercompany note payable	—	—	—	902,261	(902,261)	—
Deferred tax liability (benefit)	(33,124,373)	—	62,922,417	(112,705)	—	29,685,339

Total liabilities	(17,965,872)	224,736,213	307,483,646	15,918,500	(230,408,310)	299,764,177

Series B Convertible Preferred Stock	15,270,293	—	—	—	—	15,270,293
Shareholders’ equity	136,795,391	15,557,854	105,346,889	(2,622,269)	(118,282,468)	136,795,397

Total liabilities and shareholders’ equity	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Consolidating Balance Sheet

As of December 31, 2009

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$12,577,404	$7,860,204	$7,973,636	$14,123	$—	$28,425,367
Restricted cash	—	2,932,279	—		—	2,932,279
Accounts receivable	20,747,276	9,078	40,203,774	15,992,327	(18,858,590)	58,093,865
Other current assets	(14,107)	401,021	4,231,170	118,610	—	4,736,694

Total current assets	$33,310,573	$11,202,582	$52,408,580	$16,125,060	$(18,858,590)	$94,188,205

Property and equipment net	546,107	—	307,115,247	898,531	—	308,559,885
Investments in affiliates	40,712,544	97,919,974	680,424	—	(139,312,942)	—
Intercompany receivables	63,984,843	143,549,204	—	—	(207,534,047)	—
Intercompany note receivable	5,013,405	—	—	—	(5,013,405)	—
Intangible assets, net	—	—	36,598,781	—	—	36,598,781
Deferred financing costs, net	—	11,453,830	—	—	—	11,453,830
Restricted cash	—	6,560,225	—	—	—	6,560,225
Other assets	1,890	27,500	31,436	11,144	—	71,970

Total assets	$143,569,362	$270,713,315	$396,834,468	$17,034,735	$(370,718,984)	$457,432,896

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,340,568	$445,376	$16,706,926	$5,137,388	$(19,355,427)	$24,274,831
Accrued liabilities	1,041,085	9,269,026	9,269,096	3,074,506	476,535	23,130,248
Current portion of long-term debt	—	10,736,500	1,696,400	—	—	12,432,900

Total current liabilities	22,381,653	20,450,902	27,672,422	8,211,894	(18,878,892)	59,837,979
Long-term debt	—	209,548,870	4,916,459	—	—	214,465,329
Intercompany payables	—	—	204,384,800	3,128,945	(207,513,745)	—
Intercompany note payable	—	—	—	5,013,405	(5,013,405)	—
Deferred tax liability (benefit)	(25,319,770)	—	61,941,881	—	—	36,622,111

Total liabilities	(2,938,117)	229,999,772	298,915,562	16,354,244	(231,406,042)	310,925,419

Shareholders’ equity	146,507,479	40,713,543	97,918,906	680,491	(139,312,942)	146,507,477

Total liabilities and shareholders’ equity	$143,569,362	$270,713,315	$396,834,468	$17,034,735	$(370,718,984)	$457,432,896

For the Year Ended December 31, 2010

Consolidating Statement of Operations

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$45,885,273	$—	$112,143,046	$15,975,781	$(18,730,824)	$155,273,276
Fluid logistics	—	—	178,796,699	—	—	178,796,699

Total revenues	45,885,273	—	290,939,745	15,975,781	(18,730,824)	334,069,975

Expenses

Well servicing	35,869,202	—	89,657,036	13,959,543	(16,153,280)	123,332,501
Fluid logistics	—	—	138,078,555	—	—	138,078,555
General and administrative	6,819,412	5,919,630	11,536,373	1,674,958	(2,577,327)	23,373,046
Depreciation and amortization	140,955	—	39,566,366	252,974	—	39,960,295

Total expenses	42,829,569	5,919,630	278,838,330	15,887,475	(18,730,607)	324,744,397

Operating income (loss)	3,055,704	(5,919,630)	12,101,415	88,306	(217)	9,325,578
Interest income (expense), net	28,728	(26,871,539)	(281,812)	(31,152)	1,574	(27,154,201)
Equity in income (loss) of affiliates	(22,022,016)	10,747,943	(70,642)	—	11,344,715	—
Other income (loss), net	3,645	21,210	(10,216)	4,291	(1,357)	17,573

Income (loss) before taxes	(18,933,939)	(22,022,016)	11,738,745	61,445	11,344,715	(17,811,050)
Income tax expense (benefit)	(7,624,021)	—	990,795	132,094	—	(6,501,132)

Net income (loss)	$(11,309,918)	$(22,022,016)	$10,747,950	$(70,649)	$11,344,715	$(11,309,918)

Consolidating Statement of Operations

For the Year Ended December 31, 2009

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$26,285,577	—	$85,420,185	$9,435,085	$(15,043,567)	$106,097,280
Fluid logistics	—	—	109,822,640	—	—	109,822,640

Total revenues	26,285,577	—	195,242,825	9,435,085	(15,043,567)	215,919,920

Expenses

Well servicing	25,638,378	138	77,344,249	5,274,041	(11,430,895)	96,825,911
Fluid logistics	—	—	87,263,351	—	—	87,263,351
General and administrative	7,225,894	5,890,640	9,822,892	1,921,404	(3,632,011)	21,228,819
Depreciation and amortization	33,552	—	39,143,261	294,942	—	39,471,755

Total expenses	32,897,824	5,890,778	213,573,753	7,490,387	(15,062,906)	244,789,836

Operating income (loss)	(6,612,247)	(5,890,778)	(18,330,928)	1,944,698	19,339	(28,869,916)
Interest income (expense), net	29,775	(26,133,136)	(775,310)	(26,955)	(12,891)	(26,918,517)
Equity in income (loss) of affiliates	(38,073,710)	(7,471,913)	1,917,501	—	43,628,122	—
Other income (loss), net	(138,191)	1,422,117	36,430	(51)	(6,448)	1,313,857

Income (loss) before taxes	(44,794,373)	(38,073,710)	(17,152,307)	1,917,692	43,628,122	(54,474,576)
Income tax expense (benefit)	(15,463,664)	—	(9,680,203)	—	—	(25,143,867)

Net income (loss)	$(29,330,709)	$(38,073,710)	$(7,472,104)	$1,917,692	$43,628,122	$(29,330,709)

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by operating activities	$(19,642,041)	$323,005	$21,643,272	$124,873	—	$2,449,109

Cash flows from investing activities
Restricted cash	—	449,258	—	—	—	449,258
Purchase of property and equipment	—	—	(6,202,984)	—	—	(6,202,984)

Net cash used in investing activities		449,258	(6,202,984)	—	—	(5,753,726)
Cash flows from financing activities
Other	—	—	(392,969)	—	—	(392,969)
Proceeds from stock offering, net	14,229,600	—	—	—	—	14,229,600
Borrowings under debt agreements	—	—	—	—	—	—
Repayments of debt	—	(6,778,750)	(1,696,200)	—	—	(8,474,950)

Net cash provided by (used in) financing activities	14,229,600	(6,778,750)	(2,089,169)	—	—	5,361,681

Effect of currency translation on cash	—	—	—	(23,974)	—	(23,974)
Net increase/(decrease) in cash and cash equivalents	(5,412,441)	(6,006,487)	13,351,119	100,899	—	2,033,090
Cash and cash equivalents
Beginning of period	12,577,404	7,860,204	7,973,636	14,123	—	28,425,367

End of period	$7,164,936	$1,853,717	$21,324,755	$115,022	—	$30,458,457

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by operating activities	$(2,487,192)	$20,570,970	$(3,602,204)	$897,828	—	$15,379,402

Cash flows from investing activities
Restricted cash	—	(9,492,504)	—	—	—	(9,492,504)
Insurance proceeds	—	—	1,783,832	—	—	1,783,832
Purchase of property and equipment	—	—	(29,120,985)	(903,486)	—	(30,024,471)

Net cash used in investing activities	—	(9,492,504)	(27,337,153)	(903,486)	—	(37,733,143)

Cash flows from financing activities
Payment for debt issuance costs	—	—	(1,236,638)	—	—	(1,236,638)
Proceeds from stock offering, net	14,927,705	—	—	—	—	14,927,705
Borrowings under debt agreements	—	—	32,000,000	—	—	32,000,000
Repayments of debt	—	(3,415,000)	(14,966,026)	—	—	(18,381,026)

Net cash provided by (used in) financing activities	14,927,705	(3,415,000)	15,797,336	—	—	27,310,041

Net increase/(decrease) in cash and cash equivalents	12,440,513	7,663,466	(15,142,021)	(5,658)	—	4,956,300
Cash and cash equivalents
Beginning of period	136,891	196,738	23,115,657	19,781	—	23,469,067

End of period	$12,577,404	$7,860,204	$7,973,636	$14,123	—	$28,425,367

17. Subsequent Events

In connection with the Company’s listing on the NASDAQ Global Market, the Company has executed an amended and restated the nominating and voting agreement between the Company, John E. Crisp, Charles C. Forbes and Janet Forbes. Under the terms of the original agreement, Mr. Crisp, Mr. Forbes, Ms. Forbes and their respective successors or assigns, or the Founders, were granted the right to designate a majority of members of the board of directors of the Company for election. In connection with the Company’s listing of its common stock on NASDAQ, the Company and the Founders decided to amend certain provisions of this agreement in order to tie the Founders’ nomination rights more closely to their combined ownership percentage of the

Company’s voting stock. On March 9, 2011, the Company and the Founders executed an amended and restated nominating and voting agreement which became effective as of the date of the Conversion, August 12, 2011. Pursuant to this restated agreement, effective as of the Conversion, for as long as the Founders own greater than 25% in the aggregate of the total outstanding common stock of the Company (or other stock that at such time votes with the Common Stock with respect to the election of directors), they will have the right to designate for election such number of members of the board of directors, rounded up to the greatest whole number, commensurate with their aggregate ownership percentage of such stock. Notwithstanding the foregoing, the Founders will not have the right to designate for election a majority of the board of directors unless the Founders own a majority of the voting stock of the Company. To the extent that the Founders are unable to mutually agree upon which individuals shall be the board designees, the Founders agree to use good-faith best efforts to nominate Mr. Crisp, Mr. Forbes and Ms. Forbes as board designees, provided that if the number of board designees is less than three, then the Founders agree to use good-faith best efforts to nominate the individuals with the higher ownership percentage of the Company’s voting stock to the available designee positions. Similar to the original agreement, pursuant to the restated agreement, to the extent that the Founders hold any shares of the Company entitled to vote, such parties have agreed to vote their shares in favor of the designees nominated by the Founders to the Board of Directors. Such parties have also agreed to vote any shares of the Company entitled to vote, and to instruct their designees on the Board of Directors to vote, so as to provide that each subsidiary has at least one manager or director who is also designee of the Founder. Unless 100% of the Founders are in agreement, the parties are contractually bound to instruct their designees to vote against (i) the issuance, reduction, redemption, or alteration of rights of any equity or debt securities of the Company or any other capitalization of the Company; (ii) the formation or sale of any subsidiary, the issuance, reduction, redemption, sale, disposition, or alteration of rights of any equity or debt securities of any subsidiary; and (iii) any decision to increase or decrease the number of directors. The Nominating and Voting Agreement will terminate upon (i) the bankruptcy or dissolution of the Company, (ii) the ownership by the Founders of all the then issued and outstanding share capital of the Company, (iii) the execution of a written instrument of termination by all applicable parties, and (iv) ten years following the date of execution of the restated agreement. The Nominating and Voting Agreement applies to the Founders as owners of common stock of the Company following the conversion by the Founders of their Class B shares into common stock in May 2010.

The Company and the Founders intend to terminate the Nominating and Voting Agreement in the near future.

The Company performs services for PEMEX in Mexico pursuant to a contract. This contract was entered into in September 2008 and provides that the Company and Merco Ingenieria Industrial S.A. de C.V., or Merco, jointly perform well maintenance and repair work with regard to PEMEX’s Altamira Asset Package in Poza Rica, Mexico. Pursuant to the contract, Merco performs site preparation services, including road construction, and the Company performs well servicing and repair work. The term of the original contract expired on September 26, 2008 and the total amount available under the original contract, for both the Company and Merco, was approximately MXN $234.3 million plus USD $48.8 million. Pursuant to the contract, the Company agreed to post a performance bond, be liable for defects arising from the work completed under the contract and maintain insurance policies that cover the work performed under the contract. Pursuant to the contract, both the Company and Merco agree to be jointly and severally liable for each other’s obligations under the contract.

On March 24, 2011, the Company, Merco and PEMEX entered into a fifth amendment to the original PEMEX contract that increased the amounts available under the original contract.

Share Consolidation

On August 12, 2011, FES Ltd completed a four-to-one consolidation of its common stock, whereby each four shares of common stock of FES Ltd of par value $0.01 per share were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. Immediately thereafter, on the same day, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation, or the Texas Conversion. The Share Consolidation also affected the rate by which the Series B Preferred Stock is convertible into common stock. Prior to the Share Consolidation, each share of Series B Preferred Stock was convertible into thirty-six shares of common stock. After the Share Consolidation, each share of Series B Preferred Stock is convertible into nine shares of common stock. The Texas Conversion resulted in the termination of the Class B Shares as an authorized class of securities. However, had the Share Consolidation occurred when the Company had Class B Shares authorized and outstanding, it would have also affected the rate by which the Class B Shares were convertible into common stock. When the Class B Shares were in existence, each Class B Share was convertible into one share of common stock. Had the Share Consolidation occurred while the Class B Shares were in existence, each four Class B shares would convert into one common share. All share and per share information has been adjusted retrospectively to reflect the Share Consolidation in all periods presented.

18. Supplemental Financial Information Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010:
Revenues (2)	$67,263,727	$80,043,788	$83,976,513	$102,785,947
Operating income (loss)	(5,232,639)	2,838,694	3,456,802	8,262,721
Net income (loss)	(8,171,517)	(2,241,346)	(2,081,650)	1,184,595
Preferred stock dividends	—	(63,957)	(278,432)	(698,304)
Net income (loss) attributable to common shares	(8,171,517)	(2,305,303)	(2,360,082)	486,291
Earnings (loss) per share:
Basic and diluted	$(0.39)	$(0.11)	$(0.11)	$0.02
2009 (1):
Revenues	$63,431,382	$49,752,577	$50,472,206	$52,263,755
Operating (loss)	(1,661,199)	(7,567,920)	(8,836,273)	(10,804,524)
Net loss	(4,535,490)	(9,037,736)	(9,609,721)	(6,147,762)
Loss per share:
Basic and diluted	$(0.29)	$(0.58)	$(0.62)	$(0.38)

(1)

During the quarter ended December 31, 2009, the Company discovered that certain transactions reported in its quarters ending March 31, June 30, and September 30, 2009 consolidated financial statements were recorded incorrectly. The Company identified accounting errors related to understatement of payroll expenses, payroll taxes, and costs related to its Mexico operations, the calculation of the self-insured portion of its workers compensation insurance, double recording overstatement of revenue accruals and accounts receivable related to unbilled revenues, and the understatement of interest expense and accrued interest payable on the Company’s Second Priority Notes. All of these errors were identified and recorded as out-of-period adjustments in the quarter ended December 31, 2009. In the aggregate, the effect of correcting those errors as out-of-period adjustments understated net loss and loss per share for the three months ended December 31, 2009 by approximately $0.8 million and $0.04, respectively. The correction of the errors is not material to the financial statements as of and for the quarters ended March 31, June 30, September 30, and December 31, 2009.

Additionally, during the three months ended September 30, 2009, the Company recorded an out-of-period adjustment to correct an error related to its billing system that occurred during the last two quarters of 2008 and the quarter ended March 31, 2009 which resulted in an overstatement of revenues and trade accounts receivable, and another error related to the recording of revenues and expenses in its Mexico operations for the quarters ended March 31, 2009 and June 30, 2009 which resulted in a misstatement of revenue and operating expenses for those periods. In the aggregate, these two accounting errors, after giving effect to a statutory federal tax rate of 35%, understated net loss and loss per share for the year ended December 31, 2008 by approximately $0.4 million and $0.04, respectively, and the effect of correcting those errors as an out-of-period adjustment overstated net loss and loss per share for the nine months ended September 30, 2009 by $0.4 million and $0.04, respectively. The correction of the errors is not material to the financial statements as of and for the year ended December 31, 2008 and for the nine months ended September 30, 2009.

The following table reflects the effect of errors noted during the quarters and the cumulative effect of correction of errors in the third and fourth quarters ended September 30, 2009 and December 31, 2009 after giving effect to a statutory federal tax rate of 35%:

Unaudited Quarterly Data	Effect of errors on quarter- ended March 31, 2009	Effect of errors on quarter- ended June 30, 2009	Effect of errors on quarter-ended September 30, 2009, and correction of out of period adjustments from December 31, 2008, March 31, 2009 and June 30, 2009	Effect on Quarter-ended December 31, 2009 for correction of out of period adjustments from March 31, 2009, June 30, 2009 and September 30, 2009
Total revenues (over)/understated	$(45,024)	$(713,717)	$983,254	$472,744
Total expenses over/(understated)	(1,564,384)	643,377	1,195,112	(274,105)
Interest expense, net over/(understated)	—	—	(988,177)	988,177
Loss before taxes over/(under)stated	1,609,408	70,340	(1,190,189)	(1,186,816)
Net loss over/(under)stated	1,046,115	45,721	(773,623)	(771,431)
Loss per share over/(under)stated	0.07	—	(0.05)	(0.05)

The Company evaluated the correction of these errors based on historical operating results for the quarter ended September 30, 2008, the year ended December 31, 2008, the quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and for the year ended December 31, 2009 in accordance with Accounting Standards Codification 250-10-45-27 “Materiality Determination for Correction of an Error” and Staff Accounting Bulletin No. 99, “Materiality”. The amount of the adjustments when compared to the operating results for these periods or on any trend of profits or losses, is not considered by management to be material. In addition, the Company believes that investors would not consider the amount of the adjustments to be material, and therefore, would not have significantly impacted their investment decisions about the Company.

(2)

During the quarter ended June 30, 2010, the Company discovered and corrected an accounting error related to the recording of revenues and expenses in its Mexico operations during the quarters ended December 31, 2009 and March 31, 2010. The error resulted in a misstatement of revenue and operating expenses with corresponding errors in accounts receivable – trade, net and accrued liabilities. The cumulative correction was recorded during the quarter ended June 30, 2010 and decreased revenue and accounts receivable by $1.2 million and decreased operating expense and accrued liabilities by approximately $0.9 million resulting in a net impact of approximately $0.3 million of pre-tax loss.

The Company evaluated the correction of these errors based on the expected operating results for the year ending December 31, 2010 and based on historical operating results for the year ended December 31, 2009 in accordance with Accounting Standards Codification 250-10-45-27 “Materiality Determination for Correction of an Error” and Staff Accounting Bulletin No. 99, Materiality. The amount of the adjustments, when compared to the operating results for the year ended December 31, 2009, or on any trend of losses, is not considered by management to be material. In addition, the Company believes that investors would not consider the amount of the adjustments to be material and, therefore, would not have significantly impacted their investment decisions about the Company.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$34,919,364	$30,458,457
Accounts receivable - trade, net of allowance of $6.9 million and $6.4 million for 2011 and 2010, respectively	119,790,552	85,682,475
Accounts receivable - related parties	731,067	178,174
Accounts receivable - other	3,266,633	2,985,052
Prepaid expenses	3,679,235	5,733,664
Other current assets	2,527,652	839,192

Total current assets	164,914,503	125,877,014
Property and equipment, net	281,583,398	274,231,466
Other intangible assets, net	32,306,987	33,737,585
Deferred financing costs, net of accumulated amortization of $0 and $5.7 million for 2011 and 2010, respectively	7,357,392	8,907,520
Restricted cash	16,128,456	9,043,246
Other assets	47,167	33,036

Total assets	$502,337,903	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Current portions of long-term debt	$3,192,395	$6,463,820
Accounts payable - trade	40,888,066	20,719,691
Accounts payable - related parties	3,624,018	8,106,960
Dividends payable	612,565	—
Income taxes payable	53,298	249,022
Accrued interest payable	1,656,986	9,028,812
Accrued expenses	22,292,966	12,595,848

Total current liabilities	72,320,294	57,164,153
Long-term debt, less unamortized discount on senior secured notes and current portions of long-term debt	282,142,043	212,914,685
Deferred tax liability	18,298,567	29,685,339

Total liabilities	372,760,904	299,764,177

Series B senior convertible preferred stock	14,456,043	15,270,293

Shareholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $.04 par value, 112,500,000 shares authorized, 20,918,417 shares issued and outstanding at June 30, 2011 and December 31, 2010	209,184	209,184
Class B shares, $.01 par value, 40,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	186,684,957	185,134,992
Accumulated other comprehensive income (loss)	(91,248)	342,974
Accumulated deficit	(72,309,490)	(49,519,306)

Total shareholders’ equity	115,120,956	136,795,397

Total liabilities and shareholders’ equity	$502,337,903	$451,829,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues
Well servicing	$58,269,851	$39,650,732	$106,986,681	$70,673,592
Fluid logistics and other	68,783,378	40,393,056	127,030,201	76,633,923

Total revenues	127,053,229	80,043,788	234,016,882	147,307,515

Expenses
Well servicing	46,316,628	28,711,618	84,925,823	57,359,936
Fluid logistics and other	50,690,794	32,026,780	92,913,371	60,291,619
General and administrative	13,907,608	6,552,668	19,824,128	12,211,812
Depreciation and amortization	10,002,846	9,914,028	20,112,307	19,838,092

Total expenses	120,917,876	77,205,094	217,775,629	149,701,459

Operating income (loss)	6,135,353	2,838,694	16,241,253	(2,393,944)
Other income (expense)
Interest income	21,137	12,425	39,303	98,909
Interest expense	(6,815,390)	(6,907,371)	(13,758,167)	(13,841,586)
Gain (loss) on early extinguishment of debt	(35,414,833)	18,591	(35,414,833)	18,591
Other income (expense), net	68,561	(16,511)	68,836	(108,266)

Loss before taxes	(36,005,172)	(4,054,172)	(32,823,608)	(16,226,296)
Income tax benefits	(11,310,470)	(1,812,826)	(10,033,424)	(5,813,434)

Net loss	(24,694,702)	(2,241,346)	(22,790,184)	(10,412,862)
Preferred stock dividends	1,084,271	(63,957)	201,687	(63,957)

Net loss attributable to common shareholders	$(23,610,431)	$(2,305,303)	$(22,588,497)	$(10,476,819)

Loss per share of common stock (note 12)
Basic and diluted	(1.13)	(0.11)	(1.08)	(0.50)
Weighted average number of shares outstanding
Basic and diluted	20,918,425	20,918,425	20,918,425	20,918,425

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net loss	$(24,694,702)	$(2,241,346)	$(22,790,184)	$(10,412,862)
Other comprehensive income (loss) Foreign currency translation adjustments	27,364	—	(434,222)	—

Comprehensive loss	$(24,667,338)	$(2,241,346)	$(23,224,406)	$(10,412,862)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Changes in Shareholders’ Equity (unaudited)

						Accumulated Other Comprehensive Income	Accumulated Deficit
					Additional Paid-In Capital			Total Shareholders’ Equity
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance:
December 31, 2010	588,059	$15,270,293	20,918,425	$836,737	$185,134,992	$342,974	$(49,519,306)	$136,795,397
Share-based compensation	—	—	—	—	1,348,278	—	—	1,348,278
Net loss	—	—	—	—	—	—	(22,790,184)	(22,790,184)
Foreign currency translation adjustment	—	—	—	—	—	(434,222)	—	(434,222)
Preferred stock dividends	—	(201,687)	—	—	201,687	—	—	201,687
Adjustment to reclass dividends payable from temporary equity to liabilities	—	(612,565)	—	—	—	—	—	—

Balance:
June 30, 2011	588,059	$14,456,043	20,918,425	$836,737	$186,684,957	$(91,248)	$(72,309,490)	$115,120,956

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net loss	$(24,694,702)	$(2,241,346)	$(22,790,184)	$(10,412,862)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	9,287,547	9,198,729	18,681,709	18,407,494
Amortization expense	715,299	715,299	1,430,598	1,430,598
Amortization of Second Priority Notes OID	160,695	281,863	324,306	451,591
Share-based compensation	570,402	622,419	1,348,278	1,244,839
Deferred tax benefit	(12,264,430)	(1,627,202)	(11,386,772)	(5,813,434)
Loss on disposal of assets, net	191,875	25,278	803,145	109,850
(Gain) loss on early extinguishment of debt	10,403,237	(18,591)	10,403,237	(18,591)
Bad debt expense	76,682	600,000	510,469	902,118
Amortization of deferred financing cost	370,728	554,363	913,076	1,114,838
Changes in operating assets and liabilities:
Accounts receivable	(19,154,737)	(17,459,014)	(34,136,263)	(28,214,913)
Accounts receivable - related party	(603,622)	(32,845)	(552,893)	(53,549)
Prepaid expenses and other current assets	(570,943)	887,895	(2,900,970)	1,053,373
Accounts payable - trade	8,351,512	555,478	18,218,301	2,678,318
Accounts payable - related party	(4,560,049)	(262,826)	(9,480,916)	153,450
Accrued expenses	9,652,780	2,327,189	13,260,569	4,487,227
Income taxes payable	(75,784)	—	(195,724)	—
Accrued interest payable	(1,405,557)	5,670,214	(7,371,826)	(101,387)

Net cash used in operating activities	(23,549,067)	(203,097)	(22,921,860)	(12,581,040)

Cash flows from investing activities:
Proceeds from sale of property and equipment	372,738	—	527,102	—
Restricted cash	62,939	(13,294)	(7,085,210)	(28,312)
Purchases of property and equipment	(21,730,077)	(1,512,468)	(23,678,077)	(3,244,749)

Net cash used in investing activities	(21,294,400)	(1,525,762)	(30,236,185)	(3,273,061)

Cash flows form financing activities:
Payments on debt	(2,045,638)	(1,627,970)	(2,557,308)	(3,358,975)
Proceeds from issuance of preferred stock	—	14,229,600	—	14,229,600
Retirement of First and Second Priority Notes	(212,500,000)	(6,778,750)	(212,500,000)	(6,778,750)
Proceeds from issuance of Senior Notes	273,700,000	—	273,700,000	—
Payments for debt issuance costs	(1,118,175)	—	(1,118,175)	—
Other	—	(161,793)	—	(153,367)

Net cash provided by financing activities	58,036,187	5,661,087	57,524,517	3,938,508

Effect of currency translation on cash and cash equivalents	31,037	—	94,435	—

Net increase (decrease) in cash and cash equivalents	13,223,757	3,932,228	4,460,907	(11,915,593)
Cash and cash equivalents
Beginning of period	21,695,607	12,577,546	30,458,457	28,425,367

End of period	$34,919,364	$16,509,774	$34,919,364	$16,509,774

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Notes to Condensed Consolidated Financial Statements

1. Organization and Nature of Operations

Nature of Business

Forbes Energy Services Ltd. (“FES Ltd”) and its subsidiaries, Forbes Energy Services LLC (“FES LLC”), Forbes Energy Capital Inc. (“FES CAP”), C.C. Forbes, LLC (“CCF”), TX Energy Services, LLC (“TES”), Superior Tubing Testers, LLC (“STT”) and Forbes Energy International, LLC (“FEI LLC”) are headquartered in Alice, Texas, and conduct business primarily in the state of Texas. On October 15, 2008, FES LLC and FEI LLC formed Forbes Energy Services México, S. de R.L. de C.V. (“FES Mexico”), a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On December 3, 2008, Forbes Energy Services Mexico Servicios de Personal, S. de R.L de C. V., a Mexican limited liability company, was formed to provide employee services to FES Mexico, and on June 8, 2009, FES Ltd formed a branch in Mexico. As used in these condensed consolidated financial statements, the “Company,” the “Forbes Group,” “we,” or “our” means FES Ltd and all its direct and indirect subsidiaries.

The Forbes Group is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with an area of operation in each of Baxterville and Laurel, Mississippi, Indiana, Pennsylvania; and Poza Rica, Mexico.

2. Risk and Uncertainties

As an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, our revenue, profitability, cash flows and future rate of growth are substantially dependent on our ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services we provide, and (3) maintain a trained work force. Failure to do so could adversely affect our financial position, results of operations, and cash flows.

Because our revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, our operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to such industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for our services, adversely affecting our financial position, results of operations and cash flows.

3. Basis of Presentation

Interim Financial Information

The unaudited condensed consolidated financial statements of the Forbes Group are prepared in conformity with accounting principles generally accepted in the United States of America, or “GAAP” for interim financial reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. Therefore, these consolidated financial statements should be read along with the annual audited consolidated financial statements and notes thereto included in Forbes Group’s Annual Report on Form 10-K for the year ended December 31, 2010. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented. Interim results for the three and six months ended June 30, 2011 may not be indicative of results that will be realized for the full year ending December 31, 2011. All significant intercompany accounts and transactions have been eliminated in consolidation.

Transactions that are denominated in a currency other than the functional currency are re-measured into the functional currency each reporting period. Transaction gains and losses that arise from exchange rate fluctuations on transactions and balances denominated in a currency other than the functional currency are included in the results of operations and cash flows as incurred.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair statement of the condensed consolidated financial statements.

Foreign Currency Gains and Losses

Effective July 1, 2010, our international location in Mexico changed its functional currency from the U.S. dollar to the Mexican peso in response to the growing volume of business required to be transacted in Mexican pesos. A significant portion of our contract revenue being collected is also in Pesos. Assets and liabilities are translated using the spot rate on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of shareholders’ equity in other comprehensive income. If our foreign entity enters into transactions that are denominated in currencies other than their functional currency, these transactions are initially recorded in the functional currency based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are re-measured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to re-measure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign entity as a component of other income and expense.

Share Consolidation

The number of shares authorized, issued and outstanding and per share amounts related to common stock have been revised to reflect the effect of the share consolidation discussed in Note 17 “Subsequent Events.”

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)” (“ASU 2011-05”). In ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. For public companies, ASU 2011-05 shall be applied retrospectively and is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted ASU 2011-05 for the interim period ended June 30, 2011. The statements are presented in two consecutive statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820)” (“ASU 2011-04”). ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S GAAP and IFRSs. ASU 2011-04 shall be applied prospectively for public entities, for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The adoption of this ASU will not have a material impact on the company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 addresses diversity in the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted ASU 2010-29 on January 1, 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

4. Intangible Assets

The following sets forth the identified intangible assets by major asset class:

		As of June 30, 2011			As of December 31, 2010
	Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	15	$31,895,919	$7,442,381	$24,453,538	$31,895,919	$6,379,184	$25,516,735
Trade names	15	8,049,750	1,878,275	6,171,475	8,049,750	1,609,950	6,439,800
Safety training program	15	1,181,924	275,782	906,142	1,181,924	236,385	945,539
Dispatch software	10	1,135,282	397,348	737,934	1,135,282	340,585	794,697
Other	10	58,300	20,402	37,898	58,300	17,486	40,814

		$42,321,175	$10,014,188	$32,306,987	$42,321,175	$8,583,590	$33,737,585

The Company expenses costs associated with extensions or renewals of intangible assets. There were no such extensions or renewals in the three and six months ended June 30, 2011 and 2010. Amortization expense is calculated using the straight-line method over the three and six months indicated. Aggregate amortization expense of intangible assets for the three months ended June 30, 2011 and 2010 was $0.7 million and $0.7 million and for the six months ended June 30, 2011 and 2010 was $1.4 million and $1.4 million, respectively. Amortization expense associated with identified intangible assets is expected to be approximately $2.9 million in each of the next five years. The weighted average amortization period remaining for intangible assets is 11.3 years.

5. Stock-Based Compensation

From time to time, the Company grants stock options to its employees, including executive officers, and directors from its 2008 Incentive Compensation Plan. Stock options issued in 2008 generally vest over a three-year period, with approximately one third vesting on the first, second and third anniversaries of the date of grant. For the 2010 stock option issuances, the standard option vests over a two year period, with one fourth vesting every six months, until fully vested. For most grantees, options expire at the earlier of either one year after the termination of grantee’s employment by reason of death, disability or retirement, ninety days after termination of the grantee’s employment other than upon grantee’s death, disability or retirement, or ten years after the date of grant.

The following table presents a summary of the Company’s stock option activity for the six months ended June 30, 2011. Certain of these options are subject to the option exchange program launched on July 14, 2011 discussed in footnote 17 “Subsequent Events.”

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	1,305,000	15.64	8.49 years	$1,905,000
Stock options:
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(2,500)	—	—	—

Options outstanding at June 30, 2011	1,302,500	$15.60	8.01 years	$1,905,000

Vested and expected to vest at June 30, 2011	826,250	$23.12	7.35 years	$947,019

Exercisable at June 30, 2011	826,250	$23.12	7.35 years	$947,019

During the three months ended June 30, 2011 and June 30, 2010 the Company recorded total stock based compensation expense of $0.6 million and $0.6 million, respectively. During the six months ended June 30, 2011 and June 30, 2010 the Company recorded total stock based compensation expense of $1.3 million and $1.2 million, respectively. No stock-based compensation costs were capitalized as of June 30, 2011 and 2010. As of June 30, 2011, total unrecognized stock-based compensation costs amounted to $0.7 million (net of estimated forfeitures); and is expected to be recorded over a weighted-average period of 1.42 years.

At June 30, 2011, after taking into account the amendments to the 2008 incentive compensation plan approved by the company’s shareholders at their special and general annual meeting on June 27, 2011, there were 1,672,500 shares available for future grants under the 2008 Incentive Compensation Plan.

6. Property and Equipment

Property and equipment consisted of the following:

	Estimated Life in Years	June 30, 2011	December 31, 2010
Well servicing equipment	3-15 years	$313,469,489	$291,262,056
Autos and trucks	5-10 years	85,384,245	81,982,319
Disposal wells	5-15 years	11,020,512	11,446,624
Building and improvements	5-30 years	6,749,996	6,735,728
Furniture and fixtures	3-10 years	2,449,129	2,360,180
Land		581,242	581,242
Other	3-15 years	41,981	49,734

		419,696,594	394,417,883
Accumulated depreciation		(138,113,196)	(120,186,417)

		$281,583,398	$274,231,466

Depreciation expense was $9.3 million and $18.7 million for the three and six months ended June 30, 2011 and $9.2 million and $18.4 million for the three and six months ended June 30, 2010, respectively.

7. Long-Term Debt

Long-term debt at June 30, 2011 consisted of the following:

	June 30, 2011	December 31, 2010
9% Senior Notes, gross	$280,000,000	$—

Second Priority Notes, gross	—	192,500,000
Less: Unamortized original issue discount	—	(2,672,317)

Second Priority Notes, net	—	189,827,683

First Priority Notes	—	20,000,000
Third party vehicle and equipment loans	4,099,179	4,916,659
Insurance notes	1,235,259	4,634,163

	285,334,438	219,378,505
Less: Current portion	(3,192,395)	(6,463,820)

	$282,142,043	$212,914,685

9% Senior Notes

On June 7, 2011, FES Ltd issued $280.0 million in principal amount of 9% Senior Notes due 2019 (the “9% Senior Notes”). A portion of the proceeds of the 9% Senior Notes was used to purchase and/or redeem 100% of the First Priority Floating Rate Notes due 2014 and the remaining 11% Senior Secured Notes due 2015 issued by Forbes Energy Services LLC and Forbes Energy Capital Inc. The 9% Senior Notes mature on June 15, 2019, and require semi-annual interest payments, in arrears, at an annual rate of 9% on June 15 and December 15 of each year until maturity commencing December 15, 2011. No principal payments are due until maturity.

The 9% Senior Notes are guaranteed by FES LLC, as well as the material domestic subsidiaries (the “Guarantor Subs”) of FES LLC, which includes CCF, TES, STT and FEI LLC. All of the Guarantor Subs are 100% owned and each guarantees the securities on a full and unconditional and joint and several basis. FES Ltd has two 100% owned indirect subsidiaries, FES Mexico and a related employment company (the “Non-Guarantor Subs”) that have not guaranteed the 9% Senior Notes. FES Ltd has a branch office in Mexico and conducts operations independent of the Non-Guarantor Subs. The Guarantor Subs represent the majority of the Company’s operations. On or after June 15, 2015, the Forbes Group may, at its option, redeem all or part of the 9% Senior Notes from time to time at specified redemption prices and subject to certain conditions required by the indenture governing the 9% Senior Notes (the “9% Senior Indenture”). The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The Forbes Group is permitted under the terms of the 9% Senior Indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the 9% Senior Indenture are satisfied. The Forbes Group is subject to certain covenants contained in the 9% Senior Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to create, incur or permit to exist certain liens on assets, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business or to engage in transactions with affiliates.

Details of two of the more significant restrictive covenants in the 9% Senior Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the 9% Senior Indenture as “Permitted Debt,” which includes indebtedness under any credit facility not to exceed the greater of $75.0 million or 18% of the Company’s Consolidated Tangible Assets (as defined in the 9% Senior Indenture), we may only incur additional debt if the Fixed Charge Coverage Ratio (as defined in the 9% Senior Indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, including specific permission to pay cash dividends on its series B Senior Convertible Preferred Stock up to $260,000 per quarter, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the Second Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the 9% Senior Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the 9% Senior Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the 9% Senior Indenture) since the April 1, 2011 (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the 9% Senior Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company. As of June 30, 2011 the Company is compliant with all restrictive covenants.

Second Priority Notes

On February 12, 2008, FES LLC and FES CAP issued $205.0 million in principal amount of 11% senior secured notes due 2015 (together with notes issued in exchange therefore, the “Second Priority Notes”). Pursuant to the requirements of the indenture governing the Second Priority Notes (the “Second Priority Indenture”), by the end of the second quarter of 2010, we had repurchased $12.5 million in aggregate principal amount of Second Priority Notes. In May 2011, we commenced a cash tender offer to purchase any and all of the Second Priority Notes then outstanding. In connection with this tender offer, we successfully solicited consents to proposed amendments that would eliminate most of the restrictive covenants and event of default provisions contained in the Second Priority Indenture. In June 2011, pursuant to this tender offer, we purchased 99.8% of the outstanding principal amount of the Second Priority Notes for $192.1 million. As a result of the completion of the tender offer, the fourth supplemental indenture to the Second Priority Indenture, which contained the amendments proposed in the consent solicitation, became effective eliminating most of the restrictive covenants and event of default provisions of the Second Priority Indenture. On June 24, 2011, the Company paid $0.4 million to redeem the remaining outstanding Second Priority Notes which closed on July 27, 2011. As a result, the Second Priority Indenture was discharged and all liens relating thereto were released. The tender purchase price premium and consent fee paid was $24,411,596 or 12.75%, or 9.75%, depending on date tendered. Unamortized deferred financing charges and discount written off in connection with the redemption were $9,547,698. Total loss on early extinguishment of debt related to Second Priority Notes was $33,959,294.

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20 million in aggregate principal amount of First Lien Floating Rate Notes due 2014 (the “First Priority Notes”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. On June 7, 2011, FES Ltd used a portion of the proceeds of the offering of the 9% Senior Notes to purchase all of the $20,000,000 in aggregate principal amount of the First Priority Notes outstanding at which time the indenture governing the First Priority was discharged and the liens related thereto were released. The penalty payment on the early redemption was $600,000 or 3.0%. Unamortized deferred financing charges written off in connection with the redemption were $855,539. Total loss on early extinguishment of debt related to First Priority Notes was $1,455,539.

Third Party Debt

During 2008, the Forbes Group financed the purchase of certain vehicles and equipment through third party loans with Paccar Financial Group. In addition, during the three months ended June 30, 2011, the Forbes Group financed the purchase of certain vehicles and equipment through third party loans with Enterprise Fleet Management. As of June 30, 2011 and December 31, 2010 the third party notes had aggregate principal amounts outstanding of approximately $4.1 million and $4.9 million, respectively. These loans have repayment terms of between 42 to 60 monthly installments with the maturity dates ranging from May 2013 to December 2014. Interest accrues at rates ranging from 4.2% to 7.6% and is payable monthly. The loans are collateralized by equipment purchased with the proceeds of such loans.

Insurance Notes

During 2010, the Forbes Group entered into promissory notes with First Insurance Funding for the payment of insurance premiums during the period of the insurance coverage in an aggregate principal amount outstanding as of June 30, 2011 and December 31, 2010 of approximately $1.2 million and $4.6 million, respectively. These notes are or were payable in twelve monthly installments with maturity dates of September 15, 2011 and September 15, 2010, respectively. Interest accrues or accrued at a rate of approximately 3.7% and 4.1% for 2011 and 2010, respectively, and is payable monthly. The amount outstanding could be substantially offset by the cancellation of the related insurance coverage.

8. Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of June 30, 2011 and December 31, 2010. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Cash and cash equivalents, restricted cash, trade accounts receivable, accounts receivable-related parties, accounts payable and accrued expenses: These carrying amounts approximate fair value because of the short maturity of these instruments. The carrying amount of our 9% Senior Notes approximates the fair value because of the short term since inception.

	June 30, 2011		December 31, 2010
	Carrying amount	Fair value	Carrying amount	Fair value
9.0% Senior Notes	$280,000,000	$280,000,000	$—	$—
11.0% Second Priority Notes	—	—	192,500,000	188,650,000

9. Related Party Transactions

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable–related parties and Accounts payable–related parties result from transactions with related parties which the company believes are at terms consistent with those available to third-party customers and from third-party vendors. Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

•	AES owns aircraft that the Forbes Group uses on a regular basis.

•	The Forbes Group has entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

•	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement was approximately $15.2 million with monthly payments of approximately $0.3 million. On June 27, 2011, the Forbes Group purchased the rigs and support equipment and terminated the lease early. On June 27, 2011, the Company purchased from AES the equipment being leased pursuant to the two equipment leases described above, as wells as certain other frac tank equipment being rented from AES. The Company paid AES an aggregate purchase price of approximately $11.7 million plus $1.5 million to cover estimate sales tax.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2011 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount was approximately $3.2 million with monthly payments of approximately $67,000. On June 27, 2011, the Company purchased from AES the equipment being leased pursuant to the two equipment leases described above, as wells as certain other frac tank equipment being rented from AES. The Company paid AES an aggregate purchase price of approximately $2.1 million, which includes the retired $1.4 million of long term debt, plus $0.2 million to cover estimated sales tax.

The Forbes Group has thirteen rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the thirteen rentals and leases were $0.3 million and $0.7 million for the three and six months ended June 30, 2011 and 2010. Aggregate amount paid for the thirteen rents and leases were $0.7 million for the six months ended June 30, 2011 and 2010.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and was renewed for an additional three year term and is further renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above were approximately $0.7 million and $1.3 million for the three and six months ended June 30, 2011 and $0.5 million and $0.9 million for the three and six months ended June 30, 2010 related to aircraft and equipment rental. Approximately $0.4 million and $0.7 million for the three and six months ended June 30, 2011 and $0.2 million and $0.8 million for the three and six months ended June 30, 2010 related to disposal of waste water, respectively. Various other expenses were less than $0.1 million in any period.

For the three months ended June 30, 2011 and 2010, Forbes Group recognized no revenue from AES, total expenses of $2.6 million and $2.4 million and capital expenditures of $17.2 million and $0. Accounts payable to AES as of June 30, 2011 and December 31, 2010, resulting from such transactions were $1.1 million and $0.4 million respectively. The Forbes Group recognized no revenues, expenses of approximately $5.0 million and $4.5 million and capital expenditures of approximately $17.2 million and $ 0 for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had $0.6 million of accounts receivable from AES as of June 30, 2011 and no accounts receivable as of December 31, 2010, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, one of FES Ltd.’s executive officers, who also serves as a director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of approximately less than $0.1 million and less than $0.1 million; expenses of approximately $0.1 million and $0.3 million; and capital expenditures of approximately $0 and less than $0.1 million from transactions with Dorsal Services, Inc. for the three months ended June 30, 2011 and 2010, respectively. The Company recognized revenues of approximately less than $0.1 million and less than $0.1 million; expenses of approximately $0.3 million and $0.5 million, and capital expenditures of approximately less than $0.1 million and less than $0.1 million from transactions with Dorsal Services, Inc. for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, respectively, resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had insignificant revenues from Tasco of and recognized expenses of approximately $0.1 million and $0.1 million and no capital expenditures related to transactions with Tasco for the three months ended June 30, 2011 and 2010, respectively. The Company had revenues from Tasco of less than $0.1 million and less than $0.1 million and recognized expenses of approximately $0.1 million and $0.1 million and no capital expenditures related to transactions with Tasco for the six months ended June 30, 2011 and 2010, respectively. Accounts payable to Tasco as of June 30, 2011 and December 31, 2010 were less than $0.1 million for both periods, resulting from these transactions.

FCJ Management, or FCJ, is a corporation that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $9,000 and $9,000 for the three months ended June 30, 2011 and 2010, respectively. The Company recognized expenses of $18,000 and $18,000 for the six months ended June 30, 2011 and 2010, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of June 30, 2011 or December 31, 2010, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognized expenses of $0.1 million and $0.1 million for the three months ended June 30, 2011 and 2010 respectively. The Forbes Group recognized expenses of $0.2 million and $0.3 million for the six months ended June 30, 2011 and 2010, respectively. All expenses are related to aircraft rental. There were no capital expenditures for any period. There were no accounts receivable, and accounts payable were less than $0.1 million and less than $0.1 million as of June 30, 2011 and December 31, 2010, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. A director of the Forbes Group has an interest in the computer networking company. The Forbes Group recognized expenses of less than $0.1 million and less than $0.1 million, and no capital expenditures for the three months ended June 30, 2011 and June 30, 2010, respectively. The Company recognized expenses of $0.1 million and $0.1 million, and capital expenditures of approximately $0 and less than $0.1 million for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had accounts payable of approximately less than $0.1 million and $0 as of June 30, 2011 and December 31, 2010, respectively.

Wolverine Construction, Inc. is a construction and site preparation service company owned, and managed by a son of Mr. Crisp an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of The Forbes Group. The Forbes Group provided additional services to customers in the fiscal years 2011 and 2010 that were sub-contracted to Wolverine Construction, Inc. The Forbes Group recognized no capital expenditures, revenues of approximately $0 and less than $0.1 million and expenses of approximately $2.9 million and $0.5 million for the three months ended June 30, 2011, and June 30, 2010, respectively. The Forbes Group recognized no capital expenditures, revenues of less than $0.1 million and less than $0.1 million and expenses of approximately $5.0 million and $1.1 million for the six months ended June 30, 2011, and June 30, 2010, respectively. The Forbes Group had accounts receivable from Wolverine as of June 30, 2011 and December 31, 2010 of approximately less than $0.1 million and $0.1 million, respectively. The Forbes Group had accounts payable due to Wolverine of approximately $2.1 million and $7.5 million as of June 30, 2011 and December 31, 2010, respectively.

Testco is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Forbes Group incurred negligible expenses and no revenue for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group recognized revenues of less than $0.1 million and $0, and expenses of less than $0.1 million and $0.1 million for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as of June 30, 2011 and December 31, 2010, respectively.

CJ Petroleum Service LLC (“CJ Petroleum”) is a company that owns saltwater disposal wells and is owned by Messrs. Forbes and Crisp, Janet Forbes, a director of FES Ltd, and two sons of Mr. Crisp. The Forbes group recognized no revenue, expenses of approximately $0.2 million and $0.1 million, and no capital expenditures for the three months ended June 30, 2011 and June 30, 2010, respectively. The Forbes group recognized no revenue, expenses of approximately $0.2 million and $0.1 million, and no capital expenditures for the six months ended June 30, 2011 and June 30, 2010, respectively. We had no accounts receivable from CJ Petroleum as of June 30, 2011 and December 31, 2010. We had accounts payable of $0.1 million to CJ Petroleum as of June 30, 2011 and less than $0.1 million as of December 31, 2010.

LA Contractors Ltd. is a bulk material hauling company partially owned by Mr. Crisp and Ms. Forbes, and sons of Mr. Crisp, Ms. Forbes and Mr. Forbes. The Forbes Group recognized no revenue and negligible expenses for the three months ended June 30, 2011 and 2010. The Forbes Group recognized no revenue and negligible expenses for the six months ended June 30, 2011 and 2010. We had no accounts payable to LA Contractors as of June 30, 2011 and December 31, 2010.

Energy Fishing and Rentals, Inc. (“EFR”) is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized no revenues from EFR and recognized expenses of approximately $0.1 million and less than $0.1 million and no capital expenditures related to transactions with EFR for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group had revenues from EFR of $0 and less than $0.1 million and recognized expenses of approximately $0.2 million and less than $0.1 million and capital expenditures of less than $0.1 million and $0.1 million related to transactions with EFR for the six months ended June 30, 2011 and 2010, respectively. Accounts payable to EFR as of June 30, 2011 and December 31, 2010 were $0.1 million and less than $0.1 million, respectively, resulting from these transactions.

JITSU, Inc. is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. The Forbes Group recognized no revenues; expenses of approximately $0.1 million and $0 and no capital expenditures from transactions with JITSU, Inc. for the three months ended June 30, 2011 and 2010, respectively. . The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0 and no capital expenditures from transactions with JITSU, Inc. for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable from or accounts payable to JITSU as of June 30, 2011 and December 31, 2010, respectively.

Texas Quality Gate Guard, Inc. is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. The Forbes Group recognized no revenues; expenses of approximately $0.1 million and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group recognized revenues of less than $0.1 million and $0; expenses of approximately $0.1 million and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable to Texas Quality Gate Guard, Inc. of approximately less than $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, respectively.

Animas Holding, Inc., or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agreed to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. The Forbes Group recognized no revenues; expenses of approximately $0.1 million and $0.1 million and no capital expenditures from transactions with Animas Holding, Inc. for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0.1 million and no capital expenditures from transactions with Animas Holding, Inc. for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable of less than $0.1 million and $0 to Animas Holding, Inc. as of June 30, 2011 and December 31, 2010, respectively.

Texas SWD Treatment is a saltwater disposal service company that is owned by a son of Mr. Crisp, an executive officer and director of FES Ltd. The Forbes group recognized no revenues, expenses of approximately $0.1 million and $0 for the three months ended June 30, 2011 and 2010, respectively. The Forbes group recognized no revenues, expenses of approximately $0.1 million and $0 for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable to Texas SWD Treatment of approximately $0 and less than $0.1 million as of June 30, 2011 and December 31, 2010, respectively.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of our directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of June 30, 2011 and December 31, 2010 the Forbes Group had $10.5 million and $11.0 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of June 30, 2011 and December 31, 2010, the Forbes Group had $2.4 million and $3.3 million on deposit with this bank.

Daniel Crisp, a son of John E. Crisp, the Chief Executive Officer of the Company, is employed as a manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Daniel Crisp received salary compensation of $145,639, $145,489 and $164,497 in 2010, 2009 and 2008, respectively. Daniel Crisp received an option to purchase 50,000 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 25,000 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Daniel Crisp exchanged his May 2008 options in the Company’s option exchange program for an option to purchase 36,000 shares of common stock at an exercise price of $9.32.

Marcus Crisp, a brother of John E. Crisp, is employed as the West Texas Fluids Manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Marcus Crisp received salary compensation of $122,892, $118,731 and $143,133 in 2010, 2009 and 2008, respectively. In addition to these amounts, Marcus receives a monthly vehicle allowance. Marcus Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 18,750 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Marcus Crisp exchanged his May 2008 options in the Company’s option exchange program for an option to purchase 9,000 shares of common stock at an exercise price of $9.32.

Pete Crisp, a son of John E. Crisp, is employed by Forbes Energy Services LLC, a subsidiary of the Company. Pete Crisp received salary compensation of $114,000, $114,000 and $115,000 in 2010, 2009 and 2008. Pete Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 12,500 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Pete Crisp exchanged his May 2008 options in the Company’s option exchange program for an option to purchase 9,000 shares of common stock at an exercise price of $9.32.

We believe all of the terms with companies described above are comparable to terms that were and are available to us in arm’s length transactions with non-related parties.

10. Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Forbes Group to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The Forbes Group restricts investment of temporary cash investments to financial institutions with high credit standings. The Forbes Group’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Forbes Group does not require collateral on its trade receivables. For the three months ended June 30, 2011 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 12.8%, 45.8%, and 62.1% of revenues, respectively. For the six months ended June 30, 2011 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 12.2%, 42.6%, and 59.7% of revenues, respectively. The loss of any one of our top five customers would have a negative impact on the revenues and profits of the company. Further, our trade accounts receivable are from companies within the oil and natural gas industry and as such the Forbes Group is exposed to normal industry credit risks. The Forbes Group continually evaluates its reserves for potential credit losses and establishes reserves for such losses.

Self-Insurance

The Forbes Group is self-insured under its Employee Group Medical Plan for the first $125,000 per individual plus a $235,000 aggregate specific deductible. Incurred and unprocessed claims as of June 30, 2010 and December 31, 2010 amount to approximately $2.3 and $2.8 million, respectively. These claims are unprocessed and therefore their values are estimated and included in accrued expenses in the accompanying condensed consolidated balance sheets. In addition, to accruals for the self-insured portion of the Employee Group Medical Benefits Plan, the liability for incurred and unprocessed claims also includes estimated “run off” liabilities payable at future dates related to the worker’s compensation, general liability and automobile liability self-insurance program that was eliminated in October 2009.

Litigation

The Forbes Group is subject to various other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

On June 9, 2011, C. C. Forbes, LLC, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for PEMEX in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense was recorded in general and administrative expense during the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX. The $5.5 million was paid to the plaintiff in July 2011.

11. Supplemental Cash Flow Information

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash paid for
Interest	$11,359,783	$1,070,146	$24,268,829	$13,008,063
Supplemental schedule of non-cash investing and financing activities
Changes in accrued expense related to capital expenditures	$1,078,562	$(710,216)	$1,792,137	$(1,738,230)
Preferred stock dividends and accretion costs	1,084,271	(63,957)	201,687	(63,957)
Adjustment to reclass dividends payable from temporary equity to liabilities	612,565	—	612,565	—

12. Earnings (loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average common stock outstanding during the period (including for the periods prior to May 28, 2010, the Class B Shares convertible into common stock). Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as warrants, options and convertible preferred stock, were exercised and converted into common stock. Potential common stock equivalents that have been issued by the Forbes Group relate to outstanding stock options, which are determined using the treasury stock method, and the Series B Senior Convertible Preferred Stock (the “Series B Preferred Stock”), which are determined using the “if converted” method. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be antidilutive. As of June 30, 2011 and 2010, there were 1.3 and 0.7 million options to purchase common stock outstanding, and 588,059 and -0- shares of Series B Senior Convertible Preferred Stock outstanding, respectively. The preferred stock is convertible at a rate of 9 shares of common stock to one shares of Series B Preferred Stock.

The Company has determined that the shares of Series B Preferred Stock are participating securities under ASC 260. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, whether that participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is included in the computation of basic EPS using the two-class method. Under the two-class method, basic EPS for the Company’s common stock is computed by dividing net income applicable to common stock by the weighted-average common stock outstanding during the period. Under the certificate of designation for our Series B Preferred Stock (the “Series B Certificate of Designation”), if at any time the Company declares a dividend in cash which is greater in value than five percent on a cumulative basis over the previous twelve month period of the then current “Common Stock Fair Market Value,” as that term is defined in the Series B Certificate of Designation, the shares of Series B Preferred Stock will be entitled to receive a dividend payable in cash equal to the amount in excess of five percent of the then Common Stock Fair Market Value per share of common stock they would have received if all outstanding Series B Preferred Stock had been converted into common stock. There were no earnings allocated to the Series B Preferred Stock for the quarter ended June 30, 2011 since earnings for the quarter was not in excess of amounts prescribed by the Series B Certificate of Designation for our Series B Preferred Stock. Diluted EPS for the Company’s common stock is computed using the more dilutive of the two-class method or the if-converted method. The following table sets forth the reconciliation of weighted average shares outstanding and diluted weighted average shares outstanding:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Weighted average shares outstanding	20,918,425	20,918,425	20,918,425	20,918,425
Dilutive effect of stock options	—	—	—	—

Diluted weighted average shares outstanding	20,918,425	20,918,425	20,918,425	20,918,425

There were 1,305,000 and 670,000 stock options outstanding as of June 30, 2011 and 2010, respectively that were not included in the calculation of diluted EPS because their effect would be antidilutive. There were 5,292,531 common equivalent shares outstanding relating to the Series B Senior Convertible Preferred Stock that were issued in May 2010 as of June 30, 2011 not included in the calculation because their effect would be antidilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Basic and diluted:
Net Loss	$(24,694,702)	$(2,241,346)	$(22,790,184)	$(10,412,862)
Preferred stock dividends and accretion	$1,084,271	$(63,957)	$201,687	$(63,957)

Net loss attributable to common stockholders	$(23,610,431)	$(2,305,303)	$(22,588,497)	$(10,476,819)

Weighted-average common stock	20,918,425	20,918,425	20,918,425	20,918,425

Basic and diluted loss per share	$(1.13)	$(0.11)	$(1.08)	$(0.50)

13. Income Taxes

The Company’s tax benefit from application of the effective tax rate for the six months ended June 30, 2011 was estimated to be 30.6% based on a pre-tax loss of $32.8 million. The difference between the effective rate and 35.0% statutory rate is primarily related to Texas Margins Tax and other non-deductible expenses. For the six months ended June 30, 2010, the effective tax rate was 35.8%.

The Forbes Group is subject to the Texas Franchise tax. The Texas Franchise tax is a tax equal to one percent of Texas-sourced revenue reduced by the greater of (a) cost of goods sold (as defined by Texas law),

(b) compensation (as defined by Texas law) or (c) thirty percent of the Texas-sourced revenue. The Forbes Group accounts for the revised Texas Franchise tax in accordance with ASC 740, as the tax is derived from a taxable base that consists of income less deductible expenses. As of June 30, 2011 the annual franchise tax expense is estimated to be approximately $500,000.

14. Business Segment Information

The Forbes Group has determined that it has two reportable segments organized based on its products and services—well servicing and fluid logistics and other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Well Servicing

The well servicing segment consists of operations in the U.S. and Mexico, which provides (i) well maintenance, including remedial repairs and removal and replacement of down-hole production equipment, (ii) well workovers, including significant down-hole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, the Forbes Group has tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

Fluid Logistics and Other

The fluid logistics and other segment consists of operations in the U.S., which provide, transport, store and dispose of a variety of drilling and produced fluids used in and generated by oil and natural gas production activities. These services are required in most work-over and completion projects and are routinely used in daily producing well operations. In the fiscal year 2010, the Company began providing site preparation services which are complementary to the traditional services offered by the Company. Wolverine Construction, Inc., a related party, was sub-contracted to complete such services.

The following table sets forth certain financial information with respect to the Company’s reportable segments in (000)’s:

	Three months ended June 30,			Six months ended June 30,
(in thousands of US Dollars)	Well Servicing	Fluid Logistics	Consolidated	Well Servicing	Fluid Logistics	Consolidated
2011
Operating revenues	$58,270	$68,783	$127,053	$106,987	$127,030	$234,017
Direct operating costs	46,317	50,690	97,007	84,926	92,914	177,840

Segment profits	$11,953	$18,093	$30,046	$22,061	$34,116	$56,177

Depreciation and amortization	$5,514	$4,489	$10,003	$11,143	$8,969	$20,112
Capital expenditures	15,980	7,485	23,465	20,399	7,673	28,072
Total assets	426,836	315,436	742,272	426,836	315,436	742,272

2010
Operating revenues	$39,651	$40,393	$80,044	$70,674	$76,634	$147,308
Direct operating costs	28,712	32,027	60,739	57,360	60,292	117,652

Segment profits	$10,939	$8,366	$19,305	$13,314	$16,342	$29,656

Depreciation and amortization	$5,433	$4,481	$9,914	$10,920	$8,918	$19,838
Capital expenditures	340	565	905	843	767	1,610
Total assets	303,049	208,051	511,100	303,049	208,051	511,100

	Three months ended June 30,		Six months ended June 30,
(in thousands of US Dollars)	2011	2010	2011	2010
Reconciliation of the Forbes Group Operating Income as reported
Segment profits	$30,046	$19,305	$56,177	$29,656
General and administrative expense	13,907	6,553	19,824	12,212
Depreciation and amortization	10,003	9,914	20,112	19,838

Operating income (loss)	6,136	2,839	16,241	(2,394)
Other income and expenses, net	(42,141)	(6,893)	(49,065)	(13,832)

Loss before income taxes	$(36,005)	$(4,054)	$(32,824)	$(16,226)

(in thousands of US Dollars)	As of June 30, 2011	As of December 31, 2010
Reconciliation of the Forbes Group Assets as Reported:
Total reportable segments	$742,272	$656,775
Elimination of internal transactions	(1,119,833)	(801,930)
Parent	879,899	596,985

Total assets	$502,338	$451,830

Financial information about geographic areas

Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $16.2 million and $11.0 million for the three months ended June 30, 2011 and 2010, respectively. Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $28.5 million and $21.5 million for the six months ended June 30, 2011 and 2010, respectively. All other revenues were generated by the Company’s U.S. operations. The Company generates no revenues from Bermuda, the country of domicile of FES Ltd. Long-lived assets located in Mexico were approximately $21.6 million and $13.4 million as of June 30, 2011 and December 31, 2010, respectively. All other long-lived assets were located in the U.S.

15. Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

The Company has certain significant subsidiaries that do not guarantee the Senior Notes and Second Priority Notes discussed in Note 7 and is required to present the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental financial information for Forbes Energy Services Ltd., the parent, Forbes Energy Services LLC and Forbes Energy Capital, Inc. (co-issuers of our Second Priority Notes) our combined subsidiary guarantors and our non-guarantor subsidiaries is presented below.

There are no significant restrictions on FES Ltd.’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

As of June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$10,651,189	$1,104,861	$23,114,242	$49,072	$—	$34,919,364
Accounts receivable	26,086,974	—	97,113,313	587,965	—	123,788,252
Other current assets	344,658	368,765	5,426,381	67,083	—	6,206,887

Total current assets	37,082,821	1,473,626	125,653,936	704,120	—	164,914,503
Property and equipment, net	833,175	—	280,063,539	686,684	—	281,583,398
Investments in affiliates	(16,354,190)	124,965,078	(4,124,244)	—	(104,486,644)	—
Intercompany receivables	353,609,611	(137,331,957)	—	11,565,401	(227,843,055)	—
Intercompany note receivable	1,024,301	—	—	—	(1,024,301)	—
Other intangible assets, net	—	—	32,306,987	—	—	32,306,987
Deferred financing costs – net	7,357,392	—	—	—	—	7,357,392
Restricted cash	—	—	16,128,456	—	—	16,128,456
Other assets	17,649	10,645	6,983	11,890	—	47,167

Total assets	$383,570,759	$(10,882,608)	$450,035,657	$12,968,095	$(333,354,000)	$502,337,903

Liabilities and Shareholders’ Equity
Current liabilities
Current long-term debt	$—	$1,235,259	$1,957,136	$—	$—	$3,192,395
Trade accounts payable	7,921,112	2,093,371	34,462,357	35,244	—	44,512,084
Dividends payable	612,565	—	—	—	—	612,565
Other liabilities	10,257,006	2,146,029	8,937,898	2,662,317	—	24,003,250

Total current liabilities	18,790,683	5,474,659	45,357,391	2,697,561	—	72,320,294
Long-term debt - net	280,000,000	—	2,142,043	—	—	282,142,043
Intercompany payables	—	—	214,649,316	13,193,742	(227,843,058)	—
Intercompany notes payable	—	—	—	1,024,302	(1,024,302)	—
Deferred tax liability	(44,030,456)	—	62,151,876	177,147	—	18,298,567

Total liabilities	254,760,227	5,474,659	324,300,626	17,092,752	(228,867,360)	372,760,904

Series B convertible shares	14,456,043	—	—	—	—	14,456,043
Shareholders’ equity:	114,354,489	(16,357,267)	125,735,031	(4,124,657)	(104,486,640)	115,120,956

Total liabilities and equity	$383,570,759	$(10,882,608)	$450,035,657	$12,968,095	$(333,354,000)	$502,337,903

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

As of December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$7,101,006	$1,853,717	$21,388,712	$115,022	$—	$30,458,457
Accounts receivable	13,797,552	—	73,576,031	1,472,118	—	88,845,701
Other current assets	284,146	305,593	5,982,520	597	—	6,572,856

Total current assets	21,182,704	2,159,310	100,947,263	1,587,737	—	125,877,014
Property and equipment, net	658,901	—	272,825,909	746,656	—	274,231,466
Investments in affiliates	15,556,856	105,347,628	(2,622,006)	—	(118,282,478)	—
Intercompany receivables	95,785,698	114,836,363	7,932,801	10,951,177	(229,506,039)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Other intangible assets, net	—	—	33,737,585	—	—	33,737,585
Deferred financing costs - net	—	8,907,520	—	—	—	8,907,520
Restricted cash	—	9,043,246	—	—	—	9,043,246
Other assets	13,392	—	8,983	10,661	—	33,036

Total assets	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Current long-term debt	$—	$4,634,163	$1,829,657	$—	$—	$6,463,820
Trade accounts payable	1,819,425	922,471	26,066,715	18,040	—	28,826,651
Dividends payable	—	—	—	—	—	—
Other liabilities	2,797,613	9,351,896	6,872,793	2,332,805	518,575	21,873,682

Total current liabilities	4,617,038	14,908,530	34,769,165	2,350,845	518,575	57,164,153
Long-term debt - net	—	209,827,683	3,087,002	—	—	212,914,685
Intercompany payables	10,541,463	—	206,705,062	12,778,099	(230,024,624)	—
Intercompany notes payable	—	—	—	902,261	(902,261)	—
Deferred tax liability	(33,124,373)	—	62,922,417	(112,705)	—	29,685,339

Total liabilities	(17,965,872)	224,736,213	307,483,646	15,918,500	(230,408,310)	299,764,177
Series B convertible shares	15,270,293	—	—	—	—	15,270,293
Shareholders’ equity:	136,795,391	15,557,854	105,346,889	(2,622,269)	(118,282,468)	136,795,397

Total liabilities and equity	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the three months ended June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$16,234,854	$—	$42,804,899	$4,530,158	$(5,300,060)	$58,269,851
Fluid logistics and other	—	—	68,783,378	—	—	68,783,378

Total revenues	16,234,854	—	111,588,277	4,530,158	(5,300,060)	127,053,229

Expenses
Well servicing	12,687,170	—	34,542,293	3,991,614	(4,904,449)	46,316,628
Fluid logistics and other	—	—	50,690,794	—	—	50,690,794
General and administrative	6,601,284	2,556,955	4,684,096	460,884	(395,611)	13,907,608
Depreciation and amortization	47,320	—	9,882,124	73,402	—	10,002,846

Total expenses	19,335,774	2,556,955	99,799,307	4,525,900	(5,300,060)	120,917,876

Operating income (loss)	(3,100,920)	(2,556,955)	11,788,970	4,258	—	6,135,353
Other income (expense)
Interest expense - net	(42,937)	(6,625,440)	(124,198)	(1,678)	—	(6,794,253)
Equity in income (loss) of affiliates	(33,002,609)	11,594,619	(137,197)	—	21,545,187	—
Gain (loss) on early extinguishment of debt	—	(35,414,833)	—	—	—	(35,414,833)
Other income (expense), net	—	—	68,204	357	—	68,561

Income (Loss) before taxes	(36,146,466)	(33,002,609)	11,595,779	2,937	21,545,187	(36,005,172)
Income tax (benefits) expense	(11,450,618)	—	—	140,148	—	(11,310,470)

Net Income (Loss)	$(24,695,848)	$(33,002,609)	$11,595,779	$(137,211)	$21,545,187	$(24,694,702)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the three months ended June 30, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$11,977,886	$—	$28,366,595	$9,021,378	$(9,715,127)	$39,650,732
Fluid logistics and other	—	—	40,393,056	—	—	40,393,056

Total revenues	11,977,886	—	68,759,651	9,021,378	(9,715,127)	80,043,788

Expenses
Well servicing	9,958,422	—	22,370,711	4,682,603	(8,300,118)	28,711,618
Fluid logistics and other	—	—	32,026,780	—	—	32,026,780
General and administrative	4,277,535	1,522,916	2,704,414	915,706	(2,867,903)	6,552,668
Depreciation and amortization	32,373	—	9,820,783	60,872	—	9,914,028

Total expenses	14,268,330	1,522,916	66,922,688	5,659,181	(11,168,021)	77,205,094

Operating income (loss)	(2,290,444)	(1,522,916)	1,836,963	3,362,197	1,452,894	2,838,694
Other income (expense)
Interest expense - net	8,058	(6,770,228)	(122,967)	(18,005)	8,196	(6,894,946)
Equity in income (loss) of affiliates	(6,081,954)	2,192,589	505,633	—	3,383,732	—
Gain (loss) on early extinguishment of debt	—	18,591	—	—	—	18,591
Other income (expense), net	3,034,219	10	(26,821)	(3,024,132)	213	(16,511)

Income (Loss) before taxes	(5,330,121)	(6,081,954)	2,192,808	320,060	4,845,035	(4,054,172)
Income tax benefits	(1,627,202)	—	—	(185,624)	—	(1,812,826)

Net Income (Loss)	$(3,702,919)	$(6,081,954)	$2,192,808	$505,684	$4,845,035	$(2,241,346)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the six months ended June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$28,537,988	$—	$79,907,260	$7,904,732	$(9,363,299)	$106,986,681
Fluid logistics and other	—	—	127,030,201	—	—	127,030,201

Total revenues	28,537,988	—	206,937,461	7,904,732	(9,363,299)	234,016,882

Expenses
Well servicing	22,070,494	—	64,434,356	7,018,329	(8,597,356)	84,925,823
Fluid logistics and other	—	—	92,913,371	—	—	92,913,371
General and administrative	7,450,942	4,228,746	8,168,321	742,062	(765,943)	19,824,128
Depreciation and amortization	90,874	—	19,876,790	144,643	—	20,112,307

Total expenses	29,612,310	4,228,746	185,392,838	7,905,034	(9,363,299)	217,775,629

Operating income (loss)	(1,074,322)	(4,228,746)	21,544,623	(302)	—	16,241,253
Other income (expense)
Interest expense – net	(37,092)	(13,184,966)	(493,889)	(2,917)	—	(13,718,864)
Equity in income (loss) of affiliates	(31,854,426)	20,974,119	(143,621)	—	11,023,928	—
Gain (loss) on early extinguishment of debt	—	(35,414,833)	—	—	—	(35,414,833)
Other income (expense), net	—	—	69,104	(268)	—	68,836

Income (Loss) before taxes	(32,956,840)	(31,854,426)	20,976,217	(3,487)	11,023,928	(32,823,608)
Income tax (benefits) expense	(10,173,572)	—	—	140,148	—	(10,033,424)

Net Income (Loss)	$(22,792,268)	$(31,854,426)	$20,976,217	$(143,635)	$11,023,928	$(22,790,184)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the six months ended June 30, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$21,507,073	$—	$50,572,555	$10,713,251	$(12,119,287)	$70,673,592
Fluid logistics and other	—	—	76,633,923	—	—	76,633,923

Total revenues	21,507,073	—	127,206,478	10,713,251	(12,119,287)	147,307,515

Expenses
Well servicing	18,362,031	—	42,703,311	5,545,762	(9,251,168)	57,359,936
Fluid logistics and other	—	—	60,291,619	—	—	60,291,619
General and administrative	4,550,869	3,080,787	5,441,282	2,006,777	(2,867,903)	12,211,812
Depreciation and amortization	81,749	—	19,634,892	121,451	—	19,838,092

Total expenses	22,994,649	3,080,787	128,071,104	7,673,990	(12,119,071)	149,701,459

Operating income (loss)	(1,487,576)	(3,080,787)	(864,626)	3,039,261	(216)	(2,393,944)
Other income (expense)
Interest expense – net	16,254	(13,558,564)	(185,239)	(15,128)	—	(13,742,677)
Equity in income (loss) of affiliates	(17,784,304)	(1,166,173)	—	—	18,950,477	—
Gain (loss) on early extinguishment of debt	—	—	—	—	—	—
Other income (expense), net	3,029,450	21,220	(116,425)	(3,024,133)	213	(89,675)

Income (Loss) before taxes	(16,226,176)	(17,784,304)	(1,166,290)	—	18,950,474	(16,226,296)
Income tax benefits	(5,813,434)	—	—	—	—	(5,813,434)

Net Income (Loss)	$(10,412,742)	$(17,784,304)	$(1,166,290)	$—	$18,950,474	$(10,412,862)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Cash Flows (unaudited)

For the six months ended June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$3,550,183	$(37,587,221)	$11,275,563	$(160,385)	$—	$(22,921,860)

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	—	527,102	—	—	527,102
Restricted cash	—	(23,213,666)	16,128,456	—	—	(7,085,210)
Purchases of property and equipment	—	—	(23,678,077)	—	—	(23,678,077)

Net cash used in investing	—	(23,213,666)	(7,022,519)	—	—	(30,236,185)

Cash flows from financing activities:
Payments on debt	—	(29,794)	(2,527,514)	—	—	(2,557,308)
Proceeds from issuance of preferred stock	—	—	—	—	—	—
Retirement of Second Priority Notes	—	(212,500,000)	—	—	—	(212,500,000)
Proceeds from issuance of Senior Notes	—	273,700,000	—	—	—	273,700,000
Payments for debt issuance issuance costs	—	(1,118,175)	—	—	—	(1,118,175)

Net cash provided by financing activities	—	60,052,031	(2,527,514)	—	—	57,524,517

Effect of currency translation	—	—	—	94,435	—	94,435

Net increase (decrease) in cash	3,550,183	(748,856)	1,725,530	(65,950)	—	4,460,907
Cash and cash equivalents
Beginning of period	7,101,006	1,853,717	21,388,712	115,022	—	30,458,457

End of period	$10,651,189	$1,104,861	$23,114,242	$49,072	$—	$34,919,364

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Cash Flows (unaudited)

For the six months ended June 30, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(24,114,476)	$2,720,939	$8,780,911	$31,586	$—	$(12,581,040)

Cash flows from investing activities:
Restricted cash	—	(28,312)	—	—	—	(28,312)
Purchases of property and equipment	—	—	(3,244,749)	—	—	(3,244,749)

Net cash used in investing ac	—	(28,312)	(3,244,749)	—	—	(3,273,061)

Cash flows from financing activities:
Payments on debt	—	(9,305,758)	(831,967)	—	—	(10,137,725)
Proceeds from issuance of preferred stock	14,229,600	—	—	—	—	14,229,600
Payments for debt issuance issuance costs	—	—	8,426	—	—	8,426
Other	(161,793)	—	—	—	—	(161,793)

Net cash provided by financing activities	14,067,807	(9,305,758)	(823,541)	—	—	3,938,508

Effect of currency translation	—	—	—	—	—	—

Net increase (decrease) in cash	(10,046,669)	(6,613,131)	4,712,621	31,586	—	(11,915,593)
Cash and cash equivalents
Beginning of period	12,577,404	7,860,204	7,973,636	14,123	—	28,425,367

End of period	$2,530,735	$1,247,073	$12,686,257	$45,709	$—	$16,509,774

16. Equity Securities

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion, or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common shares are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preference Shares.

Class B Shares

On May 28, 2010, in connection with the issuance of the Series B Preferred Shares, holders of Class B Shares holding greater than 66 2/3% of the Class B Shares then issued and outstanding elected to convert their Class B Shares into an equal number of the Company’s common shares, pursuant to Section 4.3 of the Company’s Bye-laws. This resulted in the automatic conversion of all issued and outstanding Class B Shares into the Company’s common shares, on a one-for-one basis. There are no Class B Shares currently issued and outstanding.

Series B Senior Convertible Preferred Shares

Under our Series B Certificate of Designation, we are authorized to issue 825,000 shares of Series B Preferred Shares, par value $0.01 per share. On May 28, 2010, the Company completed a private placement of 580,800 Series B Preferred Shares for total gross proceeds of $14,520,000. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Shares a closing fee of $290,400 and incurred legal fees and other costs of $401,395. The common shares into which the Series B Preferred Shares are convertible have certain demand and “piggyback” registration rights.

The terms of the Series B Preferred Shares are as follows:

Rank – The Series B Preferred Shares rank senior in right of payment to the common shares and any class or series of capital stock that is junior to the Series B Preferred Shares, and pari passu with any series of the Company’s preferred stock that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Shares.

Conversion – The Series B Preferred Shares are convertible into the Company’s common shares at an initial rate of 9 common shares per Series B Preferred Shares (subject to adjustment). If all such Series B Preferred Shares are converted, at the initial conversion rate, 5,227,200 common shares (representing 19.99% of the outstanding common shares outstanding at the time of the issuance of the Series B Preferred Shares after such conversion) will be issued to the holders of the Series B Preferred Shares. Pursuant to the Series B Certificate of Designation, no holder of the Series B Preferred Shares is entitled to effect a conversion of Series B Preferred Shares if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the Company’s Common Shares. Redeemable preferred stock (and, if ever, any other redeemable financial instrument we may enter into) is initially evaluated for possible classification as a liability or equity pursuant to ASC 480—Distinguishing Liabilities from Equity. Redeemable preferred stock that does not, in its entirety, require liability classification is evaluated for embedded features that may require bifurcation and separate classification as derivative liabilities. In determining the appropriate accounting for the conversion feature for the Series B Preferred Stock, the Company determined that the conversion feature does not require bifurcation, and as a result is not considered a derivative under the provisions of ASC 815—Derivatives and Hedging.

Dividends Rights – The Series B Preferred Shares are entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by the Company in cash or in kind (in the form of additional Series B Preferred Shares). In the event that the payment in cash or in kind of any such dividend would cause the Company to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate. As shares of the Series B Preferred Shares are convertible into shares of our common stock, each dividend paid in kind will have a dilutive effect on our shares of common stock. Dividends for the quarterly periods ended November 28, 2010, February 28, 2011 and May 28, 2011 were not paid on the Series B Preferred Shares. The Company had not paid these dividends in cash due to certain restrictions in the Company’s indentures and has not paid these dividends in-kind because the Toronto Stock Exchange has taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company receives shareholder approval for such an issuance. The Company obtained shareholder approval at the June 27, 2011 annual shareholders’ meeting for a pool of Series B Preferred Shares to be issued as in-kind dividends for these particular quarterly periods and for future quarterly periods. The Company had previously accrued dividends for the periods ended November 28, 2010 and February 28, 2010 based on the estimated fair value of the shares to be issued in kind. During the quarter ended June 30, 2011, the Company determined that the accrued dividends and all future dividends would be paid in cash. Cumulative preferred share dividends were remeasured using the 5% contractual rate and reclassed from temporary equity to liabilities. The $1.3 million reduction was reflected as a component of preferred share dividends in the statement of operations. An accrual of 0.6 million was made representing the contractual amount of unpaid dividends through June 30, 2011 and is reflected as a current liability in the condensed consolidated balance sheets. These dividends were paid in cash on July 29, 2011.

Liquidation – Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, a distribution shall be made as follows:

i. to the holders of shares ranking junior to the Series B Preferred Shares unless the holders of Series B Preferred Shares shall have received an amount equal to the original issue price per share of the Series B Preferred Shares (subject to adjustment) plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and

ii. to the holders of shares ranking on a parity with the Series B Preferred Shares, unless simultaneously therewith distributions are made ratably on the Series B Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Shares are entitled.

Voting Rights – The holders of Series B Preferred Shares are not entitled to any voting rights except as provided in the following sentence in the Company’s Bye-laws or otherwise under the Company Act of 1981 of Bermuda. If the preferential dividends on the Series B Preferred Shares have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Shares shall be entitled to vote at any meeting of shareholders with the holders of Common Shares and to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holders are then convertible.

Redemption – All or any number of the Series B Preferred Shares may be redeemed by the Company at any time after May 28, 2013 at a redemption price determined in accordance with the Series B Certificate of Designation plus accrued and unpaid dividends and provided that the current equity value of our common stock exceeds specified levels. On May 28, 2017, the Company is required to redeem any Series B Preferred Shares then outstanding at a redemption price determined in accordance with the Series B Certificate of Designation plus accrued but unpaid dividends. Such mandatory redemption may, at the Company’s election, be paid in cash or in common shares (valued for such purpose at 95% of the then fair market value of the common shares). In the event certain corporate transactions occur (such as a reorganization, recapitalization, reclassification, consolidation or merger) under which the Company’s common shares (but not the Series B Preferred Shares) are converted into or exchanged for securities, cash or other property, then following such transaction, each Series B Preferred Share shall thereafter be convertible into the same kind and amount of securities, cash or other property.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Shares have been reflected in the condensed consolidated balance sheet as temporary equity.

17. Subsequent Events

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1.

To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32 per share. All the eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 670,000 common shares were cancelled and new options to purchase 482,400 common shares were issued.

Share Consolidation

On August 12, 2011, FES Ltd completed a four-to-one consolidation of its common stock, whereby each four shares of common stock of FES Ltd of par value $0.01 per share were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. Immediately thereafter, on the same day, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation, or the Texas Conversion. The Share Consolidation also affected the rate by which the Series B Preferred Stock is convertible into common stock. Prior to the Share Consolidation, each share of Series B Preferred Stock was convertible into thirty-six shares of common stock. After the Share Consolidation, each share of Series B Preferred Stock is convertible into nine shares of common stock. The Texas Conversion resulted in the termination of the Class B Shares as an authorized class of securities. However, had the Share Consolidation occurred when the Company had Class B Shares authorized and outstanding, it would have also affected the rate by which the Class B Shares were convertible into common stock. When the Class B Shares were in existence, each Class B Share was convertible into one share of common stock. Had the Share Consolidation occurred while the Class B Shares were in existence, each four Class B shares would convert into one common share. All share and per share information has been adjusted retrospectively to reflect the Share Consolidation in all periods presented.

ANNEX A

GLOSSARY OF OIL AND NATURAL GAS TERMS

We have included below the definitions for certain oil and natural gas terms used in this prospectus:

“brine water”: Water that is heavily saturated with salt used in various well completion and workover activities.

“casing”: Steel pipe placed in an oil or natural gas well as drilling progresses to prevent the wall of the hole from caving in, to prevent seepage of fluids, and to provide a means of extracting oil or natural gas if the well is productive.

“completion”: The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“drilling mud”: The fluid pumped down the drilling string and up the wellbore to bring debris from the drilling and workover operations to the surface. Drilling muds also cool and lubricate the bit, protect against blowouts by holding back underground pressures and, in new well drilling, deposit a mud cake on the wall of the borehole to minimize loss of fluid to the formation.

“field”: An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“frac tank”: A steel tank used to store fluids at the well location to facilitate completion and workover operations. The largest demand is related to the storage of fluid used in fracturing operations.

“plugging and abandonment”: Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“producing well”: A well found to be capable of producing either natural gas or oil in sufficient quantities to justify completion as a natural gas or oil well.

“swab” or “swabbing”: Use of truck mounted equipment consisting of a hoist and mast to remove, or “swab,” wellbore fluids by alternatively lowering and raising tools in a well’s tubing or casing.

“wellbore”: The drilled hole of a well, which may include open hole or uncased portions, and which may also refer to the rock face that bounds the inside diameter of the wall of the drilled hole.

“well servicing”: The maintenance work performed on an oil or natural gas well to improve or maintain the production from a formation already producing. It usually involves repairs to the downhole pump, rods, tubing, and so forth or removal of sand, paraffin or other debris which is preventing or restricting production of oil or natural gas.

“wireline” : A general term used to describe well-intervention operations conducted using single-strand or multistrand wire or cable for intervention in oil or natural gas wells. Although applied inconsistently, the term is used commonly in association with electric logging and cables incorporating electrical conductors.

“workover” : Refers to a broad category of procedures preformed on an existing well to correct a major downhole problem, such as collapsed casing, or to establish production from a formation not previously produced, including deepening the well from its originally completed depth.

A-1

$280,000,000

Forbes Energy Services Ltd.

Offer to Exchange

9% Senior Exchange Notes due 2019

with

issuance registered under the Securities Act of 1933

for

9% Senior Initial Notes due 2019

PROSPECTUS

October 6, 2011

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Texas Business Organization Code, which now governs FES Ltd as a result of the Texas Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of FES Ltd, in effect after the Texas Conversion, provide that FES Ltd shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers, or any person who serves or served at the request of FES Ltd as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of FES Ltd or any of its subsidiaries or other affiliates. FES Ltd remains obligated on any indemnification obligations with respect to directors and officers of FES Ltd arising prior to the Texas Conversion.

The limited liability company agreement of Forbes Energy Services LLC provides its officers and directors with the maximum indemnification provisions permitted under Delaware law. Section 108 of the Delaware Limited Liability Company Law, or Delaware law, empowers a Delaware limited liability company to indemnify any member or manager or other person from and against any and all claims and demands whatsoever. In addition, Delaware case law provides broad discretion to a limited liability company to provide advancement or insurance in respect of such indemnification.

We carry a directors’ and officers’ liability insurance policy that covers corporate indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and corporate indemnification deductibles apply. In addition, Forbes Energy Services Ltd. and Forbes Energy Services LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits:

Exhibit Number	Description of Exhibit

1.1	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc. Forbes Energy Services Ltd. and the guarantors party thereto (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K dated June 7, 2011).

2.1	Agreement and Plan of Reorganization effective January 1, 2008 among Forbes Energy Services LLC and the respective members of C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

2.2	Agreement and Plan of Reorganization effective May 29, 2008 among Forbes Energy Services Ltd. and the members of Forbes Energy Services LLC (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

2.3	Plan of Conversion of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011).

2.4	Certificate of Conversion of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011).

3.1	Certificate of Formation of Forbes Energy Services Ltd. (including the certificates of designation for the Company’s Series A Preferred Stock and Series B Preferred Stock attached as appendices thereto) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

3.2	Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

3.3	Certificate of Formation of Forbes Energy Services LLC (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.4	Limited Liability Company Agreement of Forbes Energy Services LLC (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.5	Certificate of Formation of C.C. Forbes, LLC (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.6	Limited Liability Company Agreement of C.C. Forbes, LLC (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.7	Certificate of Formation of TX Energy Services, LLC (incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.8	Limited Liability Company Agreement of TX Energy Services, LLC (incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.9	Certificate of Formation of Superior Tubing Testers, LLC (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.10	Limited Liability Company Agreement of Superior Tubing Testers, LLC (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

**3.11	Certificate of Formation of Forbes Energy International, LLC.

**3.12	Limited Liability Company Agreement of Forbes Energy International, LLC.

4.1	Indenture, dated as of February 12, 2008 among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.2	Supplemental Indenture (First Supplemental Indenture), dated as of May 29, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

4.3	Supplemental Indenture (Second Supplemental Indenture, dated as of October 6, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.4	Third Supplemental Indenture, dated as of February 6, 2009 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 6, 2009).

4.5	Fourth Supplemental Indenture, dated as of May 24, 2011, among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 20, 2011).

4.6	Notation of Guarantee from Forbes Energy Services Ltd. (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.7	Notation of Guarantee from Forbes Energy International, LLC (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.8	Specimen 144A Global 11% Senior Secured Exchange Note due 2015 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

4.9	Indenture dated as of October 2, 2009, by and among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 10, 2009).

4.10	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

4.11	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 7, 2011).

4.12	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated June 7, 2011).

**4.13	Specimen 144A Global 9% Senior Note due 2019.

**4.14	Specimen Regulation S Global 9% Senior Note due 2019.

*4.15	Specimen Global 9% Senior Note due 2019.

*5.1	Opinion of Winstead PC.

9.2	Amended and Restated Nominating and Voting Agreement dated as of March 9, 2011, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd. (incorporated by reference to Exhibit 9.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010).

10.1	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.2	Amendment to 2008 Incentive Compensation Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4/A filed on August 8, 2011, Registration No. 333-170741).

10.3	Employment Agreement effective May 1, 2008 by and between John E. Crisp and Forbes Energy Services LLC (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.4	Employment Agreement effective May 1, 2008 by and between Charles C. Forbes and Forbes Energy Services LLC (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.5	Employment Agreement effective May 1, 2008 by and between L. Melvin Cooper and Forbes Energy Services LLC (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.6	Form of Indemnification Agreement for directors, officers and key employees (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.7	Form of Executive Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.8	Form of Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.9	Notes Purchase Agreement dated September 25, 2009, by and among Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services Ltd. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 28, 2009).

10.10	Translation of Unit Price Public Works Contract No. 424048860 dated September 26, 2008, including Agreement No. 1 Inclusion of Project and New Concepts with Additional Increase of Contract Amount 424048860 dated December 4, 2009, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.11	Translation of Additional Agreement No. 4 for Extension of Term dated as of December 31, 2010, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4/A filed on April 15, 2011, Registration No. 333-170741).

10.12	Translation of Additional Agreement No. 5 for Extension of Term dated as of December 31, 2010, signed on March 24, 2011, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4/A filed on April 15, 2011, Registration No. 333-170741).

10.13	Subscription Agreement dated as of May 17, 2010, by and among Forbes Energy Services Ltd., West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P, including the Form of Certificate of Designation of Series B Senior Convertible Preferred Shares and Form of Registration Rights Agreement attached as exhibits thereto (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.14	Registration Rights Agreement dated as of May 28, 2010 between Forbes Energy Services Ltd. and the Shareholders listed therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 28, 2010).

**10.15	Loan and Security Agreement, dated as of September 9, 2011, by and among Forbes Energy Services LLC, Forbes Energy International, LLC, TX Energy Services, LLC, C.C. Forbes, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services Ltd., as guarantor, certain lenders party thereto, and Regions Bank, as administrative agent for the lenders.

**12.1	Statement Regarding Computation of Ratio of Earnings and Fixed Charges.

16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated June 26, 2009 (incorporated by reference to Exhibit 16.1 to the company’s Current Report on Form 8-K dated June 26, 2009).

**21.1	Subsidiaries of Forbes Energy Services Ltd.

23.1	Consent of Winstead PC (contained in Exhibit 5.1).

*23.2	Consent of BDO USA, LLP.

*23.3	Consent of PricewaterhouseCoopers LLP.

**24.1	Powers of Attorney.

**25.1	Statement of Eligibility of Wells Fargo Bank, National Association.

*99.1	Form of Letter Transmittal.

*99.2	Form of Letter to Registered Holders and Depository Trust Participants.

*99.3	Form of Letter to Clients.

*	Filed herewith
**	Previously filed with the Registration Statement on Form S-4 filed on September 13, 2011.

(b)	Financial Statement Schedules.

None.

ITEM 22.	UNDERTAKINGS

(i)         The undersigned co-registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii)         The co-registrants undertake that every prospectus (i) that is filed pursuant to paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)         The undersigned co-registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(iv)         The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(v)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the co-registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 6, 2011.

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
John E. Crisp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature		Title	Date

	/s/ John E. Crisp	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2011
(John E. Crisp)

	/s/ L. Melvin Cooper	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	October 6, 2011
(L. Melvin Cooper)

*By:	/s/ *	Executive Vice President, Chief Operating Officer and Director	October 6, 2011
(Charles C. Forbes)

*By:	/s/ *	Director	October 6, 2011
(Dale Bossert)
*By:	/s/ *	Director	October 6, 2011
(Travis H. Burris)

*By:	/s/ *	Director	October 6, 2011
(Janet L. Forbes)

*By:	/s/ *	Director	October 6, 2011
(William W. Sherrill)

*By:	/s/ John E. Crisp	Attorney-in-fact	October 6, 2011
(John E. Crisp)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 6, 2011.

FORBES ENERGY SERVICES LLC

By:	/s/ John E. Crisp
John E. Crisp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature		Title	Date

	/s/ John E. Crisp	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2011
(John E. Crisp)

	/s/ L. Melvin Cooper	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 6, 2011
(L. Melvin Cooper)

*By:	/s/ *	Executive Vice President, Chief Operating Officer and Director	October 6, 2011
(Charles C. Forbes)

*By:	/s/ *	Director	October 6, 2011
(Dale Bossert)

*By:	/s/ *	Director	October 6, 2011
(Travis H. Burris)

*By:	/s/ *	Director	October 6, 2011
(Janet L. Forbes)

*By:	/s/ *	Director	October 6, 2011
(William W. Sherrill)

*BY:	John E. Crisp	Attorney-in-fact	October 6, 2011
(John E. Crisp)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants below has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 6, 2011.

Forbes Energy International, LLC

By:	/s/ John E. Crisp
John E. Crisp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons on behalf of each of the above-referenced registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Crisp (John E. Crisp)	President, Chief Executive Officer and Sole Director (Principal Executive Officer of the Registrant)	October 6, 2011

/s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer of the Registrant)	October 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants below has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 6, 2011.

TX Energy Services, LLC

By:	/s/ John E. Crisp
John E. Crisp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons on behalf of each of the above-referenced registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Crisp (John E. Crisp)	President, Chief Executive Officer and Sole Manager (Principal Executive Officer of the Registrant)	October 6, 2011

/s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer of the Registrant)	October 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants below has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 6, 2011.

C.C. Forbes, LLC

By:	/s/ Charles C. Forbes
Charles C. Forbes President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons on behalf of each of the above-referenced registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles C. Forbes (Charles C. Forbes)	President, Chief Executive Officer and Sole Manager (Principal Executive Officer of the Registrant)	October 6, 2011

/s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer of the Registrant)	October 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants below has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 6, 2011.

Superior Tubing Testers, LLC

By:	/s/ Robert E. Jenkins, Jr.
Robert E. Jenkins, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons on behalf of each of the above-referenced registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert E. Jenkins, Jr. (Robert E. Jenkins, Jr.)	President, Chief Executive Officer and Sole Manager (Principal Executive Officer of the Registrant)	October 6, 2011

/s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer of the Registrant)	October 6, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc. Forbes Energy Services Ltd. and the guarantors party thereto (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K dated June 7, 2011).

2.1	Agreement and Plan of Reorganization effective January 1, 2008 among Forbes Energy Services LLC and the respective members of C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

2.2	Agreement and Plan of Reorganization effective May 29, 2008 among Forbes Energy Services Ltd. and the members of Forbes Energy Services LLC (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

2.3	Plan of Conversion of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011).

2.4	Certificate of Conversion of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011).

3.1	Certificate of Formation of Forbes Energy Services Ltd. (including the certificates of designation for the Company’s Series A Preferred Stock and Series B Preferred Stock attached as appendices thereto) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

3.2	Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

3.3	Certificate of Formation of Forbes Energy Services LLC (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.4	Limited Liability Company Agreement of Forbes Energy Services LLC (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.5	Certificate of Formation of C.C. Forbes, LLC (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.6	Limited Liability Company Agreement of C.C. Forbes, LLC (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.7	Certificate of Formation of TX Energy Services, LLC (incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.8	Limited Liability Company Agreement of TX Energy Services, LLC (incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.9	Certificate of Formation of Superior Tubing Testers, LLC (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

3.10	Limited Liability Company Agreement of Superior Tubing Testers, LLC (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

**3.11	Certificate of Formation of Forbes Energy International, LLC.

**3.12	Limited Liability Company Agreement of Forbes Energy International, LLC.

4.1	Indenture, dated as of February 12, 2008 among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.2	Supplemental Indenture (First Supplemental Indenture), dated as of May 29, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

4.3	Supplemental Indenture (Second Supplemental Indenture, dated as of October 6, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.4	Third Supplemental Indenture, dated as of February 6, 2009 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 6, 2009).

4.5	Fourth Supplemental Indenture, dated as of May 24, 2011, among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 20, 2011).

4.6	Notation of Guarantee from Forbes Energy Services Ltd. (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.7	Notation of Guarantee from Forbes Energy International, LLC (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.8	Specimen 144A Global 11% Senior Secured Exchange Note due 2015 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

4.9	Indenture dated as of October 2, 2009, by and among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 10, 2009).

4.10	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

4.11	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 7, 2011).

4.12	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated June 7, 2011).

**4.13	Specimen 144A Global 9% Senior Note due 2019.

**4.14	Specimen Regulation S Global 9% Senior Note due 2019.

*4.15	Specimen Global 9% Senior Note due 2019.

*5.1	Opinion of Winstead PC.

9.2	Amended and Restated Nominating and Voting Agreement dated as of March 9, 2011, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd. (incorporated by reference to Exhibit 9.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010).

10.1	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.2	Amendment to 2008 Incentive Compensation Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4/A filed on August 8, 2011, Registration No. 333-170741).

10.3	Employment Agreement effective May 1, 2008 by and between John E. Crisp and Forbes Energy Services LLC (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.4	Employment Agreement effective May 1, 2008 by and between Charles C. Forbes and Forbes Energy Services LLC (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.5	Employment Agreement effective May 1, 2008 by and between L. Melvin Cooper and Forbes Energy Services LLC (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.6	Form of Indemnification Agreement for directors, officers and key employees (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.7	Form of Executive Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.8	Form of Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, Registration No. 333-150853).

10.9	Notes Purchase Agreement dated September 25, 2009, by and among Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services Ltd. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 28, 2009).

10.10	Translation of Unit Price Public Works Contract No. 424048860 dated September 26, 2008, including Agreement No. 1 Inclusion of Project and New Concepts with Additional Increase of Contract Amount 424048860 dated December 4, 2009, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.11	Translation of Additional Agreement No. 4 for Extension of Term dated as of December 31, 2010, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4/A filed on April 15, 2011, Registration No. 333-170741).

10.12	Translation of Additional Agreement No. 5 for Extension of Term dated as of December 31, 2010, signed on March 24, 2011, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4/A filed on April 15, 2011, Registration No. 333-170741).

10.13	Subscription Agreement dated as of May 17, 2010, by and among Forbes Energy Services Ltd., West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P, including the Form of Certificate of Designation of Series B Senior Convertible Preferred Shares and Form of Registration Rights Agreement attached as exhibits thereto (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.14	Registration Rights Agreement dated as of May 28, 2010 between Forbes Energy Services Ltd. and the Shareholders listed therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 28, 2010).

**10.15	Loan and Security Agreement, dated as of September 9, 2011, by and among Forbes Energy Services LLC, Forbes Energy International, LLC, TX Energy Services, LLC, C.C. Forbes, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services Ltd., as guarantor, certain lenders party thereto, and Regions Bank, as administrative agent for the lenders.

**12.1	Statement Regarding Computation of Ratio of Earnings and Fixed Charges.

16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated June 26, 2009 (incorporated by reference to Exhibit 16.1 to the company’s Current Report on Form 8-K dated June 26, 2009).

**21.1	Subsidiaries of Forbes Energy Services Ltd.

23.1	Consent of Winstead PC (contained in Exhibit 5.1).

*23.2	Consent of BDO USA, LLP.

*23.3	Consent of PricewaterhouseCoopers LLP.

**24.1	Powers of Attorney.

**25.1	Statement of Eligibility of Wells Fargo Bank, National Association.

*99.1	Form of Letter Transmittal.

*99.2	Form of Letter to Registered Holders and Depository Trust Participants.

*99.3	Form of Letter to Clients.

*	Filed herewith
**	Previously filed with the Registration Statement on Form S-4 filed on September 13, 2011.